                                                                  Execution Copy
                                                                  --------------




                                   $30,000,000


                                CREDIT AGREEMENT

                            Dated as of June 13, 1997

                                      Among


                          PRECISE HOLDING CORPORATION,
                                  as Guarantor,
                                  -------------


                            PRECISE TECHNOLOGY, INC.,
                                  as Borrower,
                                  ------------

                             CERTAIN SUBSIDIARIES OF
                            PRECISE TECHNOLOGY, INC.,
                            as Subsidiary Guarantors,
                            -------------------------

                                       and

                              FLEET NATIONAL BANK,
                                as Issuing Bank,
                                ----------------

                                       and

                              FLEET NATIONAL BANK,
                             as Lender and as Agent
                             ----------------------

                         T A B L E  O F  C O N T E N T S


Section                                                                     Page

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

1.01.  Certain Defined Terms.................................................  1
1.02.  Computation of Time Periods........................................... 25
1.03.  Accounting Terms...................................................... 25
1.04.  Construction.......................................................... 26

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

2.01.  The Advances.......................................................... 26
2.02.  Making the Advances................................................... 27
2.03.  Issuance of and Drawings and Reimbursement Under Letters of Credit.... 28
2.04.  Repayment of Advances................................................. 29
2.05.  Termination or Reduction of the Commitments........................... 31
2.06.  Prepayments........................................................... 31
2.07.  Interest.............................................................. 33
2.08.  Fees.................................................................. 34
2.09.  Conversion of Revolving Credit Advances............................... 35
2.10.  Increased Costs, Etc.................................................. 35
2.11.  Payments and Computations............................................. 37
2.12.  Taxes................................................................. 38
2.13.  Sharing of Payments, Etc.............................................. 40
2.14.  Use of Proceeds....................................................... 41
2.15.  Source of Funds....................................................... 41

                                   ARTICLE III

                              CONDITIONS OF LENDING

3.01.  Conditions Precedent to Initial Extension of Credit................... 42
3.02.  Conditions Precedent to Each Borrowing and Issuance................... 50
3.03.  Certain Requirements with respect to Permitted Acquisitions........... 50
3.04.  Determinations Under Section 3.01..................................... 51

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

4.01.  Representations and Warranties........................................ 51

Section                                                                     Page


                                    ARTICLE V

                                    COVENANTS

5.01.  Affirmative Covenants................................................. 62
5.02.  Negative Covenants.................................................... 67
5.03.  Reporting Requirements................................................ 78
5.04.  Financial Covenants................................................... 82

                                   ARTICLE VI

                                EVENTS OF DEFAULT

6.01.  Events of Default..................................................... 85
6.02.  Actions in Respect of the Letters of Credit upon Default.............. 88

                                   ARTICLE VII

                                    THE AGENT

7.01.  Authorization and Action.............................................. 88
7.02.  Agent's Reliance, Etc................................................. 89
7.03.  Fleet and Affiliates.................................................. 89
7.04.  Lender Credit Decision................................................ 89
7.05.  Indemnification....................................................... 90
7.06.  Successor Agents...................................................... 91

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.01.  Amendments, Etc....................................................... 91
8.02.  Notices, Etc.......................................................... 92
8.03.  No Waiver; Remedies................................................... 93
8.04.  Costs and Expenses.................................................... 93
8.05.  Right of Set-off...................................................... 94
8.06.  Binding Effect........................................................ 95
8.07.  Assignments and Participations........................................ 95
8.08.  Execution in Counterparts............................................. 98
8.09.  No Liability of the Issuing Bank...................................... 98
8.10.  Confidentiality....................................................... 99
8.11.  Jurisdiction, Etc..................................................... 99

SCHEDULES

Schedule I            - Commitments and Applicable Lending Offices

Schedule II           - Existing Accounts

Schedule 4.01(a)      - Share Ownership

Schedule 4.01(b)      - Subsidiaries

Schedule 4.01(d)      - Authorizations, Approvals, Actions, Notices and Filings

Schedule 4.01(l)      - Plans and Multiemployer Plans

Schedule 4.01(y)      - Open Years

Schedule 4.01(cc)     - Existing Debt

Schedule 4.01(dd)     - Owned Real Property

Schedule 4.01(ee)     - Leased Real Property

Schedule 4.01(ff)     - Investments

Schedule 4.01(gg)     - Intellectual Property

Schedule 4.01(ii)     - Labor Matters

Schedule 5.02(a)(iii) - Existing Liens

EXHIBITS

Exhibit A    -  Form of Note

Exhibit B    -  Form of Notice of Borrowing


Exhibit C    -  Form of Assignment and Acceptance

Exhibit D-1  -  Form of Pledge and Security Agreement

Exhibit D-2  -  Form of Parent Pledge and Security Agreement

Exhibit E    -  Form of Intellectual Property Security Agreement

Exhibit F-1  -  Form of Parent Guaranty

Exhibit F-2  -  Form of Subsidiary Guaranty

Exhibit G    -  Form of Opinion of Borrower's Counsel

Exhibit H    -  Form of Senior Subordinated Notes Indenture

Exhibit I    -  Form of Senior Subordinated Notes Guaranty

Exhibit J    -  Form of Registration Rights Agreement

                                CREDIT AGREEMENT


     CREDIT AGREEMENT dated as of June 13, 1997 among PRECISE HOLDING CORPORATION, a Delaware corporation (together with its successors and assigns, "Parent"), PRECISE TECHNOLOGY, INC., a Delaware corporation (together with its successors and assigns, the "Borrower"), each Subsidiary Guarantor (together with each of their respective successors and assigns, collectively, the "Subsidiary Guarantors"), the banks, financial institutions and other institutional lenders listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07 (the "Lenders") and Fleet National Bank, as agent (together with any successor appointed pursuant to Article VII, the "Agent") for the Lenders hereunder and as Issuing Bank.


PRELIMINARY STATEMENTS:

     The Borrower has requested that the Lenders lend to the Borrower up to $30,000,000 in order to (i) effect the Refinancing Transactions, (ii) furnish certain working capital, (iii) fund the Permitted Acquisitions and certain general corporate requirements of the Borrower and its Subsidiaries and (iv) pay transaction fees and expenses in connection with the transactions contemplated hereby. The Lenders have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Advance" means a Revolving Credit Advance or a Letter of Credit Advance.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.


          "Agent" has the meaning specified in the recital of parties to this Agreement.

          "Agent's Account" means the account of the Agent maintained by the Agent at Fleet National Bank, ABA No. 011-000-138, for further credit to Account No. 151035103156 or such other account maintained by the Agent and designated by the Agent in a written notice to the Lenders and the Borrower.

          "Agreement" shall mean this Credit Agreement, as supplemented, amended, restated or otherwise modified from time to time.

          "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

          "Applicable Margin" means, in the case of (x) Base Rate Advances, 1.50% and (y) Eurodollar Rate Advances, 2.50%.

          "Appropriate Lender" means, at any time, with respect to (a) the Revolving Credit Facility, all Lenders (other than the Issuing Bank) and
     (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the other Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Lender.

          "Assigned Agreements" means all Assigned Agreements referred to in
     Section 1(e) of the Security Agreement.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

          "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn and unreimbursed under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

          "Bank Hedge Agreement" means any interest rate Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Lender.

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

               (a) the rate of interest announced publicly by Fleet in New York, New York, from time to time, as its prime rate (and such term shall not be construed to be its best or most favorable rate); and

               (b) 1/2 of one percent per annum above the Federal Funds Rate.

          "Base Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(x).

          "Borrower" has the meaning specified in the recital of parties to this Agreement.

          "Borrower's Account" means the account of the Borrower maintained by the Borrower with Fleet at its office at One Federal Street, Boston, Massachusetts 02110, Account No. 9373825604, or such other account as the Borrower and the Agent may from time to time designate as the "Borrower's Account".

          "Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Lenders.

          "Business" means the business of operating an injection molder of plastic products for sale and distribution, including without limitation the assets relating to any such business.

          "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City or Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

          "Calculation Period" means the period of four consecutive fiscal quarters last ended before the date of the respective event or incurrence which requires calculations to be made on a Pro Forma Basis.

          "Capital Expenditures" means, for any Person for any period, the sum of, without duplication, all cash expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person; provided, however, in no event shall any Capital Expenditures made with the proceeds of a Recovery Payment in accordance with the proviso set forth in the definition of Extraordinary Receipt be deemed to constitute Capital Expenditures for purposes hereof; provided further that it is understood that in no event shall any payment of principal or interest under or the incurrence of any Capitalized Lease be deemed to be a Capital Expenditure for purposes of this definition.

          "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

          "Cash Equivalents" means any of the following, to the extent owned by any Loan Party free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit or time deposits, certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers acceptances with maturities not exceeding six months, and overnight bank deposits, in each case with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $500,000,000, (c) commercial paper in an aggregate amount of no more than $250,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P, (d) repurchase obligations with a maturity of not more than seven days for underlying securities of the type described in clauses (a) and (b) above with any financial institution meeting the criteria of (b) above or
     (e) Investments in money market or mutual funds that invest in Cash Equivalents of the types described in clauses (a), (b), (c) and (d) above.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, 42 U.S.C. ss. 9601 et seq.

          "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

          "Change of Control" means at any time (i) a "Change of Control" under and as defined in the Senior Subordinated Notes Indenture shall have occurred; (ii) the Permitted Holders (individually or collectively) shall cease to be the record and beneficial owner (directly or indirectly) of at least 80% in the aggregate of the Voting Stock of Parent; (iii) Parent shall cease to be the record and beneficial owner of at least 100% of the Voting Stock of the Borrower; (iv) any Person or two or more Persons (other than the Permitted Holders) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Parent (or other securities convertible into such Voting Stock) representing more than 20% of the combined voting power of all Voting Stock of Parent; or (v) any Person or two or more Persons (other than the Permitted Holders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent.

          "Collateral" means all "Collateral" and all "Intellectual Property Collateral" referred to in the Collateral Documents, all Mortgaged Properties, all cash and Cash Equivalents delivered as collateral and all other property (whether real or personal) that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

          "Collateral Agent" means the Agent acting as collateral agent for the Secured Parties pursuant to the Collateral Documents, and any successor thereto appointed pursuant to the terms of the respective Collateral Documents.

          "Collateral Documents" means the Security Agreement, the Intellectual Property Security Agreement, each Guaranty, each Mortgage and any other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

          "Commitment" means a Revolving Credit Commitment or a Letter of Credit Commitment.

          "Confidential Information" means information that the Borrower furnishes to the Agent or any Lender on a confidential basis, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower.


          "Consolidated" refers, with respect to any Person, to the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

          "Conversion", "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section
     2.09 or 2.10.

          "Current Assets" of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

          "Current Liabilities" of any Person means (a) all Debt of such Person that by its terms is payable on demand or matures within one year after the date of determination excluding Funded Debt and (b) all other items (including, without limitation, taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days (unless diligently contested in good faith) incurred in the ordinary course of such Person's business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock (other than Obligations of such Person in respect of management profit sharing plans), valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, (i) all Debt of others referred to in clauses (a) through (h)

     above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, but only to the extent of the fair market value of such property securing such Debt.

          "Debt Agreements" has the meaning specified in Section
     3.01(g)(xviii)(C).

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Documents" means the Loan Documents and the Senior Subordinated Notes Documents.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "EBITDA" means, with respect to any Person for any period, the sum, determined on a Consolidated basis, of (a) net income (or net loss), (b) Interest Expense, (c) income tax expense, (d) depreciation expense, (e) amortization expense (including, to the extent excluded from the definition of Interest Expense, any amortization of deferred financing costs), (f) investment banking fees incurred by such Person in connection with the transactions contemplated by this Agreement and the Senior Subordinated Note Documents, and (g) extraordinary or non-recurring losses and charges deducted in calculating net income less extraordinary or non-recurring gains added in calculating net income, in each case of such Person and its Subsidiaries, determined in accordance with GAAP for such period.

          "Effective Date" has the meaning specified in Section 8.06.

          "Eligible Assignee" means with respect to any Facility: (i) a Lender;
     (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $500,000,000; and (vii) any other Person approved by the Agent and the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

          "Environmental Claim" means any written allegation, notice of violation, action, claim, Environmental Lien, demand, abatement or other order or direction by any Governmental Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a release (including, without limitation, sudden or non-sudden accidental or non-accidental releases) of, or exposure to, any Hazardous Material, audible noise above applicable standards in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property currently or formerly owned, operated or leased by any Loan Party or any activities or operations thereof; (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property currently or formerly owned, operated or leased by any Loan Party or its current or former operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Law, order or Environmental Permit relating to environmental matters connected with any property currently or formerly owned, leased or operated by any Loan Party.

          "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation, feasibility studies and removal and remedial actions) arising from or under any Environmental Law or from any order, contract or agreement with any Governmental Authority or other

     Person.

          "Environmental Law" means any Federal, state, local or foreign law (including common law), ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance having the force and effect of law, relating to the environment, health, safety or natural resources, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. ss. 1801 et seq.; the Toxic Substances and Control Act, 15 U.S.C. ss. 2601 et. seq.; the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

          "Environmental Permit" means any permit, approval, license, authorization, variance, registration or permission required under any Environmental Law or by any Governmental Authority.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" means any corporation, trade or business that is or was (i) a member or general partner of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of
     Section 414(b) or (c) of the Internal Revenue Code or (ii) a member of an affiliated group as defined in Section 414(m) of the Internal Revenue Code.

          "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Pension Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; or (ii) the requirements of subsection (1) of
     Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Pension Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Pension Plan within the following 30 days; (b) failure by any Loan Party or an ERISA affiliate to make a payment to a Pension Plan required under Section 302(c) of ERISA;
     (c) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan, pursuant to Section 4041(a)(2) of

     ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or a multiple employer plan (as described in Sections 4063 and 4064 of ERISA) during a plan year; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Pension Plan; (g) the adoption of an amendment to a Pension Plan requiring the provision of security to such Pension Plan, pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Pension Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, such Pension Plan.

          "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Eurodollar Rate" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "Eurodollar Rate" with respect to such Eurodollar Rate Advance for such Interest Period shall be the rate at which U.S. dollar deposits of $5,000,000, and for a maturity comparable to such Interest Period, are offered in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

          "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(y).

          "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

          "Events of Default" has the meaning specified in Section 6.01.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any similar successor Federal statute), and the rules and regulations thereunder, as the same are in effect from time to time.

          "Existing Accounts" means each of the accounts of the Borrower maintained by the Borrower as listed on Schedule II.

          "Existing Debt" has the meaning specified in Section 4.01(cc).

          "Existing Precise Credit Agreement" means the Credit Agreement, dated as of March 28, 1996, as amended through the date hereof, among Parent, the Borrower and the lenders party thereto.

          "Existing Precise Redeemable Preferred Stock" means (i) 575 shares of Series A Cumulative Exchangeable Preferred Stock and (ii) 250 shares of Series B Cumulative Redeemable Preferred Stock issued by the Borrower in connection with the acquisition of TMP.

          "Existing Precise Subordinated Notes" means the 12.25% senior subordinated notes due 2006 issued by the Borrower.

          "Extraordinary Receipt" means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts received by the Borrower or any Subsidiary of the Borrower from proceeds of insurance or a condemnation award in respect of loss or damage to equipment, fixed assets or real property of the Borrower or any Subsidiary of the Borrower (such receipt, a "Recovery Payment") to the extent that such proceeds are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property for which such proceeds were received in accordance with the terms of the Loan Documents and so long as (i) no Default or Event of Default exists or is continuing at the time such Recovery Payment is received by the Borrower or any Subsidiary of the Borrower, (ii) such replacement or repair is commenced within nine months after the occurrence of such damage or loss and (iii) such proceeds do not exceed $10,000,000 in the aggregate for all occurrences. The Borrower shall deliver a certificate to the Agent on behalf of the Lenders signed by an authorized officer of the Borrower within ten (10) days after the end of each Fiscal Year certifying compliance with the foregoing clauses (i), (ii) and (iii).

          "Facility" means the Revolving Credit Facility or the Letter of Credit Facility.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period (i) to the rate published by the Telerate service on page five of its daily report as the "New York Offered Rate" as of 10:00 A.M. (New York City time) for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) or (ii) if the Telerate service shall cease to publish or otherwise shall not publish such rate for any day that is a Business Day, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Final Maturity Date" means June 30, 2002.

          "Fiscal Year" means a fiscal year of any Loan Party or any Subsidiary of any Loan Party ending on December 31 in any calendar year.


          "Fixed Charge Coverage Ratio" means, with respect to any Person for any Rolling Period, the ratio of (a) Consolidated EBITDA for such Person and its Subsidiaries for such Rolling Period less the amount of all Capital Expenditures of such Person and its Subsidiaries that have been paid in cash during such Rolling Period to (b) the sum of (i) Interest Expense of such Person and its Subsidiaries that has been paid in cash during such Rolling Period and (ii) regularly scheduled principal payments of Funded Debt and any Capitalized Leases of such Person and its Subsidiaries made during such Rolling Period.

          "Fleet" means Fleet National Bank in its individual capacity.

          "Funded Debt" of any Person means Debt of such Person that by its terms matures more than one year after the date of creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination.

          "GAAP" has the meaning specified in Section 1.03.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guaranties" has the meaning specified in Section 3.01(g)(x).

          "Guarantor" means each of Parent, each Subsidiary Guarantor and each other party to a Guaranty.

          "Guaranty" has the meaning specified in Section 3.01(g)(x).

          "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under Environmental Laws.

          "Hedge Agreements" means interest rate swap, cap, floor or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements or arrangement.

          "Hedge Bank" means any Lender in its capacity as a party to a Bank Hedge Agreement.

          "Indemnified Party" has the meaning specified in Section 8.04(b).

          "Information Package" means, with respect to each Permitted Acquisition, an information package consisting of (i) a description of the Business being acquired, (ii) historical financial statements (which may be unaudited) for the respective Business for at least the two full fiscal years most recently ended and the latest 12-month period ended with the last day of the fiscal quarter last ended, (iii) projections for the five years after the respective Permitted Acquisition, (iv) an officer's certificate for the Rolling Period ended on the date of the most recent delivery of quarterly financial statements pursuant to Section 5.03(c) hereof indicating Pro Forma compliance with the financial covenants contained in Section 5.04 hereof and (v) any other information which the Borrower in good faith determines should be furnished so that the Information Package for the respective Business being acquired is, to the best of the Borrower's knowledge after reasonable investigation, true and correct in all material respects and is not incomplete by omitting to state any fact necessary to make the information (taken as a whole) contained therein not misleading in any material respect.

          "Initial Extension of Credit" means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

          "Insufficiency" means, with respect to any Pension Plan or Multiemployer Plan, the amount, if any, of its unfunded benefit liabilities (with respect to a Multiemployer

     Plan, its proportionate share of unfunded benefit liabilities), as defined in Section 4001(a)(18) of ERISA.

          "Intellectual Property Collateral" means all Intellectual Property Collateral referred to in Section 1 of the Intellectual Property Security Agreement.


          "Intellectual Property Security Agreement" has the meaning specified in Section 3.01(g)(xv).

          "Interest Coverage Ratio" means, with respect to any Person for any Rolling Period, the ratio of (a) Consolidated EBITDA of such Person and its Subsidiaries for the most recent twelve month period to (b) Interest Expense of such Person and its Subsidiaries during such Rolling Period.

          "Interest Expense" means, with respect to any Person for any period, the amount by which (i) interest expense (including the interest component on obligations under Capitalized Leases but excluding any amortization of deferred financing costs), whether paid or accrued, on all Debt of such Person and its Subsidiaries for such period, including, without limitation and without duplication, (a) interest expense in respect of Debt resulting from Advances, (b) commissions, discounts and other fees and charges payable in connection with letters of credit (including, without limitation, any Letters of Credit) and (c) any net payment payable in connection with Hedge Agreements exceeds (ii) the sum of (A) any net credits received in connection with Hedge Agreements and (B) interest income, whether paid or accrued, of such Person for such period.

          "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

               (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Final Maturity Date;

               (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

               (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

               (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Inventory" means all Inventory referred to in Section 1(b) of the Security Agreement.

          "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of "Debt" in respect of such Person.

          "Investment Agreements" has the meaning specified in Section 3.01(g)(xviii)(F).

          "Issuing Bank" means Fleet and each Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07.

          "L/C Cash Collateral Account" means the non-interest bearing cash collateral account with the Issuing Bank in the name of the Borrower but under the sole dominion and control of the Agent, which account is subject to the terms of the Security Agreement.

          "L/C Related Documents" has the meaning specified in Section 2.04(b)(ii).

          "Lenders" means Fleet, the Issuing Bank and each Person that shall become a Lender hereunder pursuant to Section 8.07 (but excludes any participant of any Lender).

          "Letter of Credit" has the meaning specified in Section 2.01(b).

          "Letter of Credit Advance" means an advance made by the Issuing Bank or any Lender pursuant to Section 2.03(c).


          "Letter of Credit Agreement" has the meaning specified in Section 2.03(a).

          "Letter of Credit Commitment" means the amount set forth opposite the Issuing Bank's name on Schedule I hereto under the caption "Letter of Credit Commitment" or, if the Issuing Bank has entered into one or more Assignment and Acceptances, the aggregate amount set forth for the Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(e) as the Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          "Letter of Credit Facility" means, at any time, an amount equal to the aggregate amount of the Issuing Bank's Letter of Credit Commitment at such time.

          "Leverage Ratio" means, with respect to any Person at any date of determination, the ratio of (a) Funded Debt (other than contingent obligations of the type described in clause (f) or (h) in the definition of "Debt") of such Person at such date to (b) EBITDA of such Person and its Subsidiaries for the then most recent twelve month period on such date.

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Loan Documents" means for purposes of this Agreement and the Notes and any amendment or modification hereof or thereof and for all other purposes other than for purposes of the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Letter of Credit Agreement and (v) each Guaranty and (b) for purposes of the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Letter of Credit Agreement, (v) each Guaranty and (vi) each Bank Hedge Agreement, in each case as amended or otherwise modified from time to time.

          "Loan Parties" means the Borrower and each Subsidiary Guarantor.

          "Management Agreements" has the meaning specified in Section 3.01(g)(xviii)(D).

          "Margin Stock" has the meaning specified in Regulation U.

          "Material Adverse Change" means any material adverse change in the assets, business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries (on a Consolidated basis).

          "Material Adverse Effect" means a material adverse effect on (a) the assets, business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under any Loan Document or (c) the ability of Parent or any Loan Party to perform its Obligations in any material respect under any Loan Document to which it is or is to be a party.

          "Mentmore Holdings" means Mentmore Holdings Corporation, a Delaware corporation.

          "Mentmore Management Agreement" means the Management Agreement, dated as of March 15, 1996, between the Borrower and Mentmore Holdings, as amended.

          "Moody's" means Moody's Investor Service, Inc.

          "Mortgage" means each mortgage, deed of trust or deed to secure debt required to be delivered pursuant to the terms of this Agreement and pursuant to which any Loan Party shall have granted to the Collateral Agent a mortgage lien on such Loan Party's Mortgaged Property, together with any assignment of leases and rents to be executed in connection therewith.

          "Mortgage Policy" means each mortgage title insurance policy (and all endorsements thereto) in form and substance satisfactory to the Agent for each Mortgaged Property required to be delivered pursuant to this Agreement.

          "Mortgaged Property" means each real property owned or leased by the Borrower and each Subsidiary Guarantor and required to be mortgaged pursuant to this Agreement.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance of any Debt or capital stock or other ownership or profit interest, any securities convertible into or exchangeable for capital stock or other ownership or profit interest or any warrants, rights, options or other securities to acquire capital stock or other ownership or profit interest by any Person, then the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) brokerage commissions, underwriting fees and discounts, investment banking fees to unaffiliated third parties, legal fees, finder's fees and other similar fees and commissions, (b) the amount of taxes (including, without limitation, any Federal, state or local income taxes payable pursuant to any Tax Sharing Agreement) payable in connection with or as a result of such transaction, (c) the amount of any Debt secured by a Lien on such asset that, by the terms of such transaction, is required to be repaid upon such disposition, (d) (without duplication) any portion of the Net Cash Proceeds for which the Borrower determines in good faith that a reserve should be taken under GAAP against potential liabilities incurred with the receipt of such net proceeds (including not by way of limitation against any purchase price adjustment or indemnity claim), in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the asset that is the subject thereof and are, at the time of receipt of such cash, actually paid, accrued or reserved (other than pursuant to any Tax Sharing Agreement) to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and (e) an amount equal to 10% of the Consolidated assets of the Borrower and its Subsidiaries set forth on the most recently available Consolidated financial statements of the Borrower.

          "New Subordinated Notes" has the meaning specified in Section 5.02(b)(vi).

          "Non-Precise Subsidiary" means each Subsidiary of Sunderland other than Parent and its Subsidiaries and the Borrower and its Subsidiaries.

          "Nonratable Assignment" means an assignment by a Lender pursuant to
     Section 8.07(a) of a portion of its rights and obligations under this Agreement, other than an assignment of a uniform, and not a varying, percentage of all of the rights and obligations of such Lender under and in respect of all of the Revolving Credit Facility.

          "Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

          "Notice of Borrowing" has the meaning specified in Section 2.02(a).

          "Notice of Issuance" has the meaning specified in Section 2.03(a).

          "NPL" means the National Priorities List under CERCLA.

          "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its reasonable discretion, may elect to pay or advance on behalf of such Loan Party.

          "OECD" means the Organization for Economic Cooperation and Development.

          "Offering Memorandum" means the final offering memorandum, dated June 10, 1997, provided to the Agent by the Borrower prior to the Effective Date.

          "Open Year" has the meaning specified in Section 4.01(y).

          "Other Taxes" has the meaning specified in Section 2.12(b).

          "Parent" has the meaning specified in the recital of parties to this Agreement.

          "Parent Guaranty" has the meaning specified in 3.01(g)(ix).

          "Parent Shareholders Agreement" means the shareholders agreement, dated as of March 29, 1996, as amended, among Parent, Sunderland, Hamilton

     Holdings Ltd. Corporation, Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc., Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc., Rice Partners II, L.P. and John Hancock Mutual Life Insurance Company, with respect to certain securities of Parent.

          "PBGC" means the Pension Benefit Guaranty Corporation as established and maintained pursuant to Title IV of ERISA.

          "Pension Plan" means any Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA.

          "Permitted Acquisition" means the acquisition by the Borrower or any of its Wholly-Owned Subsidiaries of assets constituting an entire business, division or product line of any Person engaged in the Business not already a Subsidiary of the Borrower or 100% of the capital stock of such Person in accordance with the requirements of this Agreement.

          "Permitted Holders" means (i) Sunderland, (ii) any Principal and (iii)
     (A) any spouse or immediate family member of either Principal and any child or spouse of any spouse or immediate family member of such Principal, (B) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding, directly or indirectly, a controlling interest of which consist of any of such Principal and/or such other Persons referred to in the immediately preceding clause (A), or (C) the trustees of any trust referred to in clause (B).

          "Permitted Liens" means (a) Liens in favor of any Loan Party or any of its Subsidiaries; (b) Liens placed upon assets of a Person to be used in the ordinary course of business of the Borrower or any Wholly-Owned Subsidiary of the Borrower existing at the time such Person is merged into or consolidated with the Borrower or any Wholly-Owned Subsidiary of the Borrower in compliance with this Agreement, provided that (1) the aggregate outstanding principal amount of all Debt secured by Liens permitted by this clause (b) shall not at any time exceed the amount permitted by Section 5.02(b)(iii) and (2) in all events, the Lien encumbering such assets does not encumber any other asset, any inventory or any receivables of the Borrower or such Subsidiary; (c) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (d) Liens for taxes, assessments or governmental charges or claims arising as a matter of law that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (e) statutory Liens or landlords', carriers', warehousemens', mechanics', suppliers' or similar Liens incurred in the ordinary course of business of any Loan Party or any of its Subsidiaries which do not secure Debt for borrowed money and (x) which do not in the aggregate materially detract from the value of the property or assets of the Borrower and its Subsidiaries taken as a whole or materially impair the operation of the business of the Borrower and its Subsidiaries taken as a whole or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien; (f) easements, minor title defects, irregularities in title or other charges or encumbrances on property, in each case whether now or hereafter in existence, not securing Debt and, in the reasonable opinion of the Agent, not interfering in any material respect with the use of such property by any Loan Party or any of its Subsidiaries; (g) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security (exclusive of obligations in respect of the payment for borrowed money);
     (h) Liens securing industrial revenue bonds or other tax-favored financing;
     (i) deposit arrangements entered into in connection with acquisitions permitted by this Agreement or in the ordinary course of business; (j) Liens not otherwise permitted by the foregoing clauses (a) through (k) securing obligations incurred in the ordinary course of business which obligations do not exceed in the aggregate $2,000,000 at any time outstanding; and (k) any extensions, substitutions, replacements or renewals of the foregoing, provided that (x) the aggregate principal amount of the Debt, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal or extension and (y) any such renewal or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries.

          "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA and any other similar plans, policies, programs, practices, agreements, understandings or arrangements (written or oral), established or maintained by any Loan Party or any ERISA Affiliate or under which any Loan Party or any ERISA Affiliate has or could have any obligation or liability, actual or contingent, other than a Multiemployer Plan, including, without limitation, all incentive, bonus, deferred compensation, stock option, stock purchase, pension, medical, severance, profit sharing and retirement plans, policies, programs, practices, agreements, understandings or arrangements.

          "Plan Asset Regulations" has the meaning specified in Section 2.15.

          "Plant and Equipment" means all Plant and Equipment referred to in
     Section 1(a) of the Security Agreement.

          "Pledged Debt" means all Pledged Debt referred to in the Preliminary Statement to the Security Agreement.

          "Pledged Shares" means all Pledged Shares referred to in the Preliminary Statement to the Security Agreement.

          "Preferred Stock" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

          "Principal" means Richard L. Kramer and/or William L. Remley.

          "Pro Forma Basis" means, with respect to any incurrence of Debt or Permitted Acquisition, the calculation of the Consolidated results of the Borrower and its Subsidiaries otherwise determined in accordance with this Agreement as if the respective Debt or Permitted Acquisition (and all other Debt incurred or Permitted Acquisitions effected during the respective Calculation Period or thereafter and on or prior to the date of determination) (each such date, a "Determination Date") had been effected on the first day of the respective Calculation Period; provided that all such calculations shall take into account the following assumptions:

               (i) pro forma effect shall be given to (1) any Debt incurred subsequent to the end of the Calculation Period and prior to the Determination Date, (2) any Debt incurred during such period to the extent such Debt is outstanding at the Determination Date and (3) any Debt to be incurred on the Determination Date, in each case as if such Debt had been incurred on the first day of such Calculation Period and after giving effect to the application of the proceeds thereof;

               (ii) interest expense attributable to interest on any Debt (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period;

               (iii) there shall be excluded from interest expense any interest expense related to any amount of Debt that was outstanding during such Calculation Period or thereafter but that is not outstanding or is to be permanently repaid on the Determination Date; and

               (iv) pro forma effect shall be given to all Permitted Acquisitions that occur during such Calculation Period or thereafter and on or prior to the Determination Date (including any Debt assumed or acquired in connection therewith) as if they had occurred on the first day of such Calculation Period.

          "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time and the denominator of which is the Revolving Credit Facility at such time.

          "PTCE 90-1" has the meaning specified in Section 2.15.

          "PTCE 91-38" has the meaning specified in Section 2.15.

          "PTCE 95-60" has the meaning specified in Section 2.15.

          "PTCE 96-23" has the meaning specified in Section 2.15.

          "QPAM" has the meaning specified in Section 2.15.

          "QPAM Exemption" has the meaning specified in Section 2.15.

          "RCRA" means the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. ss. 6901 et seq.

          "Receivables" means all Receivables referred to in Section 1(c) of the Security Agreement.

          "Recovery Payment" has the meaning set forth in the definition of "Extraordinary Receipt."

          "Redeemable" means, with respect to any capital stock or other ownership or profit interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

          "Refinancing Transactions" collectively refers to the transactions set forth in Section 3.01(e).

          "Register" has the meaning specified in Section 8.07(e).

          "Registration Rights Agreement" means the Registration Rights Agreement by and among the Borrower, the Subsidiary Guarantors and the Initial Purchasers named therein substantially in the form of Exhibit J hereto.

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Required Lenders" means at any time Lenders owed or holding in excess of 50% of the sum of (a) the aggregate principal amount of the Revolving Credit Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time. For purposes of this definition, the aggregate principal amount of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.

          "Responsible Officer" means any executive officer of any Loan Party or any Subsidiary of any Loan Party.

          "Revolving Credit Advance" has the meaning specified in Section
     2.01(a).

          "Revolving Credit Commitment" means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Revolving Credit Commitment" or, if a Lender has entered into one or more Assignments and Acceptances, the aggregate amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(e) as such Lender's "Revolving Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          "Revolving Credit Facility" means, at any time, the aggregate amount of the Lenders' Revolving Credit Commitments at such time.

          "Rolling Period" means with respect to any month, the consecutive twelve month period ending on the last day of such month.

          "S&P" means Standard & Poors Ratings Group.

          "Secured Obligations" has the meaning specified in the Security Agreement.

          "Secured Parties" means the Collateral Agent, the Agent, the Lenders,

     the Hedge Banks and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

          "Security Agreement" has the meaning specified in Section
     3.01(g)(vii).

          "Senior Debt" of any Person means all Funded Debt of such Person other than Debt outstanding under the Senior Subordinated Notes.

          "Senior Leverage Ratio" means, with respect to any Person at any date of determination, the ratio of (a) Total Senior Debt (other than contingent obligations of the type described in clause (f) or (h) of the definition of "Debt") of such Person at such date to (b) EBITDA of such Person and its Subsidiaries for the then most recent twelve month period ending on such date.

          "Senior Subordinated Note Documents" means the Senior Subordinated Notes, the Senior Subordinated Notes Indenture, the Registration Rights Agreement, the Senior Subordinated Notes Guaranty and all other documents and agreements executed and delivered in connection therewith.

          "Senior Subordinated Notes" means the Company's senior subordinated notes due 2007 in the aggregate principal amount of $75,000,000 issued by the Borrower pursuant to the Senior Subordinated Notes Indenture, including any notes offered in the Exchange Offer (as defined in the Offering Memorandum).

          "Senior Subordinated Notes Guaranty" means the Guaranty provided by the Subsidiary Guarantors pursuant to the terms of the Senior Subordinated Notes Indenture substantially in the form of Exhibit I hereto.

          "Senior Subordinated Notes Indenture" means the Indenture between the Borrower, as issuer, and Marine Midland Bank, as trustee, substantially in the form of Exhibit H hereto.

          "Shareholders' Agreements" has the meaning specified in Section 3.01(g)(xviii)(A).

          "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and
     (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Source" has the meaning specified in Section 2.15.

          "Stock Option Plan" means the Sunderland Industrial Holdings Corporation 1997 Key Employee Nonqualified Stock Option Plan established by Sunderland in April 1997.

          "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or
     (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "Subsidiary Guarantor" has the meaning specified in the recital of parties to this Agreement, all such Subsidiary Guarantors are Wholly-Owned Subsidiaries of the Borrower.

          "Subsidiary Guaranty" has the meaning specified in Section 3.01(g)(x).

          "Sunderland" means Sunderland Industrial Holdings Corporation, a Delaware corporation.

          "Tax Sharing Agreements" has the meaning specified in Section 3.01(g)(xviii)(E).

          "Taxes" has the meaning specified in Section 2.12(a).


          "TMP" means Precise TMP, Inc. (formerly known as Tredegar Molded Products Company), a Virginia corporation and a Wholly-Owned Subsidiary of the Borrower.

          "Total Leverage Ratio" means, with respect to any Person at any date of determination, the ratio of (a) Funded Debt (other than contingent obligations of the type described in clause (f) or (h) in the definition of "Debt") of such Person at such date to (b) EBITDA of such Person and its Subsidiaries for the then most recent twelve month period ending on such date.

          "Total Senior Debt" means, for any period, the aggregate outstanding principal amount of all Senior Debt on any date of determination thereof.

          "Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

          "UCC" means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

          "Unused Revolving Credit Commitment" means, with respect to any Lender at any time, (a) such Lender's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank, in its capacity as Issuing Bank, outstanding at such time.

          "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          "Warrant Agreement" means the warrant agreement, dated as of March 29, 1996, as amended, among Parent, Rice Partners II, L.P., John Hancock Mutual Life Insurance Company, Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc. and Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc., with respect to certain warrants of Parent.

          "Warrant Payments" means the interest payments required to be made by

     Parent pursuant to and arising in accordance with the Warrant Agreement and/or the Parent Shareholders Agreement.

          "Wholly-Owned Subsidiary" means, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

          "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

     SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP").

     SECTION 1.04. Construction. References to a Section, subsection, Schedule or Exhibit mean a Section or subsection of or a Schedule or Exhibit to this Agreement, unless otherwise specified, and the word "including" means "including, without limitation," whether so stated or not.


                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

     SECTION 2.01. The Advances. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Revolving Credit Advance") to the Borrower from time to time on any Business Day during the period from the Effective Date until the Final Maturity Date in an amount for each such Advance not to exceed such Lender's Unused Revolving Credit Commitment at such time after giving effect to any repayment of Letter of Credit Advances from proceeds of such Revolving Credit Advances, which Revolving Credit Advances shall, at the option of the Borrower, be Base Rate Advances or Eurodollar Rate Advances. Each Borrowing of (x) Base Rate Advances shall be in an aggregate amount of $100,000 or any whole multiple thereof and (y) Eurodollar Rate Advances shall be in an aggregate amount of $300,000 or an integral multiple of $100,000 in excess thereof, (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Letter of Credit Advances made by the Issuing Bank) and shall consist of Revolving Credit Advances made simultaneously by the Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Lender's Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).

     (b) Letters of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (the "Letters of Credit") for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 60 days before the Final Maturity Date (i) in an aggregate Available Amount for all Letters of Credit issued by the Issuing Bank not to exceed at any time the Letter of Credit Commitment at such time and
(ii) in an Available Amount for each such Letter of Credit not to exceed the lesser of (x) the Letter of Credit Facility at such time and (y) the aggregate Unused Revolving Credit Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 60 days before the Final Maturity Date and one year after the date of issuance thereof. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this
Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). The Letter of Credit Advances shall not exceed $2,000,000 in the aggregate at any one time outstanding.

     SECTION 2.02. Making the Advances. (a) Except as otherwise provided in
Section 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or on the same Business Day in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telex or telecopier. Each such notice by the Borrower of a Borrowing (a "Notice of Borrowing") shall be in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and
(iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent's

Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments under the Revolving Credit Facility of such Lender and the other Appropriate Lenders. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Article III, the Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances made by the Issuing Bank and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Issuing Bank and such other Lenders for repayment of such Letter of Credit Advances.

     (b) Anything in subsection (a) of this Section 2.02 to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing or for any Borrowing if the aggregate amount of such Borrowing is less than $300,000 and any integral multiple of $100,000 in excess thereof or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or Section 2.10 and
(ii) with respect to Borrowings consisting of Eurodollar Rate Advances, such Eurodollar Rate Advances may not be outstanding as part of more than six separate Borrowings in the aggregate.

     (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

     (d) Unless the Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the

Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay or pay to the Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for all purposes.

     (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

     SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the Issuing Bank. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested
(A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"). If the requested form of such Letter of Credit is acceptable to the Issuing Bank in its reasonable discretion, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section
8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

     (b) Letter of Credit Reports. The Issuing Bank shall furnish to each Lender
(A) on the first Business Day of the first two months of each quarterly period a written report summarizing issuance and expiration dates of Letters of Credit issued by the Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by the Issuing Bank and (B) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by the Issuing Bank.

     (c) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. In the event of any drawing under a Letter of Credit, the Agent shall promptly notify each Lender and each Lender shall purchase from the Issuing Bank, and the Issuing Bank shall sell and assign to each such Lender, such Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Agent for the account of the Issuing Bank, by deposit to the Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Promptly after receipt thereof, the Agent shall transfer such funds to the Issuing Bank. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which notice of the drawing under the related Letter of Credit is given by the Issuing Bank, provided such notice is given not later than 12:00 P.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if such notice is given after such time. Upon any such assignment by the Issuing Bank to any other Lender of a portion of a Letter of Credit Advance, the Issuing Bank represents and warrants to such other Lender that the Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

     (d) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in
Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

     SECTION 2.04. Repayment of Advances. (a) Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Final Maturity Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

     (b) Letter of Credit Advances. (i) The Borrower shall repay to the Agent for the account of the Issuing Bank and each other Lender that has made a Letter of Credit Advance on the earlier of demand and the Final Maturity Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

     (ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

          (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement, instrument or document relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

          (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

          (C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

          (D) any statement under a Letter of Credit or another L/C Related Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that the Issuing Bank shall not have acted with willful misconduct or gross negligence with respect to such statement;

          (E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

          (F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

          (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

     SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least five Business Days' notice to the Agent, terminate in whole or reduce in part the unused portions of the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of the Revolving Credit Facility or the Letter of Credit Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

     (b) Mandatory. (i) The Revolving Credit Facility shall terminate in its entirety on June 30, 1997 unless the date of the Initial Extension of Credit has occurred on or before such date.

     (ii) The Revolving Credit Facility shall terminate in its entirety on the Final Maturity Date.

     (iii) The Revolving Credit Facility shall be automatically and permanently reduced on the date on which any prepayment is required to be made pursuant to
Section 2.06(b)(i) or 2.06(b)(ii) by an amount equal to the aggregate amount of Net Cash Proceeds required to be used to prepay the Revolving Credit Facility under Section 2.06(b)(i) or 2.06(b)(ii).

     The Letter of Credit Facility shall be automatically and permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

     SECTION 2.06. Prepayments. (a) Optional. The Borrower shall have the right to prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing, in whole or ratably in part, without premium or penalty, together with accrued interest and fees to the date of such prepayment on the aggregate principal amount prepaid on the following terms and conditions:

          (i) the Borrower shall have the right to prepay Base Rate Advances on the same day's notice but shall give at least three Business Days' notice in the case of Eurodollar Rate Advances, in each case to the Agent (received not later than 12:00 P.M. (New York City time)) stating the proposed date and aggregate principal amount of the prepayment;

          (ii) each partial prepayment of (x) Base Rate Advances shall be in an aggregate principal amount of $100,000 or any whole multiple thereof and
     (y) Eurodollar Rate Advances shall be in an aggregate principal amount of $300,000 or an integral multiple of $100,000 in excess thereof, provided that if any partial prepayment of Eurodollar Rate Advances made pursuant to any Borrowing shall reduce the outstanding Eurodollar Rate Advances made pursuant to such Borrowing to an amount less than the minimum borrowing amount applicable pursuant to Section 2.02(b), then such Borrowing shall be Converted at the end of the then current Interest Period into a Base Rate Advance and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect;

          (iii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance the Borrower shall also pay any amounts owing pursuant to Section 8.04(c).

     (b) Mandatory. (i) The Borrower shall, on the date of receipt of the Net Cash Proceeds by any Loan Party or any Subsidiary of any Loan Party from (A) the sale, lease, transfer or other disposition of any assets (other than sales of
(x) Inventory or (y) equipment which, in the good faith opinion of the Borrower, is obsolete, each in the ordinary course of business and consistent with past practices) of such Loan Party or such Subsidiary, (B) the incurrence or issuance by such Loan Party or such Subsidiary of any Debt (other than Debt incurred or issued pursuant to Section 5.02(b)), or (C) any Extraordinary Receipt received by or paid to or for the account of such Loan Party or such Subsidiary and not otherwise included in clause (A) or (B) above, prepay an aggregate principal amount of the Revolving Credit Advances equal to, in the case of clause (A) and
(C) above, 100% of the amount of such Net Cash Proceeds and, in the case of Clause (B) above, 50% of such Net Cash Proceeds and to permanently reduce the Revolving Credit Facility to the extent set forth in Section 2.05(b)(iii); provided, however, that so long as (i) no Default or Event of Default then exists and (ii) the Senior Leverage Ratio of the Borrower and its Subsidiaries for the twelve month period then most recently ended is less than 2.0x, the percentage of Net Cash Proceeds used for such prepayment from issuances of debt described under clause (B) above shall be reduced to zero.

     (ii) The Borrower shall, on the date of receipt of the Net Cash Proceeds by any Loan Party or any Subsidiary of any Loan Party from the sale or issuance by any Loan Party or any Subsidiary of any Loan Party of any capital stock or other ownership or profit interest, any securities convertible into or exchangeable for capital stock or other ownership or profit interest or any warrants, rights or options to acquire capital stock or other ownership or profit interest received by or paid to or for the account of such Loan Party or such Subsidiary and not otherwise included herein (other than capital stock of the Borrower issued in connection with a Permitted Acquisition or stock options granted to management of the Borrower and permitted under this Agreement to acquire capital stock of the Borrower), prepay an aggregate principal amount of the Revolving Credit Advances equal to the amount of such Net Cash Proceeds and to permanently reduce the Revolving Credit Facility to the extent set forth in Section 2.05(b)(iii).

     (iii) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, and the Letter of Credit Advances equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances and (y) the Letter of Credit Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Revolving Credit Facility. Each such prepayment shall be applied as set forth in Section 2.06(c).

     (iv) The Borrower shall, on each Business Day, pay to the Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

     (v) All prepayments under this Section 2.06(b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

     (c) Prepayment of Revolving Credit Facility. Each prepayment of the Revolving Credit Facility made pursuant to Section 2.06(a) or Section 2.06(b) shall be (1) first, applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, (2) second, applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings in accordance with the respective Pro Rata Share of the Lenders until such Advances are paid in full and (3) third, deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding; and, in the case of prepayments of the Revolving Credit Facility required pursuant to Sections 2.06(b)(i) and 2.06(b)(ii), the Revolving Credit Facility shall be permanently reduced as set forth in Section 2.05(b)(iii). Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Lenders, as applicable.

     SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:


          (x) Base Rate Advances. For each Letter of Credit Advance and during such periods as each such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods commencing September 30, 1997, on the date of any prepayment thereof to the extent required under Section 2.06 and on the Final Maturity Date.

          (y) Eurodollar Rate Advances. During such periods as each such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for each such Revolving Credit Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, subject to clause (d) of the definition of "Interest Period," on each day that occurs during such Interest Period every three months from the first day of such Interest Period until the date such Eurodollar Rate Advance shall be Converted or paid in full.

     (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(c) with respect to any covenant contained in
Section 5.04 or under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) of this Section 2.07 and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) of this
Section 2.07 and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a) of this Section 2.07.

     (c) Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Agent shall give notice to the Borrower and each Lender of the applicable interest rate determined by the Agent for purposes of clause (a) of this Section 2.07.

     SECTION 2.08. Fees. (a) Commitment Fee. The Borrower shall pay to the Agent for the account of the Lenders a commitment fee, from the date hereof in the case of the Agent and the Lenders named herein and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Final Maturity Date, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing September 30, 1997, and on the Final Maturity Date, at the rate of 1/2 of 1% per annum on the average daily Unused Revolving Credit Commitment of such Lender.

     (b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Agent for the account of each Lender a Letter of Credit fee, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing September 30, 1997, and on the Final Maturity Date, at the rate of 2.25% per annum on such Lender's Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time.

     (ii) The Borrower shall pay to the Issuing Bank, for its own account, a facing fee in respect of each Letter of Credit issued by it hereunder, payable in arrears on the last Business Day of each March, June, September and December, commencing September 30, 1997, and on the Final Maturity Date, at the rate of 1/4 of 1% per annum on the average daily aggregate Available Amount during such quarter of such Letter of Credit.

     (iii) In addition, the Borrower shall pay to the Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and the Issuing Bank shall agree.

     (c) Agent's Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

     SECTION 2.09. Conversion of Revolving Credit Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Revolving Credit Advances of one Type comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that if any Conversion of Eurodollar Rate Advances into Base Rate Advances is made other than on the last day of an Interest Period for such Eurodollar Rate Advances the Borrower shall also pay any amounts owing pursuant to Section 8.04(c), any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in
Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Revolving Credit Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Revolving Credit Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

     (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $300,000, such Advances shall automatically Convert into Base Rate Advances.

     (ii) If the Borrower shall fail to select the duration of any Interest Period for any Revolving Credit Advances that are outstanding and have been Converted into Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

     (iii) Upon the occurrence and during the continuance of any Event of Default, (x) each Revolving Credit Advance that has been Converted into a Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended.

     SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) effective after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

     (b) If any Lender reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other

Governmental Authority (whether or not having the force of law) effective after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or to issue Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend or to issue Letters of Credit hereunder or to the issuance or maintenance of any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

     (c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least 50% of the then aggregate unpaid principal amount thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under any Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

     (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

     SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(e), from and after the effective date of such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

     (b) If the Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender's proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender as the Agent shall direct.

     (c) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

     (d) All computations of interest, fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (f) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each such Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

     SECTION 2.12. Taxes. (a) Subject to Sections 2.12(e) and (f), any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by a Governmental Authority, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Lender or the Agent by the state or foreign jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, franchise taxes and net income taxes that are imposed on such Lender by the state or foreign jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

     (c) The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2.12, paid by such Lender or the Agent (as the case may be) and any liability (including penalties, additions to Tax, interest and expenses) arising
therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in
Section 7701 of the Internal Revenue Code.

     (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender or the Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Agent and the Borrower with Internal Revenue Service form 1001 or 4224, as well as form W-9 or W-8, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or is entitled to a reduced rate of United States withholding tax on payments under this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) of this Section 2.12 requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information. Notwithstanding anything to the contrary contained herein, if the withholding taxes applicable to any payment under any Note or under this Agreement to a Lender or Lender assignor shall be increased from that which would have otherwise been applicable at the time of the execution and delivery by such Lender of this Agreement or the date of the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, due to (i) a change in the manner in which such Lender or Lender assignor holds its interest in the Note, or (ii) an audit of the Internal Revenue Service indicating that such Lender or Lender assignor is not entitled to an exemption from, or a reduced rate for, such withholding taxes at the date of the execution and delivery by such Lender of this Agreement or the date of the Assignment and Acceptance pursuant to which it became a Lender then any withholding taxes resulting therefrom shall be considered excluded from Taxes.

     (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) of this Section
2.12 (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) of this Section 2.12), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

     SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time)

of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     SECTION 2.14. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely to (i) effect the Refinancing Transactions, (ii) furnish working capital, (iii) fund the Permitted Acquisitions and certain general corporate requirements of the Borrower and its Subsidiaries and (iv) pay transaction fees and expenses in connection with the transactions contemplated hereby.

     SECTION 2.15. Source of Funds. To the extent any Advance hereunder is made by or on behalf of an insurance company, bank, or an entity deemed to hold assets of any employee benefit plan subject to ERISA or other plan as defined in and subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code pursuant to applicable Department of Labor regulations (the "Plan Asset Regulations"), or any such plan acting on its own behalf, such insurance company, bank, entity or plan warrants and represents that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by such insurance company, bank, entity or plan to make any Advance hereunder:

     (a) the Source consists of plan assets subject to the discretionary authority or control of an in-house asset manager as such term is defined in
Section IV(a) of Prohibited Transaction Class Exemption 96-23 (issued April 10,
1996) ("PTCE 96-23"), and any Advance hereunder is exempt under the provisions of PTCE 96-23; or

     (b) the Source is an "insurance company general account" as such term is defined in section V(e) of Prohibited Transaction Class Exemption 95-60 (issued July 12, 1995) ("PTCE 95-60"), and any Advance hereunder is exempt under the provisions of PTCE 95-60; or

     (c) the Source is either (x) an insurance company pooled separate account, within the meaning of Prohibited Transaction Class Exemption 90-1 (issued January 29, 1990) ("PTCE 90-1") or (y) a bank collective investment fund, within the meaning of Prohibited Transaction Class Exemption 91-38 (issued July 12,
1991) ("PTCE 91-38") and, except as such insurance company or bank has disclosed to the Borrower in writing pursuant to this paragraph (c), no plan or group of plans maintained by the same employer or employee organization, beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; and, in either such case, all records necessary to establish the availability of each exemption by reason thereof will be maintained and made available as required by the terms of such exemption; or

     (d) the Source is an "investment fund" (within the meaning of Part V of Prohibited Transaction Class Exemption 84-14 (issued March 13, 1984) (the "QPAM Exemption") managed by a "qualified professional asset manager" ("QPAM") within the meaning of Part V of the QPAM exemption) which has been identified pursuant to this paragraph (d), such that the Advances by or on behalf of such investment fund are exempt from the application of the prohibited transaction rules of ERISA and Section 4975 of the Internal Revenue Code, provided that no party to the transactions described in this Credit Agreement and no affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such party has, or at any time during the immediately preceding year exercised, the authority to appoint or terminate the identified QPAM as manager of the assets of any employee benefit plan that has an interest in such investment fund (which plans have been identified pursuant to this paragraph (d)) or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plan; or

     (e) the Source is a "governmental plan" as defined in Title I, Section 3(32) of ERISA; or

     (f) the Source is one or more "employee benefit plans" (or other plan as defined in and subject to Section 4975 of the Internal Revenue Code) or a separate account, trust fund, or other entity comprising one or more such plans (determined after giving effect to the Plan Asset Regulations) each of which has been identified to the Borrower in writing pursuant to this paragraph (f); or


     (g) the Source does not include assets of any employee benefit plan or other plan, other than a plan exempt from coverage under ERISA and from the prohibited transactions of Section 4975 of the Internal Revenue Code.


                                   ARTICLE III

                              CONDITIONS OF LENDING

     SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of the Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

          (a) The Lenders shall be satisfied with the corporate and legal structure and capitalization of Parent and the Loan Parties, including the terms and conditions of the charter, bylaws and each class of capital stock of Parent and the Loan Parties and of each agreement or instrument relating to such structure or capitalization.

          (b) There shall not have occurred (and the Lenders shall not have become aware of) any facts, conditions or other information not previously known which the Lenders shall determine has, or would reasonably be expected to have, (x) a material adverse effect on the rights or remedies of the Agent or the Lenders, or on the ability of Parent or any Loan Party to perform its obligations to the Agent and the Lenders or (y) a Material Adverse Effect.

          (c) All material governmental (domestic and foreign) and third party approvals and/or consents necessary in connection with the consummation of the Refinancing Transactions and the other transactions contemplated hereby shall have been (or will, within the time frame required, be) obtained and remain in full effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Refinancing Transactions and the other transactions contemplated by this Agreement and the other Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed by any court of competent jurisdiction or a hearing seeking injunctive relief or other legal restraint pending or notified in such court prohibiting or imposing materially adverse conditions upon the consummation of the transactions contemplated by this

     Agreement, the Notes or any other Documents.

          (d) There shall exist no action, suit, investigation, litigation or proceeding affecting Parent, any Loan Party or any of its properties or any Subsidiary of any Loan Party or any of their respective properties pending or threatened before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Agreement, the Notes, any other Document or the consummation of the transactions contemplated hereby or thereby or which the Agent shall determine has, or would reasonably be expected to have, a Material Adverse Effect.

          (e) (i) The Lenders shall have received evidence, in form, scope and substance satisfactory to them, that all Debt under the Existing Precise Credit Agreement and the Existing Precise Subordinated Notes has been or will be, simultaneously with the transactions contemplated herein, prepaid, redeemed or defeased in full or otherwise satisfied and extinguished, together with all interest thereon and all other amounts owing pursuant thereto. In addition, the creditors under the Existing Precise Credit Agreement and the Existing Precise Subordinated Notes shall have terminated and released all pledges of and security interests in and Liens (if any) on the stock, assets and properties owned by each Loan Party and any of its Subsidiaries and the Agent shall have received such releases of security interests in and Liens on the stock, assets and properties owned by each Loan Party and its Subsidiaries, which releases shall be in form, scope and substance satisfactory to the Agent. Without limiting the foregoing, there shall have been delivered (A) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to each Loan Party and its Subsidiaries in connection with the security interests created with respect to such Debt and the documentation related thereto, (B) terminations or assignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of each Loan Party or any of its Subsidiaries on which filings have been made and
          (C) terminations of all mortgages, leasehold mortgages and deeds of trust created with respect to the property of each Loan Party or any of its Subsidiaries, all of which shall be in form, scope and substance satisfactory to the Agent. All accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent and of local counsel to the Lenders) shall have been paid.

               (ii) The Borrower shall or will simultaneously with the

          transactions contemplated herein have repurchased, retired or redeemed all of the outstanding Existing Precise Subordinated Notes in accordance with their terms, or on such other terms and conditions as may be satisfactory to the Agent and the Required Lenders and all securities and note purchase agreements pursuant to which the Existing Precise Subordinated Notes were issued shall have been terminated and be of no further force or effect. Notwithstanding anything to the contrary contained in the foregoing, the prepayment premium, if any, in connection with the repurchase, retirement or redemption of the Existing Precise Subordinated Notes shall not exceed, in the aggregate, $2,200,000.

               (iii) The Borrower shall or will simultaneously with the transactions contemplated herein have redeemed the Existing Precise Redeemable Preferred Stock for an aggregate principal amount not to exceed $8,300,000.

               (iv) The Borrower shall or will simultaneously with the transactions contemplated herein have repurchased 124 shares of common stock of the Borrower from Parent for an aggregate principal amount not to exceed $3,500,000.

               (v) The Borrower shall or will simultaneously with the transactions contemplated herein have made a distribution to Parent in an aggregate amount not to exceed $6,500,000.

               (vi) The Agent shall or will simultaneously with the transactions contemplated herein have received evidence, in form, scope and substance satisfactory to it, that the matters set forth in this
          Section 3.01(e) have been satisfied on such date.

          (f) (i) The Borrower shall or will simultaneously with the transactions contemplated herein have received gross cash proceeds in an aggregate principal amount of $75,000,000 from the issuance by the Borrower of a like principal amount of the Senior Subordinated Notes on terms substantially as set forth in the Senior Subordinated Notes Indenture. On the date of the Initial Extension of Credit, and concurrently with the incurrence of Advances on such date, the Borrower shall or will simultaneously with the transactions contemplated herein have utilized the net cash proceeds from the issuance of the Senior Subordinated Notes to effect, in part, the Refinancing Transactions.

               (ii) All terms of, and documentation for, the Senior Subordinated Notes and the other Senior Subordinated Note Documents (including, without limitation, amortization, maturities, interest rates, covenants, defaults, remedies, sinking fund provisions, subordination provisions and other terms) shall be required to be satisfactory in scope, form and substance to the Agent, it being understood and agreed that in any event the Senior Subordinated Notes shall be unsecured but may be guaranteed on a senior subordinated basis by the Subsidiaries of the Borrower. On the date of the Initial Extension of Credit, there shall have been delivered to the Agent true and complete copies of all Senior Subordinated Note Documents.

          (g) The Agent shall have received on or before the day of the Initial Extension of Credit (unless otherwise specified) the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

               (i) The Notes payable to the order of the Lenders.

               (ii) Certified copies of the resolutions of the Board of Directors of the Borrower, each Guarantor and each other Loan Party approving this Agreement, the Notes, the Mortgages and each other Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and each other Document.

               (iii) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of the Borrower, each Guarantor and each other Loan Party, dated on or reasonably near the date of the Initial Extension of Credit, in each case listing the charter of such Person and each amendment thereto on file in his office and certifying that
          (A) such charter is a true and correct copy thereof, (B) such amendments are the only amendments to such charter on file in his office, (C) such Person has paid all franchise taxes to the date of such certificate and (D) such Person is duly incorporated and in good standing under the laws of the State of the jurisdiction of its incorporation.

               (iv) A copy of a certificate of the Secretary of State of the States of New York, Pennsylvania, Illinois, Indiana, Florida, Massachusetts and Missouri dated on or reasonably near the date of the Initial Extension of Credit, stating that each Loan Party that does business in such state is duly qualified and in good standing as a foreign corporation in such state and has filed all annual reports required to be filed to the date of such certificate.

               (v) A certificate of the Borrower, each Guarantor and each other Loan Party, signed on behalf of such Person by its President or Vice President and its Secretary or Assistant Secretary, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of such Person since the date of the

          Secretary of State's certificate referred to in Section 3.01(g)(iii),
          (B) a true and correct copy of the bylaws of such Person as in effect on the date of the Initial Extension of Credit, (C) the due incorporation and good standing of such Person as a corporation organized under the laws of the jurisdiction of its incorporation and the absence of any proceeding for the dissolution or liquidation of such Person, (D) the completeness and accuracy of the representations and warranties contained in the Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

               (vi) A certificate of the Secretary or Assistant Secretary of the Borrower, each Guarantor and each other Loan Party certifying the names and true signatures of the officers of such Persons authorized to sign this Agreement, the Notes and each other Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

               (vii) (A) A pledge and security agreement in substantially the form of Exhibit D-1, duly executed by each Loan Party and (B) a pledge and security agreement in substantially the form of Exhibit D-2, duly executed by Parent (together with each other pledge and security agreement delivered pursuant to Section 5.01(m) or 5.01(n), in each case as amended, supplemented or otherwise modified from time to time in accordance with its terms, collectively, the "Security Agreement"), together with:

                    (1) certificates representing the Pledged Shares and the
               Pledged Debt referred to therein accompanied, in the case of the Pledged Shares, by undated stock powers executed in blank,

                    (2) acknowledgment copies or stamped receipt copies of
               proper financing statements, to be duly filed on or within a short time after the day of the Initial Extension of Credit under the UCC of the States of New York, Pennsylvania, Illinois, Indiana, Delaware, Florida, Massachusetts and Missouri and all other jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect and protect the Liens created under the Collateral Documents, covering the Collateral described in the Security Agreement,

                    (3) completed requests for information, dated on or before the date of the Initial Extension of Credit, listing the financing statements referred to in clause (2) next above and all other effective financing statements filed in the jurisdictions referred to in clause (2) next above that name each Loan Party as debtor, together with copies of such other financing statements,

                    (4) duly executed copies in proper form to be filed of all recordings and filings of or with respect to the Security Agreement that the Collateral Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby,

                    (5) evidence of the insurance required by the terms of the
               Security Agreement,

                    (6) unless already provided pursuant to Section 3.01(e),
               executed termination statements (Form UCC-3 or a comparable form), in proper form to be duly filed on the date of the Initial Extension of Credit under the UCC of all jurisdictions that the Collateral Agent may deem desirable in order to terminate or amend existing Liens on the Collateral described in the Security Agreement except for Permitted Liens, and

                    (7) evidence that all other action that the Collateral Agent may reasonably deem necessary or desirable in order to perfect and protect the Liens and security interests created under the Security Agreement has been taken.

               (viii) (A) fully executed counterparts of Mortgages in form and substance reasonably satisfactory to the Agent, which Mortgages shall cover such of the real property owned by any Loan Party as are designated as such on Schedule 4.01(dd) (each a "Mortgaged Property" and, collectively, the "Mortgaged Properties"), together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the lien of such Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Agent desirable, to effectively create a valid and enforceable first priority mortgage lien on each Mortgaged Property (subject to only Permitted Liens) in favor of the Agent for the benefit of the Secured Parties, and

                    (B) mortgage policies on each Mortgaged Property issued by such title insurers reasonably satisfactory to the Agent and in amounts satisfactory to the Agent assuring the Agent that the

               Mortgages on the Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects, interests and encumbrances except Permitted Liens, and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Agent (including all endorsements thereto), and shall include, as appropriate, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Agent in its discretion may reasonably request, shall not include an exception for mechanics' liens or creditors' rights, and shall provide for affirmative insurance and such reinsurance as the Agent in its discretion may reasonably request.

               (ix) A guaranty in substantially the form of Exhibit F-1 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Parent Guaranty"), duly executed by Parent.

               (x) A guaranty in substantially the form of Exhibit F-2 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Subsidiary Guaranty" and, together with the Parent Guaranty and with each other guaranty delivered pursuant to Section 5.01(m), in each case as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Guaranties"), duly executed by each Subsidiary Guarantor.

               (xi) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, collective bargaining agreements and other arrangements with employees, audited annual financial statements for the years ended December 31, 1994, December 31, 1995 and December 31, 1996, interim financial statements for the three month period ended March 31, 1996 and March 31, 1997 and detailed forecasts prepared by management, in form and substance satisfactory to the Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the day of the Initial Extension of Credit and on an annual basis for each year thereafter until the Final Maturity Date.

               (xii) A solvency opinion from Corporate Valuation Advisors, Inc. addressed to the Agent and each of the Lenders and dated the date of the Initial Extension of Credit and supporting the conclusions that, after giving effect to the consummation of the Refinancing

          Transactions, including the issuance of the Senior Subordinated Notes and the incurrence of all financings contemplated herein, each of the Borrower and its Subsidiaries taken as a whole are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debt beyond their ability to pay such debts as they mature and become due, which solvency opinion shall be in form and substance satisfactory to the Agent.

               (xiii) Environmental assessment reports, in form and substance satisfactory to the Lenders.

               (xiv) Evidence of insurance (including, without limitation, business interruption insurance) naming the Collateral Agent as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is reasonably satisfactory to the Collateral Agent.

               (xv) An intellectual property security agreement in substantially the form of Exhibit E (together with each other intellectual property security agreement delivered pursuant to Section 5.01(m) or Section 5.01(n), in each case as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Intellectual Property Security Agreement"), duly executed by each Loan Party, together with evidence that all action that the Collateral Agent may deem necessary or desirable in order to perfect and protect the liens and security interests created under the Intellectual Property Security Agreement has been taken.

               (xvi) A favorable opinion of Winston & Strawn, counsel for the Borrower, in substantially the form of Exhibit G hereto.

               (xvii) A favorable opinion of (A) Karp & Genauer, P.A., Florida counsel to the Borrower and each Guarantor,

                    (B) Winston & Strawn, Illinois counsel to the Borrower and each Guarantor,

                    (C) Bose, McKinney & Evans, Indiana counsel to the Borrower and each Guarantor,

                    (D) Goulston & Storrs, Massachusetts counsel to the Borrower and each Guarantor,


                    (E) Gallop, Johnson & Neuman, L.C., Missouri counsel to the
               Borrower and each Guarantor, and

                    (F) Klett, Lieber, Rooney & Schorling, Pennsylvania counsel to the Borrower and each Guarantor,

                    each in form and substance acceptable to the Agent.

               (xviii) (A) all existing agreements entered into by any Loan Party governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to any such entity with respect to its capital stock (collectively, the "Shareholders' Agreements");

                    (B) all existing Plans and Multiemployer Plans;

                    (C) all agreements evidencing or relating to Debt (other
               than in respect of Obligations under Capitalized Leases) of any Loan Party if the outstanding principal amount thereof exceeds (or upon the utilization of any unused commitments may exceed) $100,000 (collectively, the "Debt Agreements");

                    (D) all existing management, consulting and similar
               agreements (other than employment agreements) entered into by each Loan Party with any of their respective Affiliates (including, without limitation, the

               Mentmore Management Agreement) (collectively, the "Management Agreements");

                    (E) all existing tax sharing, all allocation and other
               similar agreements entered into by each Loan Party (collectively, the "Tax Sharing Agreements"); and

                    (F) all existing agreements evidencing or relating to any
               Investments if the amount theretofore invested exceeded (or if any requirement to make additional investments would exceed) $100,000 (other than Cash Equivalents) (collectively, the "Investment Agreements");

     all of which Shareholders' Agreements, Plans, Multiemployer Plans, Debt Agreements, Management Agreements, Tax Sharing Agreements and Investment Agreements shall be in form and substance reasonably satisfactory to the

     Agent and shall be in full force and effect on the date of the Initial Extension of Credit.

     SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Borrowing (including the Initial Extension of Credit), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance), shall be subject to the conditions precedent that on the date of such Borrowing or issuance (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance such statements are true):

          (i) the representations and warranties contained in each Document are correct on and as of such date, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance, in which case as of such specific date; and

          (ii) no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

     SECTION 3.03. Certain Requirements with respect to Permitted Acquisitions. Prior to the making of any Revolving Credit Advance the proceeds of which are to be used to acquire a Business or Businesses in accordance with the requirements of this Agreement, (i) the Lenders shall have received a certificate from an authorized financial officer of the Borrower certifying the specific uses to be made of the proceeds thereof (broken down by Permitted Acquisition) which certificate shall be in form and detail reasonably satisfactory to the Agent, (ii) neither the Agent nor the Required Lenders shall have become aware of any negative facts, conditions or other information which would reasonably lead the Agent or the Required Lenders to believe that (A) the information provided in any Information Package with respect to any Permitted Acquisition is not true and accurate in all material respects (or was not true and accurate in all material respects at the time such Information Package was furnished pursuant to this Agreement) or is incomplete by omitting to state any fact necessary to make such information not misleading in any material respect

(or was incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at the time such Information Package was furnished pursuant to this Agreement) and neither the Agent nor the Required Lenders shall have so informed the Borrower in writing thereof or (B) the representations and warranties made in any of Sections 4.01(t), 4.01(u), 4.01(v) and 4.01(jj) are (or were) untrue in any material respect at the time such representations and warranties are (or were) made or deemed made and neither the Agent nor the Required Lenders shall have so informed the Borrower in writing thereof, (iii) the Borrower shall have satisfied the relevant requirements of Sections 5.01(k) and 5.02(d)(iv) and (iv) the Borrower shall have delivered to the Agent evidence, in form and substance satisfactory to the Agent, demonstrating that all documentation necessary to maintain the priority and/or enforceability of the security interests in or Liens upon the Collateral for the benefit of the Collateral Agent and the Secured Parties with respect to the Business being acquired and the Revolving Credit Advance to be made and as may be necessary under applicable law to maintain the priority of the security interests in such Collateral.

     SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Sections 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Documents shall have received notice from such Lender prior to the Initial Extension of Credit specifying its objection thereto and if the Initial Extension of Credit consists of a Borrowing, such Lender shall not have made available to the Agent such Lender's ratable portion of such Borrowing.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Revolving Credit Advances, and issue (or participate in) the Letters of Credit as provided herein, each of Parent (but only to the extent each such representation or warranty applies specifically to Parent), the Borrower and each other Loan Party makes the following representations, warranties and agreements, in each case after giving effect to the Refinancing Transactions, all of which shall survive the execution and delivery of this Agreement and the other Documents and the making of the Revolving Credit Advances and issuance of the Letters of Credit, with the occurrence of each Borrowing and issuance of a Letter of Credit on or after the date of the Initial Extension of Credit being deemed to constitute a representation and warranty that the matters specified in this Article IV are true and correct on and as of the date of the Initial Extension of Credit and on the date of each such Borrowing and issuance of a Letter of Credit (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

          (a) Each of Parent and the Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or assets or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) has all requisite corporate power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and assets and to carry on its business as now conducted and as presently proposes to be conducted. On the date of the Initial Extension of Credit and upon the completion of the Refinancing Transactions, the authorized capital stock of the Borrower consists of 1,000 shares of common stock, no par value per share, of which 1 (one) share is issued and outstanding. All of the outstanding capital stock of the Borrower has been validly issued free of pre-emptive rights, is fully paid and non-assessable and, is owned by Parent in the amounts and types specified in Schedule 4.01(a) free and clear of all Liens. Except as set forth on Schedule 4.01(a), the Borrower has no outstanding securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

          (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list, as of the date hereof, of all Subsidiaries of each of Parent and the Borrower, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by each of Parent and the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of such Subsidiaries has been validly issued free of pre-emptive rights, is fully paid and non-assessable and is owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens, except those created under the Loan Documents. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or assets or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and
     (iii) has all requisite corporate power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and assets and to carry on its business as now conducted and as presently proposes to be conducted. Except as set forth on Schedule 4.01(b), no Subsidiary of the Borrower or the Borrower has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

          (c) The execution, delivery and performance by Parent and each Loan Party of this Agreement, the Notes and each other Document to which it is a party, the consummation of the transactions contemplated hereby and thereby and the compliance by it with the terms and provisions hereof and thereof, are within Parent's and such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene Parent's or any Loan Party's charter or bylaws (or equivalent organizational documentation), (ii) violate any law (including, without limitation, the Exchange Act and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting Parent or any Loan Party, any of their respective Subsidiaries or any of their respective properties or assets or
     (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of Parent or any Loan Party or any of their Subsidiaries. Neither Parent nor any Loan Party nor any of their Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, in each case where such breach, requirement or imposition would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (d) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by Parent or any Loan Party of this Agreement, or any other Document to which it is a party, or for the consummation of the transactions contemplated hereby or thereby, (ii) the grant by Parent or any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on
     Schedule 4.01(d), all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the rights of Parent, the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties or assets now owned or hereafter acquired by any of them.

          (e) This Agreement has been, and each of the other Documents when delivered hereunder will have been, duly executed and delivered by Parent and each Loan Party thereto. This Agreement and each other Document is the legal, valid and binding obligation of Parent and each Loan Party that is a party thereto, enforceable against Parent and such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights or by equitable principles generally (regardless of whether enforcement is sought in equity or at law).

          (f) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1994, December 31, 1995 and December 31, 1996, and the Consolidated related statements of income and cash flows and the notes thereto of the Borrower and its Subsidiaries for the Fiscal Year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheets of TMP and its Subsidiaries as at December 31, 1994 and December 31, 1995, and the related Consolidated statements of income and cash flows and the notes thereto of TMP and its Subsidiaries for the Fiscal Year then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, the financial condition of the Borrower and its Subsidiaries and TMP and its Subsidiaries as at such dates and the results of the operations and cash flow of the Borrower and its Subsidiaries and TMP and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis, and since December 31, 1996 there has been no Material Adverse Change. Except as fully disclosed in such financial statements, there were as of the date of such balance sheets referred to in this Section 4.01(f) no liabilities or obligations with respect to any Loan Party or any of their respective Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would reasonably be expected to have a Material Adverse Effect on such Loan Party or any of its Subsidiaries (other than any such liabilities or obligations which arise in the ordinary course of business in connection with contracts entered into by any such Person). As of such balance sheet date, no Loan Party knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in such financial statements which, either individually or in the aggregate, would be expected to have a Material Adverse Effect on such Loan Party or any of its Subsidiaries. All information contained in each

     Information Package furnished to the Lenders pursuant to Section 5.01(k) (with respect to subsequently acquired Businesses) is, to the best knowledge of the Borrower, true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect.

          (g) The Consolidated and consolidating forecasted balance sheets, income statements and cash flows statements and the notes thereto of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 3.01(g)(xi) or 5.03 were prepared in good faith on a basis consistent with the financial statements referred to in Section 4.01(f), and there are no statements or conclusions therein which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information regarding the matters reported therein. On the date of the Initial Extension of Credit, the Borrower believed that such forecasts were reasonable.

          (h) Any information, exhibit or report (including, without limitation, the Offering Memorandum and all information contained in the Documents but excluding any financial projections) prepared and furnished by Parent, any Loan Party or their respective agents to the Agent or any Lender for purposes of or in connection with this Agreement, the other Documents or any transaction contemplated hereby or thereby is, and all other such information hereafter prepared and furnished by or on behalf of Parent, any Loan Party or any of their respective Subsidiaries in writing to the Agent or any Lender, will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

          (i) There is no action, suit, investigation, litigation or proceeding affecting Parent, any Loan Party or any of their Subsidiaries, including any Environmental Claim, pending or threatened before any court, governmental agency or arbitrator (i) that affects or purports to affect the legality, validity or enforceability of this Agreement or any other Document or the consummation of the transactions contemplated hereby or thereby, (ii) with respect to any material Debt of Parent, any Loan Party or any of their respective Subsidiaries or (iii) that would reasonably be expected to have a Material Adverse Effect.

          (j) No proceeds of any Advance or drawings under any Letter of Credit will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act.

          (k) Neither Parent nor any Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (l) Set forth on Schedule 4.01(l) hereto is a complete and accurate list of all Plans and Multiemployer Plans. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan or Multiemployer Plan. Each Plan and each Multiemployer Plan (i) is in substantial compliance with ERISA and the Internal Revenue Code, (ii) has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and (iii) has been maintained, where required, in good standing with applicable regulatory authorities. As of the last annual actuarial valuation date, the funded current liability percentage, as defined in
     Section 302(d)(8) of ERISA, of each Pension Plan is at least 90% and there has been no material adverse change in the funding status of any such Plan since such date.

          (m) To the best knowledge of the Borrower, Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan (where applicable), copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.


          (n) Neither Parent nor any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan. Neither Parent nor any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan, to the best knowledge of the Borrower, is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

          (o) Neither Parent nor any Loan Party, nor any Plan, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with which any Loan Party, any Plan or, such trust, could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Internal Revenue Code. No Plan which is subject to Section 302 of ERISA or Section 412 of the Internal Revenue Code has incurred an "accumulated funding deficiency" as defined in either of such Sections, whether or not waived, nor has requested or obtained any extension of any applicable amortization period. No Plan is a plan described in Section 4063(a) of ERISA.

          (p) Neither Parent nor any of the Loan Parties have liability under any employee benefit plan, within the meaning of Section 3(3) of ERISA, other than plans maintained by the Loan Parties. Each Plan that is subject to Parts 1, 2 and 4 of Subtitle B of Title I of ERISA is "qualified" within the meaning of Section 401(a) of the Internal Revenue Code and has been determined by the Internal Revenue Service to be so qualified, the trusts maintained thereunder have been determined by the Internal Revenue Service to be exempt from taxation under Section 501(a) of the Internal Revenue Code, and all required submissions have been made to the Internal Revenue Service with respect to maintaining the "qualified" status of each such Plan under Section 401(a) of the Internal Revenue Code.

          (q) Except as set forth in the financial statements referred to in this Section 4.01 and in Section 5.03, neither Parent nor any of the Loan Parties and their respective Subsidiaries have material liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106, and no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or dependents thereof of Parent or any Loan Party beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the books of Parent or any Loan Party or (iv) benefits the full cost of which is borne by the current or former employee (or his or her dependents or beneficiaries)). All reports, notices and other disclosure relating to Plans required to be filed with, or furnished to, government entities, plan participants or plan beneficiaries have been timely filed and furnished in all material respects in accordance with applicable law. With respect to each applicable Plan, Parent, the Loan Parties and all ERISA Affiliates have complied in all material respects with the provisions of Section 4980B(f) of the Internal Revenue Code.

          (r) Neither Parent nor any of the Loan Parties have received or are aware of any material actions, claims (other than routine claims for benefits), lawsuits or arbitrations pending or, threatened with respect to any Plan or against any fiduciary of any Plan, and neither Parent nor the Loan Parties have knowledge of any facts that could give rise to any such actions, claims, lawsuits or arbitrations. Neither Parent nor any Loan Party nor any ERISA Affiliate has ever contributed to, or withdrawn in a partial or complete withdrawal (within the meaning of Sections 4205 or 4203 of ERISA, respec tively) from, any Multiemployer Plan or has any fixed or contingent liability under Section 4204 of ERISA.

          (s) The use of the proceeds of any Advance or drawings under any Letter of Credit will not be a prohibited transaction within the meaning of
     Section 406 of ERISA.

          (t) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws, and each Loan Party and each of its Subsidiaries have obtained, maintain and comply with all material Environmental Permits necessary for their respective businesses, operations and properties, all past Environmental Claims have been resolved without ongoing material obligations or costs, and no facts or circumstances exist that would (i) form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries or any of their respective properties, (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, or (iii) give rise to Environmental Costs and Liabilities, except for such of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (u) No Loan Party nor any of its Subsidiaries has received (i) any notice or claim to the effect that it is or may be liable to any Person or

     Governmental Authority as a result of or in connection with any Hazardous Materials or (ii) any letter or request for information under CERCLA or comparable state laws, and, none of the current or former operations of the Loan Party or any of its Subsidiaries is the subject of any Federal or state investigation relating to or in connection with any Hazardous Materials or Environmental Claims at any location, except for such of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (v) No Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations are subject to any outstanding written order or agreement with any Governmental Authority or private party relating to (i) any actual or potential violation of or liability under Environmental Laws or (ii) any Environmental Claims, except for such of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (w) (i) The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in all right, title and interest of each Loan Party and Parent in the Collateral, and the Collateral Documents, upon the filing of Form UCC-1 financing statements or the appropriate equivalent (which filings, if this representation and warranty is made on or after the tenth day after the date of the Initial Extension of Credit, have been made), creates a fully perfected first priority lien on, and security interest in, all right, title and interest in all of the Collateral, subject to no other Liens (other than Permitted Liens). Each of Parent and each Loan Party to the Collateral Documents has good and valid title to all Collateral owned by it, free and clear of all Liens except Permitted Liens.

          (ii) The Mortgages create, upon recording thereof, as security for the obligations to be secured thereby, a valid and enforceable first priority perfected security interest in and mortgage lien on all of the Mortgaged Properties in favor of the Collateral Agent for the benefit of the Secured Parties and subject to no other Liens (other than Permitted Liens). Each Loan Party has good and marketable title to all fee-owned Mortgaged Properties owned by such Loan Party free and clear of all leases, occupancy interests and all Liens except Permitted Liens.

          (x) Parent, each Loan Party and each of their respective Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties on or before the due dates thereof.

          (y) Set forth on Schedule 4.01(y) hereto is a complete and accurate list, as of the date hereof, of each taxable year of Parent, each Loan Party and each of their respective Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an "Open Year").

          (z) There is no unpaid amount, as of the date hereof, of adjustments to the Federal income tax liability of Parent, each Loan Party and each of their respective Subsidiaries proposed by the Internal Revenue Service with respect to Open Years. No issues have been raised by the Internal Revenue Service in respect of Open Years that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is no unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of Parent, each Loan Party and their respective Subsidiaries and Affiliates proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns, if any that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect). No issues have been raised by such taxing authorities that, could have a Material Adverse Effect.

          (aa) Neither Parent nor any Loan Party nor any of their respective Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (bb) The Borrower and its Subsidiaries (taken as a whole) are, and after the consummation of the Refinancing Transactions and the transactions contemplated by this Agreement and the other Documents and receipt and application by the Borrower of the proceeds of the Borrowings in accordance with the terms of this Agreement will be, Solvent.

          (cc) (i) Set forth on Schedule 4.01(cc) hereto is a complete and accurate list, as of the date hereof, of all Debt of, each of Parent, each Loan Party and each of their respective Subsidiaries which is to remain outstanding after giving effect to the Refinancing Transactions and the other transactions contemplated herein (excluding the Advances and the Letters of Credit, collectively, the "Existing Debt") in each case showing the aggregate principal amount thereof and the name of the respective borrower and Parent or any Loan Party or any of its Subsidiaries or any other entity which directly or indirectly guaranteed such debt.

               (ii) Neither Parent nor any Loan Party nor any of their respective Subsidiaries is liable for any Debt or other obligations of any nature whatsoever

          (whether absolute, accrued, contingent or otherwise and whether or not due) of any Non-Precise Subsidiaries, but excluding such obligations in which Parent, the Borrower and its Subsidiaries are jointly and severally liable as a matter of law.

               (iii) The subordination provisions contained in the Senior Subordinated Notes and the other Senior Subordinated Note Documents are enforceable against the Borrower and its Subsidiaries, the respective guarantors thereunder and the holders of the Senior Subordinated Notes, and all Obligations of Parent and the Loan Parties under the Loan Documents are the within the definition of "Senior Debt" included in such subordination provisions.

               (iv) At the time of consummation thereof, the issuance of the Senior Subordinated Notes shall have been consummated, and all actions taken by Parent, each Loan Party or any of their respective Subsidiaries pursuant to or in furtherance of the issuance of the Senior Subordinated Notes shall have been taken, in accordance with the terms of the Senior Subordinated Note Documents and all applicable United States and other laws. At the time of consummation thereof, all consents, approvals of and permits for, and filings and registrations with, and all other actions in respect of, all Governmental Agencies, authorities or instrumentalities required in order to make or consummate the issuance of the Senior Subordinated Notes have been (or will, within the time frame required, be) obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). Any applicable waiting periods with respect to the issuance of the Senior Subordinated Notes shall have expired without any action being taken by any competent authority which restrains, prevents or imposes material adverse conditions upon the issuance of the Senior Subordinated Notes. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the issuance of the Senior Subordinated Notes or the occurrence of any Borrowing or the performance by Parent, any Loan Party or any of their respective Subsidiaries of their obligations under the respective Documents.

          (dd) Set forth on Schedule 4.01(dd) hereto is a complete and accurate list of all real property as of the date hereof owned by any Loan Party or any of its Subsidiaries, showing the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than

     Permitted Liens.

          (ee) Set forth on Schedule 4.01(ee) hereto is a complete and accurate list of all leases as of the date hereof of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.


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          (ff) Set forth on Schedule 4.01(ff) hereto is a complete and accurate list of all Investments as of the date hereof held by any Loan Party or any of its Subsidiaries having a fair market value in excess of $50,000, showing the amount, obligor or issuer and maturity, if any, thereof. Parent has no Subsidiaries other than those Subsidiaries of Parent listed on
     Schedule 4.01(b) hereto. The Borrower has no Subsidiaries other than those Subsidiaries of the Borrower listed on Schedule 4.01(b) hereto.

          (gg) Set forth on Schedule 4.01(gg) hereto is a complete and accurate list as of the date hereof of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

          (hh) Each Loan Party and each of its Subsidiaries has good, marketable and valid title to all assets owned by it, including, without limitation, all property reflected as owned by it in the balance sheets of each Loan Party referred to in Section 4.01(f) (except as sold or otherwise disposed of since the date of such balance sheets pursuant to any transactions not prohibited under this Agreement), free and clear of all Liens, other than
     (i) as referred to in the balance sheets or in the notes thereto or (ii) Permitted Liens.

          (ii) Neither Parent nor any Loan Party nor any Subsidiary of any Loan Party is (A) engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect or (B) a party to a collective bargaining agreement as of the date hereof, except as set forth in Schedule 4.01(ii). The Loan Parties and Parent are in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours and terms and conditions of employment, including, but not limited to, employee compensation matters. There is (i) no unfair labor practice complaint or unlawful employment practice charge pending against Parent, any Loan Party or any Subsidiary of any Loan Party or, to the best of Parent's, the Borrower's and each other

     Loan Party's knowledge, threatened against any of them, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Parent, any Loan Party or any Subsidiary of any Loan Party or, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Parent, any Loan Party or any Subsidiary of any Loan Party or, to the best of Parent's, the Borrower's and each other Loan Party's knowledge, threatened against any of them,
     (iii) no union representation proceeding pending with respect to the employees of Parent, any Loan Party or any Subsidiary of any Loan Party and
     (iv) neither Parent nor any Loan Party nor any Subsidiary of any Loan Party has received notice of the intent of any Federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Parent, any Loan Party or any Subsidiary of any Loan Party and no such investigation is in progress except (with respect to any matter specified in clause (i), (ii), (iii) or (iv) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

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          (jj) Each of Parent, each Loan Party and each of their respective
     Subsidiaries is in compliance with all applicable statues, laws, ordinances, codes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property and assets (including applicable statues, regulations, orders and restrictions relating to environmental standards and controls) to the extent required as of the date of the Initial Extension of Credit, except such instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the business nor the properties of any Loan Party or any of its Subsidiaries is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect.

          (kk) Neither Parent, any Loan Party nor any of its Subsidiaries is in default under any contract, document or agreement to which it is a party, and no event, condition or occurrence currently exists, or will result from the execution, delivery and performance by Parent or such Loan Party of this Agreement or any of the Documents to which it is a party and the transactions contemplated hereby and thereby, which, after notice or lapse of time, or both, will constitute such a default by Parent or such Loan Party under any contract, document or agreement to which its a party, in each case which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.


          (ll) On the date of the Initial Extension of Credit, all representations and warranties made by Parent and any Loan Party in the Senior Subordinated Note Documents were true and correct in all material respects as at the time as of which such representations and warranties were made (or deemed made). On the date of the Initial Extension of Credit, all representations and warranties contained in the other Loan Documents shall be true and correct in all material respects as if made on such date.


                                    ARTICLE V

                                    COVENANTS

     SECTION 5.01. Affirmative Covenants. So long as any Advance, any fees or any other Obligations owing hereunder shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, each Loan Party, and, to the extent expressly made applicable, Parent will:

          (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, and Parent will comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control

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     Act of 1970, except for such instances of non-compliance as would not reasonably be expected to have a Material Adverse Effect.

          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, and Parent will pay and discharge, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its property that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that each Loan Party shall not be required to pay or discharge any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

          (c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries to comply, and will use its best efforts to cause all lessees and other Persons operating or occupying its owned and leased properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except for such instances of non-compliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (d) Maintenance of Properties and Assets; Insurance. Each Loan Party will, and cause each of its Subsidiaries to, (i) keep all property and assets necessary in its business in good working order and condition (ordinary wear and tear excepted), (ii) maintain insurance against loss or damage of the kinds customarily insured against by corporations similarly situated and owning properties and engaged in like businesses, with reputable insurers or with the government of the United States of America or any agency or instrumentality thereof, in such amounts (giving effect to self insurance) with such deductibles and by such methods as shall be customary for corporations similarly situated in the industry, (iii) maintain public liability insurance with financially sound and reputable insurance companies in such amounts and coverage as determined in good faith by senior management of each Loan Party to be appropriate for each Loan Party and their respective Subsidiaries and (iv) maintain workers' compensation insurance with financially sound and reputable insurance companies as statutorily required by each applicable locale.

          (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, and Parent will preserve and maintain its corporate existence, rights (charter and statutory), and its material permits, licenses, approvals, privileges and franchises except as otherwise permitted under Section 5.02(c).

          (f) Visitation Rights. At any reasonable time and from time to time upon prior notice and at the Borrower's expense permit the Agent or any of the Lenders or any agents or representatives thereof, to (i) examine, audit and make copies of and abstracts from the records and books of account of,
     (ii) visit the properties of, any Loan Party or any of its Subsidiaries, and (iii) discuss the affairs, finances and accounts of any Loan Party or any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; it being understood however that, unless an Event of Default has occurred or is continuing, each Lender shall bear its own cost with respect to the exercise of its visitation rights under this Section 5.01(f) in excess of one such visit per annum.

          (g) Preparation of Environmental Reports. At the request of the Agent at the following times: (i) upon the receipt of a notice under Section 5.03(q) of this Agreement, (ii) upon the acquisition of real property by any Loan Party or any of its Subsidiaries and (iii) upon the occurrence or continuance of an Event of Default arising from any environmental matters connected with any property owned, leased or operated by any Loan Party, provide to the Lenders within 60 days after such request, at the expense of the Borrower, a Phase I environmental site assessment report for any of its properties described in such request, prepared by a nationally recognized environmental consulting firm (and, if based upon the reasonable recommendation of such environmental consulting firm, a Phase II environmental site assessment report) indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action required under applicable Environmental Law or by any Governmental Authority in connection with any Hazardous Materials on such properties. Such Phase I environmental assessment report shall have been dated within: (A) six months of the date of the event described in (i) or
     (iii), above, or, in the case of an acquisition described in (ii) above, the earlier of the date of a purchase agreement entered into with respect to such acquisition or the date of any Information Package delivered to the Agent in connection therewith; or (B) twelve months of the applicable date described in (A) if supplemented with a review report prepared by a nationally recognized environmental consulting firm.

          (h) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which true, full and correct entries shall be made of all financial dealings and transactions and the assets and business of each Loan Party and each of its Subsidiaries sufficient to enable financial statements for each Loan Party to be prepared in accordance with generally accepted accounting principles.

          (i) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Agent of any material default by any party with respect to such leases and cooperate with the Agent in all respects to cure any such default, except for such instances of noncompliance with this clause (i) as would not reasonably be expected to have a Material Adverse Effect.

          (j) Performance of Obligations. Perform, and cause each of its Subsidiaries to perform, and Parent will perform, all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement, credit agreement or any other agreement, contract or instrument by which it is bound, except such non-performance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. In addition to the requirements of the immediately preceding sentence, the Borrower will perform all of its obligations under the terms of the Senior Subordinated Note Documents and the Mentmore Management Agreement.

          (k) Certain Requirements with respect to Permitted Acquisitions. Unless the Required Lenders otherwise agree in writing with respect to any Business acquired after the Effective Date, prior to (and within any time requirements specified below) any acquisition (or concurrently with the consummation thereof as specified below) by the Borrower or any of its Wholly-Owned Subsidiaries of a Business, the Borrower shall furnish to the Agent (with sufficient copies for each of the Lenders, and the Agent will promptly forward to each of the Lenders):

               (i) at least twenty (20) Business Days prior to the acquisition of the respective Business, the Information Package relating to such Business;

               (ii) concurrently with the acquisition of such Business and to the extent required by the Agent, fully executed counterparts of a Mortgage, in form and substance reasonably satisfactory to the Agent, which Mortgage shall cover the owned property of the Business to be acquired, together with evidence that counterparts of such Mortgage have been delivered to the title insurance company insuring the lien on such property for recording in all places to the extent necessary or, in the reasonable opinion of the Agent, desirable to effectively create a valid and enforceable first priority mortgage lien on such property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties;

               (iii) concurrently with the acquisition of such Business and to the extent required by the Agent, a Mortgage Policy on the owned real property associated with such Business issued by title insurers reasonably satisfactory to the Agent in amounts reasonably satisfactory to the Agent assuring the Agent that the Mortgage on such property is a valid and enforceable first priority mortgage lien on such property, free and clear of all defects and encumbrances except Permitted Liens and such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Agent;

               (iv) in the case of any property that is a leasehold, concurrently with the acquisition of such property and to the extent required by the Agent, a true and correct copy of the lease for such property;

               (v) concurrently with the acquisition of such Business, an opinion of local counsel reasonably satisfactory to the Agent, which shall cover the perfection of the security interests granted pursuant to such Mortgage and such other matters incident to the transaction contemplated thereby as the Agent may reasonably request; and

               (vi) an officer's certificate of the Borrower certifying the proposed sources and uses of funds contemplated in connection with the acquisition of the respective Business.

          (l) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate; provided that, so long as no Default or Event of Default exists or would result therefrom, the foregoing restriction shall not apply to (i) any payments under the Tax Sharing Agreement permitted by Section 5.02(f) hereof and (ii) the payment by the Borrower of management fees to Mentmore under the Mentmore Management Agreement in an aggregate amount not to exceed amounts permitted under the Senior Subordinated Notes Indenture; provided, further, that the payment of any such fees in excess of $300,000 per annum would be permitted under Section 5.04 hereof.

          (m) Covenant to Give Security. In addition to the requirements of
     Section 5.01(n), upon the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, and at the expense of the Borrower, (i) within 10 days after such request, furnish to the Collateral Agent a description of the real and personal properties of each Loan Party and each of its Subsidiaries in detail satisfactory to the Collateral Agent, (ii) within 15 days after such request, duly execute and deliver to the Collateral Agent mortgages, pledges, assignments and other security agreements, as specified by and in form and substance satisfactory to the Collateral Agent, securing payment of all the Obligations of each Loan Party under the Loan Documents and constituting Liens on all such properties, (iii) within 30 days after such request, take whatever action (including, without limitation, the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the security agreements delivered pursuant to this Section 5.01(m), enforceable against all third parties in accordance with their terms, (iv) within 60 days after such request, deliver to the Collateral Agent a signed copy of a favorable opinion, addressed to the Collateral Agent, of counsel for the Borrower acceptable to the Collateral Agent as to the matters contained in clauses (i), (ii) and (iii) of this Section 5.01(m), as to such security agreements being legal, valid and binding obligations of each Loan Party enforceable in accordance with their terms and as to such other matters as the Collateral Agent may request and (v) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem desirable in obtaining the full benefits of, or in preserving the Liens of, such security agreements.

          (n) Additional Loan Parties. Cause any newly organized or acquired direct or indirect Subsidiary of the Borrower to execute and deliver to the Agent as promptly as practicable and in any event within 30 days after the organization or acquisition of such Subsidiary (A) a security agreement supplement in the form of Exhibit A to the Security Agreement, (B) a guaranty in form and substance satisfactory to the Agent and (C) such other documents, agreements, certificates or instruments as the Agent may reasonably request, in each case in form and substance satisfactory to the Agent, and to take all such other actions that may be necessary or that the Agent may deem desirable in order to perfect and protect any pledge, assignment or security interest granted by such security agreement (granting a security interest in the receivables, inventory, deposit accounts, equipment, intellectual property and other assets of such Subsidiary) of such Subsidiary to the Agent for the benefit of the Lenders or to enable the Agent to exercise and enforce its rights and remedies thereunder.

          (o) Transfer of Blocked Accounts. The Borrower will notify all of its account debtors of the transfer of all of the Existing Accounts to Fleet and will arrange to have all amounts owing by such account debtors to the Borrower to be paid into the blocked accounts to be maintained by the Borrower with Fleet as soon as practicable after the Effective Date but in any event no later than six months from the Effective Date.

     SECTION 5.02. Negative Covenants. So long as any Advance, together with interest, fees and all other Obligations incurred hereunder and under the Notes shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, each of Parent (to the extent expressly made applicable) and each Loan Party covenants and agrees that it will not, at any time:

          (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, or

     Parent will not create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction, a financing statement that names any Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

               (i) Liens created under the Loan Documents;

               (ii) Permitted Liens;

               (iii) Liens existing on the Effective Date and described on
          Schedule 5.02(a)(iii) hereto;

               (iv) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(ii); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

               (v) purchase money Liens upon or in real property or equipment acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such real property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such real property or equipment to be subject to such Liens, or Liens existing on any such real property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (v) shall not exceed the amount permitted under Section 5.02(b)(iii) at any time outstanding and that any such Debt shall not otherwise be prohibited by the terms of the Loan Documents;

               (vi) the filing of financing statements solely as a precautionary measure in connection with operating leases;


               (vii) the replacement, extension or renewal of any Lien permitted by clause (iii) of this Section 5.02(a) upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby; and

               (viii) Liens of the Borrower permitted under the terms of the Senior Subordinated Notes Indenture.

          (b) Debt. Create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, or Parent will not create, incur or assume, any Debt other than:

               (i) Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice;

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               (ii) Obligations under Capitalized Leases so long as the
          aggregate principal amount of such Obligations shall not exceed the aggregate principal amount of Capitalized Leases outstanding on the Effective Date plus $15,000,000 at any time outstanding;

               (iii) Debt secured by Liens permitted by Section 5.02(a)(v) and clause (b) of the definition of "Permitted Liens" and Debt (other than subordinated Debt incurred pursuant to Section 5.02(b)(vi)) assumed or acquired in connection with a Permitted Acquisition as permitted under this Agreement, so long as the aggregate principal amount of all such Debt shall not exceed $25,000,000 at any time outstanding;

               (iv) Debt of the Borrower pursuant to the Senior Subordinated Notes in an aggregate principal amount not to exceed $75,000,000;

               (v) Debt under the Loan Documents;

               (vi) unsecured subordinated Debt of the Borrower (the "New Subordinated Notes") so long as (1) the aggregate outstanding principal amount thereof does not exceed $25,000,000, (2) at least twenty (20) Business Days prior to the issuance thereof, the Borrower shall have delivered to each of the Lenders substantially final drafts of the documents pursuant to which the New Subordinated Notes are to be issued and with any changes thereto made after the initial delivery of such documents to be delivered to the Agent and with any significant changes thereto made after such initial delivery to be delivered to each of the Lenders at least five (5) Business Days prior to the issuance of such New Subordinated Notes, (3) the final maturity date thereof is at least one year beyond the Final Maturity Date, (4) there are no required amortization, mandatory redemption or sinking fund provisions prior to the one-year anniversary of the Final Maturity Date, (5) all other terms and conditions thereof (excluding interest rates but including, without limitation, covenants, defaults, remedies and subordination provisions) are no less favorable to the Agent than the Senior Subordinated Notes, and the Required Lenders have not informed the Borrower in writing prior to the end of such twenty (20) Business Days that the terms of the New Subordinated Notes are not reasonably acceptable to them, (6) no Default or Event of Default then exists or would result therefrom, (7) based on calculations made by the Borrower on a Pro Forma Basis as if the incurrence of such Debt had occurred on the first day of the respective Calculation Period relating to such incurrence, no Default or Event of Default will exist under, or would have existed during the period beginning on the first day of the respective Calculation Period and ended on the Determination Date under, the financial covenants contained in Section 5.04, (8) based on good faith projections prepared by the Borrower for the period from the date of the Debt to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Section 5.04, shall be better than or equal to such level as would be required to provide that no Default or Event of Default will exist under the financial covenants contained in Section 5.04, as compliance with such covenants will be required through the date which is one year from the date of the incurrence of such Debt, (9) the Borrower shall have delivered to the Agent an officer's certificate executed by an authorized financial officer of the Borrower, certifying to the best of such officer's knowledge, compliance with the requirements of this Section 5.02(b)(vi) and containing the calculations required by the preceding clauses (7) and (8), (10) the net cash proceeds thereof shall be used (A) for the same purposes as Revolving Credit Advances or (B) to make a voluntary prepayment of Advances and (11) until such proceeds are so used, the Borrower shall deposit such proceeds with the Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Agent whereby such proceeds shall be disbursed to the Borrower from time to time for the purposes described in clause
          (A) or (B) of the immediately preceding clause (10), with such proceeds to be so disbursed to the Borrower upon (x) written certification by an authorized officer of the Borrower that no Default or Event of Default then exists or would result from the use of such proceeds and as to the intended use of such proceeds and (y)

          compliance by the Borrower with the applicable terms of this Agreement with respect to the use of such proceeds, provided that at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Agent (in which case the Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such cash collateral account to the repayment of Obligations hereunder;

               (vii) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

               (viii) Existing Debt to the extent the same is listed on Schedule 4.01(cc), and refinancings or renewals of such Existing Debt shall be permitted so long as (A) such refinancings and renewals shall not be in excess of the respective amounts set forth on Schedule 4.01(cc) and
          (B) any such renewal or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

               (ix) intercompany Debt among the Borrower and its Wholly-Owned Subsidiaries to the extent permitted by Section 5.02(e)(xi);

               (x) Debt of the Borrower and its Subsidiaries consisting of accrued expenses and trade payables incurred in the ordinary course of business; and

               (xi) Debt of the Borrower and its Subsidiaries not otherwise permitted under this Section 5.02(b) in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding.

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          (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except (A) so long as no Default or Event of Default then exists or would result therefrom, the Borrower or any Wholly-Owned Subsidiary of the Borrower may be merged into or consolidated with the Borrower (so long as the Borrower is the surviving corporation of such merger) or any other Wholly-Owned Subsidiary of the Borrower and (B) the Borrower and its Wholly-Owned Subsidiaries shall be permitted to merge with another Person (so long as such Borrower or Subsidiary is the surviving corporation) and so long as such merger is used to effect a Permitted Acquisition in compliance with Section 5.02(d)(iv).

          (d) Purchases, Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, any property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets of any Person, or grant any option or other right to purchase, lease or otherwise acquire any property or assets (other than purchases or other acquisitions of Inventory and materials in the ordinary course of its business) or permit any of its Subsidiaries to do so, except:

               (i) (A) sales of Inventory, (B) proceeds from condemnation, casualty losses and other similar dispositions and (C) sales of Inventory and other assets which, in the reasonable opinion of the Borrower, are obsolete, uneconomic or no longer useful in the conduct of its business, in each case in the ordinary course of its business consistent with past practices;

               (ii) sales of equipment to a customer of the Borrower or any of its Subsidiaries approved by the Agent pursuant to terms that are (x) ancillary to an agreement to supply such customer with products of the Borrower or any such Subsidiary which is entered into after the date hereof on an arm's-length basis and (y) commercially reasonable in the context of such supply agreement, so long as (a) the equipment sold is used in the production of such products for such customer and (b) the fair market value of all equipment disposed of pursuant to this clause
          (ii) after the date hereof does not exceed $1,500,000 in the aggregate;

               (iii) sales of other assets for cash and for fair market value in an aggregate amount for all Loan Parties not to exceed $2,000,000 in any Fiscal Year; and

               (iv) the Borrower and each of its Wholly-Owned Subsidiaries may make Permitted Acquisitions so long as (1) as a result of the respective Permitted Acquisition, such Businesses are wholly-owned by the Borrower or such Wholly-Owned Subsidiary, (2) such Businesses are located in the United States or such other location satisfactory to the Agent, (3) the Collateral Agent is able to obtain a first priority perfected security interest in and lien upon the assets and properties of such Businesses so acquired with rights and remedies of the Lenders comparable to those available in this Agreement (subject only to Permitted Liens) and the Borrower or such Subsidiary shall have taken all of the actions specified in Section 5.01(k) with respect thereto, (4) at least twenty (20) Business Days prior to the consummation of any Permitted Acquisition of any Business, the Borrower shall have delivered to each of the Lenders the Information Package for the respective Business or Businesses and the certificate required pursuant to Section 5.01(k),
          (5) any Permitted Acquisition of (x) any one Business in which the total consideration exceeds $20,000,000 or (y) any Businesses in which the total consideration exceeds $40,000,000, shall be subject to the prior written consent of the Agent and the Required Lenders and (6) the Borrower shall have delivered to the Agent an officer's certificate executed by an authorized financial officer of the Borrower, certifying (i) that based on calculations made by the Borrower on a Pro Forma Basis after giving effect to the respective Permitted Acquisition, no Default or Event of Default will exist under, or would have existed during the period of four consecutive fiscal quarters last reported (or required to be reported pursuant to Section 5.03(c) or (d), as the case may be) prior to the date of the respective Permitted Acquisition, the financial covenants contained in
          Section 5.04, and (ii) to the best of such officer's knowledge, compliance with the requirements of preceding causes (1) through (5).

     Notwithstanding anything contained in this Section 5.02(d) to the contrary, Capital Expenditures shall be permitted to the extent such Capital Expenditures are not in violation of Section 5.04(e).

          (e) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

               (i) loans and advances by the Borrower to its employees in the ordinary course of its business as presently conducted in an aggregate principal amount (determined without regard to any writedowns or write-offs of such loans or advances) not to exceed $250,000 at any time outstanding;

               (ii) Investments by the Borrower and its Subsidiaries in cash and Cash Equivalents;

               (iii) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(i);

               (iv) Investments existing on the Effective Date and described on
          Schedule 4.01(ff) hereto;

               (v) Parent, the Borrower and the Borrower's Wholly-Owned Subsidiaries may hold the stock in their respective Wholly-Owned Subsidiaries;

               (vi) extensions of trade credit in the ordinary course of business and payable or dischargeable in accordance with customary terms;

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               (vii) the Borrower and its Subsidiaries may acquire and own investments (including notes or other debt obligations or securities) received in connection with the bankruptcy or reorganization of their suppliers and customers and in settlement of delinquent obligations of, or disputes with, their customers or suppliers in the ordinary course of business;

               (viii) Investments in the Borrower or in a Wholly-Owned Subsidiary of the Borrower provided such Wholly-Owned Subsidiary has delivered a Guarantee in form and substance satisfactory to the Agent;

               (ix) any Investment by any Loan Party in a Person, if as a result of such Investment (A) such Person becomes a Wholly-Owned Subsidiary of such Loan Party and a Subsidiary Guarantor or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, such Loan Party or a Wholly-Owned Subsidiary of such Loan Party provided such Wholly-Owned Subsidiary has delivered a Guarantee in form and substance satisfactory to the Agent;

               (x) Investments made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with Section 5.02(d) hereof;

               (xi) any Subsidiary of the Borrower may make intercompany loans to the Borrower or to any Wholly-Owned Subsidiary of the Borrower, and the Borrower may make intercompany loans to its Wholly-Owned Subsidiaries;

               (xii) any acquisition of assets solely in exchange for the issuance of capital stock, or warrants, options and other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock), of any Loan Party or any of its Subsidiaries; and

               (xiii) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause
          (xiii) that are at any time outstanding, not to exceed $1,000,000 in the aggregate.

          (f) Dividends, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its, or its direct or indirect parent corporation's, capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, or permit its Subsidiaries to do any of the foregoing, except that any Subsidiary of the Borrower may pay Dividends to the

     Borrower or any Wholly-Owned Subsidiary of the Borrower. Notwithstanding the foregoing, so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), (i) the Borrower may make any payment required to be made under any Tax Sharing Agreement, (ii) the Borrower may pay cash Dividends to Sunderland at the times and in the amounts necessary to enable Sunderland to repurchase outstanding shares of Sunderland's common stock following the death, disability or termination of employment of John R. Weeks, Michael M. Farrell or any other eligible participant (who was a regular, full-time employee of Borrower at the time of his or her death, disability or termination of employment) pursuant to and in accordance with the Stock Option Plan, provided that the aggregate amount of cash Dividends paid by the Borrower to Sunderland pursuant to this clause (ii) shall not exceed $1,000,000 in any Fiscal Year of the Borrower and Sunderland immediately uses such Dividends to make such payments and (iii) the Borrower may pay cash Dividends to Parent at the times and in the amounts necessary to enable Parent to make the Warrant Payments so long as (A) Parent immediately uses such proceeds to make such payments, (B) if, after giving pro forma effect to any Warrant Payments by the Borrower, the Interest Coverage Ratio for the Borrower's most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of on which such Warrant Payments are made is greater than 3.25 to 1 and (C) the Borrower is in pro forma compliance with the covenants set forth in Section 5.04.

          (g) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as carried on at the Effective Date. Notwithstanding anything to the contrary contained in this Agreement, (i) Parent will not engage in any business, will have no material assets other than its ownership interest in the Borrower and its Subsidiaries and will have no significant liabilities other than those in connection with this Agreement and the other Loan Documents and (ii) each of the Borrower and each Subsidiary Guarantor will not engage in any business other than the business in which the Borrower and such Subsidiary Guarantor is engaged on the Effective Date. Parent will at all times own 100% of the capital stock of the Borrower.

          (h) Amendments to Charter and Certain Other Agreements. Amend, modify or change, or permit any of its Subsidiaries to amend, modify or change, or Parent will not amend, modify or change, (i) its charter, certificate of incorporation (including, without limitation, by the filing or modification of any certificate of designation) or bylaws (or equivalent organizational documentation) (except as necessary in connection with a transaction permitted under Section 5.02(c) so long as any such amendment, modification or change is not materially adverse in any respect to the interests of the

     Lenders and is not otherwise prohibited by the terms of this Agreement),
     (ii) any agreement entered into by it with respect to its capital stock, or enter into any new agreement with respect to its capital stock (including, but not limited to, the Parent Shareholders Agreement), and any provision of the Mentmore Management Agreement or the Warrant Agreement, other than amendments, modifications or changes thereto or to such new agreements which are not materially adverse in any respect to the interests of the Lenders and are not otherwise prohibited by the terms of this Agreement (in the case of each of clauses (i) and (ii) other than in connection with any issuance of any capital stock not prohibited by the terms of this Agreement), (iii) any provision of any Tax Sharing Agreement, or enter into any new tax sharing agreement (except where the entry into a new tax sharing agreement would not reasonably be expected to have a Material Adverse Effect and the terms of which would not be materially adverse in any respect to the interests of the Lenders, and would not otherwise be prohibited by the terms of this Agreement), or (iv) any of the covenants contained in the Senior Subordinated Notes Indenture, the Senior Subordinated Notes Guaranty or the documentation relating to the New Subordinated Notes or any of the subordination provisions (including any definition referred to therein) of the Senior Subordinated Notes Indenture, the Senior Subordinated Notes Guaranty or the documentation relating to the New Subordinated Notes or add any additional covenants by the Borrower in the Senior Subordinated Notes Indenture or by Parent or any guarantor in the Senior Subordinated Notes Guaranty or otherwise amend or modify any of the Senior Subordinated Note Documents (including, but not limited to, the Registration Rights Agreement) or any documentation relating to the New Subordinated Notes in a manner that the Agent reasonably deems material.

          (i) Limitation on Certain Restrictions on Subsidiaries. Create or otherwise cause or suffer to exist or become effective, or permit any of its Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, any encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Debt owed to the Borrower or any Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any Subsidiary of the Borrower or (c) transfer any of its properties or assets to the Borrower, except in each case for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any licensing agreement entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business, (v) customary provisions restricting the transfer of assets subject to Liens permitted under Section 5.02(a)(v) or (vi), (vi) Existing Debt, (vii) any instrument governing Debt or capital stock of a Person acquired by such Loan Party or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties of any Person, other than the Person, or property or assets of the Person (including any Subsidiary of the Person), so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of this Agreement to be incurred,
     (viii) refinancings or renewals of Existing Debt permitted under Section 5.02(b)(viii) hereof, (ix) customary restrictions in Capitalized Leases, security agreements or mortgages securing Debt of such Loan Party or any of its Subsidiaries to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease, security agreement or mortgage, (x) customary restrictions with respect to an agreement that has been entered into for the sale or disposition of assets or capital stock held by such Loan Party or any of its Subsidiaries, (xi) customary restrictions contained in any agreements or documentation governing Debt permitted under Section 5.02(b)(xi) hereof or governing the issuance of Preferred Stock permitted under Section 5.02(m) hereof, and (xii) (A) the Warrant Agreement, as amended, and (B) the Parent Shareholder Agreement, as amended.

          (j) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles or (ii) Fiscal Year.

          (k) Prepayments, Etc. of Debt. Make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any change of control or similar event of, including, in each case without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due, or make any payment in violation of any subordination terms of, any Debt the aggregate principal amount of which is in excess of $100,000 at any one time outstanding, other than (i) the prepayment of the Advances in accordance with the terms of this Agreement or (ii) any refinancing or renewal of Debt as permitted by Sections 5.02(b)(i), (ii), (iii), (vii),
     (viii), (ix), (x) and (xi), or permit any of its Subsidiaries to do any of the foregoing.


          (l) Creation of Subsidiaries. Establish, create or acquire, or permit any of its Subsidiaries to establish, create or acquire, or Parent shall not establish, create or acquire, any Subsidiaries after the Effective Date without the prior written consent of the Agent in its sole discretion, except for the creation by the Borrower of a Wholly-Owned Subsidiary of the Borrower in connection with a Permitted Acquisition if (i) 100% of the assets and capital stock of such new Subsidiary are pledged in a first priority basis to the Collateral Agent pursuant to the Security Agreement and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent and (ii) such new Subsidiary executes and delivers to the Agent a counterpart of the Subsidiary Guaranty and the Security Agreement. In addition, each new Subsidiary shall execute and deliver all other relevant documentation of the type described in Article III hereof as such new Subsidiary would have had to deliver if such new Subsidiary were a Subsidiary and/or a Subsidiary Guarantor on the Effective Date.

          (m) Issuance of Capital Stock. Issue after the date hereof, or permit any of its Subsidiaries to issue after the date hereof (i) any class of capital stock with mandatory redemption rights maturing earlier than June 30, 2003 or (ii) options or warrants to purchase or securities convertible into, capital stock of the type described in clause (i) above, except (w) options, registration rights or repurchase obligations under the Shareholders Agreement to the extent permitted under this Agreement, (x) transfers and replacements of then outstanding shares of capital stock, (y) stock splits, stock dividends and similar issuances of shares of common stock which do not decrease the percentage ownership of any Loan Party or any of its Subsidiaries in any class of the capital stock of such Subsidiary and (z) to qualify directors to the extent required by applicable law.

          (n) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Secured Parties or
     (ii) in connection with (A) the Senior Subordinated Notes or (B) any Debt secured by purchase money Liens and Capitalized Leases, in each case, to the extent permitted under Sections 5.02(b)(ii) and (iii), respectively. Parent will not create, incur, assume or suffer any Lien upon, or with respect to, the capital stock of the Borrower, and will not sell, transfer, assign, pledge, hypothecate or otherwise convey any interest in the capital stock of the Borrower to any Person.


          (o) Partnerships. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so.

          (p) Other Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions (including, without limitation, take-or-pay contracts) except for Hedge Agreements permitted under Section 5.02(b)(i).

          (q) Hazardous Material. (i) Operate in violation of or allow any of its Subsidiaries or any Person occupying any of the property owned or leased by any Loan Party or any of its Subsidiaries to operate in violation of, any Environmental Law, or (ii) store, manage or dispose of, or permit or allow, or permit any of its Subsidiaries to permit or allow, any Person operating or occupying any of its properties to store, manage or dispose of, any Hazardous Material at, on, in, under or near any such property in violation of any Environmental Law, except where such instances of non-compliance with this Section 5.02(q) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (r) ERISA. Directly or indirectly:

               (i) engage in any transaction, or permit any of its ERISA Affiliates to engage in any transaction, in connection with which the Borrower could be subject to either a tax imposed by Section 4975(a) of the Internal Revenue Code or the corresponding civil penalty assessed pursuant to Section 502(i) of ERISA, which penalties and taxes for all such transactions could be expected to have, in the aggregate, a Material Adverse Effect;

               (ii) permit to exist, or permit any of its ERISA Affiliates to permit to exist, any accumulated funding deficiency, for which a waiver has not been obtained from the Internal Revenue Service, with respect to any Pension Plan;

               (iii) permit to exist, or permit any of its ERISA Affiliates to permit to exist, any failure to make contributions or any unfunded benefits liability which creates, or with the passage of time and any failure to make contributions would create, a statutory lien or requirement to provide security under ERISA or the Internal Revenue Code in favor of the PBGC or any Pension Plan, Multiemployer Plan or other entity;

               (iv) permit, or permit any of its ERISA Affiliates to permit, the sum of the amount of unfunded benefit liabilities (determined in accordance with Statement of Financial Accounting Standards No. 87) under all Pension Plans (excluding each Pension Plan with an amount of unfunded benefit liabilities of zero or less) to exceed $500,000;

               (v) fail to make any payment, or permit any of its ERISA Affiliates to fail to make any payment, to any Multiemployer Plan that it or any if its ERISA Affiliates may be required to make under such Multiemployer Plan, any agreement relating to such Multiemployer Plan, or any law pertaining thereto that could reasonably be expected to have, in the aggregate, a Material Adverse Effect; or

               (vi) withdraw, or permit any of its ERISA Affiliates to withdraw, from any Multiemployer Plan where such withdrawal is likely to result in any liability which could be expected to have, in the aggregate, a Material Adverse Effect.

     SECTION 5.03. Reporting Requirements. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, each Loan Party will furnish to the Lenders, to the extent the following provisions are applicable:

          (a) Default Notice. As soon as possible and in any event within two
     (2) days after any Loan Party obtains knowledge of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default, event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

          (b) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month, a Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such month and Consolidated and consolidating statements of income and Consolidated statements of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month and Consolidated and consolidating statements of income and Consolidated statements of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding month of the preceding Fiscal Year, all in reasonable detail and duly certified by the chief financial officer of the Borrower,

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



     together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing,

     a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, (ii) a schedule in form satisfactory to the Agent of the computations used by the Borrower in determining compliance with the covenants contained in Sections 5.04(a) through (d) and, (iii) in the event of any change from GAAP in the generally accepted accounting principles used in the preparation of such financial statements, a statement of reconciliation conforming such financial statements to GAAP.

          (c) Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each Fiscal Year, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the most recent annual audit, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, (ii) a schedule in form satisfactory to the Agent of the computations used by the Borrower in determining compliance with the covenants contained in Sections 5.04(a) through (d) and (iii) in the event of any change from GAAP in the generally accepted accounting principles used in the preparation of such financial statements, a statement of reconciliation conforming such financial statements to GAAP.

          (d) Annual Financials. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual audit report for such year for Parent and its Subsidiaries, including therein Consolidated and consolidating balance sheets of Parent and its Subsidiaries as of the end of such Fiscal Year and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a

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     Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.04(a) through (d), (iii) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (iv) in the event of any change from GAAP in the generally accepted accounting principles used in the preparation of such financial statements, a statement of reconciliation conforming such financial statements to GAAP.

          (e) Forecasts. As soon as available and in any event no later than fifteen (15) days after the end of each Fiscal Year, forecasts prepared by management of the Borrower and each Subsidiary of the Borrower, in form and detail satisfactory to the Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year following such Fiscal Year then ended and on an annual basis for each Fiscal Year thereafter until the Final Maturity Date.

          (f) Plan Adoptions, Etc. Promptly after (i) the adoption or formal commitment to the adoption thereof, a copy of any new Plan or Multiemployer Plan of any Loan Party or ERISA Affiliate and (ii) any amendment or formal commitment to any amendment thereof, a copy of such amendment to any Plan or Multiemployer Plan of any Loan Party or ERISA Affiliate.

          (g) ERISA Events and ERISA Reports. (i) Promptly and in any event within ten (10) days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

          (h) Plan Terminations. Promptly and in any event within two (2) days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

          (i) Actuarial Reports. Promptly upon receipt thereof by any Loan Party or any ERISA Affiliate, a copy of the annual actuarial valuation report of each Plan the funded current liability percentage (as defined in Section 302(d)(8) of ERISA) of which is less than 100%.


          (j) Plan Annual Reports. Promptly and in any event within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each Schedule B

     (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

          (k) Multiemployer Plan Notices. Promptly and in any event within five
     (5) days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning
     (i) the imposition of Withdrawal Liability by any such Multiemployer Plan,
     (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii).

          (l) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Parent, any Loan Party or any of their respective Subsidiaries of the type described in Section 4.01(i).

          (m) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of their respective Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of their respective Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

          (n) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to the holders of the Senior Subordinated Notes or to any other holder of the securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan, credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.03.

          (o) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by Parent, any Loan Party or any of their respective Subsidiaries under or pursuant to any indenture, loan, credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of Parent, any Loan Party or any of their respective Subsidiaries or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any indenture, loan, credit or similar agreement as the Agent may reasonably request.

          (p) Tax Certificates. Within thirty days after the Borrower (or the common parent corporation of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrower is a member) has filed its final Federal income tax return in respect of a taxable year, a certificate, signed by the President or the chief financial officer of the Borrower (or the common parent corporation), stating that the common parent corporation has filed its Federal income tax return and paid the full amount of taxes reported thereon as being due by such affiliated group.

          (q) Environmental Conditions. Promptly, and in no event more than three (3) days, after the assertion or occurrence thereof, notice of any Environmental Claim against or of any condition or occurrence on any property of any Loan Party or any of its Subsidiaries that (i) could be reasonably expected to result in Environmental Costs and Liabilities equal to or in excess of $500,000 in the aggregate or (ii) causes such property to be subject to any restrictions on the ownership, occupancy, use or transferability by any Loan Party of such property under any Environmental Law. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Loan Party's response thereto. In addition, such Loan Party will provide the Lenders with copies of all written communications with any government or governmental agency relating to material capital expenditures required under Environmental Law or with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 5.03(q), and such detailed reports of any such Environmental Claim as may be requested by the Agent; provided that in any event such Persons shall deliver to each Lender all notices received by them from any government or governmental agency under, or pursuant to, CERCLA.

          (r) Real Property. As soon as available and in any event within thirty
     (30) days after the end of each Fiscal Year, a report supplementing Schedules 4.01(dd) and 4.01(ee) hereto, including an identification of all real and leased property disposed of by the Borrower during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof, and in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

          (s) Insurance. As soon as available, and in any event within thirty
     (30) days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and containing such additional information as any Lender (through the Agent) may reasonably specify.

          (t) Other Information. Such other information respecting the assets, business, condition (financial or otherwise), operations, performance or properties of Parent, any Loan Party or any of their respective Subsidiaries as any Lender (through the Agent) may from time to time request.

     SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligations hereunder or under any Note shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower and its Subsidiaries (on a Consolidated basis) will:

          (a) (i) Total Leverage Ratio. Maintain a Total Leverage Ratio for each period set forth below of not more than the amount set forth below for such period:

              Fiscal Quarter Ending                       Ratio
              ---------------------                       -----

              03/31/1998                                  5.625:1
              06/30/1998                                  5.25:1
              09/30/1998                                  5.00:1
              12/31/1998                                  4.75:1

              03/31/1999                                  4.60:1
              06/30/1999                                  4.40:1
              09/30/1999                                  4.30:1
              12/31/1999                                  4.05:1

              03/31/2000                                  4.05:1
              06/30/2000                                  4.05:1
              09/30/2000                                  4.05:1
              12/31/2000                                  3.35:1

              03/31/2001                                  3.35:1
              06/30/2001                                  3.35:1
              09/30/2001                                  3.35:1

              12/31/2001                                  3.00:1
                   and thereafter

               (ii) Senior Leverage Ratio. Maintain a Senior Leverage Ratio at September 30, 1997 and December 31, 1997 of 1.80:1.

          (b) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio for each Rolling Period set forth below of not less than the amount set forth below for such Rolling Period:

              Rolling Period Ending                       Ratio
              ---------------------                       -----

              09/30/1997                                  1.05:1
              12/31/1997                                  1.05:1

              03/31/1998                                  1.05:1
              06/30/1998                                  1.05:1
              09/30/1998                                  1.15:1
              12/31/1998                                  1.15:1

              03/31/1999                                  1.25:1

              06/30/1999                                  1.30:1
              09/30/1999                                  1.35:1
              12/31/1999                                  1.40:1

              03/31/2000                                  1.40:1
              06/30/2000                                  1.40:1
              09/30/2000                                  1.40:1
              12/31/2000                                  1.50:1
                   and thereafter

          (c) Interest Coverage Ratio. Maintain an Interest Coverage Ratio for each Rolling Period set forth below of not less than the amount set forth below for such Rolling Period:

              Rolling Period Ending                       Ratio

              09/30/1997                                  1.60:1
              12/31/1997                                  1.60:1

              03/31/1998                                  1.60:1
              06/30/1998                                  1.60:1

              09/30/1998                                  1.60:1
              12/31/1998                                  1.90:1

              03/31/1999                                  1.90:1
              06/30/1999                                  1.90:1
              09/30/1999                                  1.90:1
              12/31/1999                                  2.20:1

              03/31/2000                                  2.20:1
              06/30/2000                                  2.20:1
              09/30/2000                                  2.20:1
              12/31/2000                                  2.60:1

              03/31/2001                                  2.60:1
              06/30/2001                                  2.60:1
              09/30/2001                                  2.60:1
              12/31/2001                                  3.00:1
                   and thereafter

          (d) Minimum Net Worth. Maintain at all times an excess of total assets over total liabilities (excluding all subordinated Debt of the Borrower and its Subsidiaries), in each case, of the Borrower and its Subsidiaries (on a Consolidated basis) not less than an aggregate amount of $54,000,000 on the date of Initial Extension of Credit, which amount is subject to increase at a rate of 80% of Consolidated net income of the Borrower and its Subsidiaries.

          (e) Capital Expenditures. Not make any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower in any Fiscal Year set forth below to exceed the amount set forth below for such Fiscal Year:

              Fiscal Year                                 Amount
              -----------                                 ------

              1997                                        $5,000,000
              1998                                        $5,000,000
              1999                                        $2,000,000
              2000                                        $2,000,000
              2001                                        $2,000,000


                                   ARTICLE VI


                                EVENTS OF DEFAULT

     SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) the Borrower shall fail to pay any principal of, or interest on, any Advance, or Parent or any Loan Party shall fail to make any other payment under any Loan Document, in each case when the same becomes due and payable and such default with respect to a payment of interest shall continue unremedied for a period of four days; or

          (b) any representation or warranty made by Parent or any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

          (c) Parent, the Borrower or any other Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 2.14, 5.01(e), (k), (m) or (n), 5.02 or 5.04; or

          (d) Parent or any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 15 Business Days after the earlier of the date on which (A) a Responsible Officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

          (e) Parent or any Loan Party or any of their respective Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal or notional amount of at least $1,500,000 either individually or in the aggregate (but excluding Debt outstanding hereunder) of

     Parent, such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof (or a trustee with respect thereto) to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) Parent, any Loan Party or any of their respective Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Parent, any Loan Party or any of their respective Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or Parent, any Loan Party or any of their respective Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) any judgment or order for the payment of money in excess of $500,000 (to the extent not fully paid or discharged) shall be rendered against Parent, any Loan Party or any of their respective Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any non-monetary judgment or order that would reasonably be expected to have a Material Adverse Effect shall be rendered against Parent, any Loan Party or any of their respective Subsidiaries, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(m) shall for any reason cease to be in full force and effect and cease to be valid and binding on or enforceable against Parent or any Loan Party party to it, or any such Loan Party shall so state in writing; or

          (j) any Collateral Document after delivery thereof pursuant to Section
     3.01 or 5.01(m) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in any portion of Collateral purported to be covered thereby; or

          (k) any ERISA Event shall have occurred with respect to a Pension Plan or a Multiemployer Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Pension Plans and Multiemployer Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of Parent, the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $500,000; or

          (l) Parent, any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by Parent, the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $500,000; or

          (m) Parent, any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of Parent, the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $250,000 in the aggregate; or

          (n) a Change of Control shall occur;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Appropriate Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to
Section 2.03(c)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Subsidiaries under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

     SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may, irrespective of whether it is taking any of the actions described in Section
6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Agent on behalf of the Lenders in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim.


                                   ARTICLE VII

                                    THE AGENT

     SECTION 7.01. Authorization and Action. Each Lender (in its capacities as a Lender, the Issuing Bank (if applicable) and a potential Hedge Bank) hereby appoints and authorizes the Agent (for purposes of this Article VII, the term "Agent" shall include Fleet (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to any of the Collateral Documents where it at any time acts as such) to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

     SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 8.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 7.03. Fleet and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, Fleet (and any successor Agent) shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Fleet in its individual capacity. Fleet and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries, any of their respective Affiliates and any

Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if Fleet were not the Agent and without any duty to account therefor to the Lenders.

     SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it has and will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, has made and will continue to make its own credit decisions in entering into this Agreement and the other Loan Documents and in taking or not taking action under this Agreement or under the other Loan Documents.

     SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, fees and expenses of counsel) that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this Section 7.05, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of
(a) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (b) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and
(c) their respective Unused Revolving Credit Commitments at such time. The failure of any Lender to reimburse the Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05(a) shall survive the payment in full of principal, interest, fees and all other amounts payable hereunder and under the other Loan Documents.

     (b) Each Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, fees and expenses of counsel) that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this

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Section 7.05(b), the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (b) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) their respective Unused Revolving Credit Commitments at such time. The failure of any Lender to reimburse the Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Issuing Bank for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Issuing Bank for such other Lender's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05(b) shall survive the payment in full of principal, interest, fees and all other amounts payable hereunder and under the other Loan Documents.

     SECTION 7.06. Successor Agents. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this
Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


                                  ARTICLE VIII

                                  MISCELLANEOUS

     SECTION 8.01. Amendments, Etc. No amendment, forbearance or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or 3.02 or, in the case of the Initial Extension of Credit, Section 3.03, (ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) release a substantial part of the Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien on all or substantially all of the Collateral in any transaction or series of related transactions to secure any Obligations other than Obligations owing to the Secured Parties under the Loan Documents or (iv) amend this Section 8.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders if affected by such amendment, waiver or consent, (i)

increase the Commitments of such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender or (iv) change the order of application of any prepayment set forth in
Section 2.06 in any manner that materially affects such Lender; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank, in addition to the Lenders required above to take such action, affect the rights or obligations of the Issuing Bank under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement.

     SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to Parent or the Borrower, at its address at 501 Mosside Boulevard, North Versailles, PA 15137, Attention: John R. Weeks, telecopier number (412) 823-4110, with copies to (a) Mentmore Holdings Corporation, 1430 Broadway, 13th Floor, New York, NY 10018-3308, Attention: William L. Remley, telecopier number
(212) 391-1393 and (b) Winston & Strawn, 200 Park Avenue, New York, NY 10166,
Attention: Robert Ericson, telecopier number (212) 294-4700; if to any Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent or the Issuing Bank, at its address at 56 East 42nd Street, New York, New York 10017, Attention: Paul Tarantino, telecopier number (212) 346-4806; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

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     SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.


     SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand
(i) all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and out-of-pocket expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto, with respect to advising the Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all reasonable costs and expenses of the Agent and the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Agent (which fees and expenses shall include, without limitation, support staff costs and amounts expended in litigation preparation and computerized research, telephone and telefax expenses, mileage, depositions, postage, photocopies, process service, video tapes and each Lender with respect thereto).

     (b) The Borrower agrees to indemnify and hold harmless the Agent, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated hereby or thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Claim relating in any way to any Loan Party or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is proven to have resulted solely from such Indemnified Party's gross negligence or willful misconduct. The Borrower also agrees not to assert any claim against the Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby.

     (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

     (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Agent or any Lender, in its sole discretion.

     (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 8.04 shall survive the indefeasible and irrevocable payment in full of principal, interest, fees and all other amounts payable hereunder and under any of the other Loan Documents.

     SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its respective Affiliates may have.

     SECTION 8.06. Binding Effect. This Agreement shall become effective on the date (the "Effective Date") on which each of Parent, the Borrower and the Agent have signed a counterpart hereof (whether the same or different counterparts) and Parent and the Borrower shall have delivered the same to the Agent and thereafter shall be binding upon and inure to the benefit of Parent, the Borrower and the Agent and their respective successors and assigns, except that neither Parent nor the Borrower shall have the right to assign their respective rights hereunder or any interest herein without the prior written consent of the Lenders.

     SECTION 8.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Borrower (following a demand by such Lender pursuant to Section
2.10 or 2.12) upon at least 5 Business Days' notice to such Lender and the Agent, shall assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 in the aggregate and (y) the total amount of such assigning Lender's Commitment hereunder, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent, shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement and shall be to one or more Eligible Assignees that are not then claiming the amounts demanded by the assigning Lender under Section 2.10 or 2.11, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) no such assignments to any Person that is not a Lender or an Affiliate of a Lender shall be permitted without the consent of the Agent (until the Agent shall have notified the Lenders that syndication of the Commitments hereunder has been completed) and the Borrower (such consent of the Borrower shall not be unreasonably withheld or delayed) provided that no consent of the Borrower shall be required upon the occurrence and the continuance of an Event of Default, and
(vii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500.

     (b) The Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

     (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or the Issuing Bank, as the case may be, hereunder and (y) the Lender or the Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's or the Issuing Bank's rights and obligations under this Agreement, such Lender or the Issuing Bank shall cease to be a party hereto).

     (d) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, make and continue to make its own credit decisions entering into such Assignment and Acceptance and thereafter in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender or Issuing Bank, as the case may be.

     (e) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under a Facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto, as the case may be.

     (g) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it) to any Person other than any Loan Party or any Subsidiary or Affiliate of a Loan Party (subject to the consent of the Borrower, such consent not to be unreasonably withheld or delayed); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

     (h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

     (i) Notwithstanding any other provision contained in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.


     SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 8.09. No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:
(a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     SECTION 8.10. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Agent's or such Lender's Affiliates and their respective officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and
(c) as requested or required by any state, Federal or foreign authority or examiner regulating banks or banking.

     SECTION 8.11. Jurisdiction, Etc. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH

STATE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH SUCH PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT SUCH COURT LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH SUCH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 8.02 OR ON SCHEDULE I, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.

     (b) EACH PARTY TO THIS AGREEMENT HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ANY OBJECTION WHICH IT MAY NOW

OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                          PRECISE HOLDING CORPORATION


                                          By   /s/ William L. Remley
                                            ------------------------------------
                                              Name: William L. Remley
                                              Title: Vice President


                                          PRECISE TECHNOLOGY, INC.



                                          By   /s/ William L. Remley
                                            ------------------------------------
                                              Name: William L. Remley
                                              Title: Vice President


                                          PRECISE TECHNOLOGY OF DELAWARE, INC.



                                          By   /s/ William L. Remley
                                            ------------------------------------
                                              Name: William L. Remley
                                              Title: Vice President


                                          PRECISE TECHNOLOGY OF ILLINOIS, INC.



                                          By   /s/ William L. Remley
                                              Name: William L. Remley
                                            ------------------------------------
                                              Title: Vice President


                                          PRECISE TMP, INC.


                                          By   /s/ William L. Remley
                                            ------------------------------------
                                              Name: William L. Remley

                                              Title: Vice President


                    [Signature Page to the Credit Agreement]

                                          PRECISE POLESTAR, INC.


                                          By   /s/ William L. Remley
                                            ------------------------------------
                                              Name: William L. Remley
                                              Title: Vice President


                                          MASSIE TOOL, MOLD & DIE, INC.


                                          By   /s/ William L. Remley
                                            ------------------------------------
                                              Name: William L. Remley
                                              Title: Vice President


                                          FLEET NATIONAL BANK, as Agent and as
                                          Issuing Bank


                                          By   /s/ John E. Duncan
                                            ------------------------------------
                                              Name: John E. Duncan
                                              Title: Managing Director




                    [Signature Page to the Credit Agreement]

                                          LENDERS:


                                          FLEET NATIONAL BANK


                                          By   /s/ John E. Duncan

                                            ------------------------------------
                                              Name: John E. Duncan
                                              Title: Managing Director


                                          CREDITANSTALT-BANKVEREIN


                                          By /s/ Gregory F. Mathis
                                            ------------------------------------
                                              Name: Gregory F. Mathis
                                              Title: Vice President


                                          By   /s/ Clifford L. Wells
                                            ------------------------------------
                                              Name: Clifford L. Wells
                                              Title: Vice President

                                   SCHEDULE I

                   COMMITMENTS AND APPLICABLE LENDING OFFICES

                                                             Letter of           Domestic                   Eurodollar
       Name of Initial           Revolving Credit             Credit              Lending                    Lending
           Lender                   Commitment              Commitment            Office                      Office

     Fleet National Bank            $15,000,000             $2,000,000       Credit Matters              Credit Matters
                                                                             --------------              --------------
                                                                             56 East 42nd Street         56 East 42nd Street
                                                                             New York, NY 10017          New York, NY 10017
                                                                             Tel: (212) 907-5191         Tel: (212)907-5191
                                                                             Fax: (212) 907-5637         Fax: (212) 907-5637
                                                                             Attn: Jed Duncan            Attn: Jed Duncan
                                                                             One Federal Street          One Federal Street
                                                                             Boston, MA 02110            Boston, MA 02110
                                                                             Tel: (617) 346-4453         Tel: (617) 346-4453
                                                                             Fax: (617) 346-4806         Fax: (617) 346-4806
                                                                             Attn: Eric VanderMel        Attn: Eric VanderMel

                                                                             Operations                  Operations
                                                                             ----------                  ----------
                                                                             One Federal Street          One Federal Street
                                                                             Boston, MA 02110            Boston, MA 02110
                                                                             Tel: (617) 346-4401         Tel: (617) 346-4401
                                                                             Fax: (617) 346-4806         Fax: (617) 346-4806
                                                                             Attn: Paul Taratino         Attn: Paul Taratino

                                                                             Payments                    Payments
                                                                             --------                    --------
                                                                             One Federal Street          One Federal Street
                                                                             Boston, MA 02110            Boston, MA 02110
                                                                             Tel: (617) 346-4401         Tel: (617) 346-4401
                                                                             Fax: (617) 346-4806         Fax: (617) 346-4806
                                                                             Attn: Paul Taratino         Attn: Paul Taratino
                                                                             ABA No.: 011-000-138        ABA No.: 011-000-138
                                                                             Acct. No.:                  Acct. No.:
                                                                             151035103156                151035103156
                                                                             Reference: Precise          Reference: Precise
                                                                             Technology, Inc.            Technology, Inc.

                                                             Letter of          Domestic                   Eurodollar
       Name of Initial           Revolving Credit             Credit             Lending                    Lending
           Lender                   Commitment              Commitment           Office                      Office
        Creditanstalt               $15,000,000                 $0           Credit Matters              Credit Matters
     Corporate Finance,                                                      --------------              --------------
            Inc.                                                             Two Greenwich Plaza         Two Greenwich Plaza
                                                                             Greenwich, CT 06830         Greenwich, CT 06830
                                                                             Tel: (203) 861-6590         Tel: (203) 861-6590
                                                                             Attn: Fiona McKone          Attn: Fiona McKone
                                                                             Tel: (203) 861-6581         Tel: (203) 861-6581
                                                                             Attn: Gregory F.            Attn: Gregory F.
                                                                             Mathis                      Mathis
                                                                             Fax: (203) 861-1475         Fax: (203) 861-1475

                                                                             Operations                  Operations
                                                                             ----------                  ----------
                                                                             Two Greenwich Plaza         Two Greenwich Plaza
                                                                             Greenwich, CT 06820         Greenwich, CT 06820
                                                                             Tel: (203) 861-6421         Tel: (203) 861-6421
                                                                             Attn: Jennifer              Attn: Jennifer
                                                                             Poccia                      Poccia
                                                                             Fax: (203) 861-6594         Fax: (203) 861-6594

                                                                             Payments                    Payments
                                                                             --------                    --------
                                                                             Two Greenwich Plaza         Two Greenwich Plaza
                                                                             Greenwich, CT 06830         Greenwich, CT 06830
                                                                             Tel: (203) 861-6421         Tel: (203) 861-6421
                                                                             Attn: Kim Newsome           Attn: Kim Newsome
                                                                             Tel: (203) 861-6423         Tel: (203) 861-6423
                                                                             Attn: Jennifer              Attn: Jennifer
                                                                             Poccia                      Poccia
                                                                             ABA No.: 021 000 021        ABA No.: 021 000 021
                                                                             Acct. No.: 544-7-           Acct. No.: 544-7-
                                                                             73095                       73095
                                                                             Reference: Precise          Reference: Precise
                                                                             Technology, Inc.            Technology, Inc.

            Total                   $30,000,000             $2,000,000


                                   SCHEDULE II
                                EXISTING ACCOUNTS

Account #        Account Title/Address               Bank                         Purpose                               ABA #
---------        ---------------------               ----                         -------                               -----
                                                     Name/Address
                                                     ------------
Corp.
-----
Accounts
--------

0101199488       Precise Technology, Inc.            Nationsbank                  Controlled Disb A/C                   061112788
                 Attn John Pesarsick                 Charlotte, NC                Precise Technology, Inc.
                 501 Mosside Boulevard
                 North Versailles, PA 15137

3750637364       Precise Technology, Inc.            Nationsbank                  TMP & Polestar Lockbox A/C,           111000012
                 Attn John Pesarsick                 Atlanta, GA                  Precise EFT Customers &
                 501 Mosside Boulevard                                            Master Account (Wire Trfs,
                 North Versailles, PA 15137                                       Controlled Disb Funding)

029-6411         Precise Technology, Inc. for        Mellon Bank (West)           Lockbox A/C                           043000261
                 Nationsbank N.A. as Agent           Pittsburgh, PA               (Opened 4/01/96)
                 501 Mosside Boulevard
                 North Versailles, PA 15137

170-4149         Precise Technology, Inc.            Mellon Bank, N.A.            Pittsburgh Hourly Payroll             043000261
                 Hourly Payroll                      3 Mellon Bank Center
                 501 Mosside Boulevard               Room 153-3502
                 North Versailles, PA 15137          PGH, PA 15259-0001

032-8022         Precise Technology, Inc.            Mellon Bank, N.A.            PGH Tool Shop Hourly Payroll          043000261
                 Tool Shop Hourly Payroll            3 Mellon Bank Center
                 501 Mosside Boulevard               Room 153-3502
                 North Versailles, PA 15137          PGH, PA 15259-0001

576-80994-2      Precise Technology, Inc.            Marine Midland Bank          Rochester Hourly Payroll              021001088
                 455 Rochester Street                68 Genesee Street
                 Avon, NY 14414-9504                 Avon, NY 14414

094-2516         Precise Technology, Inc.            Mellon Bank, N.A.            Layayette Hourly Payroll              043000261
                 4750 Swisher Road                   3 Mellon Bank Center
                 West Lafayette, IN 47906            Room 153-3502
                                                     PGH, PA 15259-0001

170-4288         Precise Technology, Inc.            Mellon Bank, N.A.            Salary Payroll-Precise                043000261
                 Attn John Pesarsick                 3 Mellon Bank Center         Technology, Inc.
                 501 Mosside Boulevard               Room 153-3502
                 North Versailles, PA 15137          PGH, PA 15259-0001


140-6512         Precise Technology, Inc.            Mellon Bank, N.A.            Corporate Petty Cash A/C              043000261
                 Petty Cash Fund                     3 Mellon Bank Center
                 501 Mosside Boulevard               Room 153-3502
                 North Versailles, PA 15137          PGH, PA 15259-0001

576-81207-2      Precise Technology, Inc.            Marine Midland Bank          Misc. (P/R Corrections, C.O.D.,       021001088
                 Special Account                     68 Genesee Street            Etc.)
                 455 Rochester Street                Avon, NY 14414
                 Avon, NY 14414

Account #        Account Title/Address               Bank                         Purpose                               ABA #
---------        ---------------------               ----                         -------                               -----
                                                     Name/Address
                                                     ------------

3750067358       Precise Technology, Inc.            Nationsbank                  PGH Plant Petty Cash                  111000013
                 501 Mosside Boulevard               Charlotte, NC
                 North Versailles, PA 15137
                 Attn: Diane Thomas

3750067361       Precise Technology, Inc.            Nationsbank                  Lafayette Petty Cash                  111000012
                 4750 Swisher Road                   Charlotte, NC
                 West Lafayette, IN 47906
                 Attn: Tammy Metzinger

Delaware
--------
Acct:
-----


0101199496       Precise Technology of DE Inc.       Nationsbank                  Controlled Disb A/C                   061112788
                 Attn John Pesarsick                 Charlotte, NC                Precise Technology of
                 501 Mosside Boulevard                                            Delaware, Inc.
                 North Versailles, PA 15137

145-3010         Precise Technology of DE Inc.       Mellon Bank, N.A.            Delaware Hourly Payroll               043000261
                 Salary/Hourly Payroll AC            3 Mellon Bank Center         (Hourly & Salary)
                 501 Mosside Boulevard               Room 153-3502
                 North Versailles, PA 15137          PGH, PA 15259-0001

3750805497       Precise Technology of DE Inc.       Nationsbank                  Delaware Petty Cash                   111000012
                 Petty Cash Account                  Charlotte, NC
                 220 Lake Drive

                 Newark, DE 19702-3319

Unity Acct:
-----------

0101199504       Precise Technology of DE Inc.       Nationsbank                  Controlled Disb A/C                   061112788
                 Attn John Pesarsick                 Charlotte, NC                Precise Technology of Illinois,
                 501 Mosside Boulevard                                            Inc.
                 North Versailles, PA 15137

005-67925        Precise Tech of Illinois, Inc.      Mellon Bank, N.A.            Unity Payroll                         043000261
                 70 East Rawls Road                  3 Mellon Bank Center         (Hourly & Salary)
                 Des Plaines, IL 60018-1327          Room 153-3502                (Opened 7/01/96)
                 Attn: Judy Chang                    PGH, PA 15259-0001

3750067345       Precise Tech of Illinois, Inc.      Nationsbank                  Unity Petty Cash                      111000012
                 70 East Rawls Road                  Charlotte, NC
                 Des Plaines, IL 60018-1327
                 Attn: Judy Chang

TMP Acct:
---------

3750054824       Precise TMP, Inc.                   Nationsbank                  Precise TMP, Inc.                     111000012
                 Attn John Pesarsick                 Charlotte, NC                Salary Payroll
                 501 Mosside Boulevard
                 North Versailles, PA 15137

Account #        Account Title/Address               Bank                         Purpose                               ABA #
---------        ---------------------               ----                         -------                               -----
                                                     Name/Address
                                                     ------------

3750054811       Precise TMP, Inc.                   Nationsbank                  Hourly Payroll                        111000012
                 2701 75th Street North              Charlotte, NC                St. Pete Mold
                 St. Petersburg, FL 33710

3750054808       Precise TMP, Inc.                   Nationsbank                  Hourly Payroll                        111000012
                 2701 75th Street North              Charlotte, NC                St Pete Tool
                 St. Petersburg, FL 33710

44846330         Precise TMP, Inc.                   Bay Bank                     Hourly Payroll                        011001742
                 134 Ferry Street                    Shrewsberry, MA              South Grafton
                 South Grafton, MA 01560


280154004192     Precise TMP, Inc.                   Boatmen's 1st Nat'l          Hourly Payroll                        101000035
                 1701 Johnson Industrial Drive       Bank of Kansas City          Excelsior Springs
                 Excelsior Springs, MO 64021         Excelsior Springs, MO

0101199512       Precise TMP, Inc.                   Nationsbank                  Controlled Disb A/C                   061112788
                 Attn John Pesarsick                 Charlotte, NC                Precise TMP, Inc.
                 501 Mosside Boulevard
                 North Versailles, PA 15137

3750067374       Precise TMP, Inc.                   Nationsbank                  Excelsior Springs                     111000012
                 1701 Johnson Industrial Drive       Charlotte, NC                Petty Cash
                 Excelsior Springs, MO 640??
                 Attn: Al Surabian

3750067390       Precise TMP, Inc.                   Nationsbank                  South Grafton                         111000012
                 134 Ferry Street                    Charlotte, NC                Petty Cash
                 South Grafton, MA 01560
                 Attn: Linda Kubiak

3750067400       Precise TMP, Inc.                   Nationsbank                  St. Pete Molding                      111000012
                 2701 75th Street North              Charlotte, NC                Petty Cash
                 St. Petersburg, FL 33710
                 Attn: Dean Riordan

3750067413       Precise TMP, Inc.                   Nationsbank                  Massie Petty Cash                     111000012
                 2701 75th Street North              Charlotte, NC
                 St. Petersburg, FL 33710
                 Attn: Dean Riordan

Polestar Acct:
--------------


0101199520       Precise Polestar, Inc.              Nationsbank                  Controlled Disb A/C                   061112788
                 Attn: John Pesarsick                Charlotte, NC                Precise Polestar, Inc.
                 501 Mosside Boulevard
                 North Versailles, PA 15137

005-6741         Precise Polestar, Inc.              Mellon Bank, N.A.            Polestar Payroll                      043000261
                 3110 Research Drive                 3 Mellon Bank Center         (Hourly & Salary)
                 State College, PA 16801             Room 153-3502                (Opened 7/01/96)
                 Attn: Craig McMullen                PGH, PA 15259-0001

Account #        Account Title/Address               Bank                         Purpose                               ABA #
---------        ---------------------               ----                         -------                               -----
                                                     Name/Address
                                                     ------------

3750067332       Precise Polestar, Inc.              Nationsbank                  Polestar Petty Cash                   111000012
                 3110 Research Drive                 Charlotte, NC
                 State College, PA 16801
                 Attn: Craig McMullen

                                SCHEDULE 4.01(a)
                                 SHARE OWNERSHIP

Borrower's Capital Stock owned by Parent:
-----------------------------------------

         o 1,000 shares of Common Stock authorized, no par value, of which 1 share is issued and outstanding.

                                SCHEDULE 4.01(b)
                       SUBSIDIARIES OF PARENT AND BORROWER

                                Jurisdiction                 No. Of Shares
                                ------------                 -------------
Subsidiary                   of Incorporation          Authorized        Outstanding           Ownership                   Rights
----------                   ----------------          ----------        -----------           ---------                   ------

Borrower
--------

Precise Technology           Delaware                  3,000             1000                100% by Borrower              None
of Delaware, Inc.

Precise Technology           Delaware                  1,500             100                 100% by Borrower              None
of Illinois, Inc.

Precise TMP,      Inc.       Virginia                  4,500(1)          1,000(2)            100% by Borrower              None

Precise Polestar, Inc.       Virginia                  100               10                  100% by Precise TMP           None

Massie Tool, Mold            Florida                   100               10                  100% by Precise TMP           None
& Die, Inc.

Parent
------

Borrower                     Delaware                  1,500(3)          1(4)                100% by Parent                None


(1)   2,000 shares of Common Stock and 2,500 shares of Serial Preferred Stock
(2)   1,000 shares of Common Stock
(3)   1,000 shares of Common Stock and 500 shares of 9-1/2% Preferred Stock
(4)   1 share of Common Stock

                                SCHEDULE 4.01(d)
             AUTHORIZATIONS, APPROVALS, ACTIONS, NOTICES AND FILINGS

UCC-1 Financing Statements:
---------------------------

Company                                                Filing Locations
-------                                                ----------------

Precise Technology, Inc.                               Delaware Secretary of State
                                                       New Castle County, DE
                                                       Florida Secretary of State
                                                       Pinellas County, FL
                                                       Illinois Secretary of State
                                                       Cook County, IL
                                                       Massachusetts Secretary of the Commonwealth
                                                       Town of Grafton, MA
                                                       Missouri Secretary of State
                                                       Clay County, MO
                                                       Pennsylvania Secretary of the Commonwealth
                                                       Allegheny County (PA) Prothonotary
                                                       Centre County (PA) Prothonotary
                                                       Indiana Secretary of State
                                                       Tippecanoe County, IN
                                                       New York Secretary of State
                                                       New York County, NY

Precise TMP, Inc.                                      Florida Secretary of State
                                                       Pinellas County, FL
                                                       Massachusetts Secretary of the Commonwealth
                                                       Worcester District, MA
                                                       Town of Grafton, MA
                                                       Northbridge (MA) Town Clerk
                                                       Clay County, MO
                                                       Clay County Recorder, MO
                                                       Virginia State Corporation Commission
                                                       Chesterfield County, VA
                                                       Missouri Secretary of State
                                                       Virginia Secretary of State
                                                       City of Richmond, VA

Precise Technology of Delaware, Inc.                   Delaware Secretary of State
                                                       New Castle County, DE

Company                                                Filing Locations
-------                                                ----------------

Precise Technology of Illinois, Inc.                   Delaware Secretary of State
                                                       New Castle County, DE
                                                       Illinois Secretary of State
                                                       Cook County, IL

Precise Polestar, Inc.                                 Pennsylvania Secretary of the Commonwealth
                                                       Centre County (PA) Prothonotary
                                                       Virginia Secretary of State
                                                       City of Richmond, VA

Massie Tool, Mold & Die, Inc.                          Florida Secretary of State
                                                       Pinellas County, FL

Precise Holding Corporation                            Delaware Secretary of State
                                                       New Castle County, DE
                                                       New York Secretary of State
                                                       New York County, NY

UCC-3 Termination Statements:
-----------------------------

Company                                                Filing Locations
-------                                                ----------------

Precise Technology, Inc.                               Pennsylvania Secretary of the Commonwealth
                                                       Allegheny County (PA) Prothonotary
                                                       Allegheny County (PA) Recorder
                                                       Indiana Secretary of State
                                                       Tippecanoe County, IN
                                                       New York Secretary of State
                                                       Livingston County, NY

Precise TMP, Inc.                                      Pennsylvania Secretary of the Commonwealth
                                                       Allegheny County (PA) Prothonotary
                                                       Florida Secretary of State
                                                       Pinellas County, FL
                                                       Massachusetts Secretary of the Commonwealth
                                                       Worcester Count (Worcester District), MA
                                                       Grafton (MA) Town Clerk
                                                       Northbridge (MA) Town Clerk
                                                       Missouri Secretary of State
                                                       Clay County, MO
                                                       Clay County Recorder, MO
                                                       North Carolina Secretary of State


Company                                                Filing Locations
-------                                                ----------------

Precise TMP, Inc.                                      Alamance County, NC
                                                       Virginia State Corporation Commission
                                                       Chesterfield County, VA
                                                       Ohio Secretary of State

Precise Technology of Delaware, Inc.                   Pennsylvania Secretary of the Commonwealth
                                                       Allegheny County (PA) Prothonotary
                                                       Delaware Secretary of State
                                                       New Castle County, DE

Precise Technology of Illinois, Inc.                   Pennsylvania Secretary of the Commonwealth
                                                       Allegheny County (PA) Prothonotary

Precise Polestar, Inc.                                 Pennsylvania Secretary of the Commonwealth
                                                       Allegheny County (PA) Prothonotary
                                                       Centre County (PA) Prothonotary
                                                       Centre County (PA) Recorder

Massie Tool, Mold & Die, Inc.                          Pennsylvania Secretary of the Commonwealth
                                                       Allegheny County (PA) Prothonotary

Unity Mold Corporation                                 Illinois Secretary of State
                                                       Cook County, IL
                                                       Pennsylvania Secretary of the Commonwealth
                                                       Allegheny County (PA) Prothonotary

Precise Holding Corporation                            New York Secretary of State
                                                       New York County, NY

Mortgage Filings:
-----------------

Company                                                Filing Locations
-------                                                ----------------

Precise TMP, Inc.                                      Clerk of the Circuit Court of Pinellas County, Fla.
                                                       Worcester County (Worcester District) Registry of Deeds
                                                       Worcester County (Worcester District) Registry District of the
                                                       Land Court
                                                       Recorder of Deeds of Clay County, MO

Unity Mold Corporation                                 The Office of the Recorder of Deeds of Cook County, IL


Precise Technology, Inc.                               Livingston County Clerk

Company                                                Filing Locations
-------                                                ----------------

Precise Technology, Inc.                               Recorder of Deeds of Allegheny County, Pennsylvania
                                                       Recorder of Deeds of Centre County, Pennsylvania
                                                       Office of the Recorder for Tippecanoe County, IN

Mortgage Releases:
------------------

See Mortgage Filings

                                SCHEDULE 4.01(l)
                          PLANS AND MULTIEMPLOYER PLANS

1.       Precise Technology, Inc. Employee Retirement Benefit Plan

2.       Precise Technology, Inc. Pension Plan U.E.

3.       Precise TMP/Unity Savings Plan

4. Sunderland Industrial Holdings Corporation 1997 Key Employee Nonqualified Stock Option Plan

                                SCHEDULE 4.01(y)
                                  OPEN YEARS*/

1.       Sunderland Industrial Holdings Corp. & Subs., 1995.

2.       Sunderland Industrial Holding Corp. & Subs., 1994.

3.       Precise Technology, Inc. & Subsidiary, 1993.

4.       Precise Technology, Inc. (Formerly Precise Plastic Products, Inc.),
         1992.

5.       Precise Plastics Products, Inc. c/o Sunderland Industrial Holding
         Corp., 1991.

--------
*/Year references are to calendar years.

                                SCHEDULE 4.01(cc)

                                 EXISTING DEBT

1.       11 1/8% Senior Subordinated Notes due 2007                                                               $75,000,000

2.       Amounts owed under that certain Equipment Lease Agreement dated
         March 17, 1993 by and between Heller Financial Leasing, Inc. and
         Borrower as amended, pursuant to:

                  Rental Schedule No. 1 dated March 17, 1993 in the original                                         $57,285*
                  amount of $180,880.00 in connection with the purchase of one
                  Nissei FS360S100ASE Injection Molding Machine, Serial No.
                  S36NO20.

                  Rental Schedule No. 2 dated March 17, 1993 in the original                                         $70,088*
                  amount of $180,880.00 in connection with the purchase of one
                  Nissei FS360S100ASE Injection Molding Machine, Serial No.
                  S36NO38.

                  Rental Schedule No. 3 dated March 17, 1993 in the original                                         $67,143*
                  amount of $173,280.00 in connection with the purchase of one
                  Nissei FS360S100ASE Injection Molding Machine, Serial No.
                  S36NO37.

                  Rental Schedule No. 4 dated March 17, 1993 in the original                                         $67,143*
                  amount of $173,280.00 in connection with the purchase of one
                  Nissei FS360S100ASE Injection Molding Machine, Serial No.
                  S36NO32.

                  Rental Schedule No. 5 dated March 17, 1993 in the original                                         $53,449*
                  amount of $137,940.00 in connection with the purchase of one
                  Nissei FS260S71ASE Injection Molding Machine, Serial No.
                  S26NO39.

                  Rental Schedule No. 6 dated March 17, 1993 in the original                                         $53,449*
                  amount of $137,940.00 in connection with the purchase of one
                  Nissei FS260S71ASE Injection Molding Machine, Serial No.
                  S26NO40.

                  Rental Schedule No. 7 dated March 17, 1993 in the original                                         $48,222*
                  amount of $124,450.00 in connection with the purchase of one
                  Nissei FS210S50ASE Injection Molding Machine, Serial No.
                  S21NO26.


                  Rental Schedule No. 8 dated March 17, 1993 in the original                                         $48,222*
                  amount of $124,450.00 in connection with the purchase of one
                  Nissei FS210S50ASE Injection Molding Machine, Serial No.

                  S21NO27.

                  Rental Schedule No. 9 dated March 17, 1993 in the original                                         $48,222*
                  amount of $124,450.00 in connection with the purchase of one
                  Nissei FS210S50ASE Injection Molding Machine, Serial No.
                  S21NO31.

                  Rental Schedule No. 10 dated March 17, 1993 in the original                                        $48,222*
                  amount of $124,450.00 in connection with the purchase of one
                  Nissei FS210S50ASE Injection Molding Machine, Serial No.
                  S21NO32.

                  Rental Schedule No. 11 dated March 17, 1993 in the original                                        $48,222*
                  amount of $124,450.00 in connection with the purchase of one
                  Nissei FS210S50ASE Injection Molding Machine, Serial No.
                  S21NO33.

                  Rental Schedule No. 12 dated March 17, 1993 in the original                                        $48,222*
                  amount of $124,450.00 in connection with the purchase of one
                  Nissei FS210S50ASE Injection Molding Machine, Serial No.
                  S21NO35.

                  Rental Schedule No. 13 dated March 17, 1993 in the original                                        $48,222*
                  amount of $124,450.00 in connection with the purchase of one
                  Nissei FS210S50ASE Injection Molding Machine, Serial No.
                  S21NO36.

                  Rental Schedule No. 14 dated September 15, 1995, in the original                                   $71,897*
                  amount of $115,884.00 in connection with the purchase of one
                  Nissei FS160S36ASE Injection Molding Machine, Serial
                  No.S16Q044.

3.    Amounts owed under that certain Master Equipment Lease dated July 17,                                          $40,081*
      1995 by and between Iron and Glass Bank and Borrower in the original amount of $98,885.00 in connection with the purchase of software and related items.

4.    Amounts owed under that certain Lease No. 5293 dated March 11, 1994 by                                        $186,928*
      and between P.C. Leasing, a division of Phoenixcor, Inc. and Precise
      Technology of Delaware, Inc. in the original amount of $314,427.00 in connection with the purchase of one Netstal model HP3500/1650 Injection
      Molding Machine, Serial No. 9N93309 (Guaranteed by Borrower).



5.    Amounts owed under that certain Lease No. 5163 dated December 17, 1993                                        $147,459*
      by and between P.C. leasing, a division of Phoenixcor, Inc. and Precise
      Technology of Delaware, Inc. in the original amount of $265,660.00 in connection with the purchase of one HP2400/870 Injection Molding Machine,
      Serial No. 93303 (Guaranteed by Borrower).

6.    Amounts owed under that certain Lease No. 4814 dated March 12, 1994 by                                        $142,398*
      and between P.C. Leasing, a division of Phoenixcor, Inc. and Precise

      Technology of Delaware, Inc. in the original amount of $265,660.00 in connection with the purchase of one Netstal model HP2400/870 Injection
      Molding Machine, Serial No. 93304 (Guaranteed by Borrower).

7.    Amounts owed under that certain Lease No. 5104 dated December 20, 1993                                        $168,539*
      by and between P.C. Leasing, a division of Phoenixcor, Inc. and Precise
      Technology of Delaware, Inc. in the original amount of $314,427.00 in connection with the purchase of one HP3500/1650 Injection Molding
      Machine, Serial No. 93306 (Guaranteed by Borrower).

8.    Amounts owed under that certain Lease No. 4812 dated March 10, 1994 by                                        $174,530*
      and between P.C. Leasing, a division of Phoenixcor, Inc. and Precise
      Technology of Delaware, Inc. in the original amount of $314,427.00 in connection with the purchase of one Netstal model HP3500/1650 Injection
      Molding Machine, Serial No. 93307 (Guaranteed by Borrower).

9.    Amounts owed under that certain Lease No. 4813 dated December 21, 1993                                        $180,895*
      by and between P.C. Leasing, a division of Phoenixcor, Inc. and Precise
      Technology of Delaware, Inc. in the original amount of $314,427.00 in connection with the purchase of one HP3500/1650 Injection Molding
      Machine, Serial No. 93308 (Guaranteed by Borrower).

10.   Amounts owed under that certain Lease No. 5911 dated December 19, 1995                                        $183,489*
      by and between P.C. Leasing, a division of Phoenixcor, Inc. and Precise
      Technology of Delaware, Inc. in the original amount of $276,888.20 in connection with the purchase of one Netstal HP4000/1650 Sycap Injection
      Molding Machine, Serial No. 9N95193 (Guaranteed by Borrower).

11.   Amounts owed under that certain lease dated December 22, 1993 by and                                           $81,293*
      between P.C. Leasing, a division of Phoenixcor, Inc. And Borrower in the original amount of $271,105.00 in connection with the purchase of various equipment including two special hot stamping systems.

12.   Amounts owed under that certain Lease Agreement dated January 6, 1995 by                                        $3,032*
      and between Vision Financial Group, Inc. and Borrower in the original amount of $16,250.00 in connection with the purchase of one Hyster
      Spacesaver model S50XL2 Fork Lift Truck, Serial No. C187V10385R.


13.   Amounts owed under that certain Loan and Security Agreement dated as of                                       $112,604*
      December 1, 1994 by and among The Delaware Economic Development Authority,
      Precise Technology of Delaware, Inc. And Borrower (as guarantor) in the original amount of $200,000.00 in connection with the purchase of certain machinery and equipment

14.   Amounts owed under that certain Master Equipment Lease dated January 6,                                        $21,000*
      1996 by and between Tredegar and Iron and Glass Bank in the original amount of $30,000.00 in connection with the purchase of software.

15.   Amounts owed under that certain Promissory Note by Borrower to Concord                                        $186,296*
      Commercial, Division of Marine Midland Business Loans, Inc. ("Concord")
      dated March 26, 1996 and that certain Security Agreement by and between
      Borrower and Concord dated March 26, 1996 in the original amount of

      $272,040.00 in connection with the purchase of one Charmilles Roboform
      Model 2000 EDM Machining Center, Serial No. 125129 and one Roboform Model
      C200 EDM Machining Center, Serial No. 26155.

16.   Amounts owed under that certain Equipment Lease No. 2464 by and between                                     $1,144,669*
      Borrower and Toshiba Machine Company, America dated as of March 22,
      1996 in the original amount of $1,460,060 in connection with the purchase of eight Toshiba Plastic Injection Molding Machines.

17.   Amounts owed under that certain Equipment Lease No. 2470 by and between                                       $129,627*
      Borrower and Toshiba Machine Company, America dated as of May 29,
      1996 in the original amount or $145,035 in connection with the purchase of a
      Toshiba Plastic Injection Molding Machine, Serial #625102.

18.   Amounts owed under that certain Equipment Lease No. 2503 by and between                                       $134,847*
      Borrower and Toshiba Machine Company, America dated as of July 30, 1996 in the original amount or $144,810 in connection with the purchase of a
      Toshiba Plastic Injection Molding Machine, Serial # 625303.

19.   Amounts owed under that certain Equipment Lease No. 2518 by and between                                       $134,989*
      Borrower and Toshiba Machine Company, America dated as of July 30, 1996 in the original amount or $144,810 in connection with the purchase of a
      Toshiba Plastic Injection Molding Machine, Serial # 625202.

20.   Amounts owed under that certain Equipment Lease No. 2537 by and between                                       $130,492*
      Borrower and Toshiba Machine Company, America dated as of September
      30, 996 in the original amount or $144,810 in connection with the purchase of a Toshiba Plastic Injection Molding Machine, Serial # 627404.

21.   Amounts owed under that certain Equipment Lease No. 2552 by and between                                       $132,798*
      Borrower and Toshiba Machine Company, America dated as of October 31,
      1996 in the original amount of $144,810 in connection with the purchase of a
      Toshiba Plastic Injection Molding Machine, Serial # 627604.


22.   Amounts owed under that certain Equipment Lease No. 2553 by and between                                       $132,798*
      Borrower and Toshiba Machine Company, America dated as of October 31,
      1996 in the original amount of $144,810 in connection with the purchase of a
      Toshiba Plastic Injection Molding Machine, Serial # 628204.

23.   Amounts owed under that certain Equipment Lease No. 2561 by and between                                       $131,826*
      Borrower and Toshiba Machine Company, America dated as of December
      31, 1996 in the original amount of $144,810 in connection with the purchase of a Toshiba Plastic Injection Molding Machine, Serial # 636610.

24.   Amounts owed under that certain Equipment Lease No. 2570 by and between                                       $125,675*
      Borrower and Toshiba Machine Company, America dated as of January 31,
      1997 in the original amount of $144,810 in connection with the purchase of a
      Toshiba Plastic Injection Molding Machine, Serial # 628304.

25.   Amounts owed under that certain Equipment Lease No. 2574 by and between                                       $188,842*
      Borrower and Toshiba Machine Company, America dated as of January 31,
      1997 in the original amount of $217,575 in connection with the purchase of a

      Toshiba Plastic Injection Molding Machine, Serial # 521309.

26.   Amounts owed under that certain Equipment Lease No. 2589 by and between                                       $133,042*
      Borrower and Toshiba Machine Company, America dated as of March 31,
      1997 in the original amount of $144,810 in connection with the purchase of a
      Toshiba Plastic Injection Molding Machine, Serial # 641212.

27.   Amounts owed under that certain Promissory Note (A/C #28470-3) by and                                         $171,942*
      between Precise TMP, Inc. and Concord Commercial Corp., dated as of May
      2, 1996 in the original amount of $215,000 in connection with the purchase of a Charmilles Roboform EDM Machine, Serial #600452.

28.   Amounts owed under that Certain Lease Agreement #28470-4 by and                                               $225,710*
      between Precise TMP, Inc. and Concord Commercial Corp., dated as of
      August 29, 1996 in the original amount of $269,300 in connection with the purchase of a Sumitomo Plastic Injection Molding Machine, Serial #
      MOEN0012.

29.   Amounts owed under that certain Lease Agreement #28470-7 by and between                                       $182,607*
      Precise TMP, Inc. and Concord Commercial Corp., dated as of November 15,
      1996 in the original amount of $204,550 in connection with the purchase of a
      Sumitomo Plastic Injection Molding Machine, Serial #MOEQ0080.

30.   Amounts owed under that certain Lease Agreement #28470-8 by and between                                       $271,015*
      Borrower and Concord Commercial Corp., dated as of December 2, 1996 in the original amount of $354,019 in connection with the purchase of various equipment including a Special Robotics System for Tobacco, a Fork Truck,
      an Optical Measuring Machine and Pro-Engineer Software and a
      Workstation.


31.   Amounts owed under that certain Lease Agreement #28470-10 by and                                               $60,357*
      between Borrower and Concord Commercial Corp., dated as of February 11,
      1997 in the original amount of $68,268 in connection with the purchase of a
      Okamoto Automatic Surface Grinder, Serial #75003.

32.   Amounts owed under that certain Lease Agreement #28470-11 by and                                              $151,623*
      between Borrower and Concord Commercial Corp., dated as of March 18,
      1997 in the original amount of $164,300 in connection with the purchase of a
      Bostomatic CNC Milling and Drilling Machine, Serial #32-311.

33.   Amounts owed under that certain Lease Agreement #28470-12 by and                                              $123,886*
      between Precise Technology of Illinois, Inc. and Concord Commercial Corp.,
      dated as of April 9, 1997 in the original amount of $128,798 in connection with the purchase of a Charmilles Roboform EDM Machine, Serial #DD3008.

34.   Amounts owed under that certain Lease Agreement #28470-13 by and                                              $223,410*
      between Precise TMP, Inc. and Concord Commercial Corp., dated as of May
      28, 1997 in the original amount of $223,410 in connection with the purchase of a Okamoto Surface Grinding Machine, Serial #S8121.

35.   Amounts owed under that certain Lease Agreement #16113-12470 by and                                           $382,965*
      between Precise Polestar, Inc. and U.S. Bancorp Leasing & Financial, dated as of June 3, 1996 in the original amount of $470,000 in connection with the purchase of (3) Sumitomo Plastic Injection Molding Machines.

*Outstanding as of May 31, 1997

                                SCHEDULE 4.01(dd)
                               OWNED REAL PROPERTY

      Owned Properties                                        Book Value                     Fair Market Value
      ----------------                                        ----------                     -----------------

1.    2701 75th Street North                                  $2,320,113                     $2,200,000(1)
      2600 72nd Street North
      St. Petersburg, Florida 33710
      Parcel 3A and 3B,
      CTIC Policy FL5097 107 20701
      County: Pinellas County
      Owner:  Precise TMP, Inc.

2.    2401 72nd Street North                                  $1,245,833                     $1,917,100(2)
      St. Petersburg, Florida 33710
      Parcel 1, CTIC Policy FL5097 107 20701
      County: Pinellas County
      Owner:  Precise TMP, Inc.

3.    Anvil Street Parking Lot                                Amount included in             $80,000(2)
      St. Petersburg, Florida 33710                           book value of No. 2
      Parcel 2, CTIC Policy FL5097 107 20701
      County: Pinellas County
      Owner:  Precise TMP, Inc.

4.    132-134 Ferry Street                                    $869,667                       $1,200,000(1)
      South Grafton, Massachusetts 01560
      CTIC Policy 9751-00428
      County: Worcester District
      Owner:  Precise TMP, Inc.

5.    1701 Johnson Industrial Drive                           $1,207,708                     $843,100(2)
      Excelsior Springs, Missouri 64021
      CTIC Policy 26-908-107-9720391
      County: Clay County
      Owner:  Precise TMP, Inc.

6.    501 Mosside Boulevard                                   $1,695,629                     $2,000,000(3)
      North Versailles, Pennsylvania
        15137-2553
      CTIC Policy 97-418
      County: Allegheny County
      Owner:  Borrower



      Owned Properties                                        Book Value                     Fair Market Value
      ----------------                                        ----------                     -----------------
7.    4750 Swisher Road                                       $1,337,425                     $940,000(3)
      West Lafayette, Indiana 47906-9766
      CTIC Commitment 97-1273
      County: Tippecanoe County
      Owner:  Borrower

8.    70 East Rawls Road                                      $679,478                       $600,000(4)
      Des Plaines, Illinois 60018
      CTIC Policy 1401 007661779 D1
      County: Cook County
      Owner: Precise Technology of Illinois, Inc.

-----------------------------
(1)   Based on appraisals received in 1996.
(2)   Based on tax values of each property.
(3)   Based on appraisals received in 1992.
(4)   Based on appraisals received in 1995.

                                SCHEDULE 4.01(ee)
                              LEASED REAL PROPERTY

      Leased Properties                                                  Expiration Date                           Annual Rental
      -----------------                                                  ---------------                           -------------
1.    One Main Street                                                    June   30, 1998                           $144,000
      Northbridge, Massachusetts 01588
      County: Worcester District
      Lessee: Precise TMP, Inc.
      Lessor: Sidney Covich, Trustee of
                Whitinsville Redevelopment Trust

2.    Industrial Drive                                                   June 2001;                                $183,750
      Holden, Massachusetts                                              one 2-year renewal option
      County: Worcester County
      Lessee: Precise TMP, Inc.
      Lessor: Michael A. Gaffin, Trustee of
                   Jarrell Realty Trust

3.    3110 Research Drive                                                July 30, 2003;                            $217,000
      State College, Pennsylvania 16801                                  two 5-year renewal options
      County: Centre County
      Lessee: Precise Polestar, Inc.
      Lessor: Partners Plus

4.    Moshannon Valley Enterprise Center                                 April 1, 2002                             $68,351
      North Philipsburg, Pennsylvania 16866                              option for additional
      County: Centre County                                              5 year term at
      Lessee: Precise Polestar, Inc.                                     negotiated rent
      Lessor: Moshannon Valley Economic
                   Development Partnership, Inc.

5.    220 Lake Drive, Suite 300                                          December 31, 1999                         $192,264
      Newark, Delaware 19702-3319                                        2 five year
      County: New Castle County                                          renewal options
      Lessee: Precise Technology of
                   Delaware, Inc.
      Lessor: Pencader Hundred-OP&F, Inc.


      Leased Properties                                                  Expiration Date                           Annual Rental
      -----------------                                                  ---------------                           -------------
6.    50/60 East Rawls Road                                              July 31, 1997; currently                  $79,416.96 plus
      Des Plaines, Illinois 60018                                        negotiating 2-year extension              CPI adjustment
      County: Cook County
      Lessee: Precise Technology

                   of Illinois, Inc.
      Lessor: Water Saver Faucet Co.

7.    11260 Chester Road, Suite 225                                      July 31, 1997                             $30,959
      Cincinnati, Ohio                                                   Vacant and will
      County: Hamilton County                                            not be renewed
      Lessee: Precise TMP, Inc.
      Lessor: Spectrum Office Tower

8.    Richmond Sales Office                                              April 1998                                $16,125
      4825 Radford Avenue
      Suite 101
      Richmond, VA 23230
      County: Independent City
      Lessee: Precise Technology, Inc.
      Lessor: H.S.K. Associates, Inc.

9.    1225 Jay Lane                                                      December 2005                             $237,200.04
      Riverbend Industrial Park
      Graham, North Carolina 27253
      County: Alamance County
      Lessee: Precise TMP, Inc.
      Lessor: Riverbend Associates

10.   2601 75th Street North                                             October 31, 1997                          $112,000
      St. Petersburg, Florida 33710
      County: Pinellas County
      Lessee: Precise TMP, Inc.
      Lessor: Ram Industries, Inc.

                                SCHEDULE 4.01(ff)
                                   INVESTMENTS

                             Amount                                      Obligor/Issuer                            Maturity
                             ------                                      --------------                            --------
Borrower:
---------
                   1,000 shares of Common Stock               Precise Technology of Delaware, Inc.                     N/A

                   100 shares of Common Stock                 Precise Technology of Illinois, Inc.                     N/A

                   1,000 shares of Common Stock               Precise TMP, Inc.                                        N/A


Parent:
-------


                   1 share of Common Stock                    Borrower                                                 N/A

Subsidiary Guarantors:
----------------------
                   10 shares of Common Stock                  Precise Polestar, Inc.                                   N/A
                                                                 held by Precise TMP, Inc.

                   10 shares of Common Stock                  Massie Tool, Mold & Die, Inc.                            N/A
                                                                 held by Precise TMP, Inc.

                                SCHEDULE 4.01(gg)
                              INTELLECTUAL PROPERTY

                                          Jurisdiction                 Registration    Date of             Expiration Date
                                          ------------                 ------------    -------             ---------------
                                                                       Number          Registration
Patents
-------
Precise TMP, Inc.
-----------------
Squeeze Bottle Atomizer                   U.S. Patent &                4,223,842          9/23/80               9/23/97
                                          Trademark Office

Squeeze Bottle Dispenser                  U.S. Patent &                4,226,367          10/7/80               10/7/97
                                          Trademark Office

Dispenser                                 U.S. Patent &                4,235,557          11/25/80              11/25/97
                                          Trademark Office

Tablet Dispenser                          U.S. Patent &                5,275,291          1/4/94                1/4/11
                                          Trademark Office

Precise Technology, Inc.
------------------------
Hand-Held Cap Opener                      U.S. Patent &                4,770,069          9/13/88               9/13/05
for Child Resistant Containers            Trademark Office



Trademarks
----------

Precise TMP, Inc.
-----------------
For aerosol and spray pump                U.S. Patent &                1,123,729          8/7/79                8/7/99
actuators and valves, all being           Trademark Office
parts and fittings for containers.

                                SCHEDULE 4.01(ii)
                                  LABOR MATTERS

1. Precise Technology, Inc. and United Electrical, Radio and Machine Workers of America (U.E.) and Local 645, United Electrical, Radio and Machine Workers of America (U.E.).

                               SCHEDULE 5.02(iii)
                                 EXISTING LIENS

Uniform Commercial Code Filings: None, Except:

Precise Technology, Inc.

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral


Heller Financial, Inc.          S/S Pennsylvania       4/5/93     21801581     Thirteen (13) Leased
                                                                               Nissei Equipment
                                                                               Injection Molding
                                                                               Machines

Concord Commercial              S/S Pennsylvania       5/13/93    21930269     One (1) Leased Nissei
Corporation                                                                    Injection Molding
                                                                               Machine

Siemens Credit                  S/S Pennsylvania       5/20/93    21950740     One (1) Leased
Corporation                                                                    ROLM 9200 Phone
                                                                               and Phonemail
                                                                               System

Copelco Credit                  S/S Pennsylvania       8/9/93     22281608     Leased Copier
Corporation (assignee of                                                       Equipment
Van Dyk Business
Systems)

P.C. Leasing, a Division        S/S Pennsylvania       1/27/94    22791021     Two (2) Leased USI
of Phoenixcor, Inc.                                                            Hot Stamping
                                                                               Systems and one (1)
                                                                               Zellerbach Heat
                                                                               Tunnel

Citicorp Dealer Finance         S/S Pennsylvania       5/24/94    23160818     One (1) 530XL
(assignee of Equipco,                                                          Forklift bearing serial
Division Phillips Corp.)                                                       no. B010B9223P

Citicorp Dealer Finance         S/S Pennsylvania       7/11/94    23310056     One (1) 530XL
(assignee of Equipco,                                                          Forklift bearing serial
Division Phillips Corp.)                                                       no. B010B09582R

Vision Financial Group,         S/S Pennsylvania       2/2/95     23960465     One (1) Hyster Fork
Inc.                                                                           Truck bearing serial
                                                                               no. C187V10385R

Siemens Credit                  S/S Pennsylvania       2/28/95    24031158     One (1) Leased

Corporation                                                                    ROLM 9600 Phone
                                                                               and Phonemail
                                                                               System

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral

The DuPont Merck                S/S Pennsylvania       2/28/95    24040299     DuPont
Pharmaceutical Company                                                         Merck/DuPont Parts
                                                                               bearing supplier
                                                                               identification nos.
                                                                               4280, 4284, 4281,
                                                                               4283, 4341, 4342 and
                                                                               4282

EI DuPont De Nemours            S/S Pennsylvania       2/28/95    24040301     DuPont
Medical Product Division                                                       Merck/DuPont Parts
                                                                               bearing supplier
                                                                               identification nos.
                                                                               4352B, 4352A, 4350,
                                                                               4351, 4373, 4340,
                                                                               4438, 4377, 4377A,
                                                                               4375, 4376, 4374,
                                                                               4378, 4348, 4373,
                                                                               4344, 4343, 4337,
                                                                               4338 and 4429

Iron and Glass Bank             S/S Pennsylvania       7/7/95     24450799     Computer Software
                                                                               and Demonstration
                                                                               Station

Heller Financial Leasing,       S/S Pennsylvania       9/22/95    24690963     One (1) Nessei
Inc.                                                                           Injection Molding
                                                                               Machine

Toshiba Machine                 S/S Pennsylvania       11/6/95    24831054     One (1) Toshiba
Company, America                                                               Plastic Injection
                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               509707

Business Credit Leasing         S/S Pennsylvania       3/4/96     25211497     Equipment under
                                                                               Lease no. 564472

TM Acceptance Corp.             S/S Pennsylvania       3/25/96    25281420     One (1) Toshiba

                                                                               Plastic Injection
                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               620301

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral

Concord Commercial, a           S/S Pennsylvania       4/21/92    20730254     One (1) Roboform            1) Amendment
division of HSBC                                                               Model C200 EDM              filing - 5/13/93 -
Business Loans, Inc.                                                           Machining Center            change of name of
(assignee of Concord                                                                                       the Debtor from
Commercial Corporation)                                                                                    Precise Plastic
                                                                                                           Products, Inc. to
                                                                                                           Precise Technology,
                                                                                                           Inc.
                                                                                                           2) Assignment filing
                                                                                                           to Concord
                                                                                                           Commercial: 4/1/96
                                                                                                           3) Continuation
                                                                                                           filing: 1/17/97

Concord Commercial, a           S/S Pennsylvania       4/1/96     25310583     One (1) Charmilles
division of HSBC                                                               Roboform Model
Business Loans, Inc.                                                           2000 EDM Machining
(assignee of Concord                                                           Center
Commercial Corporation)

Heller Financial, Inc.          S/S Pennsylvania       4/17/96    25361129     One (1) Toshiba             Assignment Filing
(assignee of TM                                                                Plastic Injection           to Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/26/96
                                                                               625102

U.S. Bancorp Leasing &          S/S Pennsylvania       6/18/96    25570326     Three (3) Sumitomo
Financial - Machine Tool                                                       Plastic Injection
Finance Group                                                                  Molding Machines
                                                                               with all accessories
                                                                               and attachments

Heller Financial Leasing,       S/S Pennsylvania       1/12/96    25060183     One (1) Toshiba             Assignment filing to
Inc. (assignee of TM                                                           Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/26/96
                                                                               509707


Heller Financial Leasing,       S/S Pennsylvania       1/12/96    25060184     One (1) Toshiba             Assignment filing to
Inc. (assignee of TM                                                           Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/26/96
                                                                               517811

Heller Financial Leasing,       S/S Pennsylvania       3/18/96    25260389     One (1) Toshiba             Assignment filing to
Inc. (assignee of TM                                                           Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/26/96
                                                                               520507

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral


Heller Financial Leasing,       S/S Pennsylvania       3/27/96    25300089     One (1) Toshiba             Assignment filing to
Inc. (assignee of TM                                                           Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/26/96
                                                                               620301

Heller Financial Leasing,       S/S Pennsylvania       2/7/96     25140369     One (1) Toshiba             Assignment filing to
Inc. (assignee of TM                                                           Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/28/96
                                                                               519211

Heller Financial Leasing,       S/S Pennsylvania       2/20/96    25171277     One (1) Toshiba             Assignment filing to
Inc. (assignee of TM                                                           Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/28/96
                                                                               517706

Heller Financial Leasing,       S/S Pennsylvania       2/20/96    25171278     One (1) Toshiba             Assignment filing to
Inc. (assignee of TM                                                           Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/28/96
                                                                               517205

Heller Financial Leasing,       S/S Pennsylvania       3/18/96    25260390     One (1) Toshiba             Assignment filing to
Inc. (assignee of TM                                                           Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/28/96
                                                                               520807


Heller Financial Leasing,       S/S Pennsylvania       7/3/96     25620444     One (1) Toshiba             Assignment filing to
Inc. (assignee of TM                                                           Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          9/30/96
                                                                               625303

Heller Financial Leasing,       S/S Pennsylvania       11/6/95    24831053     One (1) Toshiba             Assignment filing to
Inc. (assignee of TM                                                           Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          7/10/96
                                                                               509707

Heller Financial Leasing,       S/S Pennsylvania       7/24/96    25690165     One (1) Toshiba             Assignment filing to
Inc. (assignee of TM                                                           Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          9/30/96
                                                                               625202

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral

Heller Financial Leasing,       S/S Pennsylvania       9/19/96    25870479     One (1) Toshiba
Inc. (assignee of TM                                                           Plastic Injection
Acceptance Corp.)                                                              Molding Machine
                                                                               bearing serial no.
                                                                               521309

Heller Financial Leasing,       S/S Pennsylvania       9/19/96    25870480     One (1) Toshiba
Inc. (assignee of TM                                                           Plastic Injection
Acceptance Corp.)                                                              Molding Machine
                                                                               bearing serial no.
                                                                               627404

TM Acceptance Corp.             S/S Pennsylvania       10/28/96   26000485     One (1) Toshiba
                                                                               Plastic Injection
                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               628204

TM Acceptance Corp.             S/S Pennsylvania       10/28/96   26000486     One (1) Toshiba
                                                                               Plastic Injection
                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               627604


Concord Commercial, a           S/S Pennsylvania       11/8/96    26050111     One (1) Charmilles
division of HSBC                                                               Robofil Injection
Business Loans, Inc.                                                           Molding Machine

TM Acceptance Corp.             S/S Pennsylvania       11/26/96   26101263     One (1) Toshiba
                                                                               Plastic Injection
                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               628304

Concord Commercial, a           S/S Pennsylvania       11/27/96   26110311     One (1) each model
division of HSBC                                                               L290 Special System
Business Loans, Inc.                                                           for Tobacco, Optical
                                                                               Measuring Machine
                                                                               and Pro Engineer and
                                                                               Workstation including
                                                                               attachments and
                                                                               accessories

Siemens Credit                  S/S Pennsylvania       12/18/96   26180018     Two Siemens 9230
Corporation                                                                    Phone Systems

TM Acceptance Corp.             S/S Pennsylvania       12/24/96   26201145     One (1) Toshiba
                                                                               Plastic Injection
                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               636610

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral


Concord Commercial,             S/S Pennsylvania       2/21/97    26390180     One (1) Okamoto
division of HSBC                                                               Automatic Surface
Business Loans, Inc.                                                           Grinder

TM Acceptance Corp.             S/S Pennsylvania       2/24/97    26400298     One (1) Toshiba
                                                                               Plastic Injection
                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               641212

Concord Commercial,             S/S Pennsylvania       3/11/97    26450152     One (1) Bostomatic
division of HSBC                                                               CNC Bed Type
Business Loans, Inc.                                                           Precision Milling,
                                                                               Drilling, Boring and

                                                                               Container Machine

General Electric Capital        Allegheny County       2/15/91    91-01467     Machine Tools to            1) Amendment
Corporation                     (Prothonotary), PA                             include One (1)             filing - 10/25/93 -
                                                                               Cincinnati Milacron         change of name of
                                                                               bearing serial no.          Debtor from Precise
                                                                               4036A61/91-26               Plastic Products,
                                                                                                           Inc. to Precise
                                                                                                           Technology, Inc.
                                                                                                           2) Continuation
                                                                                                           Filing: 10/2/95

Concord Commercial,             Allegheny County       4/21/92    92-02883     One (1) Roboform            1) Amendment
division of HSBC                (Prothonotary), PA                             C200 EDM                    filing - 5/7/93 -
Business Loans, Inc.                                                           Machining Center            change of name of
(assignee of Concord                                                                                       Debtor from Precise
Commercial Corporation)                                                                                    Plastic Products,
                                                                                                           Inc. to Precise
                                                                                                           Technology, Inc.
                                                                                                           2) Assignment filing
                                                                                                           to HSBC: 4/8/96
                                                                                                           3) Continuation
                                                                                                           Filing: 1/24/97

Concord Commercial,             Allegheny County       4/2/96     96-2213      One (1) Charmilles
division of HSBC                (Prothonotary), PA                             Roboform EDM
Business Loans, Inc.                                                           Machining Center

Heller Financial, Inc.          Allegheny County       4/5/93     02252        Thirteen (13) Leased
                                (Prothonotary), PA                             Nissei Equipment
                                                                               Injection Molding
                                                                               Machines

Concord Commercial              Allegheny County       5/7/93     03072        One (1) Leased Nissei
Corporation                     (Prothonotary), PA                             Model FS260S71ASE
                                                                               Injection Molding
                                                                               Machine with NC-
                                                                               90006 Controls

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral


Siemens Credit                  Allegheny County       5/19/93    03339        One (1) Leased
Corporation                     (Prothonotary), PA                             ROLM 9200 Model
                                                                               230 Phone and

                                                                               Phonemail System

Copelco Capital, Inc.           Allegheny County       8/10/93    05379        Leased Copier               Amendment filing-
(assignee of Van Dyk            (Prothonotary), PA                             Equipment                   4/8/96 - change
Business Systems)                                                                                          name of secured
                                                                                                           party from Copelco
                                                                                                           Credit Corporation
                                                                                                           to Copelco Credit,
                                                                                                           Inc.

P.C. Leasing, a Division        Allegheny County       1/27/94    00470        Two (2) Leased USI
of Phoenixcor, Inc.             (Prothonotary), PA                             Hot Stamping
                                                                               Systems and one (1)
                                                                               Zellerbach Heat
                                                                               Tunnel

Citicorp Dealer Finance         Allegheny County       5/23/94    03371        One (1) 530XL
(assignee of Equipco,           (Prothonotary), PA                             Forklift bearing serial
Division Phillips Corp.)                                                       no. B010B9223P

Citicorp Dealer Finance         Allegheny County       7/8/94     04570-94     One (1) 530XL
(assignee of Equipco,           (Prothonotary), PA                             Forklift bearing serial
Division Phillips Corp.)                                                       no. B010B09582R

Vision Financial Group,         Allegheny County       2/2/95     95-00756     One (1) Hyster Fork
Inc.                            (Prothonotary), PA                             Truck bearing serial
                                                                               no. C187V10385R

Siemens Credit                  Allegheny County       2/28/95    95-001325    One (1) Leased
Corporation                     (Prothonotary), PA                             ROLM 9600 Model
                                                                               210 Phone and
                                                                               Phonemail System

Heller Financial, Inc.          Allegheny County       4/17/96    002694       One (1) Toshiba             Assignment filing to
(assignee of TM                 (Prothonotary), PA                             Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/26/96
                                                                               625102

Heller Financial Leasing,       Allegheny County       1/16/96    96-00317     One (1) Toshiba             Assignment filing to
Inc. (assignee of TM            (Prothonotary), PA                             Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/26/96
                                                                               509707

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral



Heller Financial Leasing,       Allegheny County       1/16/96    96-318       One (1) Toshiba             Assignment filing to
Inc. (assignee of TM            (Prothonotary), PA                             Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/26/96
                                                                               517811

Iron and Glass Bank             Allegheny County       7/10/95    95-04538     Computer Software
                                (Prothonotary), PA                             and Demonstration
                                                                               Station

Heller Financial Leasing,       Allegheny County       9/22/95    95-06371     One (1) Nessei
Inc.                            (Prothonotary), PA                             Injection Molding
                                                                               Machine

TM Acceptance Corp.             Allegheny County       11/21/95   95-07568     One (1) Toshiba
                                (Prothonotary), PA                             Plastic Injection
                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               509707

Heller Financial Leasing,       Allegheny County       3/27/96    96-002113    One (1) Toshiba             Assignment filing to
Inc. (assignee of TM            (Prothonotary), PA                             Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/26/96
                                                                               620301

TM Acceptance Corp.             Allegheny County       4/2/96     002270       One (1) Toshiba
                                (Prothonotary), PA                             Plastic Injection
                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               620301

Heller Financial Leasing,       Allegheny County       2/9/96     96-000960    One (1) Toshiba             Assignment filing to
Inc. (assignee of TM            (Prothonotary), PA                             Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.: 7/2/96
                                                                               bearing serial no.
                                                                               519211

Heller Financial Leasing,       Allegheny County       2/20/96    96-001190    One (1) Toshiba             Assignment filing to
Inc. (assignee of TM            (Prothonotary), PA                             Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.: 7/2/96
                                                                               bearing serial no.
                                                                               517205

Heller Financial Leasing,       Allegheny County       2/20/96    96-001191    One (1) Toshiba             Assignment filing to
Inc. (assignee of TM            (Prothonotary), PA                             Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.: 7/2/96
                                                                               bearing serial no.
                                                                               517706

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral


Heller Financial Leasing,       Allegheny County       3/20/96    96-001926    One (1) Toshiba             Assignment filing to
Inc. (assignee of TM            (Prothonotary), PA                             Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.: 7/2/96
                                                                               bearing serial no.
                                                                               520807

Heller Financial Leasing,       Allegheny County       3/20/96    96-1928      One (1) Toshiba             Assignment filing to
Inc. (assignee of TM            (Prothonotary), PA                             Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          6/26/96
                                                                               520507

Heller Financial Leasing,       Allegheny County       7/16/96    96-5081      One (1) Toshiba             Assignment filing to
Inc. (assignee of TM            (Prothonotary), PA                             Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          10/1/96
                                                                               625303

Heller Financial Leasing,       Allegheny County       7/29/96    96-5407      One (1) Toshiba             Assignment filing to
Inc. (assignee of TM            (Prothonotary), PA                             Plastic Injection           Heller Financial
Acceptance Corp.)                                                              Molding Machine             Leasing, Inc.:
                                                                               bearing serial no.          10/1/96
                                                                               625202

TM Acceptance Corp.             Allegheny County       9/23/96    96-006788    One (1) Toshiba
                                (Prothonotary), PA                             Plastic Injection

                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               521309

TM Acceptance Corp.             Allegheny County       9/23/96    96-6789      One (1) Toshiba
                                (Prothonotary), PA                             Plastic Injection
                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               627404

Concord Commercial, a           Allegheny County       11/14/96   96-8109      One (1) Charmilles
division of HSBC                (Prothonotary), PA                             Robofil Injection
Business Loans, Inc.                                                           Molding Machine

TM Acceptance Corp.             Allegheny County       12/4/96    96-8624      One (1) Toshiba
                                (Prothonotary), PA                             Plastic Injection

                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               628304

Siemens Credit                  Allegheny County       12/27/96   96-9346      Two Siemens 9230
Corporation                     (Prothonotary), PA                             Phone Systems

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral

TM Acceptance Corp.             Allegheny County       12/30/96   96-9366      One (1) Toshiba
                                (Prothonotary), PA                             Plastic Injection
                                                                               Molding Machine
                                                                               bearing serial no.
                                                                               636610

Concord Commercial,             Allegheny County       2/21/97    97-001198    One (1) Okamoto
division of HSBC                (Prothonotary), PA                             Automatic Surface
Business Loans, Inc.                                                           Grinder

Concord Commercial,             Allegheny County       3/11/97    97-001715    One (1) Bostomatic
division of HSBC                (Prothonotary), PA                             Model 32 CNE Bed
Business Loans, Inc.                                                           Type Precision
                                                                               Milling, Drilling,
                                                                               Boring and
                                                                               Contouring Machine

General Electric Capital        Allegheny County       2/15/91    45473        Machine Tools to            1) Amendment
Corporation                     (Real Estate Records),                         include One (1)             filing - 10/25/93 -
                                PA                                             Cincinnati Milacron         change of name of
                                                                               bearing serial no.          Debtor from Precise
                                                                               4036A61/91-26               Plastic Products,
                                                                                                           Inc. to Precise
                                                                                                           Technology, Inc.
                                                                                                           2) Continuation
                                                                                                           Filing: 9/27/95

Concord Commercial,             Allegheny County       4/30/92    47557        One (1) Roboform            1) Amendment
division of HSBC                (Real Estate Records),                         EDM Machining               filing - 5/13/93 -
Business Loans, Inc.            PA                                             Center                      change of name of
(assignee of Concord                                                                                       Debtor from Precise
Commercial Corporation)                                                                                    Plastic Products,
                                                                                                           Inc. to Precise
                                                                                                           Technology, Inc.
                                                                                                           2) Assignment filing
                                                                                                           to HSBC: 4/1/96

                                                                                                           3) Continuation
                                                                                                           filing: 2/3/97

Concord Commercial              Allegheny County       5/13/93    49199        One (1) Nissei
Corporation                     (Real Estate Records),                         Injection Molding
                                PA                                             Machine

Concord Commercial              Allegheny County       11/8/93    49746        One (1) Nissei
Corporation                     (Real Estate Records),                         Injection Molding
                                PA                                             Machine

Concord Commercial,             Allegheny County       4/1/96     52494        One (1) Charmilles
division of HSBC                (Real Estate Records),                         Roboform EDM
Business Loans, Inc.            PA                                             Machining Center

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral

TM Acceptance Corp.             Allegheny County       11/6/96    53266        One (1) Toshiba
                                (Real Estate Records),                         Plastic Injection
                                PA                                             Molding Machine
                                                                               bearing serial no.
                                                                               628204

TM Acceptance Corp.             Allegheny County       11/6/96    53267        One (1) Toshiba
                                (Real Estate Records),                         Plastic Injection
                                PA                                             Molding Machine
                                                                               bearing serial no.
                                                                               627604

U.S. Bancorp Leasing &          Centre County          6/17/96    96-575       Three (3) Sumitomo
Financial - Machine Tool        (Prothonotary), PA                             Plastic Injection
Finance Group                                                                  Molding Machine and
                                                                               all accessories and
                                                                               attachments

Citicorp Dealer Finance         S/S Delaware           5/23/94    9406975      One (1) S30XL
(assignee of Equipco,                                                          Forklift bearing serial
Division of Phillips Corp.)                                                    no. B010B9223P

Citicorp Dealer Finance         S/S Delaware           7/12/94    9409357      One (1) S30XL
(assignee of Equipco,                                                          Forklift bearing serial
Division of Phillips Corp.)                                                    no. B010B9582R

Ashland Chemical                S/S Delaware           6/10/96    96-15916     Purchase Money
Company                                                                        Security Interest in

                                                                               plastic resin Montell
                                                                               Polypropylene SD 242

Business Credit Leasing         S/S Florida            6/3/96     960000114220 One (1) Leased Sharp
(assignee of Van Dyk                                                           Copier bearing serial
Business Systems)                                                              no. 66200431

Siemens Credit                  S/S Florida            12/18/96   960000264312 One (1) Siemen 9230
Corporation                                                                    Phone System

Heller Financial, Inc.          S/S Indiana            4/5/93     1837987      Thirteen (13) Leased
                                                                               Nissei Injection
                                                                               Molding Machines

P.C., Leasing, a division       S/S Indiana            3/18/94    1901496      Two USI Special Hot
of Phoenixcor, Inc.                                                            Stamping Systems
                                                                               bearing serial nos.
                                                                               12994507931 and
                                                                               12994507932 and one
                                                                               (1) Zellerbach
                                                                               Hanagata Auto L-
                                                                               Sealer

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral


American National Bank          S/S Indiana            9/16/94    1937693      All molds of Outer
and Trust Company of                                                           Circle Products, Ltd.
Chicago (assignee of                                                           delivered to, and used
Outer Circle Products,                                                         by, Precise
Ltd.)                                                                          Technology, Inc.

Siemens Credit                  S/S Indiana            4/1/95     1970345      One (1) Rolm 9200
Corporation                                                                    Phone and Phonemail
                                                                               System

Heller Financial Leasing,       S/S Indiana            9/26/95    2010880      One (1) Nissei
Inc.                                                                           Injection Molding
                                                                               Machine

Associates Leasing Inc.         S/S New York           6/20/94    126101       One (1) Hyster
(assignee of Liftech                                                           Forklift bearing serial
Handling Inc.)                                                                 no. B010B09573R

The DuPont Merek                S/S New York           3/1/95     042367       DuPont Merek/

Pharmaceutical Company                                                         DuPont parts bearing
                                                                               supplier identification
                                                                               no. 4339

Ashland Chemical                S/S New York           5/24/96    104773       Purchase Money
Company                                                                        Security Interest in
                                                                               plastic resin - Montell
                                                                               Polypropane SD 242

         B. Precise Technology of Delaware, Inc.

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral


P.C. Leasing, a division        S/S Delaware           2/9/94     9401759      One (1) HP                  Amended: 10/11/94
of Phoenixcor, Inc.                                                            3500/1650 Injection
                                                                               Molding Machine

P.C. Leasing, a division        S/S Delaware           2/9/94     9401760      One (1) HP 2900/870         Amended: 10/11/94
of Phoenixcor, Inc.                                                            Injection Molding
                                                                               Machine

P.C. Leasing, a division        S/S Delaware           2/9/94     9401761      One (1) HP
of Phoenixcor, Inc.                                                            3500/1650 Injection
                                                                               Molding Machine

P.C. Leasing, a division        S/S Delaware           3/25/94    9404060      One (1) Netstal
of Phoenixcor, Inc.                                                            Model HP 3500/1650
                                                                               Injection Molding
                                                                               Machine

P.C. Leasing, a division        S/S Delaware           3/25/94    9404061      One (1) Netstal             Amended: 10/11/94
of Phoenixcor, Inc.                                                            Model HP 3500/1650
                                                                               Injection Molding
                                                                               Machine

P.C. Leasing, a division        S/S Delaware           3/25/94    9404062      One (1) Netstal
of Phoenixcor, Inc.                                                            Model HP 3500/1650
                                                                               Injection Molding
                                                                               Machine

P.C. Leasing, a division        S/S Delaware           3/25/94    9404063      One (1) Netstal             Amendment filing-
of Phoenixcor, Inc.                                                            Model HP 3500/1650          8/31/94 - addition
                                                                               Injection Molding           of serial no.
                                                                               Machine bearing
                                                                               serial no. 93304

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral

Delaware Economic               S/S Delaware           1/3/95     25904        Various equipment to
Development Authority                                                          include Seven (7)
                                                                               Conveyor Systems
                                                                               bearing serial nos.
                                                                               2385, 2384, 2366,
                                                                               2387, 2386, 2383 and
                                                                               2367; and one (1)
                                                                               Five-Ton Bridge
                                                                               Crane bearing serial
                                                                               no. 9406116B; and
                                                                               Air Compressor
                                                                               bearing serial no.
                                                                               F9417U94054; one
                                                                               (1) Dryer bearing
                                                                               serial no. 941TM711;
                                                                               one (1) Granulator
                                                                               bearing serial no.
                                                                               120-1414; and
                                                                               BRP/Rico Equipment
                                                                               Pallet Truck bearing
                                                                               serial no. 11588

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral

Phoenixcor, Inc.                S/S Delaware           1/11/96    96-00859     One (1) Netstal HP
                                                                               4000/1650 Sycap
                                                                               Injection Molding
                                                                               Machine

Delaware Economic               New Castle, DE         1/3/95     9500025      Various equipment to
Development Authority                                                          include Seven (7)
                                                                               Conveyor Systems
                                                                               bearing serial nos.
                                                                               2385, 2384, 2366,

                                                                               2387, 2386, 2383 and
                                                                               2367; and one (1)
                                                                               Five-Ton Bridge
                                                                               Crane bearing serial
                                                                               no. 9406116B; and
                                                                               Air Compressor
                                                                               bearing serial no.
                                                                               F9417U94054; one
                                                                               (1) Dryer bearing
                                                                               serial no. 941TM711;
                                                                               one (1) Granulator
                                                                               bearing serial no.
                                                                               120-1414; and
                                                                               BRP/Rico Equipment
                                                                               Pallet Truck bearing
                                                                               serial no. 11588

         C. Precise Technology of Illinois, Inc.

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral


Concord Commercial,             S/S Illinois           4/15/97    3677416      One Roboform
division of HSBC                                                               Injection Molding
Business Loans, Inc.                                                           Machine

         D. Precise TMP, Inc.

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral

Concord Commercial,             S/S Florida            11/8/96    960000236395 One (1) CMS
division of HSBC                                                               Machining Center
Business Loans, Inc.

Concord Commercial,             S/S Florida            7/9/96     960000141962 One (1) Charmilles
division of HSBC                                                               Roboform 40 Die
Business Loans, Inc.                                                           Sinking EDM
                                                                               Machine

Concord Commercial,             Pinellas County, FL    6/28/96    96-177096    One (1) Charmilles
division of HSBC                                                  Book 9387    Roboform 40 Die
Business Loans, Inc.                                              Page 526     Sinking EDM

                                                                               Machine

Concord Commercial,             S/S Massachusetts      8/26/96    412714       One (1) Sumitomo
division of HSBC                                                               Injection Molding
Business Loans, Inc.                                                           Machine

Toyota Motor Credit             S/S Massachusetts      9/30/96    419637       One (1) Toyota
Corp. (assignee of Brodie,                                                     Forklift bearing serial
Inc.)                                                                          no. 65664

Concord Commercial,             S/S Massachusetts      11/20/96   430911       One (1) Sumitomo
division of HSBC                                                               Injection Molding
Business Loans, Inc.                                                           Machine

Concord Commercial,             Town of Grafton, MA    8/27/96    8047         One (1) Sumitomo
division of HSBC                                                               Injection Molding
Business Loans, Inc.                                                           Machine

Toyota Motor Credit             Town of Grafton, MA    10/1/96    8056         One (1) Toyota
Corp. (assignee of Brodie,                                                     Forklift bearing serial
Inc.)                                                                          no. 65664

Concord Commercial,             Town of Grafton, MA    11/21/96   8069         One (1) Sumitomo
division of HSBC                                                               Injection Molding
Business Loans, Inc.                                                           Machine

         E. Precise Polestar, Inc.

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral

U.S. Bancorp Leasing &          S/S Pennsylvania       6/18/96    25570328     Three (3) Sumitomo
Financial - Machine Tool                                                       Plastic Injection
Finance Group                                                                  Molding Machines

Ethicon-Endo-Surgery,           S/S Pennsylvania       12/19/96   26180869     Equipment of Secured
Inc.                                                                           Party (the "Owner")
                                                                               supplied to Debtor

U.S. Bancorp Leasing &          Centre County          6/17/96    96-574       Three (3) Sumitomo
Financial - Machine Tool        (Prothonotary), PA                             Plastic Injection
Finance Group                                                                  Molding Machines

Ethicon-Endo-Surgery,           Centre County          12/18/96   96-1214      Equipment of Secured
Inc.                            (Prothonotary, PA),                            Party (the "Owner")
                                PA                                             supplied to Debtor


         F. Massie Mold, Tool & Die, Inc.

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral

NONE

         G. Precise Holding Corporation

                                Filing                 Filing     Filing       Description                 Comments
Secured Party                   Location               Date       Number       of Collateral

NONE

                                                                EXHIBIT A TO THE
                                                                CREDIT AGREEMENT

                              REVOLVING CREDIT NOTE


                                                              New York, New York
$____________                                                 Dated:____________


     FOR VALUE RECEIVED, the undersigned, PRECISE TECHNOLOGY, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of ____________________ or its registered assigns (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of June 13, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms defined therein being used herein as therein defined) among Precise Holding Corporation, the Borrower, certain subsidiaries of the Borrower, the lenders from time to time party thereto (including the Lender) and Fleet National Bank, as Agent for the Lender and such other lenders on the Final Maturity Date.

     The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to Fleet National Bank, as Agent, at Fleet National Bank, ABA No. 011-000-138, for further credit to Account No. 151035103156, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Note.

     This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (the "Revolving Credit Advances") by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal


KL2:197205.2
hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Note, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents. All payments made by the Borrower under this Note shall be made without relief from valuation and appraisement laws.

     The Borrower waives presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor and of maturity. No single or partial exercise of any power hereunder shall preclude other or further exercise thereof or the exercise of any other power. This Note may not be changed orally, but only by an agreement in writing which is signed by the party or parties against which enforcement of any waiver, change, modification or discharge is sought.

     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS NOTE, THE BORROWER IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE BROUGHT IN ANY OF THE AFORESAID COURTS. THE BORROWER WAIVES TRIAL BY JURY AND ALL OTHER NOTICES OR DEMANDS IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT OR ENFORCEMENT OF PAYMENT OF THIS NOTE.


                                          PRECISE TECHNOLOGY, INC.




                                          By____________________________________
                                            Name:
                                            Title:


KL2:197205.2

                       ADVANCES AND PAYMENTS OF PRINCIPAL

================================================================================
              Amount of
              Revolving            Amount of          Unpaid
               Credit           Principal Paid       Principal          Notation
Date           Advance            or Prepaid          Balance            Made By
================================================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================

                                                                EXHIBIT B TO THE
                                                                CREDIT AGREEMENT


                               NOTICE OF BORROWING



Fleet National Bank,
  as Agent under the Credit
  Agreement referred to below
56 East 42nd Street                                           New York, New York
New York, NY  10017                                                       [Date]


     Attention:


Ladies and Gentlemen:

     The undersigned, PRECISE TECHNOLOGY, INC., a Delaware corporation (the "Borrower"), refers to the Credit Agreement, dated as of June 13, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined) among Precise Holding Corporation, the Borrower, certain subsidiaries of the Borrower, the lenders from time to time party thereto (including the Lender) and Fleet National Bank, as Agent for the Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:

          (i) The Business Day of the Proposed Borrowing is _________ __, ____.

          (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

          (iii) The aggregate amount of the Proposed Borrowing is $__________.

          (iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is __________ month[s].



KL2:197646.4

     The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:


          (A) the representations and warranties contained in each Document are true and correct on and as of such date, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, in which case as of such specific date; and

          (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.


                                          Very truly yours,


                                          PRECISE TECHNOLOGY, INC.





                                          By:___________________________________
                                             Name:
                                             Title:



KL2:197646.4

                                                                EXHIBIT C TO THE
                                                                CREDIT AGREEMENT


                        FORM OF ASSIGNMENT AND ACCEPTANCE



     Reference is made to the Credit Agreement dated as of June 13, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Precise Holding Corporation, Precise Technology, Inc. (the "Borrower"), certain subsidiaries of the Borrower, the Lenders (as defined in the Credit Agreement) and Fleet National Bank, as agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

     The "Assignor" and the "Assignee" referred to on Schedule 1 hereto hereby agree as follows:

     1. The Assignor hereby sells, assigns and delivers to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement Facility specified on Schedule 1 hereto. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim placed thereon by the Assignor;
(ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Parent, the Borrower or any other Loan Party or the performance or observance by Parent, the Borrower or any other Loan Party of any of their respective obligations under any Loan Document to which they are a party or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note held by the Assignor and requests that the Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and to the order of the

KL2:201527.1

Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
Section 4.01(f) thereof, the other Loan Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it has and will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it has deemed or shall deem appropriate at the time, make and continue to make its own credit decisions in entering into this Assignment and Acceptance and in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; [and] (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender[; and (vi) to the extent legally entitled to do so, attaches the U.S. Internal Revenue Service forms required under Section 2.12(e) of the Credit Agreement].

     4. Following the execution of this Assignment and Acceptance by the Assignor and Assignee, an executed original hereof (together with attachments) will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Assignment Effective Date") shall be the date of acceptance hereof by the Agent and the receipt by the Agent of the processing and recordation fee referred to in Section 8.07(a) of the Credit Agreement, unless otherwise specified on Schedule 1 hereto.

     5. Upon such acceptance and recording by the Agent, as of the Assignment Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

     6. Upon such acceptance and recording by the Agent, from and after the Assignment Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Assignment Effective Date directly between themselves.


--------
(1) Include if the Assignee is organized under the laws of a jurisdiction outside of the United States.

     7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.


     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.



KL2:201527.1

                                   SCHEDULE 1
                                       to
                            ASSIGNMENT AND ACCEPTANCE

As to the Revolving Credit Facility in respect of which an interest is being assigned:

         Percentage interest assigned:                                  _______%

         Assignee's Commitment:                                        $_______

         [Assignor's Retained Commitment:                              $_______]

         Aggregate outstanding principal amount of Advances assigned:  $_______

         Principal amount of _________Note payable to Assignee:        $_______

         Principal amount of _________Note payable to Assignor:        $_______


Assignment Effective Date (if other than date of acceptance by Agent):

_________ __, ____



Payment Instructions:

         ASSIGNOR:
         _______________

         _______________

         _______________
         Attention:
         Reference:


         ASSIGNEE:
         _______________

         _______________

         _______________
         Attention:
         Reference:


KL2:201527.1

Domestic Lending Office of Assignee:      Eurodollar Lending Office of Assignee:


___________________________________       ______________________________________
Attention:                                Attention:
Tel.:                                     Tel.:
Fax:                                      Fax:




                                          [NAME OF ASSIGNOR], as Assignor



                                          By____________________________________
                                            Name:
                                            Title:

                                          Dated: ______________________ , ____



                                          [NAME OF ASSIGNEE], as Assignee



                                          By____________________________________
                                            Name:
                                            Title:

                                          Dated: ______________________ , ____

KL2:201527.1

Accepted and Approved this ____ day of ___________,

FLEET NATIONAL BANK,
   as Agent


By_____________________________
    Name:
    Title:

                                                              EXHIBIT D-1 TO THE
                                                                CREDIT AGREEMENT




                          PLEDGE AND SECURITY AGREEMENT

                               Dated June 13, 1997

                                      From

                            PRECISE TECHNOLOGY, INC.,

                                       and

                VARIOUS SUBSIDIARIES OF PRECISE TECHNOLOGY, INC.,

                                  as Grantors,

                                       to

                              FLEET NATIONAL BANK,

                               as Collateral Agent

                       T A B L E   O F   C O N T E N T S

Section                                                                     Page

1. Grant and Pledge of Security ...........................................    2

2. Security for Obligations ...............................................    5

3. Grantors Remain Liable .................................................    5

4. Delivery of Security Collateral and Account Collateral .................    5

5. Maintaining the L/C Cash Collateral Account ............................    6

6. Maintaining the Blocked Accounts .......................................    6

7. Investing of Amounts in the L/C Cash Collateral Account ................    7

8. Representations, Warranties and Covenants ..............................    7

9. Further Assurances .....................................................    9

10. As to Plant and Equipment and Inventory ...............................   10

11. Insurance .............................................................   11

12. Place of Perfection; Records; Collection of Receivables ...............   12

13. Voting Rights; Dividends; Etc. ........................................   13

14. [Intentionally Omitted] ...............................................   14

15. [Intentionally Omitted] ...............................................   14

16. Transfer and Other Liens; Additional Shares ...........................   14

17. Collateral Agent Appointed Attorney-in-Fact ...........................   14

18. Collateral Agent May Perform ..........................................   15

19. Remedies ..............................................................   15

20. Registration Rights ...................................................   17

Section                                                                     Page


21. Collateral Agent ......................................................   18

22. Indemnity and Expenses ................................................   22

23. Security Interest Absolute ............................................   22

24. Amendments; Waivers; Etc. .............................................   23

25. Addresses for Notices .................................................   24

26. Continuing Security Interest; Assignments under the Credit Agreement ..   24

27. Release and Termination ...............................................   24

28. Jurisdiction, Etc. ....................................................   25




 Schedule I         -        Pledged Shares and Pledged Debt
 Schedule II        -        Assigned Agreements
 Schedule III       -        Locations of Plant and Equipment and Inventory
 Schedule IV        -        Inventory Schedule for Section 8(d)
 Schedule V         -        Blocked Accounts
 Schedule VI        -        Trade Names

 Exhibit A          -        Form of Blocked Account Letter
 Exhibit B          -        Form of Pledge and Security Agreement Supplement
 Exhibit C          -        Form of Consent and Agreement

                          PLEDGE AND SECURITY AGREEMENT


     PLEDGE AND SECURITY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement"), dated June 13, 1997, made by and among PRECISE TECHNOLOGY, INC., a Delaware corporation (the "Borrower"), each of the other Persons listed on the signature page hereof and the Additional Collateral Grantors (as defined in Section 24(c)) (the Borrower, such other Persons and such Additional Collateral Grantors collectively referred to herein as the "Grantors", and each individually, a "Grantor") to FLEET NATIONAL BANK ("Fleet"), as collateral agent (together with any successor collateral agent appointed pursuant to Section 21, the "Collateral Agent") for the Secured Parties, as custodian for the Hedge Banks and as Issuing Bank.

     PRELIMINARY STATEMENTS.

     (1) Precise Holding Corporation, a Delaware corporation, the Borrower and each Subsidiary Guarantor have entered into a Credit Agreement, dated as of June 13, 1997, (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Fleet, as agent (together with any successor agent appointed pursuant to Article VII of the Credit Agreement, the "Agent"), and the Lenders from time to time party thereto.

     (2) Pursuant to the Subsidiary Guaranty, each Subsidiary Guarantor has guaranteed to the Lenders the payment when due of all obligations and liabilities of the Borrower under or with respect to the Loan Documents.

     (3) Each Grantor is the record owner of all stock at any time pledged or required to be pledged hereunder, including without limitation the shares of stock described in Part I of Schedule I hereto and issued by the corporations named therein (the "Pledged Shares") and of the indebtedness described in Part II of said Schedule I and issued by the obligors named therein (the "Pledged Debt").

     (4) It is a condition precedent to the making of Advances by the Lenders and the issuance of Letters of Credit by the Issuing Bank under the Credit Agreement and the entry by the Hedge Banks into the Bank Hedge Agreements with the Borrower from time to time that each Grantor shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

     (5) Each Grantor will obtain benefits from the incurrence of Advances and the issuance of Letters of Credit under the Credit Agreement and the entering into of Bank Hedge Agreements with the Hedge Banks and, accordingly, each Grantor desires to execute this Agreement to satisfy the conditions described in the preceding paragraph (4).

     NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances and the Issuing Bank to issue Letters of Credit under the Credit Agreement and to induce the Hedge Banks to enter into Bank Hedge

Agreements with the



KL2:194292.6

Borrower from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

     Section 1. Grant and Pledge of Security. Each Grantor hereby assigns and pledges to the Collateral Agent for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in, the following, in each case, as to each type of property described below, whether now owned or hereafter owned or acquired, wherever located and whether now or hereafter existing (collectively, the "Collateral"):

          (a) all of such Grantor's right, title and interest in and to all "equipment", as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York (the "New York UCC"), now or hereafter owned by such Grantor and, in any event, shall include, but shall not be limited to, all machinery, plant, equipment, furnishings, movable trade fixtures and vehicles and any or all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, together with all condemnation awards, materials, appurtenances, rights and other property interests now or at any time hereafter owned by each Grantor in the property (such property hereinafter referred to as the "Property") (any and all such machinery, plant, Property, equipment, furnishings, fixtures, attachments, components, parts and accessions being the "Plant and Equipment");

          (b) all of such Grantor's right, title and interest in and to all merchandise, inventory and goods in all of its forms, including, without limitation, (i) all raw materials, work in process therefor, parts, components, assemblies, supplies, materials, finished products and other goods and materials used or consumed in the manufacture or production thereof (including, without limitation, all wrapping, packaging, advertising, shipping materials, labels and other devices, names or marks affixed or to be affixed thereto for purposes of selling or of identifying the same or the seller or manufacturer thereof owned, consumed, used or held for use or sale, directly or indirectly, by, or on behalf of or for the account of such Grantor), (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee), (iii) goods that are returned to or repossessed by such Grantor and (iv) all "inventory" as such term is defined in the New York UCC and all additions, substitutions and replacements thereof, and all accessions thereto and products thereof and documents therefor (any and all such inventory, accessions, products and documents being the "Inventory");


          (c) all of such Grantor's right, title and interest in and to any "account" and "general intangibles" as each such term is defined in the New York UCC and, in any event, shall include, but shall not be limited to, all accounts, contract rights, "chattel paper" (as defined in the New York


KL2:194292.6

     UCC and hereinafter referred to as "Chattel Paper"), instruments, deposit accounts, general intangibles and other rights and obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights now or hereafter existing in and to all security agreements, leases and other contracts and "documents" (as defined in the New York UCC and hereinafter referred to as "Documents"), and all guaranties, endorsements and indemnifications on, or of, any of the foregoing, securing or otherwise relating to any such accounts, contract rights, Chattel Paper, instruments, deposit accounts, general intangibles, rights or obligations (any and all such accounts, contract rights, Chattel Paper, instruments, deposit accounts, general intangibles, rights and obligations, to the extent not referred to in clause (d), (e), (f) or (g) below, being the "Receivables", and any and all such leases, security agreements and other contracts and Documents being the "Related Contracts");

          (d) all of the following (the "Security Collateral"):

               (i) the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

               (ii) the Pledged Debt and the instruments evidencing the Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

               (iii) all additional shares of stock from time to time acquired by such Grantor in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

               (iv) all additional indebtedness from time to time owed to such Grantor and the instruments evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

          (e) all of such Grantor's right, title and interest in and to each of the agreements listed on Schedule II, and each Bank Hedge Agreement to which such Grantor is or may hereafter become a party, in each case as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including, without limitation,
     (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the "Agreement Collateral");

          (f) all of the following (collectively, the "Account Collateral"):


KL2:194292.6

               (i) the L/C Cash Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account;

               (ii) all other deposit accounts of such Grantor, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such deposit accounts;

               (iii) all Collateral Investments (as hereinafter defined) from time to time and all certificates and instruments, if any, from time to time representing or evidencing the Collateral Investments;

               (iv) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

               (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

          (g) all of such Grantor's right, title and interest in and to all general intangibles of such Grantor (other than general intangibles for money due or to become due and described in clause (c) above), including, without limitation, all trademarks, trade names, trade styles, trade secrets, service marks, logos, copyrights, patents, patent applications, computer programs and all permits, licenses (written or oral), license applications, registrations and goodwill relating to or associated with any of the foregoing; and

          (h) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) through (g) of this Section 1 and all accessions and additions to, all substitutions for and all proceeds, products, substitutions and replacement of any and all of the foregoing) and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise and any and all other products of, or any rents, profits or other amounts from time to time paid or payable with respect to any of the foregoing Collateral and (ii) cash.

     Notwithstanding clauses (a) through (h), the payment and performance of each Grantor's obligations shall not be secured by more than 66% of the total combined voting power of all classes of capital stock owed by such Grantor of any foreign Subsidiary entitled to vote. Following a change in the relevant provisions of the Internal Revenue Code or the regulations, published rules, published rulings, notices or other official pronouncements issued or promulgated thereunder, if the Collateral Agent or the Required Lenders request a pledge of additional stock of any foreign Subsidiary of a Grantor, all of the stock of which foreign Subsidiary has not already been pledged pursuant to this Agreement, then within 90 days after

KL2:194292.6
such request the relevant Grantor shall either (i) pledge such additional stock of such foreign Subsidiary or (ii) deliver to the Collateral Agent an opinion of the counsel of the respective Grantor, which counsel shall be reasonably acceptable to the Collateral Agent, that the requested pledge of such additional stock is more likely than not to cause the undistributed earnings of such foreign Subsidiary to be treated as a deemed dividend to such foreign Subsidiary's United States parent for Federal income tax purposes.

     Section 2. Security for Obligations. This Agreement secures (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities (including, without limitation, the principal of and interest on the Notes issued by, and Advances made to, the Borrower under the Credit Agreement, and all indemnities, fees and interest thereon or owed thereunder) of each Grantor to the Secured Parties, whether now existing or hereafter incurred under, arising out of or in connection with any Loan Document (including, without limitation, in the case of each Subsidiary Guarantor, all of its obligations and liabilities under the Subsidiary Guaranty)

to which such Grantor is a party and the due performance and compliance by each Grantor with all of the terms, conditions and agreements contained in the Credit Agreement and such other Loan Documents (all such principal, interest, indemnities, fees, obligations and liabilities being herein collectively called the "Credit Agreement Obligations"); (ii) to the extent that any Bank Hedge Agreement is entitled to the benefits of this Agreement, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities of each Grantor to the Hedge Banks, whether now existing or hereafter incurred under, arising out of or in connection with any such Bank Hedge Agreement and the due performance and compliance by such Grantor with all the terms, conditions and agreements contained in such Bank Hedge Agreement (all such obligations and liabilities described in this clause
(ii) being herein collectively called the "Other Obligations", and together with the Credit Agreement Obligations, collectively the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to the Secured Parties under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Grantor.

     Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and
(c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

     Section 4. Delivery of Security Collateral and Account Collateral. All certificates or instruments representing or evidencing Security Collateral or Account Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in


KL2:194292.6
suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default and upon acceleration of all Borrowings under the Credit Agreement, the Collateral Agent shall have the right, at any time in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the

Security Collateral and Account Collateral, subject only to the revocable rights specified in Section 13(a). In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral or Account Collateral for certificates or instruments of smaller or larger denominations.

     Section 5. Maintaining the L/C Cash Collateral Account. So long as any Advance or any other Secured Obligation shall remain unpaid, any Letter of Credit or Bank Hedge Agreement shall be outstanding or any Lender shall have any Commitment under the Credit Agreement:

          (a) The Borrower will maintain the L/C Cash Collateral Account with the Collateral Agent; and

          (b) It shall be a term and condition of the L/C Cash Collateral Account, notwithstanding any term or condition to the contrary in any other agreement relating to the L/C Cash Collateral Account, as the case may be, and except as otherwise provided by the provisions of Section 19, that no amount (including, without limitation, interest on Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the L/C Cash Collateral Account and shall be funded in accordance with the terms of the Credit Agreement.

The L/C Cash Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

     Section 6. Maintaining the Blocked Accounts. So long as any Advance shall remain unpaid, any Letter of Credit or Bank Hedge Agreement shall be outstanding or any Lender shall have any Commitment under the Credit Agreement:

          (a) Each Grantor shall maintain blocked deposit accounts ("Blocked Accounts") only with banks ("Blocked Account Banks") that have entered into letter agreements in substantially the form of Exhibit A (or such other form as the Collateral Agent shall agree) with such Grantor and the Collateral Agent ("Blocked Account Letters"). After the Initial Extension of Credit and in accordance with Section 5.01(o) of the Credit Agreement, the Borrower shall deliver each Blocked Account Letter to the Collateral Agent, duly executed by each Grantor, the Collateral Agent and the Blocked Account Bank party thereto.

          (b) Each Grantor shall immediately instruct each Person obligated at any time to make any payment to such Grantor for any reason (an "Obligor") to make such


KL2:194292.6
     payment to a Blocked Account and, if an Event of Default shall have occurred and be continuing, shall, at the request of the Collateral Agent, pay to the Collateral Agent for application as provided by the terms of the Credit Agreement, at the end of each Business Day, all proceeds of Collateral. So long as an Event of Default shall not have occurred and be continuing or if the Collateral Agent shall not have given the notice referred to in the immediately preceding sentence, such Grantor may operate the Blocked Account in accordance with its past business practice.

          (c) Upon any termination of any Blocked Account Letter or other agreement with respect to the maintenance of a Blocked Account by such Grantor or any Blocked Account Bank, such Grantor shall immediately notify all Obligors that were making payments to such Blocked Account to make all future payments to another Blocked Account. Such Grantor agrees to terminate any or all Blocked Accounts and Blocked Account Letters upon request by the Collateral Agent.

     Section 7. Investing of Amounts in the L/C Cash Collateral Account. If requested by the Borrower, the Collateral Agent will, subject to the provisions of Section 19, from time to time (a) invest amounts on deposit in the L/C Cash Collateral Account in such Cash Equivalents in the name of the Collateral Agent as the Borrower may select subject to approval of the Collateral Agent and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents in the name of the Collateral Agent as the Borrower may select subject to approval of the Collateral Agent (the Cash Equivalents referred to in clauses (a) and (b) above being collectively "Collateral Investments"). Interest and proceeds that are not invested or reinvested in Collateral Investments as provided above shall be deposited and held in the L/C Cash Collateral Account.

     Section 8. Representations, Warranties and Covenants. Each Grantor represents, warrants, agrees and covenants as to itself and its Collateral, which representations, warranties, agreements and covenants shall survive execution and delivery of this Agreement, as follows:

          (a) All of the Plant and Equipment is located at the places specified beneath such Grantor's name on Part I of Schedule III hereto. All of the Inventory is located at the places specified beneath such Grantor's name on
     Part II of Schedule III hereto. The chief place of business and chief executive office of such Grantor and the office where such Grantor keeps its records concerning the Receivables, and the original copies of each Assigned Agreement and all originals of all Chattel Paper that evidence Receivables, are located at the address listed below the name of such Grantor on the signature pages hereof or, in the case of any Additional Collateral Grantor, at the address listed below the name of such Additional Collateral Grantor on its Pledge and Security Agreement Supplement (as defined in Section 24(c)). A complete copy of each Assigned Agreement has been delivered to the Collateral Agent. None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument.

          (b) Such Grantor is the legal and beneficial owner of the Collateral free and clear of any Lien or other right, title or interest of any Person except for the security interest created under this Agreement and Liens permitted by Section 5.02(a) of the Credit


KL2:194292.6

     Agreement, and such Grantor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent. No effective financing statement or other instrument similar in effect covering or purporting to cover all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to this Agreement and those Liens permitted under Section 5.02(a) of the Credit Agreement.

          (c) Set forth on Schedule VI hereto a complete and accurate list as of the date hereof of all names under which the Grantor is doing business, including, without limitation, trade names, division names and fictitious names.

          (d) Such Grantor has exclusive possession and control of the Plant and Equipment and the Inventory, except for such Inventory as shall have been consigned by the Grantor in the ordinary course of business to its customers and subcontractors or as described on Schedule IV hereto.

          (e) All of the shares of stock that constitute Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable and each Grantor is the legal, record and beneficial owner of, and has good and marketable title to, such Pledged Shares, subject to no pledge, lien, mortgage hypothetication, security interest, charge, option or other encumbrance whatsoever except the liens and security interests created by this Agreement. The Pledged Debt has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights or by equitable principles generally (regardless of whether enforcement is sought in equity or at law), and is not in default. Each Grantor has full power, authority and legal right to pledge the Pledged Shares and Pledged Debt pledged by it pursuant to this Agreement.

          (f) As of the date hereof, the Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on Part I of Schedule I hereto. As of the date hereof, the Pledged Debt is outstanding in the principal amount indicated on Part II of Schedule I hereto.


          (g) The Assigned Agreements, true and complete copies of which have been furnished to each Lender, have been duly authorized, executed and delivered by the Grantors and, to the best knowledge of the Grantors, all other parties thereto, have not been amended or otherwise modified, are in full force and effect and are binding upon and enforceable against the Grantor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights or by equitable principles generally (regardless of whether enforcement is sought in equity or at law). There exists no default under any Assigned Agreement by the Grantors and, to the best knowledge of the Grantors, any other party thereto. Each party (other than any Loan Party) to any Assigned Agreement (other than the Bank Hedge Agreements) has executed and delivered to such Grantor a consent, in substantially the form of Exhibit C hereto (or such other form as the Collateral

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                                        8

     Agent shall agree), to the assignment of the Agreement Collateral to the Collateral Agent pursuant to this Agreement.

          (h) No Grantor has Blocked Accounts or other deposit accounts other than those listed on Schedule V hereto.

          (i) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral taken as a whole created under this Agreement have been duly made or taken, and this Agreement, the pledge of the Security Collateral pursuant hereto and the pledge and assignment of the Account Collateral pursuant hereto, together with such filings and other actions, create a valid and perfected first priority security interest in the Collateral taken as a whole, securing the payment of the Secured Obligations, except for Collateral subject to Liens permitted pursuant to Section 5.02(a) of the Credit Agreement.

          (j) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required (i) for the grant by such Grantor of the assignment and security interest granted hereunder, for the pledge by such Grantor of the Security Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by such Grantor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereunder (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have been duly filed and are effective, under applicable law, to perfect the security interest granted to the Collateral Agent herein, or (iii) for the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except where the failure to obtain such consent or authorization would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (k) The Inventory has been produced by each Grantor in compliance in all material respects with all requirements of the Fair Labor Standards Act.

          (l) This Agreement is made with full recourse to each Grantor (including, without limitation, with full recourse to all assets of such Grantor) and pursuant to and upon all warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the other Collateral Documents and otherwise in writing in connection herewith or therewith.

     Section 9. Further Assurances. (a) Each Grantor agrees that from time to time, at its own expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will: (i) upon the occurrence and during the


KL2:194292.6
continuance of an Event of Default and upon the acceleration of all Borrowings under the Credit Agreement, if the Collateral Agent so directs, legend, in form and manner satisfactory to the Collateral Agent, its Receivables and the Related Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Receivables and Related Contracts with an appropriate reference to the fact that such Receivables and Related Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein; (ii) if any Collateral shall be evidenced by a promissory note or other instrument or Chattel Paper, deliver and pledge to the Collateral Agent hereunder such note or instrument duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; and (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereunder.

     (b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of such Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

     (c) Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

     (d) Each Grantor shall promptly notify the Collateral Agent (but in any event, within 2 Business Days) after it acquires beneficial ownership of real property and, within 15 Business Days after the Collateral Agent's request, such Grantor shall issue a mortgage to the Collateral Agent for the benefit of the Secured Parties, in form and substance satisfactory to the Collateral Agent.

     Section 10. As to Plant and Equipment and Inventory. (a) Each Grantor shall keep the Plant and Equipment and the Inventory (other than Plant and Equipment and Inventory sold in the ordinary course of business) at the places therefor specified in Section 8(a) or, upon 30 days' prior written notice to the Collateral Agent, at such other places in a jurisdiction where all action required by Section 9 shall have been taken with respect to the Plant and Equipment and the Inventory and, at the request of the Collateral Agent, an opinion of counsel acceptable to the Collateral Agent shall have been furnished to the Collateral Agent prior to any such change of location to the effect that all financing or continuation statements and amendment or supplements thereto have been filed in the appropriate filing office or offices, and all other actions have been taken, in order to perfect (and maintain the perfection of) the security interest granted hereby in respect of the types of Collateral.

     (b) Each Grantor shall cause the Plant and Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer's manual where applicable, and shall


KL2:194292.6 10
forthwith, or in the case of any loss or damage to any of the Plant and Equipment as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Notwithstanding the foregoing, no Grantor shall be required to maintain, preserve, repair, replace or improve any Plant or Equipment if the Board of Directors or senior executive officers of such Grantor shall determine in the reasonable business judgement of such Board of Directors or senior executive officers, as the case may be, that not doing so is in the best interests of such Grantor. Each Grantor shall promptly furnish to the Collateral Agent a statement respecting any material loss or damage to any of the Plant and Equipment.

     (c) Each Grantor shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, the Plant and Equipment and Inventory, except those being contested diligently in good faith. In producing the Inventory, each Grantor shall comply in all material respects with all requirements of the Fair Labor Standards Act.

     Section 11. Insurance. (a) Each Grantor shall, at its own expense, maintain insurance with respect to the Plant and Equipment and the Inventory against loss or damage of the kinds customarily insured against by corporations similarly situated and owning properties and engaged in like businesses, with reputable insurers or with the government of the United States of America or any agency or instrumentality thereof, in such amounts (giving effect to self insurance) with such deductibles and by such methods as shall be customary for corporations similarly situated in the industry. Each policy for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses to be paid directly to the Collateral Agent, for the ratable benefit of the Secured Parties and, in certain circumstances, to the Borrower in accordance with, and as permitted by, the terms of the Credit Agreement. Each such policy shall in addition (i) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iii) provide that at least 10 days' prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer. Each Grantor shall, as often as the Collateral Agent reasonably requests, deliver to the Collateral Agent original or duplicate policies of such insurance and a report of a reputable insurance broker with respect to such insurance. Further, each Grantor shall, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 9 and cause the insurers to acknowledge notice of such assignment.

     (b) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 11 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to the Plant and Equipment or the Inventory when subsection (c) of this
Section 11 is not applicable, such Grantor shall make or cause to be made the necessary repairs to or replacements of such Plant and Equipment or such Inventory, and any proceeds of insurance maintained by such Grantor pursuant to this Section 11 shall be applied pursuant to and in accordance with the Credit Agreement.


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Notwithstanding the foregoing, no Grantor shall be required to repair or replace any Plant or Equipment if the Board of Directors or senior executive officers of such Grantor shall determine in the reasonable business judgment of such Board of Directors or senior executive officers, as the case may be, that not doing so is in the best interests of such grantor.

     (c) Upon the occurrence and during the continuance of any Event of Default, all insurance payments in respect of such Plant and Equipment or such Inventory shall be paid to and applied by the Collateral Agent as specified in Section 19(b).

     Section 12. Place of Perfection; Records; Collection of Receivables. (a) Each Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral, and the original copies of the Assigned Agreements and all originals of all Chattel Paper that evidence Receivables, at the location therefor specified in Section 8(a) or, upon 30 days' prior written notice to the Collateral Agent, at such other locations in a jurisdiction where all actions required by Section 9 shall have been taken with respect to the Collateral and, at the request of the Collateral Agent, an opinion of counsel acceptable to the Collateral Agent shall have been furnished to the Collateral Agent prior to any such change of location to the effect that all financing or continuation statements and amendment or supplements thereto have been filed in the appropriate filing office or offices, and all other actions have been taken, in order to perfect (and maintain the perfection of) the security interest granted hereby in respect of the types of Collateral. Each Grantor will hold and preserve such records, Assigned Agreements and Chattel Paper and will permit representatives of the Collateral Agent at any and all reasonable times to inspect and make abstracts from such records and Chattel Paper.

     (b) Except as otherwise provided in this subsection (b), each Grantor shall continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables. Upon the occurrence and during the continuance of any Event of Default, in connection with such collections, each Grantor may take (and, at the Collateral Agent's direction, shall take) such action as such Grantor or the Collateral Agent may deem necessary or advisable to enforce collection of the Receivables; provided, however, that the Collateral Agent shall have the right upon the occurrence and during the continuance of an Event of Default, upon notice to such Grantor of its intention to do so, to notify the obligors under any Receivables of the assignment of such Receivables to the Collateral Agent and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the immediately preceding sentence, (i) all amounts and proceeds (including instruments) received by such Grantor in respect of the Receivables shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be applied as provided by Section 19(b) of this Agreement and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, release wholly or partly any obligor thereof, or allow any credit or discount thereon.


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     Section 13. Voting Rights; Dividends; Etc. (a) So long as no Event of
Default shall have occurred and be continuing:

          (i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Documents; provided, however, that such Grantor shall not exercise or refrain from exercising any such right if such action (a) would reasonably be expected to have a material adverse effect on the value of the Security Collateral or any part thereof or (b) would violate or be inconsistent with any of the terms of this Agreement, the Credit Agreement, any other Loan Document or any Bank Hedge Agreement;

          (ii) Each Grantor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Security Collateral permitted by the Credit Agreement; provided, however, that any and all

               (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, such Security Collateral, and

               (B) dividends and other distributions paid or payable in cash in respect of such Security Collateral in connection with a partial or total liquidation or dissolution shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement). Notwithstanding the foregoing, it is understood that any and all dividends and other distributions paid or payable in cash in respect of such Security Collateral in connection with a reduction of capital, capital surplus or paid-in-surplus and any and all cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, such Security Collateral shall be forthwith delivered to the Blocked Accounts by such Grantor.

               (iii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

          (b) Upon the occurrence and during the continuance of an Event of
     Default:

               (i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 13(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and


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          (y) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to Section 13(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends and interest payments.

               (ii) All dividends and interest payments that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 13(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

     Section 14. [Intentionally Omitted]

     Section 15. [Intentionally Omitted]

     Section 16. Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees not (i) to sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except sales, assignments and dispositions otherwise permitted under the Credit Agreement, or (ii) to create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created under this Agreement and the Liens permitted under Section 5.02(a) of the Credit Agreement.

     (b) Each Grantor shall (i) for the Pledged Shares and all other shares of stock pledged hereunder that are issued by issuers which are controlled by such Grantor, cause each issuer of the Pledged Shares and each issuer of all other shares of stock pledged hereunder not to issue any stock or other securities in addition to or in substitution for the Pledged Shares or such other shares issued by any such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities.

     Section 17. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent, effective upon the occurrence and during the continuation of any Event of Default, such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent's discretion and upon notice to such Grantor, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

          (a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 11,

          (b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,


KL2:194292.6


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


          (c) to receive, indorse and collect any drafts or other instruments, documents and Chattel Paper, in connection with clause (a) or (b) above, and

          (d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

     Section 18. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 22(b).

     Section 19. Remedies. If any Event of Default shall have occurred and be continuing:

          (a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the New York UCC (whether or not the New York UCC applies to the affected Collateral) and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) (i) All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 22) shall be applied as follows:

               (A) first, to the extent proceeds remain after the application of any amounts pursuant to Section 22, an amount equal to the outstanding Primary Obligations (as defined in Section 19(b)(ii)) shall be paid to the Secured Parties as provided in Section 19(b)(iv) hereof, with each Secured Party receiving an amount equal to such outstanding Primary Obligations


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



          (as defined in Section 19(b)(ii)) or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

               (B) second, to the extent proceeds remain after the application pursuant to the preceding clause (A), an amount equal to the outstanding Secondary Obligations (as defined in Section 19(b)(ii)) shall be paid to the Secured Parties as provided in Section 19(b)(iv) hereof, with each Secured Party receiving an amount equal to its outstanding Secondary Obligations, or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share (as defined in Section 19(b)(ii)) of the amount remaining to be distributed; and

               (C) third, to the extent proceeds remain after the application pursuant to the preceding clauses (A) and (B), and following the termination of this Agreement pursuant to Section 27 hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such surplus.

               (ii) For purposes of this Agreement (x) "Pro Rata Share" shall mean, when calculating a Secured Party's portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party's Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be, (y) "Primary Obligations" shall mean (i) in the case of the Credit Agreement Obligations, all principal of, and interest on, all Advances, and all fees and (ii) in the case of the Other Obligations that are secured by this Agreement or any other Collateral Document, all amounts due under such Bank Hedge Agreements and (z) "Secondary Obligations" shall mean all Secured Obligations other than Primary Obligations.

               (iii) When payments to Secured Parties are based upon their respective Pro Rata Shares, the amounts received by such Secured Parties hereunder shall be applied (for purposes of making determinations under this Section 19(b) only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Parties, with each Secured Party whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Party and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Parties entitled to such distribution.


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


               (iv) All payments required to be made hereunder shall be made (x) if to the Lenders, to the Collateral Agent under the Credit Agreement for the account of the Lenders, and (y) if to the Hedge Banks, to the

          trustee, paying agent or other similar representative (each a "Representative") for the Hedge Banks or, in the absence of such a Representative, directly to the Hedge Banks, as their interests may appear.

               (v) For purposes of applying payments received in accordance with this Section 19(b), the Collateral Agent shall be entitled to rely upon the Representative for the Hedge Banks or, in the absence of such a Representative, upon the Hedge Banks for a determination (which each Representative for any Hedge Banks and the Lenders agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Lenders or the Hedge Banks, as the case may be. Unless it has actual knowledge (including by way of written notice from a Lender or a Hedge
          Bank) to the contrary, each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has actual knowledge (including by way of written notice from a Hedge Bank) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Bank Hedge Agreements are in existence.

               (vi) It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

          (c) The Collateral Agent may exercise any and all rights and remedies of the Grantors under or in connection with the Assigned Agreements or otherwise in respect of the Collateral, including, without limitation, any and all rights of any Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, any Assigned Agreement.

          (d) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

          (e) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against the L/C Cash Collateral Account or any part thereof.

     Section 20. Registration Rights. If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral pursuant to
Section 19, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense:


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


          (a) execute and deliver, and cause each issuer of the Security Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Collateral Agent, advisable to register such Security Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

          (b) use its best efforts to qualify the Security Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Security Collateral, as requested by the Collateral Agent;

          (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

          (d) provide the Collateral Agent with such other information (including, without limitation, forward looking information) as may be necessary or, in the opinion of the Collateral Agent, advisable to enable the Collateral Agent to effect the sale of such Security Collateral; and

          (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Security Collateral or any part thereof valid and binding and in compliance with applicable law.

     Notwithstanding anything contained in this Agreement, the Collateral Agent may sell all or any of the Security Collateral at a private sale without registering such Security Collateral under the provisions of the Securities Act and the Collateral Agent is not liable for any reduced value of such Security Collateral received by the Collateral Agent as a result of such sale. The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to Section 19, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information and projections provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Security Collateral.

     Section 21. The Collateral Agent. (a) The Secured Parties, by their acceptance of the benefits of this Agreement and the other Loan Documents, hereby irrevocably designate Fleet to act as the Collateral Agent with respect to this Agreement and as specified in the other Loan Documents. Each Secured Party hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note and by the acceptance of the benefits of this Agreement and the other Loan Documents shall be deemed irrevocably to authorize, the Collateral Agent to take


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such action on its behalf under the provisions of this Agreement and the other
Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof or thereof and such other powers as are reasonably incidental thereto. The Collateral Agent may perform any of its duties hereunder and under the other Loan Documents by or through its authorized agents or employees.

     (b) The Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. The duties of the Collateral Agent shall be mechanical and administrative in nature; the Collateral Agent shall not have by reason of this Agreement, any other Loan Document or any Bank Hedge Agreement a fiduciary relationship in respect of any Secured Party; and nothing in this Agreement, any other Loan Document or any Bank Hedge Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

     (c) The Collateral Agent shall not be responsible for insuring the Collateral hereunder or any collateral under the other Collateral Documents or for the payment of taxes, charges or assessments or discharging of Liens upon the Collateral hereunder or any collateral under the Collateral Documents or otherwise as to the maintenance of the Collateral hereunder or any collateral under the Collateral Documents. The Collateral Agent shall not be required to ascertain or inquire as to the performance by any Grantor of any of the covenants or agreements contained in this Agreement or any other Loan Document or any Bank Hedge Agreement.

     (d) The Collateral Agent shall be under no obligation or duty to take any action under this Agreement or any other Loan Document if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified, unless the Collateral Agent receives security or indemnity satisfactory to it against such tax (or equivalent liability), or any liability resulting from such qualification, in each case as results from the taking of such action under this Agreement or any other Loan Document or (iii) would subject the Collateral Agent to in personam jurisdiction in any locations where it is not then so subject. Notwithstanding any other provision of this Agreement or any other Loan

Document, neither the Collateral Agent nor any of its officers, directors, employees, affiliates or agents shall, in its individual capacity, be personally liable for any action taken or omitted to be taken by it in accordance with this Agreement or any other Loan Document except for its own gross negligence or willful misconduct.

     (e) Independently and without reliance upon the Collateral Agent, each Secured Party, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Grantor in connection with the making and the continuance of the Obligations and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of each Grantor, and the Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Secured Party with any credit or other information with respect thereto, whether coming into its possession before the extension of any Obligations or the purchase of any Notes or at any time or times thereafter. The Collateral Agent shall not be responsible in any manner


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



whatsoever to any Secured Party for the correctness of any recitals, statements, information, representations or warranties in any Document or in any document, certificate or other writing delivered in connection therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or the other Documents or the security interests granted hereunder or thereunder or the financial condition of any Grantor or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of any Grantor, or the existence or possible existence of any Default or Event of Default. The Collateral Agent makes no representations as to the value or condition of the Collateral hereunder or the collateral under any other Collateral Document or any part thereof, or as to the title of any Grantor thereto or as to the security afforded by this Agreement or the other Collateral Documents.

     (f) (i) No Secured Party shall have the right to cause the Collateral Agent to take any action with respect to the Collateral hereunder or the collateral under any other Collateral Document, with only the Required Lenders (or after the repayment in full of all Credit Agreement Obligations, the holders of a majority of the outstanding Other Obligations) having the right to direct the Collateral Agent to take any such action. If the Collateral Agent shall request instructions from the Required Lenders (or after the repayment in full of all Credit Agreement Obligations, the holders of a majority of the outstanding Other Obligations), with respect to any act or action (including failure to act) in connection with this Agreement or any other Collateral Document, the Collateral

Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Required Lenders (or after the repayment in full of all Credit Agreement Obligations, the holders of a majority of the outstanding Other Obligations) and to the extent requested, appropriate indemnification in respect of actions to be taken, and the Collateral Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Secured Party shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders (or after the repayment in full of all Credit Agreement Obligations, the holders of a majority of the outstanding Other Obligations).

     (ii) The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of any of the Secured Parties, unless such Secured Parties shall have offered to the Collateral Agent reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

     (g) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper Person or entity, and, with respect to all legal matters pertaining to this Agreement or any other Document and its duties hereunder or thereunder, upon advice of counsel selected by it.

     (h) To the extent the Collateral Agent is not reimbursed and indemnified by any Grantor under this Agreement or any other Loan Document, the Secured Parties will reimburse


KL2:194292.6
and indemnify the Collateral Agent, in proportion to their respective outstanding principal amounts (including, for this purpose, any unpaid Primary Obligations in respect of Bank Hedge Agreements, as outstanding principal) of Obligations, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in performing its duties hereunder or under any other Loan Document, or in any way relating to or arising out of its actions as Collateral Agent in respect of this Agreement or under any other Loan Document (including any amounts required to be returned by the Collateral Agent in respect of Collateral hereunder or collateral under any other Collateral Document) except for those resulting solely from the Collateral Agent's own gross negligence or willful misconduct. The indemnities set forth in this

Section 21(h) shall survive the repayment of all Obligations, with the respective indemnification at such time to be based upon the outstanding principal amounts (determined as described above) of Obligations at the time of the respective occurrence upon which the claim against the Collateral Agent is based or, if same is not reasonably determinable, based upon the outstanding principal amounts (determined as described above) of Obligations as in effect immediately prior to the termination of this Agreement. The indemnities set forth in this Section 21(h) are in addition to any indemnities provided by the Lenders to the Collateral Agent pursuant to the Credit Agreement, with the effect being that the Lenders shall be responsible for indemnifying the Collateral Agent to the extent the Collateral Agent does not receive payments pursuant to this Section 21(h) from the Secured Parties (although in such event, and upon the payment in full of all such amounts owing to the Collateral Agent, the respective Lenders who paid same shall be subrogated to the rights of the Collateral Agent to receive payment from the Secured Parties).

     (i) With respect to its obligations as a lender under the Credit Agreement and any other Loan Documents to which the Collateral Agent is a party, and to act as agent under one or more of such Loan Documents, the Collateral Agent shall have the rights and powers specified therein and herein for a "Lender" or an "Collateral Agent", as the case may be, and may exercise the same rights and powers as though it were not performing the duties specified herein; and the terms "Lender," "Required Lenders," "holders of Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Collateral Agent in its individual capacity. The Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Grantor or any Affiliate or Subsidiary of any Grantor as if it were not performing the duties specified herein or in the other Loan Documents, and may accept fees and other consideration from any Grantor for services in connection with the Credit Agreement, the other Loan Documents and otherwise without having to account for the same to the Secured Parties.

     (j) The Collateral Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Collateral Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be final and conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.


KL2:194292.6

     (k) The Collateral Agent may resign from the performance of all of its functions and duties under this Agreement at any time by giving 20 Business Days' prior or written notice to each Grantor and the Secured Parties. Such resignation shall take effect upon the appointment of a successor Collateral Agent pursuant to clause (ii) or (iii) of this Section 21(k).


          (ii) If a successor Collateral Agent shall not have been appointed within said 20 Business Day period by the Required Lenders, the Collateral Agent, with the consent of each Grantor, which consent shall not be unreasonably withheld or delayed, shall then appoint a successor Collateral Agent who shall serve as Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided above.

          (iii) If no successor Collateral Agent has been appointed pursuant to clause (ii) of this Section 21(k) by the 20th Business Day after the date of such notice of resignation was given by the Collateral Agent, the Required Lenders shall then appoint a successor Collateral Agent who shall serve as Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided above.

     (l) Each Grantor (by its execution and delivery hereof) hereby agrees that it shall pay to Fleet as the Collateral Agent, such fees as have been separately agreed to in writing with Fleet for acting as Collateral Agent hereunder and under the other Collateral Documents. In the event a successor Collateral Agent is appointed pursuant to Section 21(k), each Grantor hereby agrees to pay such successor Collateral Agent such fees for acting as such as would customarily be charged by such Collateral Agent for acting in such capacity in similar situations.

     Section 22. Indemnity and Expenses. (a) Each of the Grantors jointly and severally agrees to indemnify each Secured Party from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities found in a final, appealable judgment by a court of competent jurisdiction to have resulted solely from such Secured Party's gross negligence or wilful misconduct.

     (b) Each Grantor jointly and severally agrees to pay to the Collateral Agent, upon demand, the amount of any and all reasonable costs and expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents (including, without limitation, the following costs of such counsel: support staff, litigation preparation, computerized research, telephone, telefax, mileage, deposition, postage, photocopy, process service, video tape and other similar costs), that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or any other Secured Party hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

     Section 23. Security Interest Absolute. The obligations of each Grantor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be


KL2:194292.6
brought and prosecuted against such Grantor to enforce this Agreement, irrespective of whether any action is brought against the other Grantors or whether the other Grantors are joined in any such action or actions. All rights of the Collateral Agent and the pledge, assignment and security interest hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional, irrespective of:

          (i) any lack of validity or enforceability of any Loan Document, any Bank Hedge Agreement or any other agreement or instrument relating thereto;

          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any Bank Hedge Agreement, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to any Grantor or any of its Subsidiaries or otherwise;

          (iii) any taking, exchange, release or nonperfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

          (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any of the Secured Obligations or any other assets of any Grantor or any of its Subsidiaries;

          (v) any change, restructuring or termination of the corporate structure or existence of any Grantor or any of its Subsidiaries; or

          (vi) any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Grantor or a third-party grantor of a security interest.

     Section 24. Amendments; Waivers; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (b) No failure on the part of the Collateral Agent, any Lender or any Hedge Bank to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or consent thereto; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     (c) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit B hereto (each a "Pledge and Security Agreement Supplement"), (i) such Person shall be referred to as an "Additional Collateral Grantor" and shall be and become a Grantor, and each reference in this Agreement to "Grantor" shall also mean and be a reference to such Additional Collateral Grantor and (ii) the supplements attached to each


KL2:194292.6

Pledge and Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I through VII hereto, as appropriate, and the Collateral Agent may attach such supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant hereto.

     Section 25. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to any Grantor, addressed to it at the address set forth below the name of such Grantor on the signature pages hereof (or, in the case of any Additional Collateral Grantor, at the address set forth below the name of such Additional Collateral Grantor on the signature page of its Pledge and Security Agreement Supplement), and if to the Collateral Agent, any Lender, the Issuing Bank or any Hedge Bank, addressed to it at its address set forth in Section 8.02 of the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to the each other party complying as to delivery with the terms of this Section 25. All such notices and other communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, addressed as aforesaid.

     Section 26. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of the indefeasible and irrevocable payment in full in cash of the Secured Obligations, the Final Maturity Date and the termination or expiration of all Bank Hedge Agreements, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause
(c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.


     Section 27. Release and Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business consistent with past practices), the Collateral Agent will, at the appropriate Grantor's expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certification by such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may request and (iii) the Net Cash Proceeds of any such sale,


KL2:194292.6
lease, transfer or other disposition required to be applied in accordance with
Section 2.06 of the Credit Agreement shall be paid to, or in accordance with the instructions of, the Collateral Agent at the closing.

     (b) Upon the latest of the indefeasible and irrevocable payment in full in cash of the Secured Obligations, the Final Maturity Date and the termination or expiration of all Bank Hedge Agreements, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the appropriate Grantor. Upon any such termination, the Collateral Agent will, at the appropriate Grantor's expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

     Section 28. Jurisdiction, Etc. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE. UNLESS OTHERWISE DEFINED HEREIN OR IN THE CREDIT AGREEMENT, TERMS USED IN ARTICLE 9 OF THE NEW YORK UCC ARE USED HEREIN AS THEREIN DEFINED. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY BANK HEDGE AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH SUCH PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY

CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT TO WHICH IT IS A PARTY OR ANY BANK HEDGE AGREEMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH SUCH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN
SECTION 8.02 OF THE CREDIT AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER DOCUMENT OR UNDER ANY BANK HEDGE AGREEMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT, THE COLLATERAL AGENT, ANY SECURED PARTY OR ANY HEDGE BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE

KL2:194292.6

LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.

     (b) EACH PARTY TO THIS AGREEMENT HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY BANK HEDGE AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE
(a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS, ANY BANK HEDGE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.




KL2:194292.6

     IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                          PRECISE TECHNOLOGY, INC.,
                                            as Grantor


                                          By ___________________________________
                                             Name:
                                             Title:


                                          PRECISE TECHNOLOGY OF DELAWARE, INC.



                                          By ___________________________________
                                             Name:
                                             Title:


                                          PRECISE TECHNOLOGY OF ILLINOIS, INC.



                                          By ___________________________________
                                             Name:
                                             Title:


                                          PRECISE TMP, INC.


                                          By ___________________________________
                                             Name:
                                             Title:

                                          PRECISE POLESTAR, INC.


                                          By ___________________________________
                                             Name:
                                             Title:


          [Signature Page to the General Pledge and Security Agreement]


KL2:194292.6

                                          MASSIE TOOL, MOLD & DIE, INC.


                                          By ___________________________________
                                             Name:
                                             Title:





Agreed and consented to as of
the date first above written:


FLEET NATIONAL BANK,
as Collateral Agent


By _______________________________
Name:
Title:



          [Signature Page to the General Pledge and Security Agreement]


KL2:194292.6

                                   Schedule I


                                     Part I

                                 PLEDGED SHARES


                                                 Percentage of
Issuing Corporation     Number of Shares      Shares Outstanding       Par Value
-------------------     ----------------      ------------------       ---------

                                                                      $





                                     Part II

                                  PLEDGED DEBT




KL2:194292.6

                                   Schedule II



                               ASSIGNED AGREEMENTS




KL2:194292.6

                                  Schedule III

                                     Part I



                        LOCATIONS OF PLANT AND EQUIPMENT







                                     Part II

                             LOCATIONS OF INVENTORY





KL2:194292.6

                                   Schedule IV



                       INVENTORY SCHEDULE FOR SECTION 8(a)


KL2:194292.6

                                   Schedule V


                                BLOCKED ACCOUNTS


Bank Name:

Bank Address:

Contact:


1.  Account Name:
       Account Number:

2.  Account Name:
       Account Number:

3.  Account Name:
       Account Number:



KL2:194292.6

                                   Schedule VI


                                   TRADE NAMES



KL2:194292.6

                                    EXHIBIT A
                                       to
                          Pledge and Security Agreement

                         FORM OF BLOCKED ACCOUNT LETTER


_______________, 199_

[Bank]
[Address]


Attn:  ________________


                              Re: [NAME OF GRANTOR]

Ladies and Gentlemen:

     Reference is made to deposit accounts listed on the attached Schedule I into which certain monies, instruments and other properties are deposited from time to time (the "Accounts") maintained with you by ____________ (the "Company"). Pursuant to a Pledge and Security Agreement dated June 13, 1997 (the "Security Agreement"), the Company has granted to Fleet National Bank, as collateral agent (the "Collateral Agent") for the Lenders referred to in the Credit Agreement dated as of June 13, 1997 (the "Credit Agreement"; unless otherwise defined herein, the terms defined in the Credit Agreement being used herein as therein defined) with the Company, a security interest in certain property of the Company, including, among other things, the following (the "Account Collateral"): the Accounts, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Accounts, all notes, certificates of deposit, checks, interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral and all proceeds of any and all of the foregoing Account Collateral and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Account Collateral and (ii) cash. It is a condition to the continued maintenance of the Accounts with you that you agree to this letter agreement.

     By signing this letter agreement, you acknowledge notice of, and consent to the terms and provisions of, the Security Agreement and confirm to the Collateral Agent that you have received no notice of any other pledge or assignment of the Accounts. Further, you hereby agree with the Collateral Agent that:




KL2:194292.6

          (a) Notwithstanding anything to the contrary in any other agreement relating to the Accounts, the Accounts are and will be subject to the terms and conditions of the Security Agreement, will be maintained solely for the benefit of the Collateral Agent, will be entitled "_________________ " and will be subject to written instructions only from an officer of the Collateral Agent.

          (b) Upon the written request of the Collateral Agent to you, which request shall specify that an "Event of Default" under the Credit Agreement has occurred and is continuing (which writing may be by telex or telecopy and upon which you may conclusively rely, absent manifest error), you shall immediately transfer (at the cost and expense of the Company) subject to your usual deposit terms, all funds then or thereafter deposited in the Accounts by wire transfer to the Collateral Agent at __________________________, Account No. _____________, _________________.

          (c) From and after the date that the Collateral Agent shall have sent to you a written notice (which writing may be by telex or telecopy and upon which you may conclusively rely, absent manifest error) that an "Event of Default" under the Credit Agreement has occurred and until the date, if any, that the Collateral Agent shall have advised you in writing (which writing may be by telex or telecopy and upon which you may conclusively rely, absent manifest error) that no Event of Default is continuing, you shall not honor any withdrawal or transfer from, or any check, draft or other item of payment on, the Accounts, other than any withdrawal, transfer, check, draft or other item made in writing by the Collateral Agent or bearing the written consent of the Collateral Agent, and, to the extent of collected funds in the Accounts, you shall honor each such withdrawal, transfer, check, draft or other item made in writing by the Collateral Agent or bearing the written consent of the Collateral Agent.

          (d) You will follow your usual operating procedures for the handling of the Accounts, including any remittance received in the Accounts that contains restrictive endorsements, irregularities (such as a variance between the written and numerical amounts), undated or postdated items, missing signatures, incorrect payees, etc.

          (e) You will maintain a record of all checks and other remittance items received in the Accounts and furnish to the Collateral Agent a monthly statement of the Accounts.

          (f) You shall furnish to the Collateral Agent, promptly upon the reasonable written request of the Collateral Agent in each instance, the bank statements and all other information regarding the Accounts, to the extent the same is provided to the Company, for the period of time specified in such written notice, and the Company hereby authorizes you to furnish same.


          (g) You agree that you will not make, and you hereby waive all of your rights to make, any charge, debit or offset to the Accounts for any reason whatsoever, and


KL2:194292.6
     waive any and all liens, whether contractual or provided under law, which you may have or hereafter acquire on the Accounts or funds therein, in each case, other than any charge, offset, debit or lien in respect of your customary service charges relating to the Accounts.

          (h) All service charges and fees with respect to the Accounts shall be payable by the Company.

          (i) The Collateral Agent shall be entitled to exercise any and all rights of the Company in respect of the Accounts in accordance with the terms of the Security Agreement, and the undersigned shall comply in all respects with such exercise.

     This letter agreement shall be binding upon you and your successors and assigns and shall inure to the benefit of the Collateral Agent, the Lenders and their successors, transferees and assigns. You may terminate this letter agreement only upon thirty days' prior written notice to the Company and the Collateral Agent. Upon such termination you shall close the Accounts and transfer all funds in the Accounts to the Company.



KL2:194292.6

     THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE.

                                          Very truly yours,

                                          [NAME OF GRANTOR]


                                          By:___________________________________
                                             Name:
                                             Title:


                                          FLEET NATIONAL BANK,
                                             as Collateral Agent



                                          By:___________________________________
                                             Name:
                                             Title:


Acknowledged and agreed to as of
the date first above written:

[BANK]


By:_______________________________
   Name:
   Title:



KL2:194292.6

                                   SCHEDULE I

                                    Accounts


1. Account Name:
     Account Number:

2. Account Name:
     Account Number:

3. Account Name:
     Account Number:



KL2:194292.6

                                    EXHIBIT B
                                       to
                          Pledge and Security Agreement


                FORM OF PLEDGE AND SECURITY AGREEMENT SUPPLEMENT



                                                              [Date]



Ladies and Gentlemen:

     Reference is made to the above-captioned Pledge and Security Agreement, dated as of June 13, 1997 (as amended, supplemented or otherwise modified, the "Security Agreement"). Unless otherwise defined herein, terms defined in the Security Agreement are used herein as therein defined.

     The undersigned hereby agrees, as of the date first above written, to become a Grantor under the Security Agreement as if it were an original party thereto and agrees that each reference in the Security Agreement to a "Grantor" shall also mean and be a reference to the undersigned.

     The undersigned hereby assigns and pledges to the Collateral Agent for its benefit, the benefit of the Issuing Bank and the ratable benefit of the Lenders and hereby grants to the Collateral Agent for its benefit, the benefit of the Issuing Bank and the ratable benefit of the Lenders as collateral for the Secured Obligations a pledge and assignment of, and a security interest in, all of the right, title and interest of the undersigned in and to its Collateral, whether now owned or hereafter acquired, wherever located and whether now or hereafter existing.

     The undersigned has attached hereto supplements to Schedules I through VII to the Security Agreement, and the undersigned hereby certifies that such supplements have been prepared by the undersigned in substantially the form of the Schedules to the Security Agreement and are accurate and complete as of the date first above written.

     The undersigned hereby makes each representation and warranty set forth in
Section 8 of the Security Agreement as to itself and as to its Collateral to the same extent as


KL2:194292.6
each other Grantor and hereby agrees to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as all other

Grantors.

     THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE.


                                          Very truly yours,

                                          [NAME OF ADDITIONAL
                                            GRANTOR]


                                          By ___________________________________
                                             Name:
                                             Title:
                                             Address:


KL2:194292.6

                                    EXHIBIT C
                                       to
                          Pledge and Security Agreement



                          FORM OF CONSENT AND AGREEMENT


     The undersigned hereby acknowledges notice of, and consents to the terms and provisions of, the Pledge and Security Agreement dated June 13, 1997 (the "Security Agreement"; the terms defined therein being used herein as therein defined) from PRECISE TECHNOLOGY, INC., (the "Borrower") and each other Grantor party thereto to FLEET NATIONAL BANK, as collateral agent (the "Collateral Agent") for the Secured Parties referred to therein, and hereby agrees with the Collateral Agent that:

     (a) The undersigned will make all payments to be made by it under or in connection with the __________ Agreement dated _______________, 19__ (the "Assigned Agreement") between the undersigned and the Borrower in accordance with the instructions of the Collateral Agent.

     (b) All payments referred to in paragraph (a) above shall be made by the undersigned irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be final, and the undersigned will not seek to recover from any Secured Party for any reason any such payment once made.

     (c) The Collateral Agent shall be entitled to exercise any and all rights and remedies of the Borrower under the Assigned Agreement in accordance with the terms of the Security Agreement, and the undersigned shall comply in all respects with such exercise.

     (d) The undersigned will not, without the prior written consent of the Collateral Agent, (i) cancel or terminate the Assigned Agreement or consent to or accept any cancellation or termination thereof, (ii) amend or otherwise modify the Assigned Agreement, or (iii) make any prepayment of amounts to become due under or in connection with the Assigned Agreement, except as expressly provided therein.

     In order to induce the Lenders to make Advances under the Credit Agreement, the undersigned repeats and reaffirms for the benefit of the Secured Parties the representations and warranties made in Section _____ of the Assigned Agreement.

     This Consent and Agreement shall be binding upon the undersigned and its successors and assigns, and shall inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their successors, transferees and assigns.



KL2:194292.6

     THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE.

     IN WITNESS WHEREOF, the undersigned has duly executed this Consent and Agreement as of the date set opposite its name below.


Dated:  _______________, 19__


                                          [NAME OF OBLIGOR]



                                          By: __________________________________
                                              Name:
                                              Title:


KL2:194292.6

                                                              EXHIBIT D-2 TO THE
                                                                CREDIT AGREEMENT



                      PARENT PLEDGE AND SECURITY AGREEMENT

                               Dated June 13, 1997

                                      From

                          PRECISE HOLDING CORPORATION,

                                   as Grantor,

                                       to

                              FLEET NATIONAL BANK,

                               as Collateral Agent

                        T A B L E   O F   C O N T E N T S



Section                                                                     Page

1. Grant and Pledge of Security                                                2

2. Security for Obligations                                                    2

3. Grantor Remains Liable                                                      3

4. Delivery of Collateral                                                      3

5. Representations, Warranties and Covenants                                   3

6. Further Assurances                                                          4

7. Voting Rights; Dividends; Etc.                                              5

8. Transfers and Other Liens; Additional Shares                                6

9. Collateral Agent Appointed Attorney-in-Fact                                 6

10. Collateral Agent May Perform                                               7

11. Remedies                                                                   7

12. Registration Rights                                                        9

13. The Collateral Agent                                                      10

14. Indemnity and Expenses                                                    14

15. Security Interest Absolute                                                14

16. Amendments; Waivers; Etc                                                  15

17. Addresses for Notices                                                     15

18. Continuing Security Interest; Assignments under the
    Credit Agreement                                                          15

19. Release and Termination                                                   16

20. Jurisdiction, Etc.                                                        16

Schedule I-Pledged Shares

                      PARENT PLEDGE AND SECURITY AGREEMENT


     PARENT PLEDGE AND SECURITY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement"), dated June 13, 1997, made by and between PRECISE HOLDING CORPORATION, a Delaware corporation (the "Grantor") to FLEET NATIONAL BANK ("Fleet"), as collateral agent (together with any successor collateral agent appointed pursuant to Section 13, the "Collateral Agent") for the Secured Parties, as custodian for the Hedge Banks and as Issuing Bank.

     PRELIMINARY STATEMENTS.

     (1) The Grantor, Precise Technology, Inc., a Delaware corporation (the "Borrower"), and each Subsidiary Guarantor have entered into a Credit Agreement, dated as of June 13, 1997, (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Fleet, as agent (together with any successor agent appointed pursuant to Article VII of the Credit Agreement, the "Agent"), and the Lenders from time to time party thereto.

     (2) Pursuant to the Parent Guaranty, the Grantor has guaranteed to the Lenders the payment when due of all obligations and liabilities of the Borrower under or with respect to the Loan Documents.

     (3) The Grantor is the record owner of all stock at any time pledged or required to be pledged hereunder, including without limitation the shares of stock described in Schedule I hereto and issued by the corporation named therein (the "Pledged Shares").

     (4) It is a condition precedent to the making of Advances by the Lenders and the issuance of Letters of Credit by the Issuing Bank under the Credit Agreement and the entry by the Hedge Banks into the Bank Hedge Agreements with the Borrower from time to time that the Grantor shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

     (5) The Grantor will obtain benefits from the incurrence of Advances and the issuance of Letters of Credit under the Credit Agreement and the entering into of Bank Hedge Agreements with the Hedge Banks and, accordingly, the Grantor desires to execute this Agreement to satisfy the conditions described in the preceding paragraph (4).

     NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances and the Issuing Bank to issue Letters of Credit under the Credit Agreement and to induce the Hedge Banks to enter into Bank Hedge Agreements with the Borrower from time to time, the Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:


KL2:200855.2

     Section 1. Grant and Pledge of Security. The Grantor hereby assigns and pledges to the Collateral Agent for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in, the following, in each case, as to each type of property described below, whether now owned or hereafter owned or acquired, wherever located and whether now or hereafter existing (collectively, the "Collateral"):

          (a) the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; and

          (b) all proceeds of any and all of the foregoing Collateral.

     Notwithstanding clauses (a) through (c), the payment and performance of the Grantor's obligations shall not be secured by more than 66% of the total combined voting power of all classes of capital stock owed by the Grantor of any foreign Subsidiary entitled to vote. Following a change in the relevant provisions of the Internal Revenue Code or the regulations, published rules, published rulings, notices or other official pronouncements issued or promulgated thereunder, if the Collateral Agent or the Required Lenders request a pledge of additional stock of any foreign Subsidiary of the Grantor, all of the stock of which foreign Subsidiary has not already been pledged pursuant to this Agreement, then within 90 days after such request the Grantor shall either
(i) pledge such additional stock of such foreign Subsidiary or (ii) deliver to the Collateral Agent an opinion of the counsel of the Grantor, which counsel shall be reasonably acceptable to the Collateral Agent, that the requested pledge of such additional stock is more likely than not to cause the undistributed earnings of such foreign Subsidiary to be treated as a deemed dividend to such foreign Subsidiary's United States parent for Federal income tax purposes.

     Section 2. Security for Obligations. This Agreement secures (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities (including, without limitation, the principal of and interest on the Notes issued by, and Advances made to, the Borrower under the Credit Agreement, and all indemnities, fees and interest thereon or owed thereunder) of the Grantor to the Secured Parties, whether now existing or hereafter incurred under, arising out of or in connection with any Loan Document (including, without limitation, all of the Grantor's obligations and liabilities under the Parent Guaranty) to which the Grantor is a party and the due performance and compliance by the Grantor with all of the terms, conditions and agreements contained in the Credit Agreement and such other Loan Documents (all such principal, interest, indemnities, fees, obligations and liabilities being herein collectively called the "Credit Agreement Obligations"); (ii) to the extent that any Bank Hedge Agreement is entitled to the benefits of this Agreement, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities of the Grantor to the Hedge Banks, whether now existing or hereafter incurred under, arising out of or in connection with any such Bank Hedge

Agreement and the due performance and compliance by the Grantor with all the terms, conditions and agreements contained in such Bank Hedge Agreement (all such obligations and liabilities described in this clause (ii) being herein collectively called the "Other Obligations", and together with the Credit


KL2:200855.2

Agreement Obligations, collectively the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Grantor to the Secured Parties under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Grantor.

     Section 3. Grantor Remains Liable. Anything herein to the contrary notwithstanding, (a) the Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and
(c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

     Section 4. Delivery of Collateral. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default and upon acceleration of all Borrowings under the Credit Agreement, the Collateral Agent shall have the right, at any time in its discretion and without notice to the Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Collateral, subject only to the revocable rights specified in Section 8(a). In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

     Section 5. Representations, Warranties and Covenants. The Grantor represents, warrants, agrees and covenants as to itself and its Collateral, which representations, warranties, agreements and covenants shall survive execution and delivery of this Agreement, as follows:


          (a) The Grantor is the legal and beneficial owner of the Collateral free and clear of any Lien or other right, title or interest of any Person except for the security interest created under this Agreement and Liens permitted by Section 5.02(a) of the Credit Agreement, and the Grantor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent. No effective financing statement or other instrument similar in effect covering or purporting to cover all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to this Agreement and those Liens permitted under Section 5.02(a) of the Credit Agreement.

          (b) All of the shares of stock that constitute Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable and the Grantor is the legal, record and beneficial owner of, and has good and marketable title to, such Pledged


KL2:200855.2

     Shares, subject to no pledge, lien, mortgage hypothetication, security interest, charge, option or other encumbrance whatsoever except the liens and security interests created by this Agreement. The Grantor has full power, authority and legal right to pledge the Pledged Shares pledged by it pursuant to this Agreement.

          (c) As of the date hereof, the Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on Part I of Schedule I hereto.

          (d) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral taken as a whole created under this Agreement have been duly made or taken, and this Agreement, the pledge of the Collateral pursuant hereto, together with such filings and other actions, create a valid and perfected first priority security interest in the Collateral taken as a whole, securing the payment of the Secured Obligations, except for Collateral subject to Liens permitted pursuant to Section 5.02(a) of the Credit Agreement.

          (e) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required (i) for the grant by the Grantor of the assignment and security interest granted hereunder, for the pledge by the Grantor of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Grantor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereunder (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have been duly filed and are effective, under applicable law, to perfect the security interest granted to the Collateral Agent herein, or (iii) for the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except where the failure to obtain such consent or authorization would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (f) This Agreement is made with full recourse to the Grantor (including, without limitation, with full recourse to all assets of the Grantor) and pursuant to and upon all warranties, representations, covenants and agreements on the part of the Grantor contained herein, in the other Collateral Documents and otherwise in writing in connection herewith or therewith.

     Section 6. Further Assurances. (a) The Grantor agrees that from time to time, at its own expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Grantor will: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Collateral Agent


KL2:200855.2
hereunder such note or instrument duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; and (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereunder.

     (b) The Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

     (c) The Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

     Section 7. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

          (i) The Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Documents; provided, however, that the Grantor shall not exercise or refrain from exercising any such right if such action (a) would reasonably be expected to have a material adverse effect on the value of the Collateral or any part thereof or (b) would violate or be inconsistent with any of the terms of this Agreement, the Credit Agreement, any other Loan Document or any Bank Hedge Agreement;

          (ii) The Grantor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral permitted by the Credit Agreement; provided, however, that any and all

               (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, such Collateral, and

               (B) dividends and other distributions paid or payable in cash in respect of such Collateral in connection with a partial or total liquidation or dissolution shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Collateral and shall, if received by the Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of the Grantor and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement). Notwithstanding the foregoing, it is understood that any and all dividends and other distributions paid or payable in cash in respect of such Collateral in


KL2:200855.2
     connection with a reduction of capital, capital surplus or paid-in-surplus and any and all cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, such Collateral shall be forthwith delivered to blocked accounts maintained by the Grantor with Fleet.

          (iii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to the Grantor all such proxies and other instruments as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

          (b) Upon the occurrence and during the continuance of an Event of
     Default:

          (i) All rights of the Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall, upon notice to the Grantor by the Collateral Agent, cease and (y) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

          (ii) All dividends and interest payments that are received by the Grantor contrary to the provisions of paragraph (i) of this Section 7(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).

     Section 8. Transfers and Other Liens; Additional Shares. (a) The Grantor agrees not (i) to sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except sales, assignments and dispositions otherwise permitted under the Credit Agreement, or (ii) to create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created under this Agreement and the Liens permitted under Section 5.02(a) of the Credit Agreement.

     (b) The Grantor shall (i) for the Pledged Shares and all other shares of stock pledged hereunder that are issued by issuers which are controlled by the Grantor, cause each issuer of the Pledged Shares and each issuer of all other shares of stock pledged hereunder not to issue any stock or other securities in addition to or in substitution for the Pledged Shares or such other shares issued by any such issuer, except to the Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities.

     Section 9. Collateral Agent Appointed Attorney-in-Fact. The Grantor hereby irrevocably appoints the Collateral Agent, effective upon the occurrence and during the continuation of any Event of Default, the Grantor's attorney-in-fact, with full authority in the


KL2:200855.2
place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Collateral Agent's discretion and upon notice to the Grantor, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

          (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

          (b) to receive, indorse and collect any drafts or other instruments, documents and Chattel Paper, in connection with clause (a) or (b) above, and

          (c) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

     Section 10. Collateral Agent May Perform. If the Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Grantor under Section 14(b).

     Section 11. Remedies. If any Event of Default shall have occurred and be continuing:

          (a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the New York UCC (whether or not the New York UCC applies to the affected Collateral) and also may (i) require the Grantor to, and the Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) (i) All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may,


KL2:200855.2
     in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section
     14) shall be applied as follows:

               (A) first, to the extent proceeds remain after the application of any amounts pursuant to Section 14, an amount equal to the outstanding Primary Obligations (as defined in Section 11(b)(ii)) shall be paid to the Secured Parties as provided in Section 11(b)(iv) hereof, with each Secured Party receiving an amount equal to such outstanding Primary Obligations (as defined in Section 11(b)(ii)) or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

               (B) second, to the extent proceeds remain after the application pursuant to the preceding clause (A), an amount equal to the outstanding Secondary Obligations (as defined in Section 11(b)(ii)) shall be paid to the Secured Parties as provided in Section 11(b)(iv) hereof, with each Secured Party receiving an amount equal to its outstanding Secondary Obligations, or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share (as defined in Section 11(b)(ii)) of the amount remaining to be distributed; and

               (C) third, to the extent proceeds remain after the application pursuant to the preceding clauses (A) and (B), and following the termination of this Agreement pursuant to Section 19 hereof, to the Grantor or to whomever may be lawfully entitled to receive such surplus.

          (ii) For purposes of this Agreement (x) "Pro Rata Share" shall mean, when calculating a Secured Party's portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party's Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be, (y) "Primary

     Obligations" shall mean (i) in the case of the Credit Agreement Obligations, all principal of, and interest on, all Advances, and all fees and (ii) in the case of the Other Obligations that are secured by this Agreement or any other Collateral Document, all amounts due under such Bank Hedge Agreements and (z) "Secondary Obligations" shall mean all Secured Obligations other than Primary Obligations.

          (iii) When payments to Secured Parties are based upon their respective Pro Rata Shares, the amounts received by such Secured Parties hereunder shall be applied (for purposes of making determinations under this Section 11(b) only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary

KL2:200855.2

     Obligations, as the case may be, of the other Secured Parties, with each Secured Party whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Party and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Parties entitled to such distribution.

          (iv) All payments required to be made hereunder shall be made (x) if to the Lenders, to the Collateral Agent under the Credit Agreement for the account of the Lenders, and (y) if to the Hedge Banks, to the trustee, paying agent or other similar representative (each a "Representative") for the Hedge Banks or, in the absence of such a Representative, directly to the Hedge Banks, as their interests may appear.

          (v) For purposes of applying payments received in accordance with this
     Section 11(b), the Collateral Agent shall be entitled to rely upon the Representative for the Hedge Banks or, in the absence of such a Representative, upon the Hedge Banks for a determination (which each Representative for any Hedge Banks and the Lenders agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Lenders or the Hedge Banks, as the case may be. Unless it has actual knowledge (including by way of written notice from a Lender or a Hedge Bank) to the contrary, each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has actual knowledge (including by way of written notice from a Hedge Bank) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Bank Hedge Agreements are in existence.

          (vi) It is understood that the Grantor shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

     (c) The Collateral Agent may exercise any and all rights and remedies of the Grantor in respect of the Collateral.

     (d) The Collateral Agent may, without notice to the Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against the L/C Cash Collateral Account or any part thereof.

     Section 12. Registration Rights. If the Collateral Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 11, the Grantor agrees that, upon request of the Collateral Agent, the Grantor will, at its own expense:


KL2:200855.2

          (a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Collateral Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

          (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Collateral Agent;

          (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

          (d) provide the Collateral Agent with such other information (including, without limitation, forward looking information) as may be necessary or, in the opinion of the Collateral Agent, advisable to enable the Collateral Agent to effect the sale of such Collateral; and

          (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

     Notwithstanding anything contained in this Agreement, the Collateral Agent may sell all or any of the Collateral at a private sale without registering such Collateral under the provisions of the Securities Act and the Collateral Agent is not liable for any reduced value of such Collateral received by the Collateral Agent as a result of such sale. The Collateral Agent is authorized, in connection with any sale of the Collateral pursuant to Section 11, to deliver or otherwise disclose to any prospective purchaser of the Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information and projections provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Collateral.

     Section 13. The Collateral Agent. (a) The Secured Parties, by their acceptance of the benefits of this Agreement and the other Loan Documents, hereby irrevocably designate Fleet to act as the Collateral Agent with respect to this Agreement and as specified in the other Loan Documents. Each Secured Party hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note and by the acceptance of the benefits of this Agreement and the other Loan Documents shall be deemed irrevocably to authorize, the Collateral Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such


KL2:200855.2
powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof or thereof and such other powers as are reasonably incidental thereto. The Collateral Agent may perform any of its duties hereunder and under the other Loan Documents by or through its authorized agents or employees.

     (b) The Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. The duties of the Collateral Agent shall be mechanical and administrative in nature; the Collateral Agent shall not have by reason of this Agreement, any other Loan Document or any Bank Hedge Agreement a fiduciary relationship in respect of any Secured Party; and nothing in this Agreement, any other Loan Document or any Bank Hedge Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.


     (c) The Collateral Agent shall not be responsible for the payment of taxes, charges or assessments or discharging of Liens upon the Collateral hereunder or any collateral under the Collateral Documents or otherwise as to the maintenance of the Collateral hereunder or any collateral under the Collateral Documents. The Collateral Agent shall not be required to ascertain or inquire as to the performance by the Grantor of any of the covenants or agreements contained in this Agreement or any other Loan Document or any Bank Hedge Agreement.

     (d) The Collateral Agent shall be under no obligation or duty to take any action under this Agreement or any other Loan Document if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified, unless the Collateral Agent receives security or indemnity satisfactory to it against such tax (or equivalent liability), or any liability resulting from such qualification, in each case as results from the taking of such action under this Agreement or any other Loan Document or (iii) would subject the Collateral Agent to in personam jurisdiction in any locations where it is not then so subject. Notwithstanding any other provision of this Agreement or any other Loan Document, neither the Collateral Agent nor any of its officers, directors, employees, affiliates or agents shall, in its individual capacity, be personally liable for any action taken or omitted to be taken by it in accordance with this Agreement or any other Loan Document except for its own gross negligence or willful misconduct.

     (e) Independently and without reliance upon the Collateral Agent, each Secured Party, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Grantor in connection with the making and the continuance of the Obligations and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of the Grantor, and the Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Secured Party with any credit or other information with respect thereto, whether coming into its possession before the extension of any Obligations or the purchase of any Notes or at any time or times thereafter. The Collateral Agent shall not be responsible in any manner whatsoever to any Secured Party for the correctness of any recitals, statements, information, representations or warranties in any Document or in any document, certificate or other writing delivered in connection therewith or for the execution, effectiveness, genuineness, validity,


KL2:200855.2
enforceability, perfection, collectibility, priority or sufficiency of this Agreement or the other Documents or the security interests granted hereunder or thereunder or the financial condition of the Grantor or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Grantor, or the existence or possible existence of any Default or Event of Default. The Collateral Agent makes no representations as to the value or condition of the Collateral hereunder or the collateral under any other Collateral Document or any part thereof, or as to the title of the Grantor thereto or as to the security afforded by this Agreement or the other Collateral Documents.

     (f) (i) No Secured Party shall have the right to cause the Collateral Agent to take any action with respect to the Collateral hereunder or the collateral under any other Collateral Document, with only the Required Lenders (or after the repayment in full of all Credit Agreement Obligations, the holders of a majority of the outstanding Other Obligations) having the right to direct the Collateral Agent to take any such action. If the Collateral Agent shall request instructions from the Required Lenders (or after the repayment in full of all Credit Agreement Obligations, the holders of a majority of the outstanding Other Obligations), with respect to any act or action (including failure to act) in connection with this Agreement or any other Collateral Document, the Collateral Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Required Lenders (or after the repayment in full of all Credit Agreement Obligations, the holders of a majority of the outstanding Other Obligations) and to the extent requested, appropriate indemnification in respect of actions to be taken, and the Collateral Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Secured Party shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders (or after the repayment in full of all Credit Agreement Obligations, the holders of a majority of the outstanding Other Obligations).

     (ii) The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of any of the Secured Parties, unless such Secured Parties shall have offered to the Collateral Agent reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

     (g) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper Person or entity, and, with respect to all legal matters pertaining to this Agreement or any other Document and its duties hereunder or thereunder, upon advice of counsel selected by it.

     (h) To the extent the Collateral Agent is not reimbursed and indemnified by the Grantor under this Agreement or any other Loan Document, the Secured Parties will reimburse and indemnify the Collateral Agent, in proportion to their respective outstanding principal amounts (including, for this purpose, any unpaid Primary Obligations in respect of Bank Hedge Agreements, as outstanding principal) of Obligations, for and against any and all liabilities,



KL2:200855.2
obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in performing its duties hereunder or under any other Loan Document, or in any way relating to or arising out of its actions as Collateral Agent in respect of this Agreement or under any other Loan Document (including any amounts required to be returned by the Collateral Agent in respect of Collateral hereunder or collateral under any other Collateral Document) except for those resulting solely from the Collateral Agent's own gross negligence or willful misconduct. The indemnities set forth in this Section 13(h) shall survive the repayment of all Obligations, with the respective indemnification at such time to be based upon the outstanding principal amounts (determined as described above) of Obligations at the time of the respective occurrence upon which the claim against the Collateral Agent is based or, if same is not reasonably determinable, based upon the outstanding principal amounts (determined as described above) of Obligations as in effect immediately prior to the termination of this Agreement. The indemnities set forth in this Section 13(h) are in addition to any indemnities provided by the Lenders to the Collateral Agent pursuant to the Credit Agreement, with the effect being that the Lenders shall be responsible for indemnifying the Collateral Agent to the extent the Collateral Agent does not receive payments pursuant to this Section 13(h) from the Secured Parties (although in such event, and upon the payment in full of all such amounts owing to the Collateral Agent, the respective Lenders who paid same shall be subrogated to the rights of the Collateral Agent to receive payment from the Secured Parties).

     (i) With respect to its obligations as a lender under the Credit Agreement and any other Loan Documents to which the Collateral Agent is a party, and to act as agent under one or more of such Loan Documents, the Collateral Agent shall have the rights and powers specified therein and herein for a "Lender" or a "Collateral Agent", as the case may be, and may exercise the same rights and powers as though it were not performing the duties specified herein; and the terms "Lender," "Required Lenders," "holders of Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Collateral Agent in its individual capacity. The Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Grantor or any Affiliate or Subsidiary of the Grantor as if it were not performing the duties specified herein or in the other Loan Documents, and may accept fees and other consideration from the Grantor for services in connection with the Credit Agreement, the other Loan Documents and otherwise without having to account for the same to the Secured Parties.

     (j) The Collateral Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Collateral Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be final and conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

     (k) The Collateral Agent may resign from the performance of all of its functions and duties under this Agreement at any time by giving 20 Business Days' prior or written notice to the Grantor and the Secured Parties. Such resignation shall take effect upon the appointment of a successor Collateral Agent pursuant to clause (i) or (ii) of this Section 13(k).


KL2:200855.2

          (i) If a successor Collateral Agent shall not have been appointed within said 20 Business Day period by the Required Lenders, the Collateral Agent, with the consent of the Grantor, which consent shall not be unreasonably withheld or delayed, shall then appoint a successor Collateral Agent who shall serve as Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided above.

          (ii) If no successor Collateral Agent has been appointed pursuant to clause (i) of this Section 13(k) by the 20th Business Day after the date of such notice of resignation was given by the Collateral Agent, the Required Lenders shall then appoint a successor Collateral Agent who shall serve as Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided above.

     (l) The Grantor (by its execution and delivery hereof) hereby agrees that it shall pay to Fleet as the Collateral Agent, such fees as have been separately agreed to in writing with Fleet for acting as Collateral Agent hereunder and under the other Collateral Documents. In the event a successor Collateral Agent is appointed pursuant to Section 13(k), the Grantor hereby agrees to pay such successor Collateral Agent such fees for acting as such as would customarily be charged by such Collateral Agent for acting in such capacity in similar situations.

     Section 14. Indemnity and Expenses. (a) The Grantor agrees to indemnify each Secured Party from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities found in a final, appealable judgment by a court of competent jurisdiction to have resulted solely from such Secured Party's gross negligence or wilful misconduct.

     (b) The Grantor agrees to pay to the Collateral Agent, upon demand, the amount of any and all reasonable costs and expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents (including, without limitation, the following costs of such counsel: support staff, litigation preparation, computerized research, telephone, telefax, mileage, deposition, postage, photocopy, process service, video tape and other similar costs), that the Collateral Agent may incur in connection with
(i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or any other Secured Party hereunder or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

     Section 15. Security Interest Absolute. The obligations of the Grantor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Grantor to enforce this Agreement. All rights of the Collateral Agent and the pledge, assignment and security interest hereunder, and all obligations of the Grantor hereunder, shall be absolute and unconditional, irrespective of:

          (i) any lack of validity or enforceability of any Loan Document, any Bank Hedge Agreement or any other agreement or instrument relating thereto;



KL2:200855.2

          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any Bank Hedge Agreement, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to the Grantor or any of its Subsidiaries or otherwise;

          (iii) any taking, exchange, release or nonperfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

          (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any of the Secured Obligations or any other assets of the Grantor or any of its Subsidiaries;

          (v) any change, restructuring or termination of the corporate structure or existence of the Grantor or any of its Subsidiaries; or

          (vi) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Grantor or a third-party grantor of a security interest.

     Section 16. Amendments; Waivers; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (b) No failure on the part of the Collateral Agent, any Lender or any Hedge Bank to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or consent thereto; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Grantor, addressed to it at the address set forth below its name on the signature pages hereof and if to the Collateral Agent, any Lender, the Issuing Bank or any Hedge Bank, addressed to it at its address set forth in
Section 8.02 of the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to the each other party complying as to delivery with the terms of this Section 17. All such notices and other communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, addressed as aforesaid.

     Section 18. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall


KL2:200855.2

(a) remain in full force and effect until the latest of the indefeasible and irrevocable payment in full in cash of the Secured Obligations, the Final Maturity Date and the termination or expiration of all Bank Hedge Agreements,
(b) be binding upon the Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.


     Section 19. Release and Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Grantor's expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing, (ii) the Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certification by the Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may request and (iii) the Net Cash Proceeds of any such sale, lease, transfer or other disposition required to be applied in accordance with Section 2.06 of the Credit Agreement shall be paid to, or in accordance with the instructions of, the Collateral Agent at the closing.

     (b) Upon the latest of the indefeasible and irrevocable payment in full in cash of the Secured Obligations, the Final Maturity Date and the termination or expiration of all Bank Hedge Agreements, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor. Upon any such termination, the Collateral Agent will, at the Grantor's expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

     Section 20. Jurisdiction, Etc. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE. UNLESS OTHERWISE DEFINED HEREIN OR IN THE CREDIT AGREEMENT, TERMS USED IN ARTICLE 9 OF THE NEW YORK UCC ARE USED HEREIN AS THEREIN DEFINED. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY BANK HEDGE AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS


KL2:200855.2

AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH SUCH PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT TO WHICH IT IS A PARTY OR ANY BANK HEDGE AGREEMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURTS LACK

PERSONAL JURISDICTION OVER SUCH PARTY. EACH SUCH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN
SECTION 8.02 OF THE CREDIT AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER DOCUMENT OR UNDER ANY BANK HEDGE AGREEMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT, THE COLLATERAL AGENT, ANY SECURED PARTY OR ANY HEDGE BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.

     (b) EACH PARTY TO THIS AGREEMENT HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY BANK HEDGE AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE
(a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS, ANY BANK HEDGE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.


KL2:200855.2

     IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                          PRECISE HOLDING CORPORATION,
                                             as Grantor


                                          By ___________________________________
                                             Name:
                                             Title:




Agreed and consented to as of
the date first above written:


FLEET NATIONAL BANK,
as Collateral Agent


By _______________________________
Name:
Title:




            [Signature Page to Parent Pledge and Security Agreement]



KL2:200855.2

                                   Schedule I



                                 PLEDGED SHARES


                                                  Percentage of
Issuing Corporation      Number of Shares      Shares Outstanding      Par Value
-------------------      ----------------      ------------------      ---------

                                                                       $



KL2:200855.2

                                                                EXHIBIT E TO THE
                                                                CREDIT AGREEMENT




                     PATENT, TRADEMARK AND COPYRIGHT PLEDGE
                             AND SECURITY AGREEMENT


                               Dated June 13, 1997


                                      from

                            PRECISE TECHNOLOGY, INC.,

                                       and

                        THE OTHER GRANTORS NAMED HEREIN,

                                  as Grantors,


                                       to

                              FLEET NATIONAL BANK,

                               as Collateral Agent




KL2:192595.3

                                TABLE OF CONTENTS



            PRELIMINARY STATEMENTS:........................................- 1 -

SECTION 1.  Grant of Security..............................................- 2 -

SECTION 2.  Security for Obligations.......................................- 3 -

SECTION 3.  Grantor Remains Liable.........................................- 3 -

SECTION 4.  Representations and Warranties.................................- 3 -

SECTION 5.  Further Assurances.............................................- 5 -

SECTION 6.  Transfers and Other Liens......................................- 7 -

SECTION 7.  The Collateral Agent Appointed Attorney-in-Fact................- 7 -

SECTION 8.  The Collateral Agent May Perform...............................- 8 -

SECTION 9.  The Collateral Agent's Duties..................................- 8 -

SECTION 10. Remedies.......................................................- 8 -

SECTION 11. Indemnity and Expenses........................................- 10 -

SECTION 12. Amendments; Waivers; Etc......................................- 10 -

SECTION 13. Notices, Etc..................................................- 10 -

SECTION 14. Continuing Security Interest; Assignments
              Under the Credit Agreement..................................- 10 -

SECTION 15. Release and Termination.......................................- 11 -

SECTION 16. GOVERNING LAW; TERMS..........................................- 11 -



KL2:192595.3

                                    SCHEDULES



Schedule I     -   Patents and Patent Applications

Schedule II    -   Trademark and Service Mark Registrations and Applications

Schedule III   -   Copyright Registrations and Applications

Schedule IV    -   Licenses

Schedule V     -   Pending Litigation/Unauthorized Uses


KL2:192595.3

               PATENT, TRADEMARK AND COPYRIGHT PLEDGE AND SECURITY
                                    AGREEMENT


     PATENT, TRADEMARK AND COPYRIGHT PLEDGE AND SECURITY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement"), dated June 13, 1997, made by and among PRECISE TECHNOLOGY, INC., a Delaware corporation (the "Borrower"), each of the other Persons listed on the signature page hereof and the Additional Collateral Grantors (as defined in the Security Agreement) (Parent, the Borrower, such other Persons and such Additional Collateral Grantors collectively referred to herein as the "Grantors" and each individually, a "Grantor") to FLEET NATIONAL BANK ("Fleet"), as collateral agent (together with any successor collateral agent appointed pursuant to Section 21 of the Security Agreement (the "Collateral Agent") for the Secured Parties, as custodian for the Hedge Banks and as Issuing Bank.

     PRELIMINARY STATEMENTS:

     (1) Precise Holding Corporation, a Delaware corporation, the Borrower and each Subsidiary Guarantor have entered into a Credit Agreement, dated as of June 13, 1997, (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Fleet, as agent (together with any successor agent appointed pursuant to Article VII of the Credit Agreement, the "Agent"), and the Lenders from time to time party thereto.

     (3) Pursuant to the Subsidiary Guaranty, each Subsidiary Guarantor has guaranteed to the Lenders the payment when due of all obligations and liabilities of the Borrower under or with respect to the Loan Documents.

     (4) It is a condition precedent to the making of Advances by the Lenders and the issuance of Letters of Credit by the Issuing Bank under the Credit Agreement and the entry by the Hedge Banks into the Bank Hedge Agreements with the Borrower from time to time that each Grantor shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

     (5) Each Grantor will obtain benefits from the incurrence of Advances and the issuance of Letters of Credit under the Credit Agreement and the entering into of Bank Hedge Agreements with the Hedge Banks and, accordingly, each Grantor desires to execute this Agreement to satisfy the conditions described in the preceding paragraph (4).

     NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances and the Issuing Bank to issue Letters of Credit under the Credit Agreement and to induce the Hedge Banks to enter into Bank Hedge Agreements with the Borrower from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:




KL2:192595.3

     SECTION 1. Grant of Security. Each Grantor hereby assigns and pledges to the Collateral Agent for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties, a security interest in all of such Grantor's right, title and interest in and to the following, whether now owned or hereafter acquired, whether now or hereafter existing (collectively, the "Intellectual Property Collateral"):

          (a) all patents, patent applications and patentable inventions, including, without limitation, each patent and patent application identified on Schedule I attached hereto and made a part hereof, and including without limitation (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past and future infringements thereof), and (iv) all rights corresponding thereto throughout the world and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto (the "Patents");

          (b) all trademarks, service marks, trade names, trade dress or other indicia of trade origin, trademark and service mark registrations, and applications for trademark or service mark registrations and any renewals thereof, including, without limitation, each registration and application identified on Schedule II attached hereto and made a part hereof, and including without limitation (i) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin (the "Trademarks"); and

          (c) all copyrights, whether statutory or common law, and whether or not the underlying works of authorship have been published, and all works of authorship and other intellectual property rights therein, all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations and copyright applications, and any renewals or extensions thereof, including, without limitation, each copyright registration and copyright application, if any, identified on
     Schedule III attached hereto and made a part hereof, and including, without limitation, (i) the right to print, publish and distribute any of the foregoing, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto


KL2:192595.3

     (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iv) all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto (the "Copyrights"); and

          (d) all license agreements with any other Person in connection with any of the Patents or Trademarks, or such other Person's patents, trade names, trademarks or copyrights, whether such Grantor is a licensor or licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule IV attached hereto and made a part hereof, subject, in each case, to the terms of such license agreements, including, without limitation, terms requiring consent to a grant of a security interest, and any right to prepare for sale, sell and advertise for sale, all Inventory (as defined in the Security Agreement) now or hereafter owned by such Grantor and now or hereafter covered by such licenses (the "Licenses").

     SECTION 2. Security for Obligations. The pledge, assignment and security interest granted under this Agreement by each Grantor secure the payment of all Obligations of such Grantor now or hereafter existing under this Agreement and the other Loan Documents whether for principal, interest, premiums, fees, expenses, or otherwise (all such Obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by any Grantor to the Collateral Agent but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Grantor.

     SECTION 3. Grantor Remains Liable. Anything herein to the contrary notwithstanding, (i) each Grantor shall remain liable under the contracts and agreements included in the Intellectual Property Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of the rights hereunder shall not release each Grantor from any of its duties or obligations under the contracts and agreements included in the Intellectual Property Collateral and (iii) the Collateral Agent has no obligation or liability under the contracts and agreements included in the Intellectual Property Collateral by reason of this Agreement, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of such Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

     SECTION 4. Representations and Warranties. Each Grantor represents and warrants as to itself and its Intellectual Property Collateral as follows:

          (a) Such Grantor is the legal and beneficial owner of the entire right, title and interest in and to the Intellectual Property Collateral in which it is granting a security interest free and clear of any Lien, except for the pledge, assignment and security interest created by this Agreement. No effective financing statement or other instrument similar


KL2:192595.3
     in effect covering all or any part of the Intellectual Property Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office (including, without limitation, the United States Patent and Trademark Office), except such as may have been filed in favor of the Collateral Agent relating to this Agreement and those Liens permitted by Section 5.02(a) of the Credit Agreement.

          (b) Set forth in Schedule I is a complete and accurate list of all patents and all patent applications owned by such Grantor. Set forth in
     Schedule II is a complete and accurate list of all trademark and service mark registrations and all trademark and service mark applications owned by such Grantor. Set forth in Schedule III is a complete and accurate list of all copyright registrations and copyright applications owned by each Grantor. Set forth in Schedule IV is a complete and accurate list of all Licenses owned by such Grantor in which such Grantor is (i) a licensor with respect to any of the Patents, Trademarks or Copyrights, or (ii) a licensee of any other person's patents, trade names, trademarks or copyrights. Such Grantor has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications and licenses set forth in Schedules I, II, III and IV.

          (c) Each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of such Grantor set forth in Schedules I, II and III is subsisting and has not been adjudged invalid, unregistrable or unenforceable, in whole or in part, and is valid, registrable and enforceable. Each License of such Grantor identified in

     Schedule IV is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and is valid and enforceable. Such Grantor has notified the Collateral Agent in writing of all uses of any item of Intellectual Property Collateral which could reasonably be expected to lead to such item becoming invalid or unenforceable, including unauthorized uses by third parties and uses which were not supported by the goodwill of the business connected with such Intellectual Property Collateral.

          (d) Such Grantor has not made a previous assignment, transfer or agreement constituting a present or future assignment, transfer or encumbrance of any of the Intellectual Property Collateral. Such Grantor has not granted any license (other than those listed in Schedule IV hereto), release, covenant not to sue, or non-assertion assurance to any person with respect to any part of the Intellectual Property Collateral.

          (e) Such Grantor has used reasonable and proper statutory notice in connection with its use of each patent, each registered trademark and service mark and each registered copyright contained in Schedules I, II and III.

          (f) This Agreement creates a valid and perfected first priority security interest in the Intellectual Property Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly made or taken.


KL2:192595.3

          (g) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the assignment and security interest granted hereby or the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest) or (iii) the exercise by the Collateral Agent of its rights provided for in this Agreement or the remedies in respect of the Intellectual Property Collateral pursuant to this Agreement, in each case other than the filing of financing and continuation statements under the UCC, which financing statements have been duly filed, and the filing of this Agreement with the United States Patent and Trademark Office,except where the failure to obtain such authorization or approval or other action would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (h) Except for the Licenses set forth in Schedule IV and except as set forth in Schedule V hereto, such Grantor has no knowledge of the existence of any right or any claim that is likely to be made by any third party relating to any item of Intellectual Property Collateral.

          (i) Except as set forth in Schedule V, no claim has been made and is continuing or threatened that any item of Intellectual Property Collateral is invalid or unenforceable or that the use by such Grantor of any Intellectual Property Collateral does or may violate the rights of any person. Except as set forth in Schedule V, there is currently no infringement or unauthorized use of any item of Intellectual Property Collateral.

          (j) Such Grantor has taken all necessary steps to use consistent standards of quality in the manufacture, distribution and sale of all products sold and the provision of all services provided under or in connection with any of the Trademarks and has taken all necessary steps to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

          (k) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

     SECTION 5. Further Assurances. (a) Each Grantor agrees that from time to time, at its own expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Collateral Agent may deem desirable and may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including, without limitation, the first-priority nature thereof) or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any part of the Intellectual Property Collateral. Without limiting the generality of the foregoing, each Grantor shall promptly execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or as the Collateral Agent may deem desirable and may reasonably request in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.


KL2:192595.3

     (b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Intellectual Property Collateral without the signature of such Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Intellectual Property Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.


     (c) Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Intellectual Property Collateral and such other reports in connection with the Intellectual Property Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

     (d) Each Grantor agrees that, should it obtain an ownership interest in any Patent, Trademark, Copyright or License which is not now a part of the Intellectual Property Collateral, (i) the provisions of Section 1 hereof shall automatically apply thereto, (ii) any such Patent, Trademark, Copyright or License shall automatically become part of the Intellectual Property Collateral, and (iii) with respect to any ownership interest in any patent, patent application, trademark or service mark registration, trademark or service mark application, copyright registration, copyright application or license that such Grantor should obtain, it shall give prompt written notice thereof to the Collateral Agent in accordance with Section 13 hereof. Each Grantor authorizes the Collateral Agent to modify this Agreement by amending Schedules I, II, III and IV (and will cooperate reasonably with the Collateral Agent in effecting any such amendment) to include any patent, patent application, trademark or service mark registration, trademark or service mark application, copyright application or license which becomes part of the Intellectual Property Collateral under this Section.

     (e) With respect to each patent, patent application, trademark or service mark registration, trademark or service mark application, copyright registration, copyright application and license, such Grantor agrees to take all necessary steps, including, without limitation, in the United States Patent and Trademark Office or in any court, to (i) maintain each such patent, patent application, trademark or service mark registration, trademark or service mark application, copyright registration, copyright application and license and (ii) pursue each such application for Patent, Trademark or Copyright now or hereafter included in the Intellectual Property Collateral, including, without limitation, the filing of responses to office actions issued by the United States Patent and Trademark Office, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the United States Trademark Act, and the participation in opposition, cancellation and infringement and misappropriation proceedings, the filing of divisional, continuation, continuation-in-part and substitute applications, the filing of applications for re-issue, renewal or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, infringement and misappropriation proceedings. Each Grantor agrees to take corresponding steps with respect to each new or acquired Patent, Trademark, Copyright or License to which it is now or later becomes entitled. Any expenses incurred in connection with such activities shall be borne by such Grantor. Such Grantor shall not, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Patent, Trademark or Copyright identified in Schedules I, II and III, or abandon any right to file an application for a Patent, Trademark or


KL2:192595.3

Copyright, or abandon any pending application for a Patent, Trademark or Copyright identified in Schedules I, II and III. Further, such Grantor shall not, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any other Patent, Trademark or Copyright or abandon any right to file an application for any other Patent, Trademark or Copyright or abandon any pending application for any other Patent, Trademark or Copyright.

     (f) Each Grantor agrees to notify the Collateral Agent promptly and in writing if it learns (i) that any item of the Intellectual Property Collateral may be determined to have become abandoned or dedicated or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the United States Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral.

     (g) In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral is infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such actions as such Grantor or the Collateral Agent deems reasonable and appropriate under the circumstances to protect such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation. Any expense incurred in connection with such activities shall be borne by such Grantor.

     (h) Each Grantor shall continue to use proper statutory notice in connection with its use of each of its patents, registered trademarks and service marks and registered copyrights contained in Schedules I, II, III.

     (i) Each Grantor shall take all steps which it or the Collateral Agent deems reasonable and appropriate under the circumstances to preserve and protect its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

     SECTION 6. Transfers and Other Liens. Each Grantor agrees not (i) to sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any item of the Intellectual Property Collateral or (ii) to create or suffer to exist any Lien upon or with respect to any of the Intellectual Property Collateral, except for the pledge, assignment and security interest created by this Agreement and except as otherwise permitted by the other Loan Documents.

     SECTION 7. The Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time upon the occurrence and during the continuance of a Default and with prior notice to such Grantor, to take any action and to execute any instrument that may be necessary or that the Collateral Agent may deem desirable to accomplish the purposes of this Agreement, including, without limitation:


KL2:192595.3

          (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Intellectual Property Collateral,

          (b) to receive, endorse and collect any drafts, instruments, chattel paper and other documents in connection with subsection 7(a) hereof and give full discharge for the same; and

          (c) to file any claims or take any action or to institute any proceedings that may be necessary or that the Collateral Agent may deem desirable for the collection of any payments relating to any of the Intellectual Property Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Intellectual Property Collateral.

     SECTION 8. The Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent, with prior notice to such Grantor, may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 11 hereof.

     SECTION 9. The Collateral Agent's Duties. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Intellectual Property Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the safe custody and preservation of the certificates of registration for any of the Trademarks or the letters patent for any of the Patents in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Intellectual Property Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Intellectual Property Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the certificates of registration for any of the Trademarks or the letters patent for any of the Patents in its possession if such certificates of registration and letters patent are accorded treatment substantially equal to that which the Borrower accords its own property of like tenor. The Collateral Agent may resign from the performance of all of its functions and duties under this Agreement at any time in accordance with the provisions of Section 21 of the Security Agreement.


     SECTION 10. Remedies. If any Event of Default shall have occurred and be continuing:

          (a) The Collateral Agent may exercise in respect of the Intellectual Property Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "New York UCC") whether or not the New York UCC applies to the affected Intellectual Property Collateral, and also may (i) require each Grantor to, and each Grantor hereby


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                                      - 8 -
     agrees that it shall at its own expense and upon request of the Collateral Agent forthwith, assemble all or part of the documents and things embodying any part of the Intellectual Property Collateral as directed by the Collateral Agent and make them available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Intellectual Property Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker's board or at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. In the event of any sale, assignment, or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill of the business connected with and symbolized by any Trademarks subject to such disposition shall be included, and such Grantor shall supply to the Collateral Agent or its designee such Grantor's know-how and expertise, and documents and things embodying the same, relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to any Intellectual Property Collateral subject to such disposition, and such Grantor's customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of such products and services. Such Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Intellectual Property Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale, without further notice, may be made at the time and place to which it was so adjourned.

          (b) Any cash held by the Collateral Agent as Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Intellectual Property Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations in such order in accordance with Section 20(b) of the Security Agreement.

          (c) It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Intellectual Property Collateral and the aggregate amount of the Secured Obligations.

          (d) The Collateral Agent may exercise any and all rights and remedies of such Grantor in respect to the Intellectual Property Collateral, including, without limitation, any and all rights of any Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, any of the Intellectual Property Collateral.

          (e) All payments received by any Grantor in respect of the Intellectual Property Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the


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



     Collateral Agent in the same form as so received (with any necessary endorsement or assignment).

     SECTION 11. Indemnity and Expenses. (a) Each Grantor agrees to indemnify the Collateral Agent and its officers, directors, employees, agents and advisors (each an "Indemnified Party") from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent that such claims, losses or liabilities are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

     (b) Each Grantor jointly and severally agrees to pay to the Collateral Agent, upon demand, the amount of any and all reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, including, without limitation, the following costs of such counsel, experts and agents: support staff, litigation preparation, computerized research, telephone, telefax, mileage, deposition, postage, photocopy, process service, video tape and other similar costs) that the Collateral Agent may incur in connection with (i) the administration of this

Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Intellectual Property Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

     SECTION 12. Amendments; Waivers; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (b) No failure on the part of the Collateral Agent to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or consent thereto; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     SECTION 13. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, (i) if to any Grantor or the Collateral Agent, addressed to it at its address set forth in Section 8.02 of the Credit Agreement or (ii) as to any party at such other address as shall be designated by such party in a notice to each other party complying as to delivery with the terms of this Section 13. All such notices and other communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, transmitted by telecopier, delivered to the telegraph company or confirmed by telex answerback, respectively, addressed as aforesaid.

     SECTION 14. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Intellectual Property Collateral and shall (i) remain in full force and effect until the later of (x) the


KL2:192595.3
indefeasible and irrevocable cash payment in full of the Secured Obligations and
(y) the Final Maturity Date, (ii) be binding upon such Grantor, its successors and assigns and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of, and be enforceable by, the Collateral Agent and its respective successors, transferees and assigns. Without limiting the generality of this Section 14(iii), any Collateral Agent may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment or Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Collateral Agent herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

     SECTION 15. Release and Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Intellectual Property Collateral in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Collateral Agent shall, at the appropriate Grantor's expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Intellectual Property Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release, no Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Collateral Agent, at least five Business Days prior to the date of the proposed release, a request for release describing the item of the Intellectual Property Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail (including, without limitation, the price thereof and any expenses in connection therewith), together with a form of release for execution by the Collateral Agent and a certification by such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may request and (iii) the Collateral Agent shall have approved such sale, lease transfer or other disposition in writing.

     (b) Upon the later of (i) the indefeasible and irrevocable cash payment in full of the Secured Obligations and (ii) the Final Maturity Date, the pledge, assignment and security interest granted hereby shall automatically terminate and all rights to the Intellectual Property Collateral shall revert to such Grantor. Upon any such termination and reversion, the Collateral Agent shall, at such Grantor's expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination and reversion.

     SECTION 16. GOVERNING LAW; TERMS. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR INTELLECTUAL PROPERTY COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. UNLESS OTHERWISE DEFINED HEREIN OR IN THE CREDIT AGREEMENT, TERMS USED IN ARTICLE 9 OF THE


KL2:192595.3

NEW YORK UCC ARE USED HEREIN AS THEREIN DEFINED. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY BANK HEDGE AGREEMENT

MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH SUCH PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY BANK HEDGE AGREEMENT TO WHICH IT IS A PARTY BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH SUCH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 8.02 OF THE CREDIT AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER DOCUMENT OR UNDER ANY BANK HEDGE AGREEMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT, THE COLLATERAL AGENT, ANY SECURED PARTY OR ANY HEDGE BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.

     (b) EACH PARTY TO THIS AGREEMENT HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY BANK HEDGE AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE
(a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS


KL2:192595.3

AGREEMENT, THE OTHER DOCUMENTS, ANY BANK HEDGE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.




KL2:192595.3

     IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                          PRECISE TECHNOLOGY, INC.


                                          By:___________________________________
                                             Name:
                                             Title:


                                          PRECISE TECHNOLOGY OF DELAWARE, INC.



                                          By:___________________________________
                                             Name:
                                             Title:


                                          PRECISE TECHNOLOGY OF ILLINOIS, INC.



                                          By:___________________________________
                                             Name:
                                             Title:


                                          PRECISE TMP, INC.


                                          By:___________________________________
                                             Name:
                                             Title:


                                          PRECISE POLESTAR, INC.


                                          By:___________________________________
                                             Name:
                                             Title:




          [Signature Page to the Patent, Trademark and Copyright Pledge
                             and Security Agreement]

KL2:192595.3

                                          MASSIE TOOL, MOLD & DIE, INC.


                                          By:___________________________________
                                             Name:
                                             Title:




Agreed and consented to as of
the date first above written:

FLEET NATIONAL BANK,
as Collateral Agent


By:______________________________
   Name:
   Title:




          [Signature Page to the Patent, Trademark and Copyright Pledge
                             and Security Agreement]

KL2:192595.3

STATE OF NEW YORK    )
                     ) ss.:
COUNTY OF NEW YORK   )


     On the ____ day of , before me personally came __________________________________ to me known, who, being by me duly sworn, did depose and say he resides at __________________________________________
____________________________________________________________ and that he is the
_______________________ of ____________, the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.


                  ________________________
                       Notary Public

[Notarial Seal]



STATE OF NEW YORK    )
                     ) ss.:
COUNTY OF NEW YORK   )


     On the ____ day of , before me personally came ___________________________________________ to me known, who, being by me duly sworn, did depose and say he resides at
_________________________________________
____________________________________________________________ and that he is the
_______________________ of ___________, the corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.


                  ________________________
                       Notary Public

[Notarial Seal]


KL2:192595.3

STATE OF NEW YORK    )
                     ) ss.:
COUNTY OF NEW YORK   )


     On the ____ day of before me personally came
___________________________________________ to me known, who, being by me duly sworn, did depose and say he resides at
_________________________________________
____________________________________________________________ and that he is the
_______________________ of Fleet National Bank, the banking corporation described in and which executed the above instrument; that he has been authorized to execute said instrument on behalf of said corporation; and that he signed said instrument on behalf of said corporation pursuant to said authority.


                  ________________________
                       Notary Public

[Notarial Seal]


KL2:192595.3

                                                              EXHIBIT F-1 TO THE
                                                                CREDIT AGREEMENT

                                 PARENT GUARANTY

                               Dated June 13, 1997

                                      from

                          PRECISE HOLDING CORPORATION,

                                  as Guarantor,

                                   in favor of

                       THE SECURED PARTIES REFERRED TO IN
                     THE CREDIT AGREEMENT REFERRED TO HEREIN

                                TABLE OF CONTENTS

Section                                                                     Page

 1. Guaranty ..............................................................    1

 2. Guaranty Absolute .....................................................    2

 3. Security ..............................................................    3

 4. Waivers and Acknowledgments ...........................................    3

 5. Subrogation ...........................................................    4

 6. Subordination .........................................................    4

 7. Payments Free and Clear of Taxes, Etc. ................................    5

 8. Representations and Warranties ........................................    8

 9. Affirmative Covenants .................................................   10

10. [Intentionally Omitted] ...............................................   10

11. Amendments, Etc. ......................................................   10

12. Notices, Etc. .........................................................   10

13. No Waiver; Remedies ...................................................   11

14. Fees; Expenses ........................................................   11

15. Right of Set-off ......................................................   11

16. Indemnification .......................................................   11

17. Continuing Guaranty; Assignments under the Credit Agreement ...........   12

18. Counterparts ..........................................................   12

19. Payments by Guarantor .................................................   12

20. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL, ETC. ...............   12

                                 PARENT GUARANTY


     This GUARANTY, dated as of June 13, 1997 (as amended, modified or supplemented from time to time, this "Guaranty"), made by PRECISE HOLDING CORPORATION, a Delaware corporation (the "Guarantor"), in favor of the Secured Parties (as defined in the Credit Agreement referred to below).

     WHEREAS, the Lenders and Fleet National Bank, as agent for the Lenders, are parties to a Credit Agreement dated as of June 13, 1997 (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with the Guarantor, Precise Technology, Inc. (the "Borrower"), and certain Subsidiaries of the Borrower as set forth therein. The Borrower is a Wholly-Owned Subsidiary of the Guarantor. It is a condition precedent to the making of Advances and the issuances of Letters of Credit by the Lenders under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty; and

     WHEREAS, the Guarantor will obtain benefits from the receipt of Advances by the Borrower under the Credit Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph;

     NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Advances and to issue Letters of Credit under the Credit Agreement from time to time, the Guarantor hereby makes the following representations and warranties to the Secured Parties and hereby covenants and agrees with each Secured Party as follows:

     Section 1. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees (i) the full and prompt payment in cash when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities (including, without limitation, the principal of and interest on the Notes issued by, and Advances made to, the Borrower under the Credit Agreement, and all indemnities, fees and interest thereon or owed thereunder) owing by each Loan Party to the Secured Parties, whether now existing or hereafter incurred under, arising out of or in connection with any Loan Document to which such Loan Party is a party and the due performance and compliance by each Loan Party with all of the terms, conditions and agreements contained in the Credit Agreement and such other Loan Documents (all such principal, interest, indemnities, fees, obligations and liabilities being herein collectively called the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses, including, without limitation, the following costs of such counsel:



KL2:193861.3
support staff, litigation preparation, computerized research, telephone, telefax, mileage, deposition, postage, photocopy, process service, video tape and other similar costs) incurred by the Agent or any other Secured Party in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent or any other Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

     Section 2. Guaranty Absolute. The Guarantor, unconditionally and irrevocably, guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any other Secured Party with respect thereto. The Obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, or any other release, amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

          (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

          (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party or any Subsidiary of any Loan Party under the Loan Documents or any other assets of any Loan Party or any Subsidiary of any Loan Party;

KL2:193861.3

          (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any Subsidiary of any Loan Party;

          (f) any failure of any Secured Party to disclose to the Borrower or the Guarantor any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or in the future known to any Secured Party (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information); or

          (g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made. This Guaranty shall constitute a guaranty of payment and performance, and not of collection.

Notwithstanding the foregoing, the Guarantor's waivers under clauses (b), (c),
(f) and (g) of this Section 2 shall not apply in respect of any action or inaction taken by the Agent or any other Secured Party with respect to the foregoing clauses (b), (c), (f) and (g) of this Section 2 to the extent that such action or inaction is proven to constitute willful misconduct.

     Section 3. Security. This Guaranty is secured by a first priority perfected continuing security interest in all of the assets and property of the Guarantor granted to the Collateral Agent pursuant to the Parent Pledge and Security Agreement dated the date hereof between Parent and the Collateral Agent.

     Section 4. Waivers and Acknowledgments. (a) The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any Collateral (except as shall be required by applicable law and cannot be waived).

     (b) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

KL2:193861.3

     (c) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Section 4 are knowingly made in contemplation of such benefits.

Notwithstanding the foregoing, the Guarantor's waivers under clauses (a) and (b) of this Section 4 shall not apply in respect of any action or inaction taken by the Agent or any other Secured Party with respect to the foregoing clauses (a) and (b) of this Section 4 to the extent that such action or inaction is proven to constitute willful misconduct.

     Section 5. Subrogation. The Guarantor will not exercise any rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty (whether contractual, under Section 509 of Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto, or otherwise) or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any other Secured Party against the Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of (x) the indefeasible and irrevocable payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (y) the Final Maturity Date, such amount shall be held in trust for the benefit of the Agent and the other Secured Parties and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Agent or any other Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agent and the other Secured Parties will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

     Section 6. Subordination. Any and all rights and claims of the Guarantor against the Borrower or any of its property, arising by reason of any payment by the Guarantor to the Agent pursuant to the provisions of this Guaranty shall be subordinate and subject in right of

KL2:193861.3
payment to the prior payment and satisfaction of all Guaranteed Obligations and all other amounts payable under this Guaranty. Any Debt of the Borrower, now or hereafter held by the Guarantor, is hereby subordinated to all indebtedness and obligations guaranteed hereby. Upon the occurrence and during the continuance of an Event of Default, any such indebtedness of the Borrower to the Guarantor shall, if the Agent so requests, be collected, enforced, and received by the Guarantor in trust for the Agent and held as security for the payment of the Guaranteed Obligations to the Agent, but without reducing or affecting in any manner the liability of the Guarantor hereunder.

     Section 7. Payments Free and Clear of Taxes, Etc. (a) Subject to Sections 7(e) and (f), any and all payments by the Guarantor hereunder or under the Notes shall be made, in accordance with Section 2.11 of the Credit Agreement, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by a Governmental Authority, and all liabilities with respect thereto, excluding net income taxes and franchise taxes imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Guaranty, the Credit Agreement or any Note) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 7) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and
(iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that the Guarantor shall not be required to increase such amounts payable to any Lender organized under the laws of a jurisdiction outside the United States to the extent provided in subsection (f) of this Section 7, and shall not be required to indemnify such Lender pursuant to this Section 7(a) if such Lender fails to comply with the requirements of subsection (e) of this
Section 7 (without regard to the last sentence thereof).

     (b) In addition, the Guarantor shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty, the Credit Agreement or the Notes; excluding any present or future stamp, documentary, excise, property or similar taxes, charges or levies (including without limitation, mortgage recording taxes and similar fees) that arise as a result of sales, assignments or other transfers of rights hereunder by any Lender (all such non-excluded taxes, charges and levies being hereinafter referred to as "Other Taxes").

KL2:193861.3

     (c) The Guarantor shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 7, paid by such Lender or the Agent (as the case may be) and any liability (including penalties, additions to Tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes, the Guarantor shall furnish to the Agent, at its address referred to in Section 8.02 of the Credit Agreement, the original receipt of payment thereof or a certified copy of such receipt or, if none is available, other documentary evidence showing such payment. In the case of any payment hereunder or under the Notes by or on behalf of the Guarantor through an account or branch outside the United States or on behalf of the Guarantor by a payor that is not a United States person, if the Guarantor determines that no Taxes are payable in respect thereof, the Guarantor shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 7, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

     (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Guaranty in the case of each initial Lender or the Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the

Agent and the Borrower with Internal Revenue Service form 1001 or 4224, as well as form W-9 or W-8, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or is entitled to a reduced rate of United States withholding tax on payments under this Guaranty, the Credit Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to the Credit Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to the Credit Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 7 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) of this
Section 7 requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender

KL2:193861.3
reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information. Notwithstanding anything to the contrary contained herein, if the withholding taxes applicable to any payment under any Note or under the Credit Agreement to a Lender or Lender assignor shall be increased from that which would have otherwise been applicable at the time of the execution and delivery by such Lender of the Credit Agreement or the date of the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, due to (i) a change in the manner in which such Lender or Lender assignor holds its interest in the Note, or (ii) an audit of the Internal Revenue Service indicating that such Lender or Lender assignor is not entitled to an exemption from, or a reduced rate for, such withholding taxes at the date of the execution and delivery by such Lender of the Credit Agreement or the date of the Assignment and Acceptance pursuant to which it became a Lender then any withholding taxes resulting therefrom shall be considered excluded from Taxes.

     (f) For any period with respect to which a Lender has failed to provide the Guarantor with the appropriate form or document described in subsection (e) of this Section 7 (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required to obtain an exemption from Taxes), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this
Section 7 with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Guarantor shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

     (g) If requested by the Guarantor, and at the Guarantor's expense, any Lender and the Agent shall take such steps as may be appropriate in the sole discretion of such Lender or the Agent, as the case may be, to seek a refund of any Taxes or Other Taxes paid by the Guarantor. If any Lender or the Agent receives a refund in respect of any Taxes or Other Taxes for which the Lender has received payment from the Guarantor hereunder, such Lender and the Agent, within 15 days of such receipt, shall deliver to the Guarantor the amount of such refund. In addition, within 15 days of a written request of the Guarantor, any Lender and the Agent shall execute and deliver to the Guarantor such certificates, forms or other documents which can be reasonably furnished consistent with the facts and which are reasonably necessary in the opinion of such Lender and the Agent to assist the Guarantor in applying for refunds of Taxes or Other Taxes remitted hereunder.

     (h) If the Guarantor is required to pay any amounts pursuant to the provisions of this Section 7, and if thereafter any Lender or the Agent shall receive or be granted a credit against or remission or other relief for any Taxes solely in respect of the amounts so paid by the Guarantor, such Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, remission or other relief, pay to the Guarantor as soon as reasonably practicable after the date on which such Lender or the Agent effectively obtains the benefit of such credit, remission or other relief an amount which such Lender reasonably

KL2:193861.3
determines to be equal to such credit, remission or other relief less any sum which the Lender is required by law to deduct therefrom. The Lender may, in its sole discretion, determine the order of utilization of all charges, deductions, credits and expenses.

     (i) In the event that any Lender or the Agent receives written communication from any Governmental Authority with respect to an assessment or proposed assessment of any Taxes or Other Taxes which the Guarantor is liable to indemnify pursuant to the provisions of this Section 7, such Lender or the Agent shall notify the Guarantor in writing as soon as reasonably practicable after receipt of such written communication.

     Section 8. Representations and Warranties. The Guarantor hereby represents and warrants as follows:


          (a) The Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or assets or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite corporate power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and assets and to carry on its business as now conducted and as presently proposes to be conducted.

          (b) The execution, delivery and performance by the Guarantor of this Guaranty and each other Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby and the compliance by it with the terms and provisions thereof, are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action and do not (i) contravene the Guarantor's charter or bylaws (or equivalent documentation), (ii) violate any law (including, without limitation, the Exchange Act and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor, any of its Subsidiaries or any of their respective properties or assets or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Guarantor or any of its Subsidiaries. Neither the Guarantor nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, in each case

KL2:193861.3
     where such breach or imposition would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by the Guarantor of this Guaranty and each other Document to which it is a party, or for the consummation of the transactions contemplated hereby and thereby, (ii) the grant by the Guarantor of the Liens granted by it pursuant to the Collateral Documents,
     (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) to the Credit Agreement, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the rights of the Guarantor or any of its Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties or assets now owned or hereafter acquired by any of them, except where the failure to obtain such authorization or approval or other action would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (d) There is no action, suit, investigation, litigation or proceeding affecting the Guarantor or any of its Subsidiaries, including any Environmental Claim, pending or threatened before any court, governmental agency or arbitrator (i) that affects or purports to affect the legality, validity or enforceability of this Guaranty or any other Loan Document or the consummation of the transactions contemplated hereby or thereby, (ii) with respect to any material Debt of the Guarantor or any of its Subsidiaries or (iii) that would reasonably be expected to have a Material Adverse Effect.

          (e) This Guaranty has been duly executed and delivered by the Guarantor. This Guaranty is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights or by equitable principles generally (regardless of whether enforcement is sought in equity or at law).

          (f) Any information, exhibit or report (including, without limitation, the Offering Memorandum and all information contained in the Documents but excluding any financial projections) prepared and furnished by or on behalf of the Guarantor in writing to any Secured Party for purposes of or in connection with this Guaranty, the other

KL2:193861.3

     Documents or any transaction contemplated herein or therein is, and all other such information hereafter prepared and furnished by or on behalf of the Guarantor in writing to the Agent or any Secured Party will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

          (g) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

          (h) The Guarantor has, independently and without reliance upon the Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

     Section 9. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment, the Guarantor will at all times require, perform or observe, and will cause each Loan Party and each of their respective Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that the Guarantor or the Borrower or any other Loan Party is to perform or observe or that the Guarantor or the Borrower is to cause any Loan Party's Subsidiaries to perform or observe.

     Section 10. [Intentionally Omitted]

     Section 11. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, (a) release or limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder or
(c) amend this Section 11.

     Section 12. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to it, if to the Guarantor, addressed to it at 501 Mosside Boulevard, North Versailles, PA 15137, Attention: John R. Weeks, telecopier number (412) 823-4110, with copies to (a) Mentmore Holdings Corporation, 1430 Broadway, 13th Floor, New York, NY 10018-3308, Attention: William L. Remley, telecopier number (212) 391-1393 and (b) Winston & Strawn, 200 Park Avenue, New York, NY 10166,
Attention: Robert Ericson, telecopier number (212) 294-4700; if to the Agent or any Lender, at its address

KL2:193861.3
specified in Section 8.02 of the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively.

     Section 13. No Waiver; Remedies. No failure on the part of the Agent, the Collateral Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 14. Fees; Expenses. The Guarantor hereby agrees to pay all out-of-pocket costs and expenses of the Agent in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by the Secured Parties, including, without limitation, the following costs of such counsel: support staff, litigation preparation, computerized research, telephone, telefax, mileage, deposition, postage, photocopy, process service, video tape and other similar costs).

     Section 15. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender and each of its respective affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such affiliate to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its respective affiliates under this Section 15 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its respective affiliates may have.

     Section 16. Indemnification. Without limitation on any other Obligations of the Guarantor or remedies of the Secured Parties under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Secured Party from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable fees and disbursements of such Secured Party's legal counsel) suffered or incurred by such Secured Party as a result of any failure of any

KL2:193861.3

Guaranteed Obligations to be the legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms.

     Section 17. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the indefeasible and irrevocable payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Final Maturity Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent, the Collateral Agent and the other Secured Parties and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case, subject to the conditions as and to the extent provided in Section 8.07 of the Credit Agreement.

     Section 18. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Guarantor and the Agent.

     Section 19. Payments by Guarantor. All payments by the Guarantor hereunder will be made without setoff, counterclaim or other defense.

     Section 20. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL, ETC. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED PARTIES AND THE GUARANTOR SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH PARTY TO THIS GUARANTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY

AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH SUCH PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT SUCH

KL2:193861.3

COURT LACKS PERSONAL JURISDICTION OVER SUCH PARTY. EACH SUCH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY IN ACCORDANCE WITH
SECTION 12, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.

     (b) THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE OTHER DOCUMENTS TO WHICH IT IS A PARTY IN THE COURTS REFERRED TO IN (a) ABOVE. THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     (c) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OF THE DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE AGENT, THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

KL2:193861.3

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by an officer thereunto duly authorized as of the date first above written.


                                          PRECISE HOLDING CORPORATION


                                          By ___________________________________
                                              Name:
                                              Title:


                    [Signature Page to the Parent Guaranty]


KL2:193861.3

                                                              EXHIBIT F-2 TO THE
                                                                CREDIT AGREEMENT

                               SUBSIDIARY GUARANTY

                               Dated June 13, 1997

                                      from

                            CERTAIN SUBSIDIARIES OF
                           PRECISE TECHNOLOGY, INC.,

                           as Guarantors, in favor of

                       THE SECURED PARTIES REFERRED TO IN
                    THE CREDIT AGREEMENT REFERRED TO HEREIN

                               TABLE OF CONTENTS

Section                                                                     Page

 1. Guaranty ..............................................................    1

 2. Guaranty Absolute .....................................................    2

 3. Security ..............................................................    3

 4. Waivers and Acknowledgments ...........................................    3

 5. Subrogation ...........................................................    4

 6. Subordination .........................................................    5

 7. Payments Free and Clear of Taxes, Etc. ................................    5

 8. Representations and Warranties ........................................    8

 9. Affirmative Covenants .................................................   10

10. [Intentionally Omitted] ...............................................   10

11. Amendments, Etc. ......................................................   10

12. Notices, Etc. .........................................................   10

13. No Waiver; Remedies ...................................................   11

14. Fees; Expenses ........................................................   11

15. Right of Set-off ......................................................   11

16. Indemnification .......................................................   11

17. Continuing Guaranty; Assignments under the Credit Agreement ...........   12

18. Counterparts. .........................................................   12

19. Payments by Guarantors ................................................   12

20. Additional Subsidiaries ...............................................   12

Section                                                                     Page

21. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL; ETC. ...............   12

Schedule I - Outstanding Capital Stock of each Guarantor

                               SUBSIDIARY GUARANTY


     This GUARANTY, dated as of June 13, 1997 (as amended, modified or supplemented from time to time, this "Guaranty"), made by each of the undersigned (each, a "Guarantor" and collectively, the "Guarantors"), in favor of the Secured Parties (as defined in the Credit Agreement referred to below).

     WHEREAS, the Lenders and Fleet National Bank, as Agent for the Lenders, are parties to a Credit Agreement dated as of June 13, 1997 (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Precise Holding Corporation ("Parent"), Precise Technology, Inc. (the "Borrower"), and the Guarantors. Each Guarantor is a direct or indirect Subsidiary of the Borrower. It is a condition precedent to the making of Advances and the issuances of Letters of Credit by the Lenders under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty; and

     WHEREAS, each Guarantor will obtain benefits from the receipt of Advances by the Borrower under the Credit Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph;

     NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Advances and to issue Letters of Credit under the Credit Agreement from time to time, each Guarantor hereby makes the following representations and warranties to the Secured Parties and hereby covenants and agrees with each Secured Party as follows:

     Section 1. Guaranty. (a) Each Guarantor, jointly and severally, hereby unconditionally and irrevocably guarantees (i) the full and prompt payment in cash when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities (including, without limitation, the principal of and interest on the Notes issued by, and Advances made to, the Borrower under the Credit Agreement, and all indemnities, fees and interest thereon or owed thereunder) owing by each Loan Party to the Secured Parties, whether now existing or hereafter incurred under, arising out of or in connection with any Loan Document to which such Loan Party is a party and the due performance and compliance by each Loan Party with all of the terms, conditions and agreements contained in the Credit Agreement and such other Loan Documents (all such principal, interest, indemnities, fees, obligations and liabilities being herein collectively called the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses, including, without limitation, the following costs of such counsel: support staff, litigation preparation, computerized research, telephone, telefax, mileage, deposition, postage, photocopy, process service, video tape and other similar costs) incurred by the Agent or any other Secured Party in enforcing any rights



KL2:193918.4
under this Guaranty. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent or any other Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

     (b) The liability of each Guarantor under this Guaranty shall not exceed the greater of (i) the net benefit realized by such Guarantor from the proceeds of the Advances made from time to time by the Borrower to such Guarantor or any Subsidiary of such Guarantor and (ii) the greater of (x) 95% of the Adjusted Net Assets of such Guarantor on the date of delivery hereof and (y) 95% of the Adjusted Net Assets of such Guarantor on the date any demand is made hereunder. "Adjusted Net Assets" of such Guarantor at any date means the lesser of (x) the amount by which the present fair salable value of the property of such Guarantor exceeds the total amount of liabilities (including, without limitation, the maximum amount reasonably expected to come due in respect of contingent liabilities, other than contingent liabilities of such Guarantor under this Guaranty) of such Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debt, excluding debt in respect of this Guaranty, as they become absolute and matured.

     Section 2. Guaranty Absolute. Each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any other Secured Party with respect thereto. The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Guarantor or any other Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower, any other Guarantor or any other Loan Party or whether the Borrower, any other Guarantor, or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party or Parent under the Loan Documents, or any other release, amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;


KL2:193918.4

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


          (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

          (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party or any Subsidiary of any Loan Party or Parent under the Loan Documents or any other assets of any Loan Party or any Subsidiary of any Loan Party or Parent;

          (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any Subsidiary of any Loan Party or Parent;

          (f) any failure of any Secured Party to disclose to the Borrower or any Guarantor any information relating to the financial condition, operations, properties or prospects of any other Loan Party or Parent now or in the future known to any Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information); or

          (g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, each Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or Parent or otherwise, all as though such payment had not been made. This Guaranty shall constitute a guaranty of payment and performance, and not of collection.

Notwithstanding the foregoing, the Guarantor's waivers under clauses (b), (c),
(f) and (g) of this Section 2 shall not apply in respect of any action or inaction taken by the Agent or any other Secured Party with respect to the foregoing clauses (b), (c), (f) and (g) of this Section 2 to the extent that such action or inaction constitutes willful misconduct.


     Section 3. Security. This Guaranty is secured by a first priority perfected security interest in all of the assets and property of each Guarantor granted to the Collateral Agent pursuant to the Security Agreement and the Intellectual Property Security Agreement.

     Section 4. Waivers and Acknowledgments. (a) Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or


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



exhaust any right or take any action against the Borrower, any other Guarantor or any other Person or any Collateral (except as shall be required by applicable law and cannot be waived).

     (b) Each Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

     (c) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Section 4 are knowingly made in contemplation of such benefits.

Notwithstanding the foregoing, the Guarantor's waivers under clauses (a) and (b) of this Section 4 shall not apply in respect of any action or inaction taken by the Agent or any other Secured Party with respect to the foregoing clauses (a) and (b) of this Section 4 to the extent that such action or inaction constitutes willful misconduct.

     Section 5. Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against the Borrower, any other Guarantor or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's Obligations under this Guaranty (whether contractual, under Section 509 of Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto, or otherwise) or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any other Secured Party against the Borrower, any other Guarantor or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the later of (x) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (y) the Final Maturity Date, such amount shall be held in trust for the benefit of the Agent and the other Secured Parties and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If
(i) any Guarantor shall make payment to the Agent or any other Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agent and the other Secured Parties will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation


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                                       -4-
or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

     Section 6. Subordination. Any and all rights and claims of any Guarantor against the Borrower or any of its property, arising by reason of any payment by such Guarantor to the Agent pursuant to the provisions of this Guaranty shall be subordinate and subject in right of payment to the prior payment and satisfaction of all Guaranteed Obligations and all other amounts payable under this Guaranty. Any Debt of the Borrower, now or hereafter held by any Guarantor, is hereby subordinated to all indebtedness and obligations guaranteed hereby. Upon the occurrence and during the continuance of an Event of Default, any such indebtedness of the Borrower to such Guarantor shall, if the Agent so requests, be collected, enforced, and received by such Guarantor in trust for the Agent and held as security for the payment of the Guaranteed Obligations to the Agent, but without reducing or affecting in any manner the liability of any Guarantor hereunder.

     Section 7. Payments Free and Clear of Taxes, Etc. (a) Subject to Sections 7(e) and (f), any and all payments by each Guarantor hereunder or under the Notes shall be made, in accordance with Section 2.11 of the Credit Agreement, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by a Governmental Authority, and all liabilities with respect thereto, excluding net income taxes and franchise taxes imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Guaranty, the Credit Agreement or any Note) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 7) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and
(iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that no Guarantor shall be required to increase such amounts payable to any Lender organized under the laws of a jurisdiction outside the United States to the extent provided in subsection (f) of this Section 7, and shall not be required to indemnify such Lender pursuant to this Section 7(a) if such Lender fails to comply with the requirements of subsection (e) of this Section 7 (without regard to the last sentence thereof).

     (b) In addition, each Guarantor shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or


KL2:193918.4
otherwise with respect to, this Guaranty, the Credit Agreement or the Notes; excluding any present or future stamp, documentary, excise, property or similar taxes, charges or levies (including without limitation, mortgage recording taxes and similar fees) that arise as a result of sales, assignments or other transfers of rights hereunder by any Lender (all such non-excluded taxes, charges and levies being hereinafter referred to as "Other Taxes").

     (c) Each Guarantor shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 7, paid by such Lender or the Agent (as the case may be) and any liability (including penalties, additions to Tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes, each Guarantor shall furnish to the Agent, at its address referred to in Section 8.02 of the

Credit Agreement, the original receipt of payment thereof or a certified copy of such receipt or, if none is available, other documentary evidence showing such payment. In the case of any payment hereunder or under the Notes by or on behalf of any Guarantor through an account or branch outside the United States or on behalf of any Guarantor by a payor that is not a United States person, if such Guarantor determines that no Taxes are payable in respect thereof, such Guarantor shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this
Section 7, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

     (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Guaranty in the case of each initial Lender or the Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Agent and the Borrower with Internal Revenue Service form 1001 or 4224, as well as form W-9 or W-8, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or is entitled to a reduced rate of United States withholding tax on payments under this Guaranty, the Credit Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to the Credit Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to the Credit Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 7 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be


KL2:193918.4
imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) of this
Section 7 requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information. Notwithstanding anything to the contrary contained herein, if the withholding taxes applicable to any payment under any Note or under the Credit Agreement to a Lender or Lender assignor shall be increased from that which would have otherwise been applicable at the time of the execution and delivery by such Lender of the Credit Agreement or the date of the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, due to (i) a change in the manner in which such Lender or Lender assignor holds its interest in the Note, or (ii) an audit of the Internal Revenue Service indicating that such Lender or Lender assignor is not entitled to an exemption from, or a reduced rate for, such withholding taxes at the date of the execution and delivery by such Lender of the Credit Agreement or the date of the Assignment and Acceptance pursuant to which it became a Lender then any withholding taxes resulting therefrom shall be considered excluded from Taxes.

     (f) For any period with respect to which a Lender has failed to provide any Guarantor with the appropriate form or document described in subsection (e) of this Section 7 (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required to obtain an exemption from Taxes), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this
Section 7 with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, each Guarantor shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

     (g) If requested by any Guarantor, and at such Guarantor's expense, any Lender and the Agent shall take such steps as may be appropriate in the sole discretion of such Lender or the Agent, as the case may be, to seek a refund of any Taxes or Other Taxes paid by such Guarantor. If any Lender or the Agent receives a refund in respect of any Taxes or Other Taxes for which the Lender has received payment from such Guarantor hereunder, such Lender and the Agent, within 15 days of such receipt, shall deliver to such Guarantor the amount of such refund. In addition, within 15 days of a written request of any Guarantor, any Lender and the Agent shall execute and deliver to such Guarantor such certificates, forms or other documents which can be reasonably furnished consistent with the facts and which are reasonably necessary in the opinion of such Lender and the Agent to assist such Guarantor in applying for refunds of Taxes or Other Taxes remitted hereunder.

     (h) If any Guarantor is required to pay any amounts pursuant to the provisions of this Section 7, and if thereafter any Lender or the Agent shall receive or be granted a credit against or remission or other relief for any Taxes solely in respect of the amounts so paid by


KL2:193918.4
such Guarantor, such Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, remission or other relief, pay to such Guarantor as soon as reasonably practicable after the date on which such Lender or the Agent effectively obtains the benefit of such credit, remission or other relief an amount which such Lender reasonably determines to be equal to such credit, remission or other relief less any sum which the Lender is required by law to deduct therefrom. The Lender may, in its sole discretion, determine the order of utilization of all charges, deductions, credits and expenses.

     (i) In the event that any Lender or the Agent receives written communication from any Governmental Authority with respect to an assessment or proposed assessment of any Taxes or Other Taxes which any Guarantor is liable to indemnify pursuant to the provisions of this Section 7, such Lender or the Agent shall notify such Guarantor in writing as soon as reasonably practicable after receipt of such written communication.

     Section 8. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

          (a) Such Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or assets or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite corporate power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and assets and to carry on its business as now conducted and as presently proposes to be conducted. All of the outstanding capital stock of such Guarantor has been validly issued free of pre-emptive rights, is fully paid and non-assessable and is owned by the Persons and in the amounts and types specified in Schedule I free and clear of all Liens.

          (b) The execution, delivery and performance by such Guarantor of this Guaranty and each other Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby and the compliance by it with the terms and provisions thereof, are within such Guarantor's corporate powers, have been duly authorized by all necessary corporate action and do not (i) contravene any Guarantor's charter or bylaws (or equivalent documentation), (ii) violate any law (including, without limitation, the Exchange Act and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Guarantor, any of its Subsidiaries or any of their respective properties or


KL2:193918.4
     assets or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of any Guarantor or any of its Subsidiaries. No Guarantor nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, in each case where such breach or imposition would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by such Guarantor of this Guaranty and each other Document to which it is a party, or for the consummation of the transactions contemplated hereby or thereby, (ii) the grant by such Guarantor of the Liens granted by it pursuant to the Collateral Documents,
     (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) to the Credit Agreement, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the rights of such Guarantor or any of its Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties or assets now owned or hereafter acquired by any of them except where the failure to be obtain such approval or authorization or other action would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (d) There is no action, suit, investigation, litigation or proceeding affecting such Guarantor or any of its Subsidiaries, including any Environmental Claim, pending or threatened before any court, governmental agency or arbitrator (i) that affects or purports to affect the legality, validity or enforceability of this Guaranty or any other Loan Document or the consummation of the transactions contemplated hereby or thereby, (ii) with respect to any material Debt of any Guarantor or any of its Subsidiaries or (iii) that would reasonably be expected to have a Material Adverse Effect.

          (e) This Guaranty has been duly executed and delivered by such Guarantor. This Guaranty is the legal, valid and binding obligation of such

     Guarantor, enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights or by equitable principles generally (regardless of whether enforcement is sought in equity or at law).


KL2:193918.4

          (f) Any information, exhibit or report (including, without limitation, the Offering Memorandum and all information contained in the Documents but excluding any financial projections) prepared and furnished by or on behalf of such Guarantor or any of its Subsidiaries in writing to any Secured Party for purposes of or in connection with this Guaranty, the other Documents or any transaction contemplated herein or therein is, and all other such information hereafter prepared and furnished by or on behalf of such Guarantor or any of its Subsidiaries in writing to any Secured Parties will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

          (g) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

          (h) Such Guarantor has, independently and without reliance upon the Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

     Section 9. Affirmative Covenants. Each Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment, such Guarantor will at all times require, perform or observe, and will cause each Loan Party and each of their respective Subsidiaries and Parent to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that such Guarantor or the Borrower or any other Loan Party or Parent is to perform or observe or that such Guarantor or the Borrower is to cause any Loan Party's Subsidiaries to perform or observe.

     Section 10. [Intentionally Omitted]

     Section 11. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, (a) release or limit the liability of any Guarantor hereunder, (b) postpone any date fixed for payment hereunder or
(c) amend this Section 11.

     Section 12. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to it, if to any Guarantor, addressed to it at 501 Mosside Boulevard, North Versailles, PA 15137, Attention: John R. Weeks, telecopier number (412) 823-4110, with copies to (a) Mentmore Holdings Corporation, 1430 Broadway,


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                                      -10-

13th Floor, New York, NY 10018-3308, Attention: William L. Remley, telecopier number (212) 391-1393 and (b) Winston & Strawn, 200 Park Avenue, New York, NY 10166, Attention: Robert Ericson, telecopier number (212) 294-4700; if to the Agent or any Lender, at its address specified in Section 8.02 of the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively.

     Section 13. No Waiver; Remedies. No failure on the part of the Agent, the Collateral Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 14. Fees; Expenses. The Guarantors hereby jointly and severally agree to pay all out-of-pocket costs and expenses of the Agent in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by the Secured Parties, including, without limitation, the following costs of such counsel: support staff, litigation preparation, computerized research, telephone, telefax, mileage, deposition, postage, photocopy, process service, video tape and other similar costs).

     Section 15. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender and each of its respective affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender agrees promptly to notify such Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its respective affiliates under this Section 15 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its respective affiliates may have.

     Section 16. Indemnification. Without limitation on any other Obligations of any Guarantor or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Secured Party from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable fees and disbursements of such Secured Party's


KL2:193918.4
legal counsel) suffered or incurred by such Secured Party as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of each Guarantor enforceable against any Guarantor in accordance with their terms.

     Section 17. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the indefeasible and irrevocable payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent, the Collateral Agent and the other Secured Parties and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case, subject to the conditions as and to the extent provided in Section 8.07 of the Credit Agreement.

     Section 18. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Guarantors and the Agent.

     Section 19. Payments by Guarantors. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense.

     Section 20. Additional Subsidiaries. It is understood and agreed that any Subsidiary of any Loan Party that is required to execute a counterpart of this Guaranty pursuant to the Credit Agreement shall automatically become a Guarantor hereunder by executing a counterpart hereof and delivering the same to the Agent.

     Section 21. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL; ETC. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED PARTIES AND EACH GUARANTOR SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH PARTY TO THIS GUARANTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE


KL2:193918.4

AFORESAID COURTS. EACH SUCH PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT SUCH COURT LACKS PERSONAL JURISDICTION OVER SUCH PARTY. EACH SUCH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY IN ACCORDANCE WITH
SECTION 12, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.

     (b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE OTHER DOCUMENTS TO WHICH IT IS A PARTY IN THE COURTS REFERRED TO IN (a) ABOVE. EACH GUARANTOR HEREBY

IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     (c) EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OF THE DOCUMENTS, THE TRANS ACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE AGENT, THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.



KL2:193918.4

     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by an officer thereunto duly authorized as of the date first above written.



                                          PRECISE TECHNOLOGY OF DELAWARE, INC.



                                          By ___________________________________
                                             Name:
                                             Title:


                                          PRECISE TECHNOLOGY OF ILLINOIS, INC.



                                          By ___________________________________
                                             Name:
                                             Title:


                                          PRECISE TMP, INC.


                                          By ___________________________________
                                             Name:
                                             Title:


                                          PRECISE POLESTAR, INC.


                                          By ___________________________________
                                             Name:
                                             Title:


                                          MASSIE TOOL, MOLD & DIE, INC.


                                          By ___________________________________
                                             Name:
                                             Title:


                   [Signature Page to the Subsidiary Guaranty]

KL2:193918.4

                                                                      Schedule I
                                                          to Subsidiary Guaranty

                   Outstanding Capital Stock of each Guarantor


KL2:193918.4

                                                                       EXHIBIT G

                     [Form of Opinion of Borrower's Counsel]

                                  June 13, 1997

To the Agent and each of the Lenders party to the Credit Agreement referred to below and the Collateral Agent referred to therein

Ladies and Gentlemen:

         We have acted as special counsel to Precise Holding Corporation, a Delaware corporation ("Parent"), Precise Technology, Inc., a Delaware corporation (the "Borrower") and each Subsidiary Guarantor in connection with the execution and delivery by Parent, the Borrower and each Subsidiary Guarantor of the Credit Agreement, dated as of June 13, 1997 (the "Credit Agreement") among Parent, the Borrower, each Subsidiary Guarantor, the financial institutions from time to time party thereto (the "Lenders"), and Fleet National Bank, as agent (the "Agent"), and the transactions contemplated thereby. This opinion is delivered to you pursuant to Section 3.01(g)(xvi) of the Credit Agreement. Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Loan Documents. Parent, the Borrower, each Subsidiary Guarantor collectively are referred to as the "Loan Parties" and each a "Loan Party". Parent, the Borrower, Precise Technology of Delaware Inc., a Delaware corporation, and Precise Technology of Illinois Inc., a Delaware corporation, collectively are referred to as the "Delaware Loan Parties" and each a "Delaware Loan Party".

         In connection with this opinion, we have examined:

         (i)      the Credit Agreement;

         (ii)     the Note;

         (iii)    the Parent Guaranty;

         (iv)     the Subsidiary Guaranty;

         (v)      the Security Agreement;

         (vi)     the Intellectual Property Security Agreement;

         (vii)    the Mortgages;

         (viii)   the Senior Subordinated Notes;

         (ix)     the Senior Subordinated Notes Indenture;

June 13, 1997
Page 2


         (x)      the Senior Subordinated Notes Guaranty; and

         (xi) UCC-1 Financing Statements the unexecuted forms of which are attached hereto as Exhibit A (collectively the "Financing Statements").

         The documents described in clauses (i) through (vii) and (xi) are hereinafter referred to collectively as the "Loan Documents" and the documents described in clauses (i) through (xi) are referred to collectively as the "Documents". References in this opinion letter to the "New York UCC" are to the Uniform Commercial Code currently in effect in the State of New York.

         We have also examined such other agreements, instruments and documents, and such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. Additionally, we have examined originals or copies, certified to our satisfaction, of such certificates of public officials and officers and representatives of the Loan Parties and we have made such inquiries of officers and representatives of the Loan Parties as we have deemed relevant or necessary, as the basis for the opinions set forth herein.

         In rendering the opinions expressed below, we have, with your consent, assumed that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine, all documents submitted to us as originals or duplicate originals are authentic and all documents submitted to us as copies, whether certified or not, conform to authentic original documents. Additionally, we have, with your consent, assumed and relied upon, the following:

         (a) the accuracy and completeness of all certificates and other statements, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Documents, with respect to the factual matters set forth therein;

         (b) all parties to the documents reviewed by us (other than the Loan Parties) are duly organized, validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform under such documents and all such documents have been duly authorized, executed and delivered by such parties;

         (c) neither the Agent, nor any Lender nor any of their respective representatives have any knowledge (actual or constructive) of any adverse claim, lien, security interest, claim, encumbrance, interest or other condition of title affecting any of the Collateral, except for Liens described in the Loan Documents, Liens assigned to the Collateral Agent pursuant to the Loan

June 13, 1997
Page 3


Documents and Liens the existence of which would reasonably be expected not to have a Material Adverse Effect;

         (d) each Document constitutes the valid and binding obligation of each party thereto (other than the Loan Parties) enforceable against such party in accordance with its terms;

         (e) the descriptions of the Collateral in the Loan Documents reasonably describe the property intended to be described as Collateral; and

         (f) all of the transactions contemplated by the Loan Documents in connection with the Initial Extension of Credit, the Refinancing Transactions, and the issuance of the Senior Subordinated Notes pursuant to the Senior Subordinated Notes Indenture have been consummated, and consummated concurrently, such that no delivery or payment contemplated thereby shall be deemed to have been made until all such transactions shall have been completed.

         Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the knowledge of the particular Winston & Strawn attorneys who have represented the Loan Parties during the course of our limited representation of the Loan Parties in connection with the Documents. Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representations undertaken by us.

         Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that:

         1. Each Delaware Loan Party (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or assets or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and
(iii) has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted. All of the outstanding capital stock of each Delaware Loan Party has been validly issued, is fully paid and non-assessable and, to our knowledge, was not issued in violation of any preemptive or similar rights. To our knowledge, no Delaware Loan Party has outstanding any securities convertible into or exchangeable for its capital stock or has outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any

June 13, 1997
Page 4

calls, commitments or claims of any character relating to, its capital stock.


         2. Each Delaware Loan Party has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution and delivery of and the performance by it of its obligations under each of such Loan Documents. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan Documents constitutes the valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms.

         3. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, do not (i) contravene any Loan Party's charter or bylaws,
(ii) violate any law or regulation (or any writ, judgment, injunction, decree, determination or award of any court or governmental entity known to us) applicable to such Loan Party; (iii) to our knowledge, conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their respective properties or assets (which conflict, breach or default would individually or in the aggregate reasonably be expected to have a Material Adverse Effect) or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of any Loan Party or any of its Subsidiaries.

         4. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or, to our knowledge, any other third party, is required for (i) the due execution, delivery, or performance by any Loan Party of any Loan Document to which it is a party, or for the consummation of the transactions contemplated thereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents,
(iii) the perfection of the Liens created by the Collateral Documents, except for the filings listed on Schedule 4.01(d) to the Credit Agreement.

         5. To our knowledge, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party pending or threatened before any court, governmental agency or arbitrator (i) that affects or purports to affect the legality, validity or enforceability of the Documents, the Senior Subordinated Notes or the consummation of the transactions contemplated thereby, or (ii) that could reasonably be expected to have a Material Adverse Effect.

         6. No Loan Party nor any of its Subsidiaries is an "investment company," or a "holding company" of an "investment

June 13, 1997
Page 5

company" as such terms are defined in the Investment Company Act of 1940, as amended.

         7. The subordination provisions contained in the Senior Subordinated Notes and the other Senior Subordinated Note Documents are enforceable against the Borrower and the respective guarantors party thereto, and the Obligations of each Loan Party under the Loan Documents and the Guaranteed Obligations of each Loan Party (as defined in the Parent Guaranty and the Subsidiary Guaranty) are within the definition of "Senior Debt" under the Senior Subordinated Notes Indenture.

         8. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest under the New York UCC in all of the right, title and interest of each Loan Party in, to and under all "equipment", "inventory", "accounts", "instruments", "documents", "chattel paper" and "general intangibles" (as such terms are defined in the New York UCC) that are included within the definition of "Collateral" set forth in the Security Agreement (collectively referred to hereinafter as the "Article 9 Collateral"), to the extent a security interest may be created therein under the New York UCC, except that (a) such security interest will continue in such Article 9 Collateral after its sale, exchange or other disposition only to the extent provided in Sections 9-306, 9-307 and 9-308 of the New York UCC, (b) the security interest in Article 9 Collateral in which any Loan Party acquires rights after the commencement of a case under the Federal Bankruptcy Code in respect of such Loan Party may be limited by Section 552 of such Code and (c) the security interest in any such Article 9 Collateral constituting a "security" (as defined in the New York UCC) is enforceable only to the extent that such security also has been transferred to the Collateral Agent or a Person designated by it in one of the ways set forth in Section 8-313(1) of the New York UCC (delivery of possession thereof to the Collateral Agent being one of such ways).

         9. Assuming that the Financing Statements are filed in the offices set forth on Schedule I hereto and are not subsequently released, terminated or modified, the Collateral Agent's security interest in the Article 9 Collateral described therein will be perfected.

         When filed in each of the jurisdictions identified in Schedule I hereto, the effectiveness of the Financing Statements will lapse on the expiration of a five year period from their date of filing unless appropriate continuation statements are filed within the six month period prior to expiration of the applicable five year period. If the Loan Party that has executed particular Financing Statements so changes its name, identity or corporate structure that such Financing Statements become seriously misleading, such Financing Statements will be ineffective to perfect a security interest in
Article 9 Collateral acquired more than four months after such change. If any such Loan Party changes

June 13, 1997
Page 6

its chief executive office to a new jurisdiction outside the jurisdiction in which it has its chief executive office as indicated in the Security Agreement, the effectiveness of such Financing Statements will be terminated four months after such change as to Article 9 Collateral consisting of "accounts" (as such term is defined in the New York UCC).

         10. Upon delivery pursuant to the Security Agreement to the Collateral

Agent of certificates representing the Pledged Shares and Pledged Debt (as such terms are defined in the Security Agreement) together with undated stock or bond powers duly endorsed in blank, and assuming that the Collateral Agent is taking possession of the Pledged Shares and Pledged Debt for value and in good faith and without notice of any adverse claim with respect thereto within the meaning of the New York UCC, the Security Agreement creates a valid and perfected security interest in the Pledged Shares and Pledged Debt in favor of the Collateral Agent.

         In giving the opinions set forth in paragraphs 8 through 10 above, we have examined standard compilations of the Uniform Commercial Code as in effect in jurisdictions other than the State of New York to determine the appropriate location(s) and the types of forms required for the filing of financing statements in such jurisdictions. In addition, we have assumed that none of the
Article 9 Collateral consists or will consist of fixtures, minerals or the like (including oil and gas and accounts relating thereto), interests in real estate cooperatives, consumer goods or farm products, livestock, crops, gain, timber, equipment used in farming operations and/or accounts or general intangibles resulting from the sale thereof.

         The opinions as expressed herein are subject to the following qualifications:

         (a) the enforceability of the Loan Documents and the obligations of the Loan Parties thereunder and the availability of certain rights and remedial provisions provided for in the Loan Documents are subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, liquidation, conservatorship, and moratorium laws and are subject to limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally, and general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the availability of injunctive relief or other equitable remedies;

         (b) as to our opinions set forth in paragraph 2 hereof, we express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party;

June 13, 1997
Page 7

         (c) we express no opinion as to any Collateral as to which the creation and perfection of security interests therein are not governed solely by the New York UCC or any Collateral consisting of goods that are or may become fixtures on any premises, nor do we express any opinion with respect to the creation, perfection or enforceability of security interests in property in which it is illegal or violative of governmental rules or regulations to grant a security interest, or any security interest in any "accounts," "chattel paper," "documents," "instruments" or "general intangibles" (as defined in the New York
UCC) with respect to which the account debtor or obligor is the United States of America, any state, county, city, municipality or other governmental body, or any department, agency or instrumentality thereof, unless the same has been assigned to the Collateral Agent to the extent required by the Assignment of Claims Act of 1940, as amended, or any similar law or regulation relating to the assignment or pledge thereof;

         (d) we express no opinion as to the perfection of a security interest in any Collateral consisting of "proceeds" (as such term is defined in the New York UCC) to the extent such perfection is limited as set forth in Section 9-306 of the New York UCC and note that, under certain circumstances described in Sections 9-307 and 9-308 of the New York UCC, purchasers of Collateral may take the same free of a perfected security interest;

         (e) we have not made nor undertaken to make any investigation of the state of title to the Collateral or the location thereof and we express no opinion as to the priority of the liens, security interests or pledges granted or purported to be granted by the Loan Documents;

         (f) any purported assignment of any agreement or any governmental approval, license or permit may be subject to restrictions upon assignment or transfer which, although not necessarily applicable to assignments intended as security, may be required to be satisfied before the Collateral Agent will be treated as an assignee (other than a collateral assignee) thereof, except to the extent that consents to or approvals of such assignment have been obtained from the appropriate governmental body or third party;

         (g) the rights of debtors, guarantors and other secured parties to receive notices under Section 9-504 and 9-505 of the New York UCC may not be waived prior to default and the failure to comply with such notice requirements may bar or limit the recovery of any deficiency remaining after the retention or sale of repossessed collateral and further, we express no opinion as to the right of the Collateral Agent to enforce any of its rights without notice to the relevant Loan Party and without judicial hearing or without bond, nor do we express any opinion as to whether the periods of notice set forth in the Loan Documents are enforceable;

June 13, 1997
Page 8

         (h) certain provisions of the Loan Documents regarding the application of proceeds realized from the sale of Collateral do not make reference (although they do not have to in order to enable the Collateral Agent to exercise the rights and remedies of a secured party under the New York UCC) to the Collateral Agent's obligations to satisfy indebtedness due to the holders of subordinate security interests in such collateral under certain conditions under Section 9-504(l)(c) of the New York UCC or to account to Loan Party involved for any surplus proceeds;

         (i) notwithstanding certain language of the Loan Documents, the Collateral Agent may be limited to recovering only reasonable expenses with respect to the retaking, holding, preparing for sale or lease, selling, leasing and the like of Collateral and reasonable attorneys' fees and legal expenses and only reasonable compensation for funding losses, increased costs or yield protection;

         (j) the duties to exercise reasonable care in the custody and preservation of Collateral in a secured party's possession, to deal with and to dispose of Collateral in a commercially reasonable manner as required by the Code or other applicable law may not be disclaimed by agreement, modified, waived or released prior to a default;

         (k) we express no opinion with respect to the validity, binding effect or enforceability of any provision of the Loan Documents which purports to authorize the Collateral Agent to sign or file financing statements or other documents without the signature of the relevant Loan Party (except to the extent a secured party may execute and file financing statements without the signature of the debtor under Section 9-402(2) of the New York UCC);

         (l) we express no opinion with respect to the validity, binding effect or enforceability of any purported waiver, release or disclaimer under any of the Loan Documents relating to (i) statutory or equitable rights and defenses of the Loan Parties which are not subject to waiver, release or disclaimer, or (ii) rights or claims of, or duties owing to, the Loan Parties (including, without limitation, any waiver, release or disclaimer of any provision of the New York
UCC) to the extent limited by Sections 1-102(3), 9-207 and 9-501(3) of the New York UCC or other provisions of applicable law, or to the extent such rights, claims and duties otherwise exist as a matter of law except to the extent the Loan Party has effectively so waived, released or disclaimed such rights, claims or duties in accordance with Section 9-501 of the New York UCC or other applicable law;

         (m) we express no opinion as to the Collateral Agent's ability to use "self-help" remedies to repossess the Collateral if a breach of the peace were to occur;

June 13, 1997
Page 9

         (n) certain other rights, remedies and waivers contained in the Loan Documents may be rendered ineffective, or limited by, applicable laws, rules, regulations, constitutional requirements or judicial decisions governing such provisions, but such laws, rules, regulations, constitutional limitations and judicial decisions do not, in our opinion, make the Loan Documents inadequate for the practical realization of the benefits and/or security provided by such Loan Documents, although they may result in a delay thereof (and we express no opinion with respect to the economic consequences of any such delay);

         (o) we express no opinion with respect to the applicability or effect of federal or state anti-trust, securities or "blue sky" laws with respect to the transactions contemplated by the Loan Documents;

         (p) we express no opinion with respect to the validity, binding effect or enforceability of any provision of the Loan Documents purporting to eliminate any obligation to marshall assets; and


         (q) we express no opinion with respect to any provisions of the Loan Documents purporting to appoint the Collateral Agent as attorney-in-fact or agent for any Loan Party.

         The opinions expressed herein are based upon and are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the laws of the United States of America and we express no opinion with respect to the laws of any other state or jurisdiction.

         Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

         This opinion is solely for the benefit of the addressees hereof (and each other entity that hereafter becomes a Lender under the Credit Agreement). This opinion may not be relied upon in any manner by any other person and may not be quoted or filed with a governmental agency without our prior written consent.

                                          Very truly yours,

                                   SCHEDULE I

                           UCC-1 FILING JURISDICTIONS

Name of Entity                        Filing Locations
--------------                        ----------------

Precise Technology, Inc.              Delaware Secretary of State
                                      New Castle County, DE
                                      Florida Secretary of State
                                      Pinellas County, FL
                                      Illinois Secretary of State
                                      Cook County, IL
                                      Massachusetts Secretary of Commonwealth
                                      Town of Grafton, MA
                                      Missouri Secretary of State
                                      Clay County, MO
                                      Pennsylvania Secretary of Commonwealth
                                      Allegheny County (PA) Prothonotary
                                      Centre County (PA) Prothonotary
                                      Indiana Secretary of State
                                      Tippecanoe County, IN
                                      New York Secretary of State
                                      New York County, NY

Precise TMP, Inc.                     Florida Secretary of State
                                      Pinellas County, FL
                                      Massachusetts Secretary of Commonwealth
                                      Worcester District, MA
                                      Town of Grafton, MA
                                      Northbridge (MA) Town Clerk
                                      Clay County, MO
                                      Clay County Recorder, MO
                                      Missouri Secretary of State

Precise Technology of
Delaware, Inc.                        Delaware Secretary of State
                                      New Castle County, DE


Precise Technology of
Illinois, Inc.                        Delaware Secretary of State
                                      New Castle County, DE
                                      Illinois Secretary of State
                                      Cook County, IL

Precise Polestar, Inc.                Pennsylvania Secretary of the Commonwealth
                                      Centre County (PA) Prothonotary
                                      Virginia Secretary of State
                                      City of Richmond, VA

Massie Tool, Mold
& Die, Inc.                           Florida Secretary of State
                                      Pinellas County, FL

Precise Holding Corporation           New York Secretary of State
                                      New York County, NY
                                      Delaware Secretary of State
                                      New Castle County, DE

                                                                       EXHIBIT H

                                                                  EXECUTION COPY
================================================================================






                            PRECISE TECHNOLOGY, INC.





                   11 1/8% SENIOR SUBORDINATED NOTES DUE 2007

                            ------------------------




                                    INDENTURE




                            Dated as of June 13, 1997


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                               Marine Midland Bank
                                     Trustee

                            ------------------------





================================================================================

                               TABLE OF CONTENTS

                                                                           Page

ARTICLE 1     DEFINITIONS AND INCORPORATION BY REFERENCE...................  1
Section 1.01. Definitions..................................................  1
Section 1.02. Other Definitions............................................ 18
Section 1.03. Incorporation By Reference of Trust Indenture Act............ 18
Section 1.04. Rules of Construction........................................ 19
Section 1.05. Compliance Certificates and Opinions......................... 19

ARTICLE 2     THE NOTES.................................................... 21
Section 2.01. Form and Dating.............................................. 21
Section 2.02. Execution and Authentication................................. 22
Section 2.03. Registrar and Paying Agent................................... 23
Section 2.04. Paying Agent to Hold Money in Trust.......................... 23
Section 2.05. Holder Lists................................................. 24
Section 2.06. Transfer and Exchange........................................ 24
Section 2.07. Replacement Notes............................................ 36
Section 2.08. Outstanding Notes............................................ 36
Section 2.09. Treasury Notes............................................... 36
Section 2.10. Temporary Notes.............................................. 36
Section 2.11. Cancellation................................................. 37
Section 2.12. Defaulted Interest........................................... 37

ARTICLE 3     REDEMPTION AND PREPAYMENT.................................... 38
Section 3.01. Applicability of Article..................................... 38
Section 3.02. Election to Redeem; Notice to Trustee........................ 38
Section 3.03. Selection by Trustee of Notes to Be Redeemed................. 38
Section 3.04. Notice of Redemption......................................... 38
Section 3.05. Deposit of Redemption Price.................................. 39
Section 3.06. Notes Payable on Redemption Date............................. 39
Section 3.07. Notes Redeemed in Part....................................... 39
Section 3.08. Optional Redemption.......................................... 40
Section 3.09. Mandatory Redemption......................................... 40
Section 3.10. Offer to Purchase by Application of Excess Proceeds.......... 40

ARTICLE 4     COVENANTS.................................................... 42
Section 4.01. Payment of Principal, Premium and Interest................... 42
Section 4.02. Maintenance of Office or Agency.............................. 43
Section 4.03. Money for Security Payments to Be Held In Trust.............. 43
Section 4.04. Reports...................................................... 44
Section 4.05. Statement as to Compliance; Notice of Default. .............. 45

Section 4.06. Payment of Taxes and Other Claims............................ 46
Section 4.07. Limitation on Liens.......................................... 46
Section 4.08. Corporate Existence.......................................... 46
Section 4.09. Offer to Repurchase Upon Change of Control................... 46
Section 4.10. Asset Sales.................................................. 48


                                      i

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Section 4.11. Limitation on Restricted Payments............................ 49
Section 4.12. Limitation on Incurrence of Indebtedness
              and Issuance of Preferred Stock.............................. 51
Section 4.13. Transactions with Affiliates................................. 53
Section 4.14. Dividend and Other Payment Restrictions
              Affecting Subsidiaries....................................... 54
Section 4.15. Limitation on Issuances and Sales of Capital Stock
              of Wholly Owned Restricted Subsidiaries...................... 55
Section 4.16. Limitation on Layering Debt.................................. 55
Section 4.17. Additional Subsidiary Guarantees............................. 55
Section 4.18. Payments For Consent......................................... 56

ARTICLE 5     SUCCESSORS................................................... 56
Section 5.01. Merger, Consolidation, or Sale of All or
              Substantially All Assets..................................... 56
Section 5.02. Successor Corporation Substituted............................ 57

ARTICLE 6     DEFAULTS AND REMEDIES........................................ 57
Section 6.01. Events of Default and Notice Thereof......................... 57
Section 6.02. Acceleration of Maturity; Rescission......................... 58
Section 6.03. Other Remedies............................................... 59
Section 6.04. Waiver of Past Defaults...................................... 59
Section 6.05. Control by Majority.......................................... 59
Section 6.06. Limitation on Suits.......................................... 60
Section 6.07. Rights of Holders of Notes to Receive Payment................ 60
Section 6.08. Collection Suit by Trustee................................... 60
Section 6.09. Trustee May File Proofs of Claim............................. 60
Section 6.10. Priorities................................................... 61
Section 6.11. Undertaking for Costs........................................ 61
Section 6.12. Waiver of Stay, Extension of Usury Laws...................... 61

ARTICLE 7     TRUSTEE...................................................... 62
Section 7.01. Duties of Trustee............................................ 62
Section 7.02. Rights of Trustee............................................ 63
Section 7.03. Individual Rights of Trustee................................. 63
Section 7.04. Trustee's Disclaimer......................................... 64
Section 7.05. Notice of Defaults........................................... 64
Section 7.06. Reports by Trustee to Holders of the Notes................... 64
Section 7.07. Compensation and Indemnity................................... 64
Section 7.08. Replacement of Trustee....................................... 65
Section 7.09. Successor Trustee by Merger, etc............................. 66

Section 7.10. Eligibility; Disqualification................................ 66
Section 7.11. Preferential Collection of Claims Against the Company........ 66

ARTICLE 8     LEGAL DEFEASANCE AND COVENANT DEFEASANCE..................... 67
Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance..... 67
Section 8.02. Legal Defeasance and Discharge............................... 67
Section 8.03. Covenant Defeasance.......................................... 67
Section 8.04. Conditions to Legal Defeasance or Covenant Defeasance........ 68
Section 8.05. Deposited Money and U.S. Government Obligations to be
              Held in Trust; Other Miscellaneous Provisions................ 69

Section 8.06. Reinstatement................................................ 70

ARTICLE 9     AMENDMENT, SUPPLEMENT AND WAIVER............................. 70
Section 9.01. Without Consent of Holders of Notes.......................... 70
Section 9.02. With Consent of Holders of Notes............................. 71
Section 9.03. Compliance with TIA.......................................... 72
Section 9.04. Revocation and Effect of Consents............................ 72
Section 9.05. Notation on or Exchange of Notes............................. 72
Section 9.06. Trustee to Sign Amendments, etc.............................. 72

ARTICLE 10    SUBORDINATION................................................ 73
Section 10.01.Agreement to Subordinate..................................... 73
Section 10.02.Liquidation; Dissolution; Bankruptcy......................... 73
Section 10.03.Default on Designated Senior Debt............................ 73
Section 10.04.Acceleration of Securities................................... 74
Section 10.05.When Distribution Must Be Paid Over.......................... 74
Section 10.06.Notice by Company............................................ 75
Section 10.07.Subrogation.................................................. 75
Section 10.08.Relative Rights.............................................. 75
Section 10.09.Subordination May Not Be Impaired by Company................. 76
Section 10.10.Distribution or Notice to Representative..................... 76
Section 10.11.Rights of Trustee and Paying Agent........................... 76
Section 10.12.Authorization to Effect Subordination........................ 76

ARTICLE 11    SATISFACTION AND DISCHARGE................................... 77
Section 11.01.Satisfaction and Discharge of Indenture...................... 77
Section 11.02.Application of Trust  Money.................................. 77

ARTICLE 12    SUBSIDIARY GUARANTEES........................................ 78
Section 12.01.Subsidiary Guarantee......................................... 78
Section 12.02.Execution and Delivery of Guarantee.......................... 79
Section 12.03.Guarantors May Consolidate, etc., on Certain Terms........... 79
Section 12.04.Releases From Guarantees..................................... 80
Section 12.05.Limitation on Guarantor Liability............................ 80
Section 12.06.Subordination of Subsidiary Guarantees....................... 81


ARTICLE 13    MISCELLANEOUS................................................ 81
Section 13.01.Conflict of Any Provision of Indenture with TIA.............. 81
Section 13.02.Notices...................................................... 81
Section 13.03.Communication by Holders of Notes with Other
              Holders of Notes............................................. 82
Section 13.04.Certificate and Opinion as to Conditions Precedent........... 82
Section 13.05.Legal Holidays............................................... 83
Section 13.06.No Personal Liability of Directors, Officers,
              Employees and Stockholders................................... 83
Section 13.07.Governing Law; Submission to Jurisdiction.................... 83
Section 13.08.No Adverse Interpretation of Other Agreements................ 83
Section 13.09.Successors and Assigns....................................... 84
Section 13.10.Severability................................................. 84


                                     iii

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Section 13.11.Counterpart Originals........................................ 84
Section 13.12.Table of Contents, Headings, etc............................. 84

EXHIBITS

Exhibit A-1 Form of Restricted Definitive Note, Regulation S Permanent
            Global Note and Rule 144A Global Note
Exhibit A-2 Form of Regulation S Temporary Global Note
Exhibit A-3 Form of Unrestricted Note
Exhibit B   Form of Certificate of Transfer
Exhibit C   Form of Certificate of Exchange
Exhibit D   Form of Certificate from Acquiring Institutional
            Accredited Investor
Exhibit E   Form of Subsidiary Guarantee
Schedule I  Schedule of Existing Indebtedness

                            CROSS-REFERENCE TABLE*

      Trust Indenture                                       Indenture Section
      Act Section
      310(a)(1)...................................................7.10
         (a)(2)...................................................7.10
         (a)(3)...................................................N.A.
         (a)(4)...................................................N.A.
         (a)(5)...................................................7.10
         (b)......................................................7.10
         (c)......................................................N.A.
      311(a)......................................................7.11
         (b)......................................................7.11
         (c)......................................................N.A.
      312(a)......................................................11.03
         (b)......................................................11.03
         (c)......................................................11.03
      313(a)......................................................7.06
         (b)(1)...................................................N.A.
         (b)(2)...................................................7.06; 7.07
         (c)......................................................7.06; 10.02
         (d)......................................................7.06
      314(a)......................................................4.04; 11.02
         (b)......................................................N.A.
         (c)(1)...................................................11.04
         (c)(2)...................................................11.04
         (c)(3)...................................................N.A.
         (d)......................................................N.A.
         (f)......................................................N.A.
      315(a)......................................................7.01
         (b)......................................................7.05; 11.02
         (c)......................................................7.01
         (d)......................................................7.01
         (e)......................................................6.11
      316(a)(last sentence).......................................2.09
         (a)(1)(A)................................................6.05
         (a)(1)(B)................................................6.04
         (a)(2)...................................................N.A.
         (b)......................................................6.07
      317(a)(1)...................................................6.08
         (a)(2)...................................................6.09
         (b)......................................................2.04
      318(a)......................................................11.01
         (b)......................................................N.A.
         (c)......................................................11.01

N.A. means not applicable.
*This Cross-Reference Table is not part of the Indenture.

      INDENTURE dated as of June 13, 1997 among Precise Technology, Inc., a Delaware corporation (the "Company"), Precise TMP, Inc., a Virginia corporation ("Precise TMP"), Massie Tool, Mold & Die, Inc., a Florida corporation ("Massie"), Precise Polestar, Inc., a Virginia corporation ("Precise Polestar"), Precise Technology of Delaware Inc., a Delaware corporation ("Precise Delaware"), and Precise Technology of Illinois Inc., a Delaware corporation ("Precise Illinois") (each of Precise TMP, Massie, Precise Polestar, Precise Delaware and Precise Illinois a "Guarantor", and together with certain future Subsidiaries of the Company as set forth herein, the "Guarantors") and Marine Midland Bank, as trustee (the "Trustee"). The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 11 1/8% Senior Subordinated Notes due 2007 (the "Notes").

                                    ARTICLE 1
                   DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.DEFINITIONS.

      "Accredited Investor" has the meaning set forth in Rule 501(a) (1), (2),
(3) or (7) of the Securities Act.

      "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness or preferred stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness or preferred stock incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

      "Agent" means any Registrar, Paying Agent or co-registrar.

      "Agent Members"  means members of, or participants in, the Depository.

      "Applicable Procedures" means applicable procedures of the Depository, Euroclear or Cedel Bank, as the case may be.

      "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of Section
4.09 and/or the provisions of Section 5.01 and not by the provisions of Section 4.10), and (ii) the issuance of Equity Interests in any Restricted Subsidiary or the sale of Equity Interests in any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets or Equity Interests by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary,
(iii) the disposal of obsolete equipment and machinery in the ordinary course of business and (iv) a Restricted Payment that is permitted to be made, and is made, under Section 4.11 will not be deemed to be Asset Sales.

      "Bankruptcy Law" means Title 11, U.S. Code or any similar foreign, federal or state law for the relief of debtors.

      "Board of Directors" means the board of directors of the Company or any duly authorized committee of such board.

      "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.

      "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the face amount of all trade receivables owned by the Company and its Restricted Subsidiaries as of such date that are not more than 90 days past due, less the allowance for doubtful accounts, each of the foregoing determined in accordance with GAAP, and (b) 50% of the book value of all inventory owned by the Company and its Restricted Subsidiaries as of such date, less any applicable reserves, each of the foregoing determined in accordance with GAAP. To the extent that information is not available as to the amount of trade receivables or inventory as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

      "Broker-Dealer" has the meaning set forth in the Registration Rights Agreement.

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

      "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

      "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million,
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated at least P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Services and in each case maturing within six months after the date of acquisition and (vi) investment funds with total assets in excess of $500 million that invest at least 95% of their assets in securities of the types described in clauses (i) through (v) above.

      "Change of Control" means the occurrence of any of the following:

          (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is defined in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties;

          (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;


          (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or

          (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

      "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

      "Company" means Precise Technology, Inc., a Delaware corporation, and any successor thereto pursuant to Section 5.01 hereof.

      "Company Request" or "Company Order" means a written request or order signed in the name of the Company (i) by its Chairman, a Vice Chairman, its President or a Vice President and (ii) by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary and delivered to the Trustee; provided, however, that such written request or order may be signed by any two of the officers or directors listed in clause (i) above in lieu of being signed by one of such officers or directors listed in such clause (i) and one of the officers listed in clause (ii) above.

      "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary, non-recurring or unusual loss plus any net loss realized in connection with an asset sale (to the extent such losses were deducted or otherwise excluded in computing such Consolidated Net Income), plus
(ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) an amount equal to all premiums on prepayments of debt, minus (vi) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

      "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof that is a Guarantor and, for purposes of determining Consolidated Cash Flow only, shall not exceed the consolidated net income of such Person for such period, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Person that is an Unrestricted Subsidiary shall be included only to the extent of the amount of cash dividends or cash distributions paid to such Person or a Restricted Subsidiary thereof.

     "Consolidated Net Worth" means, with respect to any Person as of any date,

the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of this Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

      "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of this Indenture or (ii) was nominated by the Principals or any Related Party to serve on such Board of Directors.

      "Corporate Trust Office of the Trustee" shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

      "Credit Agreement" means that certain Credit Agreement, dated as of June 13, 1997, by and among Parent, the Company and the Subsidiaries of the Company named therein, the lenders named therein and Fleet National Bank, as Agent and as issuing bank, providing for up to $30.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified (including any agreement extending the maturity of, increasing the total commitment under or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor or replacement agreement), renewed, refunded, replaced, restated, supplemented or refinanced from time to time.

      "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

      "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

      "Definitive Notes" means Restricted Definitive Notes and Unrestricted Definitive Notes.

      "Depository" means, with respect to any Global Note, the Person specified in Section 2.03 hereof as the Depository with respect to such Note, until a successor shall have been appointed and become such pursuant to the applicable provision of this Indenture, and, thereafter, "Depository" shall mean or include such successor.


      "Designated Senior Debt" means (i) any Indebtedness outstanding under the Credit Agreement and (ii) any other Senior Debt, the principal amount of which is $5.0 million or more and that has been designated by a Board Resolution as "Designated Senior Debt."

      "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

      "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

      "Exchange Offer" means the offer that may be made by the Company pursuant to the Registration Rights Agreement to exchange Notes (as defined in the Registration Rights Agreement) for New Notes.

      "Exchange Offer Registration Statement" has the meaning set forth in the Registration Rights Agreement.

      "Existing Indebtedness" means up to $6.8 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date hereof and set forth on Schedule I hereto (including any refinancings thereof), until such amounts are permanently repaid.

      "Fixed Charges" means, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) all dividend payments (including all dividend payments within 60 days of the measurement date for any period), whether or not in cash, on any series of (A) Disqualified Stock of such Person and (B) preferred stock of any Subsidiary of such Person, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company and other than payments to such Person and its Restricted Subsidiaries, in each case, on a consolidated basis and in accordance with GAAP.

      "Fixed Charge Coverage Ratio" means with respect to any Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the

"Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, and the application of the net proceeds thereof, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      "Global Note" means, individually and collectively, the Regulation S Global Note, the Rule 144A Global Note and the Unrestricted Global Note.

      "Global Note Legend" means the legend set forth in Section 2.06(g)(ii).

      "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

      "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

      "Guarantors" means each of (i) the Company's Subsidiaries listed in the preamble to this Indenture and future Restricted Subsidiaries (having either assets or stockholder's equity in excess of $50,000) and

(ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns.

      "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, currency rate swap agreements, interest rate cap agreements and interest rate collar agreements and
(ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.


      "Holder" means a Person in whose name a Note is registered.

      "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (but only to the extent of the fair market value of the assets subject to such Lien) (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

      "Indenture" means this Indenture, as amended or supplemented from time to time.

      "Initial Purchasers" means Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

      "Interest Payment Date" means each June 15 and December 15, whether or not such day is a Business Day.

      "interest" means all interest payable with respect to the Notes, including, without limitation Special Interest.

      "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that if the sole consideration for any such investment is Capital Stock of the Company or a Subsidiary that is not Disqualified Stock, then such investment shall not be deemed an Investment for purposes of this Indenture. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.11.

      "Issuance Date" means the closing date for the sale and original issuance of the Notes under this Indenture.

      "Letter of Transmittal" means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

      "Liquidated Damages" has the meaning set forth in the Registration Rights Agreement.

      "Make-Whole Premium" means, with respect to a Note, an amount equal to the greater of (i) 5.563% of the outstanding principal amount of such Note and (ii) the excess of (a) the present value of the remaining interest, premium and principal payments due on such Note as if such Note were redeemed on June 15, 2002, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (b) the outstanding principal amount of such Note.

      "Management Agreement" means the agreement, dated as of March 15, 1996, between the Company and Mentmore, as amended from time to time.

      "Maturity" when used in respect to any Note means the date on which the principal of (and premium, if any) and interest on such Note becomes due and payable as therein or herein provided, whether at Stated Maturity or the applicable Redemption Date and whether by declaration of acceleration, call for redemption or otherwise.

      "Mentmore" means Mentmore Holdings Corporation, a Delaware corporation, or its successors.

      "Moody's" means Moody's Investors Service, Inc., or its successors.

      "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or

(b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

      "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, any provision for permitted minority interests in any Restricted Subsidiary as a result of such Asset Sale and any reserve established in accordance with GAAP against any liabilities associated with the assets sold or disposed of in such Asset Sale, including, without limitation, sales price adjustments, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale or provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale.

      "New Notes" has the meaning set forth in the Registration Rights
Agreement.

      "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries in excess of $5.0 million to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

      "Notes" means $75,000,000 aggregate principal amount of the Company's 111/8% Senior Subordinated Notes due 2007 issued pursuant to the Offering Memorandum and any other 111/8% Senior Subordinated Notes due 2007 hereafter issued in compliance with the provisions of this Indenture (including Section 4.12).

      "Note Custodian" means the custodian for the Depository of the Global Notes, or any successor entity thereto.

      "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "Offering Memorandum" means that certain offering memorandum with respect to the Notes, dated June 10, 1997.

      "Officer" means the Chairman of the Board, the President, any Vice President, the Secretary or any Assistant Secretary of the Company or any Guarantor, as applicable.

      "Officers' Certificate" means a certificate signed on behalf of the Company or any Guarantor, as applicable, by two Officers of the Company or any Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or any Guarantor, as applicable, that meets the requirements set forth in Section 1.05.

      "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company or any Guarantor, as applicable, and who shall be acceptable to the Trustee. Each such opinion shall include the statements provided for in TIA Section 314(e) to the extent applicable.

      "Parent" means Precise Holding Corporation, a Delaware corporation, or its successors.

      "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) reasonable and customary loans and advances made to employees in connection with their relocation (including related travel expenses) not to exceed $250,000 in the aggregate at any one time outstanding; (g) any Investment existing on the date of this Indenture; (i) any Investment acquired by the Company or any of its Restricted Subsidiaries (x) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such Investment or accounts receivable or (y) as the result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and (j) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (j) that are at the time outstanding, not to exceed $5.0 million.

      "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt.

      "Permitted Liens" means (i) Liens securing Senior Debt that was permitted by the terms of this Indenture to be incurred; (ii) Liens in favor of the Company or any Restricted Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iii) of the second paragraph of Section 4.12 covering only the assets acquired with such Indebtedness; (vi) Liens existing on the date hereof; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (ix) statutory Liens or landlords', carriers', warehousemens', mechanics', suppliers' or similar Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company; (x) easements, minor title defects, irregularities in title or other charges or encumbrances on property not interfering in any material respect with the use of such property by the Company or a Subsidiary of the Company; (xi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (xii) liens securing industrial revenue bonds or other tax-favored financing; (xiii) deposit arrangements entered into in connection with acquisitions or in the ordinary course of business; (xiv) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $5.0 million at any one time outstanding; and (xv) any extensions, substitutions, replacements or renewals of the foregoing.

      "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses and prepayment premiums incurred in connection therewith) (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness permitted to be incurred under this Indenture); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      "Permitted Warrant Put Payment" means any payment or distribution (whether in cash or securities of the Company) made after March 29, 2001 and in accordance with the following sentence, by the Company or any of its Restricted Subsidiaries to Parent in order to enable Parent to satisfy Parent's obligations under the Warrant Agreement and/or the Shareholders Agreement to repurchase the Put Shares (as defined in the Warrant Agreement) or to repay indebtedness incurred by Parent to satisfy such obligations. If, after giving pro forma effect to any Permitted Warrant Put Payment by the Company, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Permitted Warrant Put Payment is made is (i) greater than
2.50 to 1 and less than 2.75 to 1, then the Company will be permitted to make a Permitted Warrant Put Payment in an amount not to exceed $5.0 million, (ii) greater than or equal to 2.75 to 1 and less than 3.00 to 1, then the Company will be permitted to make a Permitted Warrant Put Payment in an amount not to exceed $10.0 million and (iii) greater than or equal to 3.00 to

1, then the Company will be permitted to make a Permitted Warrant Put Payment in an amount not to exceed $15.0 million.

      "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      "preferred stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

      "Principals" means Richard L. Kramer and/or William L. Remley.

      "Private Placement Legend" means the legend set forth in Section 2.06(g)(i)(A) to be placed on all Notes issued under this Indenture except as permitted pursuant to Section 2.06(g)(i)(B).

      "Public Equity Offering" means a bona fide underwritten sale to the public of common stock of Parent or the Company pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Parent or the Company) that is declared effective by the SEC and results in aggregate gross equity proceeds to the Company of at least $20.0 million.

      "Redemption Date," when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture.

      "Redemption Price," when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

      "Registration Rights Agreement" means the Registration Rights Agreement, dated as of June 13, 1997, by and among the Company, Precise TMP, Massie, Precise Polestar, Precise Delaware, Precise Illinois and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time.

      "Regular Record Date" for the interest payable on any Interest Payment Date means the June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

      "Regulation S" means Regulation S promulgated under the Securities Act.

      "Regulation S Global Note" means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

      "Regulation S Permanent Global Note" means a permanent global Note substantially in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depository or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

      "Regulation S Temporary Global Note" means a temporary global Note substantially in the form of Exhibit A-2 hereto bearing the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depository or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

      "Related Parties" with respect to any Principal means (A) any spouse or immediate family member of such Principal and any child or spouse of any spouse or immediate family member of such Principal, (B) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding, directly or indirectly, a controlling interest of which consist of any of such Principal and/or such other Persons referred to in the immediately preceding clause (A) or (C) the trustees of any trust referred to in clause (B).

      "Repurchase Offer" means an offer made by the Company to purchase all or any portion of a Holder's Notes pursuant to the provisions described under Sections 4.09 or 4.10.

      "Responsible Officer," when used with respect to the Trustee, means any officer in the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

      "Restricted Broker-Dealer" has the meaning set forth in the Registration Rights Agreement.

      "Restricted Definitive Notes" means Notes that are substantially in the form of the Notes attached hereto as Exhibit A-1, that do not include the information called for by footnotes 1 and 2 thereof.

      "Restricted Global Notes" means the Regulation S Global Notes and the Rule 144A Global Notes.

      "Restricted Investment" means an Investment other than a Permitted Investment.

      "Restricted Period" means the 40-day restricted period as defined in Regulation S.


      "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      "Rule 144A" means Rule 144A promulgated under the Securities Act.

      "Rule 144A Global Note" means a permanent global note that contains the paragraph referred to in footnote 1 and the additional schedule referred to in footnote 2 to the form of the Note attached hereto as Exhibit A-1, and that is deposited with the Note Custodian and registered in the name of the Depository, representing Notes sold to Accredited Investors or in reliance on Rule 144A, as applicable.

      "Rule 903" means Rule 903 promulgated under the Securities Act.

      "Rule 904" means Rule 904 promulgated under the Securities Act.

      "S&P" means Standard and Poor's Ratings Services, or its successors.

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

      "Senior Debt" of any Person means (i) all Indebtedness of such Person under the Credit Agreement, including, without limitation, obligations to pay principal and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), reimbursement obligations under letters of credit, fees, expenses and indemnities, and all Hedging Obligations with respect thereto, whether outstanding on the date of this Indenture or hereafter incurred, (ii) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other Obligations with respect to, any other Indebtedness of such Person permitted to be incurred by such Person under the terms of this Indenture, whether outstanding on the date of this Indenture or hereafter incurred, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) all Obligations of such Person with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (w) any liability for federal, state, local or other taxes owed or owing by such Person, (x) any Indebtedness of such Person to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of this Indenture.


      "Shareholders Agreement" means the shareholders agreement, dated as of March 29, 1996, as amended, among Parent, Sunderland, Hamilton Holdings Ltd. Corporation, Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc., Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc., Rice Partners II, L.P. and John Hancock Mutual Life Insurance Company, with respect to certain securities of Parent.

      "Shelf Registration Statement" has the meaning set forth in the Registration Rights Agreement.

      "Significant Subsidiary" means any Subsidiary which would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issuance Date.

      "Special Record Date" means a date fixed by the Trustee for the payment of any Defaulted Interest pursuant to Section 2.12.

      "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      "Subordinated Note Obligations" means any principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes payable pursuant to the terms of the Notes or upon acceleration, redemption, repurchase or other acquisition thereof, together with and including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal, premium, if any, or interest and Liquidated Damages, if any, on the Notes.

      "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more

Subsidiaries of such Person (or any combination thereof).

      "Subsidiary Guarantee" means any guarantee of the obligations of the Company pursuant to Section 12 of this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.

      "Sunderland" means Sunderland Industrial Holdings Corporation, a Delaware corporation, or its successors.

      "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. ss.ss. 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, then "TIA" means, to the extent required by such amendment, the Trust Indenture Act of 1939 as so amended.

      "Treasury Rate" means the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519)), which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining average life to the first date on which the Notes are subject to optional redemption by the Company; provided, however, that if the average life of such Note is not equal to the constant maturity of the United States Treasury security for which weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      "Trustee" means the party named as such above unless and until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means such successor.

      "Unrestricted Definitive Note" means Notes that are substantially in the form of the Notes attached hereto as Exhibit A-3 that do not include the information called for by footnotes 1 and 2 thereof.

      "Unrestricted Global Note" means a permanent global Note that contains the paragraph referred to in footnote 1 and the additional schedule referred to in footnote 2 to the form of the Note attached hereto as Exhibit A-3, and that is deposited with the Note Custodian and registered in the name of the Depository.

      "Unrestricted Notes" means the Unrestricted Global Notes and the Unrestricted Definitive Notes.


      "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.11. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.12, the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under Section 4.12, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

      "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      "Warrant Agreement" means the warrant agreement, dated as of March 29, 1996, as amended, among Parent, Rice Partners II, L.P., John Hancock Mutual Life Insurance Company, Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc. and Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc., with respect to certain warrants of Parent.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.


      "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02 OTHER DEFINITIONS.


         Term                                                   Defined in
                                                                 Section
         "Act"................................................  1.07
         "Affiliate Transaction"..............................  4.13
         "Asset Sale Offer"...................................  3.10
         "Cedel Bank".........................................  2.01
         "Change of Control Offer"............................. 4.09
         "Change of Control Payment"........................... 4.09
         "Change of Control Payment Date"...................... 4.09
         "Covenant Defeasance"................................  8.03
         "Defaulted Interest".................................. 2.12
         "DTC"................................................  2.03
         "Euroclear"..........................................  2.01
         "Event of Default"...................................  6.01
         "Excess Proceeds"..................................... 4.10
         "Incur"............................................... 4.12
         "Legal Defeasance".................................... 8.02
         "Offer Amount"........................................ 3.10
         "Offer Period"........................................ 3.10
         "Paying Agent"........................................ 2.03
         "Payment Blockage Notice"............................. 10.03
         "Payment Default"....................................  6.01
         "Permitted Debt"...................................... 4.12
         "Purchase Date"....................................... 3.10
         "QIB"................................................  2.01
         "Registrar"..........................................  2.03
         "Restricted Payments"................................  4.11
         "Rule 144 A Global Notes"............................  2.01
         "Successor Company"..................................  5.01

SECTION 1.03 INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT.

      Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.



      The following TIA terms used in this Indenture have the following meanings:

          "indenture securities" means the Notes and the Subsidiary Guarantees;

          "indenture security Holder" means a Holder of a Note;

          "indenture to be qualified" means this Indenture;

          "indenture trustee" or "institutional trustee" means the Trustee;

          "obligor" on the Notes means the Company, each Guarantor and any successor obligors upon the Notes.

      All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

SECTION 1.04. RULES OF CONSTRUCTION.

      Unless the context otherwise requires:

          (1)  a term has the meaning assigned to it;

          (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

          (3)  "or" is not exclusive;

          (4) words in the singular include the plural, and in the plural include the singular;

          (5)  provisions apply to successive events and transactions; and

          (6) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 1.05. COMPLIANCE CERTIFICATES AND OPINIONS.

      Upon any application or request by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee an Officers' Certificate stating that all conditions precedent, if any, provided for in this Indenture (including any covenant compliance with which constitutes a condition precedent) relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

      Every certificate or opinion (other than the certificates required by Section 4.05(a)) with respect to compliance with a condition or covenant provided for in this Indenture shall comply with the provisions of TIA 314(e) and shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

      (a) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

      (b) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

      (c) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 1.06 FORM OF DOCUMENTS DELIVERED TO TRUSTEE.

      In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

      Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representation with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the

Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

      Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 1.07.
 ACTS OF HOLDERS.

      (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to TIA Section 315) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

      (b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner that the Trustee deems sufficient.

      (c) The ownership of Notes shall be proved by a register kept by the Registrar.

      (d) If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of such Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act or to revoke any consent previously given, but the Company shall have no obligation to do so. Notwithstanding TIA Section 316(c), any such record date shall be the record date specified in or pursuant to such Board Resolution, which shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed.


      If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act or revocation of any consent previously given may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Notes then outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for this purpose the Notes then outstanding shall be computed as of such record date; provided that no such request, demand, authorization, direction, notice, consent, waiver or other Act by the Holders on such recorded date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

      (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act by the Holder of any Note shall bind every future Holder of the same Note or the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Note.


                                   ARTICLE 2
                                   THE NOTES

SECTION 2.01. FORM AND DATING.

      The Notes and the Trustee's certificate of authentication shall be substantially in the form of Exhibits A-1, A-2 and A-3 attached hereto. The Subsidiary Guarantees shall be substantially in the form of Exhibit E, the terms of which are incorporated in and made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, as designated by the Company or its counsel. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof (subject to a minimum initial purchase requirement of $100,000 for Notes sold on original issuance by the Company to Accredited Investors other than in reliance on Rule 144A or Regulation S).

      The Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of a Rule 144A Global Note. Notes offered and sold to Accredited Investors in transactions exempt from registration under the Securities Act not made in reliance on Rule 144A or Regulation S shall be issued initially in the form of a separate Rule 144A Global Note. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Note Custodian, at its New

York office, as custodian for the Depository, and registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear or Cedel Bank, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period shall be terminated upon the receipt by the Trustee of (i) a written certificate from the Depository or the Note Custodian, together with copies of certificates from Euroclear and Cedel Bank certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note, and (ii) an Officers' Certificate from the Company to the effect set forth in Section 13.04(a) hereof. Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in Regulation S Permanent Global Notes pursuant to the Applicable Procedures. Simultaneously with the authentication of Regulation S Permanent Global Notes, the Trustee shall cancel the Regulation S Temporary Global Note.

      Notes issued in global form shall be substantially in the form of Exhibits A-1, A-2 or A-3 attached hereto (including the Global Note Legend and the "Schedule of Exchanges in the Global Note" attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A-1 or A-3 attached hereto (but without the Global Note Legend and without the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

      The provisions of the "Operating Procedures of the Euroclear System" and "Terms and Conditions Governing Use of Euroclear" and the "General Terms and Conditions of Cedel Bank" and "Customer Handbook" of Cedel Bank shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by the Agent Members through Euroclear or Cedel Bank.

SECTION 2.02. EXECUTION AND AUTHENTICATION.

      Two Officers shall sign the Notes for the Company by manual or facsimile signature.

      If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

      A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

      The Trustee shall, upon a written order of the Company signed by two Officers, authenticate Notes for original issue in the aggregate principal amount of up to $200,000,000 in one or more series. The aggregate principal amount of Notes outstanding at any time may not exceed $200,000,000 except as provided in Section 2.07 hereof.

      The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

SECTION 2.03. REGISTRAR AND PAYING AGENT.

      The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Notes may be presented for payment ("Paying Agent"). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Registrar" includes any co-registrar and the term "Paying Agent" includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

      The Company initially appoints The Depository Trust Company ("DTC") to act as Depository with respect to the Global Notes.

      The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to the Global Notes.

SECTION 2.04. PAYING AGENT TO HOLD MONEY IN TRUST.

      The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company or any Guarantor in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company or any Guarantor, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. HOLDER LISTS.

      The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA ss. 312(a). If the Trustee is not the Registrar, the Company and/or the Guarantors shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company and/or the Guarantors shall otherwise comply with TIA ss. 312(a).

SECTION 2.06. TRANSFER AND EXCHANGE.

      (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. All Global Notes will be exchanged by the Company for Definitive Notes if (i) the Company delivers to the Trustee notice from the Depository that it is unwilling or unable to continue to act as Depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Company within 120 days after the date of such notice from the Depository or
(ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates certified in an Officers' Certificate to be required pursuant to Rule 903 under the Securities Act. Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depository shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in
Section 2.06(b), (c) or (f) hereof.


      (b) Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer described in the Private Placement Legend to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs as applicable:

          (i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period transfers of beneficial interests in the Temporary Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred only to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

          (ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in a Global Note (other than a transfer of a beneficial interest in a Global Note to a Person who takes delivery thereof in the form of a beneficial interest in the same Global Note), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from an Agent Member to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Agent Member account to be credited with such increase or (B)
     (1) a written order from an Agent Member given to the Depository in accordance with the Applicable Procedures directing the Depository to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depository to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the registration of transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the registration of transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates certified in an Officers'

     Certificate to be required pursuant to Rule 903 under the Securities Act. Upon an Exchange Offer by the Company in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for registration of transfer or exchange of beneficial interests in Global Notes contained in this Indenture, the Notes and otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

          (iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of clause (ii) above and the Registrar receives the following:

               (A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

               (B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

          (iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of clause (ii) above and:

               (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Notes issues in the Exchange Offer or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;


               (B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

               (C) any such transfer is effected by a Restricted Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

               (D) the Registrar receives the following:

                    (1) if the holder of such beneficial interest in a
               Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof;

                    (2) if the holder of such beneficial interest in a
               Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and

                    (3) in each such case set forth in this subparagraph (D), an
               Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are not required in order to maintain compliance with the Securities Act.

          If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

          (v) Transfer and Exchange of Beneficial Interests in the Unrestricted Global Note for Beneficial Interests in a Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to, Persons who take delivery thereof in the form of a beneficial interest in a Restricted Global Note.

          (c) Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.

               (i) If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

                    (A) if the holder of such beneficial interest proposes to
               exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

                    (B) if such beneficial interest is being transferred to a
               QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

                    (C) if such beneficial interest is being transferred to a
               Non-U.S. Person (as defined in Regulation S of the Securities
               Act) in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

                    (D) if such beneficial interest is being transferred
               pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

                    (E) if such beneficial interest is being transferred to an
               Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

                    (F) if such beneficial interest is being transferred to the
               Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

                    (G) if such beneficial interest is being transferred
               pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof,

          the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this
          Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depository and the Agent Member. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

          (ii) Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be
     (A) exchanged for a Definitive Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(c)(3)(B) under the Securities Act or (B) transferred to a Person who takes delivery thereof in the form of a Definiti ve Note prior to the conditions set forth in clause (A) above or unless the transfer is pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

          (iii) Notwithstanding 2.06(c)(i) hereof, a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if:

               (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Notes issued in the Exchange Offer or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

               (B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

               (C) any such transfer is effected by a Restricted Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or


               (D) the Registrar receives the following:

                    (1) if the holder of such beneficial interest in a
               Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof;

                    (2) if the holder of such beneficial interest in a
               Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and

                    (3) in each such case set forth in this subparagraph (D), an
               Opinion of Counsel in form reasonably acceptable to the Company, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are not required in order to maintain compliance with the Securities Act.

          (iv) If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depository and the Agent Member. The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend. A beneficial interest in an Unrestricted Global Note cannot be exchanged for a Restricted Definitive Note or transferred to a Person who takes delivery thereof in the form of a Restricted Definitive Note.


          (d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.

          (i) If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

               (A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

               (B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; or

               (C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

     the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause
     (A) above, the appropriate Restricted Global Note, in the case of clause
     (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

          (ii) A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if:

               (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Notes issued in the Exchange Offer or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

               (B) any such transfer is effected pursuant to the Shelf

          Registration Statement in accordance with the Registration Rights Agreement;

               (C) any such transfer is effected by a Restricted Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

               (D) the Registrar receives the following:

                    (1) if the Holder of such Restricted Definitive Notes
               proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item
               (1)(c) thereof;

                    (2) if the Holder of such Restricted Definitive Notes
               proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item
               (4) thereof; and

                    (3) in each such case set forth in this subparagraph (D), an
               Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act, that the restrictions on transfer contained herein and in the Private Placement Legend are not required in order to maintain compliance with the Securities Act, and such Restricted Definitive Notes are being exchanged or transferred in compliance with any applicable blue sky securities laws of any State of the United States.

     Upon satisfaction of the conditions of any of the subparagraphs in this
     Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

          (iii) A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or registration of transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

      If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with
Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of beneficial interests transferred pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above.

      (e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder's compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, pursuant to the provisions of this Section 2.06(e).

          (i) Restricted Definitive Notes may be transferred to and registered in the name of Persons who take delivery thereof if the Registrar receives the following:

               (A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

               (B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

               (C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

          (ii) Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive
     Note if:

               (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Notes issued in the Exchange Offer or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

               (B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights

          Agreement;

               (C) any such transfer is effected by a Restricted Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

               (D) the Registrar receives the following:

                    (1) if the Holder of such Restricted Definitive Notes
               proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof;

                    (2) if the Holder of such Restricted Definitive Notes
               proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and

                    (3) in each such case set forth in this subparagraph (D), an
               Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act, that the restrictions on transfer contained herein and in the Private Placement Legend are not required in order to maintain compliance with the Securities Act, and such Restricted Definitive Note is being exchanged or transferred in compliance with any applicable blue sky securities laws of any State of the United States.

          (iii) A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof. Unrestricted Definitive Notes cannot be exchanged for or transferred to Persons who take delivery thereof in the form of a Restricted Definitive Note.

          (f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letter of Transmittal that they are not (x) Broker-Dealers, (y) Persons participating in the distribution of the Notes issued in the Exchange Offer or (z) Persons who are Affiliates

     (as defined in Rule 144) of the Company and accepted for exchange in the Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer. Concurrent with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

          (g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

          (i) Private Placement Legend.

               (A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

          "THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES
          ACT) (A "QIB"), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS
          NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN "IAI"), (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(k) (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER,

          FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND, IF THE ISSUER SO REQUESTS, AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS."

               (B) Notwithstanding the foregoing, any Unrestricted Global Note or Unrestricted Definitive Note issued pursuant to subparagraphs
          (b)(iv), (c)(iii), (c)(iv),

          (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

          (ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

          "THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY."

            (iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

          "THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY

          GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE CASH PAYMENTS OF INTEREST DURING THE PERIOD WHICH SUCH HOLDER HOLDS THIS NOTE. NOTHING IN THIS LEGEND SHALL BE DEEMED TO PREVENT INTEREST FROM ACCRUING ON THIS NOTE."

      (h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global
Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depository at the direction of the Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depository at the direction of the Trustee, to reflect such increase.

      (i) General Provisions Relating to Transfers and Exchanges.

          (i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of a Company Order or at the Registrar's request.

          (ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.07, 4.09, 4.10 and 9.05 hereof).

          (iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

          (iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.


          (v) The Company shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

          (vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

          (vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

          (viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

SECTION 2.07. REPLACEMENT NOTES.

      If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee and the Company receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by two Officers of the Company, shall authenticate a replacement Note if the Trustee's and the Company's requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

      Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. OUTSTANDING NOTES.

      The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

      If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

      If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

      If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. TREASURY NOTES.

      In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by an Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has been informed of by the Company as being so owned shall be so disregarded.

SECTION 2.10. TEMPORARY NOTES.

      Until permanent Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Company signed by two Officers of the Company. Temporary Notes shall be substantially in the form of permanent Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the

Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

      Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11. CANCELLATION.

      The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange
Act). Certification of the destruction of all cancelled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. DEFAULTED INTEREST.

      Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note is registered at the close of business on the Regular Record Date for such interest.

      Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date and interest on such defaulted interest at the applicable interest rate borne by the Notes, to the extent lawful (such defaulted interest (and interest thereon) herein collectively called "Defaulted Interest") shall forthwith cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest shall be paid by the Company to the Persons in whose names the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall give the Trustee at least 15 days' written notice (unless a shorter period is acceptable to the Trustee for its convenience) of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held by the Trustee in trust for the benefit of the Persons entitled to such Defaulted Interest as in this subsection provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall not be more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date. In the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at his address as it appears in the Registrar, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such Special Record Date.

      Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.


                                   ARTICLE 3
                           REDEMPTION AND PREPAYMENT

SECTION 3.01. APPLICABILITY OF ARTICLE.

      Redemption of Notes at the election of the Company shall be made in accordance with this Article 3.

SECTION 3.02. ELECTION TO REDEEM; NOTICE TO TRUSTEE.

      The election of the Company to redeem any Notes pursuant to Section 3.08 shall be evidenced by a Board Resolution. In case of any redemption at the election of the Company, the Company shall, at least 45 but not more than 60 days prior to the Redemption Date fixed by it (unless a shorter notice period shall be satisfactory to the Trustee for its convenience), notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed.

SECTION 3.03. SELECTION BY TRUSTEE OF NOTES TO BE REDEEMED.

      If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part.

      The Trustee shall promptly notify the Company and the Registrar in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

      For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 3.04. NOTICE OF REDEMPTION.

      Notices of redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder's registered address. If any
Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

      All notices of redemption shall state:

          (a) the Redemption Date;

          (b) the Redemption Price;

          (c) if less than all Notes then outstanding are to be redeemed, the identification (and, in the case of a Note to be redeemed in part, the principal amount) of the particular Notes to be redeemed;

          (d) that on the Redemption Date the Redemption Price will become due and payable upon each such Note or portion thereof, and that (unless the Company shall default in payment of the Redemption Price) interest thereon shall cease to accrue on or after said date;

          (e) the places or places where such Notes are to be surrendered for payment of the Redemption Price;

          (f) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

          (g) the CUSIP number, if any, relating to such Notes, and

          (h) in the case of a Note to be redeemed in part, the principal amount of such Note to be redeemed and that after the Redemption Date upon surrender of such Note, a new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof will be issued.

      Notice of redemption of Notes to be redeemed at the election of the Company shall be given by the Company or, at its request, by the Trustee in the name and at the expense of the Company.

SECTION 3.05. DEPOSIT OF REDEMPTION PRICE.

      On or prior to any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its owning Paying Agent, segregate and hold in trust as provided in Section 4.03) an amount of money in same day funds (or New York Clearing House funds if such deposit is made prior to the applicable Redemption Date) sufficient to pay the Redemption Price of, and accrued interest on, all the Notes or portions thereof which are to be redeemed on that date.

SECTION 3.06. NOTES PAYABLE ON REDEMPTION DATE.

      Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price together with accrued interest to the Redemption Date;

provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall by payable to the Holders of such Notes, registered as such on the relevant Regular Record Dates according to the terms and the provisions of Section 2.12.

      If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal thereof (and premium, if any, thereon) shall, until paid, bear interest from the Redemption Date at the rate borne by such Note.

SECTION 3.07. NOTES REDEEMED IN PART.

      Any Note which is to be redeemed only in part shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section
4.02 (with, if the Company, the Registrar or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company, the Registrar or the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and a new Note in principal amount equal to the unpurchased or unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase or redemption date, unless the Company defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof purchased or called for redemption.

SECTION 3.08. OPTIONAL REDEMPTION.

      (a) Except as described in this Section 3.08, the Notes will not be redeemable at the Company's option prior to June 15, 2002. On and after June 15, 2002, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the Redemption Prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:


                                                                   REDEMPTION
YEAR                                                                 PRICE
----                                                               ----------
2002...........................................................     105.563%
2003...........................................................     103.708%
2004...........................................................     101.854%
2005 and thereafter............................................     100.000%

      In addition, at any time prior to June 15, 2000, the Company may on any one or more occasions redeem up to 33 1/3% of the aggregate principal amount of Notes originally issued (including, for this purpose, one or more series of

Notes issued under this Indenture after the date hereof) at a Redemption Price of 111.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least
66 2/3% of the Notes originally issued (including, for this purpose, one or more series of Notes issued under this Indenture after the date hereof) remain outstanding immediately after the occurrence of such redemption and provided, further, that such redemption occurs within 60 days of the date of the closing of such Public Equity Offering.

      In addition, at any time prior to June 15, 2002, the Company may, at its option, redeem the Notes, in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium.

      (b) Any redemption pursuant to this Section 3.08 shall be made pursuant to the provisions of Sections 3.01 through 3.07 hereof.

SECTION 3.09. MANDATORY REDEMPTION.

      Except as set forth under Sections 3.10, 4.09 and 4.10 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.10 OFFER TO PURCHASE BY APPLICATION OF EXCESS PROCEEDS.

      In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an "Asset Sale Offer"), it shall follow the procedures specified below.

      The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Purchase Date"), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the "Offer Amount") or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.

      If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

      Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such

Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

     (a) that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

     (b)  the Offer Amount, the purchase price and the Purchase Date;

     (c) that any Note not tendered or accepted for payment shall continue to accrue interest;

     (d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

     (e) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice not later than the third Business Day preceding the end of the Offer Period;

     (f) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the Business Day preceding the end of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

     (g) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

     (h) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

      On or before 12:00 p.m. (New York City time) on each Purchase Date, the Company shall, irrevocably deposit with the Trustee or Paying Agent in immediately available funds the aggregate purchase price with respect to a principal amount of Notes equal to the Offer Amount, together with accrued and unpaid interest thereon to the Purchase Date, to be held for payment in accordance with the terms of this Section 3.10. On the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or clause the Paying Agent or depositary, as the case may be, to deliver to the Trustee Notes so accepted and
(iii) deliver to the Trustee an Officer's Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10. The Company, the Depository or the Paying Agent, as the case may be, shall promptly (but in any case not later than three Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, plus any accrued and unpaid interest, thereon to the Purchase Date, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company, shall authenticate and mail or deliver such new Note to such Holder, equal in principal amount to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall send a notice to each Holder a stating the results of the Asset Sale Offer on the Purchase Date.

      Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.07 hereof.



                                   ARTICLE 4
                                   COVENANTS

SECTION 4.01 PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST.

      The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

      The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02. MAINTENANCE OF OFFICE OR AGENCY.

      The Company will maintain, in The City of New York, an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

      The Company may from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Notes may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation; provided, however, that no such designation or recession shall in any manner relieve the Company of its obligation to maintain an office or agency in The City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or recession and any change in the location of any such office or agency.

SECTION 4.03. MONEY FOR SECURITY PAYMENTS TO BE HELD IN TRUST.

      If the Company shall at any time act as its own Paying Agent, it will, on or before each due date of the principal of, premium, if any, or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal, premium, if any, or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and will promptly notify the Trustee of its action or failure so to act.

      Whenever the Company shall have one or more Paying Agents for the Notes, it will, on or before each due date of the principal of, premium, if any, or interest on any Notes, deposit with a Paying Agent a sum in same day funds (or New York Clearing House funds if such deposit is made prior to the date on which such deposit is required to be made) sufficient to pay the principal, premium, if any, or interest so becoming due (or at the option of the Company, payment of interest may be mailed by check to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Global Notes and Definitive Notes, the holders of which have given wire transfer instructions to the Company shall receive such payments of interest by wire transfer in same day funds) such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of su ch action or any failure so to act.

      The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

     (a) hold all sums held by it for the payment of the principal of, premium, if any, or interest on Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

     (b) give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any payment of principal, premium, if any, or interest;

     (c) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent; and

     (d) acknowledge, accept and agree to comply in all respects with the provisions of this Indenture relating to the duties, rights and obligations of such Paying Agent.

      The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

      Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on Company Request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause notice to be promptly sent to each Holder that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification, any unclaimed balance of such money then remaining will be repaid to the Company.


SECTION 4.04. REPORTS.

      Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes
(i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports; provided, however, that the Company shall not be required to make any such filings on or prior to the date on which the Company's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1997 would have been required to be filed if, at the time such filings would have been required to be made with the SEC, either
(i) the Company shall have provided to each Holder the information that would have been required to be filed or (ii) the Exchange Offer Registration Statement has been filed with the SEC but has not yet been declared effective and copies of the Exchange Offer Registration Statement and any amendments thereto (to the extent such registration statement and/or amendments contain additional information not disclosed in the Offering Memorandum that would have been the subject of a filing required to be made under Section 13 or 15(d) of the Exchange Act) have been provided to each Holder, provided that any exhibits to the Exchange Offer Registration Statement (or any amendments thereto) need not be delivered to any Holder of the Notes, but sufficient copies thereto shall be furnished to the Trustee as reasonably requested to permit the Trustee to deliver any such exhibits to any Holder upon request. In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors shall, for so long as any Notes remain outstanding, furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 4.05. STATEMENT AS TO COMPLIANCE; NOTICE OF DEFAULT.


      (a) The Company and each Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the date hereof, a brief certificate of its principal executive officer, principal financial officer or principal accounting officer stating whether, to such officer's knowledge, the Company and such Guarantor is in compliance with all covenants and conditions to be complied with by it under this Indenture (including with respect to any Restricted Payments made during such year, the basis upon which the calculations required by this Section 4.05 were computed, which calculations may be based on the Company's latest financial statements), and further stating, as to each Officer signing such certificate, that to the best of his or her knowledge each entity is not in default in the performance or observance of any terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. For purposes of this Section 4.05, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

      (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the annual reports delivered pursuant to Section 4.04 above shall be accompanied by a written statement of the Company's independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation. In the event that, after the Company has used its best efforts to obtain the written statement of the Company's independent public accountants required by the provisions of this paragraph, such statement cannot be obtained, the Company shall deliver, in satisfaction of its obligations under this Section 4.05(b), an Officers' Certificate (A) certifying that it has used its best efforts to obtain such required statement but was unable to do so and (B) attaching the written statement of the Company's accountants that the Company received in lieu thereof.

      (c) The Company shall, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Company or any Guarantor, deliver to the Trustee an Officer's Certificate specifying such Default or Event of

Default.

SECTION 4.06. PAYMENT OF TAXES AND OTHER CLAIMS.

      The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any of its Subsidiaries and (b) all material lawful claims for labor, materials and supplies, which, if unpaid, might by law become a Lien upon the property of the Company or any of its Subsidiaries that could produce a material adverse effect on the consolidated financial condition of the Company; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and in respect of which appropriate reserves (in the good faith judgment of management of the Company) are being maintained in accordance with GAAP.

SECTION 4.07. LIMITATION ON LIENS.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

SECTION 4.08. CORPORATE EXISTENCE.

      Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.09. OFFER TO REPURCHASE UPON CHANGE OF CONTROL.

      (a) Upon the occurrence of a Change of Control, the Company shall make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the Notes pursuant to the offer described below (the "Change of

Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

      (b) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder of Notes issued under this Indenture, with a copy to the Trustee, with the following statements and/or information:

     (1) a Change of Control Offer is being made pursuant to this Section 4.09 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

     (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change of Control Payment Date");

     (3) any Note not properly tendered will remain outstanding and continue to accrue interest;

     (4) unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

     (5) Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent and at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

     (6) Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased; and

     (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

      (c) Prior to complying with the provisions of this Section 4.09, but in any event within 30 days following a Change of Control, the Company shall either repay in full in cash all Indebtedness under the Credit Agreement (and terminate all commitments thereunder) and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full in cash all Indebtedness under the Credit Agreement (and terminate all commitments thereunder) and all such other Senior Debt and to repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer or obtain the requisite consents under the Credit Agreement and all such other Senior Debt to permit the repurchase of the Notes.

      (d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue thereof.

      (e) On the Change of Control Payment Date, the Company shall, to the extent permitted by law, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers' Certificate stating that the aggregate principal amount of Notes or portions thereof have been tendered to and purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      (f) Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.09 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      (g) The Change of Control provisions described in this Section 4.09 will be applicable whether or not any other provisions of this Indenture are applicable.

SECTION 4.10. ASSET SALES.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a Board Resolution and as set forth in an Officers' Certificate delivered to the

Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently reduce (or, in the case of letters of credit or Eurodollar loans under the Credit Agreement, cash collateralize) any Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings), or
(b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same line of business as the Company was engaged in on the date of this Indenture. Pending the final application of any such Net Proceeds, the Company may invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall, within ten Business Days thereafter, be required to make an Asset Sale Offer to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase, in accordance with the procedures set forth in this Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

      The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 4.11. LIMITATION ON RESTRICTED PAYMENTS.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes more than six months prior to any scheduled maturity, mandatory redemption, scheduled principal repayment or sinking fund payment date (other than regularly scheduled payments of interest); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default would have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company shall, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.12 hereof; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vii) and (viii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of this Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) (but only to the extent not included in subclause (i) of this clause (c)), and (B) the initial amount of such Restricted Investment, plus (iv) $5.0 million.

      The foregoing provisions shall not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
(c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of scheduled dividends on or the redemption, repurchase, retirement, defeasance or other acquisition of, any Disqualified Stock issued after the date hereof in compliance with the provisions of this Indenture; (v) after March 29, 2001, the Permitted Warrant Put Payment; (vi) payments made with respect to the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, the Parent, Sunderland or any Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries'), Parent's or Sunderland's management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of this Indenture (provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period); (vii) distributions to Parent in order to enable Parent to pay franchise taxes and other ordinary course operating expenses in an amount not to exceed $25,000 in any twelve-month period; and (viii) the application of the proceeds of the offering of the Notes pursuant to the Offering Memorandum in the manner contemplated in the section of the Offering Memorandum titled "Use of Proceeds"; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (i) through (vii) no Default or Event of Default shall have occurred and be continuing. In addition, payments and transactions permitted pursuant to clauses (s) through (y) under Section 4.13 hereof shall not be deemed to be Restricted Payments.

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation and shall reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation and (y) the fair market value of such Investments at the time of such designation. Such designation shall only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section
4.11 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

SECTION 4.12. LIMITATION ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED
             STOCK.

      The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock (other than to the Company or a Restricted Subsidiary of the Company); provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if:

          (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

          (ii) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence or issuance.

      The provisions of the first paragraph of this Section 4.12 shall not apply to the incurrence of any of the following items of Indebtedness or the issuance of preferred stock or Disqualified Stock (collectively, "Permitted Debt"):

          (i) the incurrence by the Company and its Subsidiaries of Indebtedness arising under or in connection with the Credit Agreement; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) outstanding under the Credit Agreement after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i), does not exceed an amount equal to the greater of $50.0 million or $30.0 million plus the Borrowing Base, in each case less the aggregate amount of all Indebtedness permanently repaid with the Net Proceeds of any Asset Sale;

          (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed the principal amount of such Capital Lease Obligations outstanding on the date hereof plus $15.0 million at any time outstanding;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided further that the aggregate principal amount, accreted value or liquidation preference, as applicable, of such Acquired Debt, together with any other outstanding Indebtedness or preferred stock incurred pursuant to this clause (iv), does not exceed $5.0 million;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by this Indenture to be incurred;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned

     Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary (other than any pledge of such Indebtedness to the lenders under the Credit Agreement) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding, provided that the notional principal amount of any Hedging Obligations does not significantly exceed the principal amount of Indebtedness to which such agreement relates, or for the purpose of hedging against fluctuations in currency values;

          (viii) the Guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (ix) the issuance by the Company's Unrestricted Subsidiaries of preferred stock or the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

          (x) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness represented by the $75,000,000 aggregate principal amount of Notes issued pursuant to the Offering Memorandum and the Subsidiary Guarantees and any Notes issued pursuant to Section 2.07 hereof; and


          (xi) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) or the issuance of preferred stock with an aggregate liquidation preference at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xi), not to exceed $10.0 million.

      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

SECTION 4.13 TRANSACTIONS WITH AFFILIATES.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a Board Resolution and an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (r) the application of the proceeds of the offering of the Notes pursuant to the Offering Memorandum and the transactions entered into in connection therewith in the manner contemplated in the section of the Offering Memorandum titled "Use of Proceeds", (s) capital contributions, advances, loans or other investments made by Parent to the Company or any of its

Restricted Subsidiaries, (t) (I) payments under the Management Agreement in an amount not to exceed $300,000 in any twelve-month period and (II) after the first anniversary of the original issuance of the Notes, additional payments under the Management Agreement in an amount not to exceed $700,000 in any twelve-month period, provided that the Company's Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such payment under the Management Agreement is made, after giving pro forma effect to such payment, is equal to or greater than 2.25 to 1 (in each case, plus reasonable expenses incurred in connection with and reimbursable under the Management Agreement), (u) payments by the Company or any of its Restricted Subsidiaries to Mentmore and/or its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company in good faith, (v) payments under tax sharing agreements to the extent such payments do not otherwise exceed the tax liability the Company would have had were it not part of a consolidated group, (w) any employment agreement, compensation agreement or employee benefit arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (x) transactions between or among Parent, the Company and/or its Restricted Subsidiaries, (y) any other payment or reimbursement of reasonable and customary fees and expenses incurred by an Affiliate for services rendered to the Company or any of its Subsidiaries not to exceed $100,000 in any twelve-month period (without duplication for any amounts paid pursuant to any other clause of this covenant) and (z) Restricted Payments that are permitted under Section 4.11 hereof, in each case, shall not be deemed Affiliate Transactions.

SECTION 4.14 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or
(2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of this Indenture, (b) the Credit Agreement as in effect as of the date of this Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive on a whole with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of this Indenture, (c) this Indenture and the Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred, (f) by reason of customary non-assignment and net worth provisions in leases or other agreements entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) customary restrictions in Capital Lease Obligations, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capital Lease Obligations, security agreements or mortgages, (j) customary restrictions with respect to an agreement that has been entered into for the sale or disposition of assets or Capital Stock held by the Company or any Restricted Subsidiary, (k) customary restrictions contained in any agreements or documentation governing Indebtedness or preferred stock issued pursuant to clause (xi) of Section 4.12 hereof and (l) the Warrant Agreement and the Shareholders Agreement.

SECTION 4.15. LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED
              RESTRICTED SUBSIDIARIES.

      The Company (i) shall not, and shall not permit any Wholly Owned Restricted Subsidiary of the Company to, issue, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such issuance, transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with
Section 4.10 hereof and (ii) shall not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

SECTION 4.16. LIMITATION ON LAYERING DEBT.

      The Company shall not, incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is by its terms subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and the Guarantors shall not incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is by its terms subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Subsidiary Guarantees.

SECTION 4.17. ADDITIONAL SUBSIDIARY GUARANTEES.

      If the Company or any of its Subsidiaries shall acquire or create another Subsidiary after the date hereof, then such newly acquired or created Subsidiary (at any time such Subsidiary has net assets or stock holder's equity in excess of $50,000) shall execute a Subsidiary Guarantee and deliver an Opinion of Counsel, in accordance with the terms of this Indenture; provided, however, that all Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with this Indenture shall not be subject to the preceding clause for so long as they continue to constitute Unrestricted Subsidiaries.

SECTION 4.18. PAYMENTS FOR CONSENT.

      Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.


                                   ARTICLE 5
                                  SUCCESSORS

SECTION 5.01. MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS.

      The Company shall not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

     (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (the Company or such Person, as the case may be, being herein called the "Successor Company");

     (ii) the Successor Company (if other than the Company) assumes all the obligations of the Company under this Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

     (iii) immediately after such transaction no Default or Event of Default exists;



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



     (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) shall have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) shall, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.12 hereof; and

     (v) the Company has delivered to the Trustee an Officers' Certificate stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

SECTION 5.02. SUCCESSOR CORPORATION SUBSTITUTED.

      Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the "Company" shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Senior Notes except in the case of a sale of all of the Company's assets that meets the requirements of Section 5.01 hereof.


                                   ARTICLE 6
                             DEFAULTS AND REMEDIES


SECTION 6.01. EVENTS OF DEFAULT AND NOTICE THEREOF.

      Each of the following constitutes an "Event of Default":

     (a) default for 30 days or more in the payment when due of interest on, or Liquidated Damages, if any, with respect to the Notes (whether or not prohibited by Article 10 hereof);

     (b) default in payment when due (whether payable at maturity, upon redemption or otherwise) of the principal of or premium, if any, on the Notes (whether or not prohibited by Article 10 hereof);

     (c) failure by the Company to comply with Sections 4.09, 4.10 and 5.01 hereof;



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



     (d) failure by the Company for 30 days after receipt of written notice to comply with any of its other agreements in this Indenture or the Notes;

     (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, which default (1) is caused by the failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") at its stated final maturity (after giving effect to any applicable grace periods) or (2) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

     (f) failure by the Company or any of its Restricted Subsidiaries to pay final and non-appealable judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (g) the Company or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

          (i)  commences a voluntary case,


          (ii) consents to the entry of an order for relief against it in an involuntary case in which it is the debtor,

          (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property,

          (iv) makes a general assignment for the benefit of its creditors, or

          (v) admits in writing its inability generally to pay its debts as the same become due;

     (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

          (i) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary in an involuntary case in which it is the debtor,

          (ii) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary; or

          (iii) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary, and the order or decree contemplated in clauses (i), (ii) or (iii) of this clause (h), remains unstayed and in effect for 60 consecutive days; or

          (i) except as permitted by this Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid and such judgment has become final or non-appealable or shall cease for any other reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee.

      A Default under Section 6.01(d) is not an Event of Default until the Trustee notifies the Company, or any Holder notifies the Company and the Trustee, of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

SECTION 6.02. ACCELERATION OF MATURITY; RESCISSION.


      If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company and the Trustee; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness under the Credit Agreement or (ii) five Business Days after receipt by the Company and the Agent of written notice of such acceleration.

      Notwithstanding the foregoing, in the case of an Event of Default specified in clause (g) or (h) of Section 6.01 occurring with respect to the Company, any Significant Subsidiary that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

SECTION 6.03. OTHER REMEDIES.

      If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

      The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. WAIVER OF PAST DEFAULTS.



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



      Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, any such Note held by a non-consenting Holder; provided, however, that the Holders of at least a majority in aggregate principal amount of the Notes then outstanding may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. CONTROL BY MAJORITY.

      The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. The Trustee may take any other action which it deems proper which is not inconsistent with any such direction.

SECTION 6.06. LIMITATION ON SUITS.

      No Holder of a Note will have any right to institute any proceeding with respect to this Indenture or for any remedy hereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (ii) the Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request to the Trustee to institute such proceeding and, if requested by the Trustee, provided reasonable indemnity to the Trustee, with respect to such proceeding and (iii) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

SECTION 6.07. RIGHTS OF HOLDERS OF NOTES TO RECEIVE PAYMENT.

      Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on any Note, on or after the respective due dates expressed in any Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. COLLECTION SUIT BY TRUSTEE.

      If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company or any Guarantor for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.07 hereof.



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




SECTION 6.09. TRUSTEE MAY FILE PROOFS OF CLAIM.

      The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, as administrative expenses associated with any such proceeding and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. PRIORITIES.

      If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

      First: to the Trustee, its agents and attorneys for amounts due under
      Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

      Second: to holders of Senior Debt of the Company and the Guarantors to the extent required by Article 10 hereof or any Subsidiary Guarantee;

      Third: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and, if any, and interest, respectively;

      Fourth: without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

      Fifth: to the Company or to such party as a court of competent jurisdiction shall direct.


      The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.



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



SECTION 6.11. UNDERTAKING FOR COSTS.

      In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

SECTION 6.12. WAIVER OF STAY, EXTENSION OF USURY LAWS.

      The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.


                                   ARTICLE 7
                                    TRUSTEE

SECTION 7.01. DUTIES OF TRUSTEE.

      (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

      (b) Except during the continuance of an Event of Default:

            (1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and


            (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture, provided that the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

      (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:



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



            (i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

            (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

            (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

      (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a),
(b), and (c) of this Section.

      (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture unless the Holders shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

      (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

      (g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or documents, but the Trustee, in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company or any Guaranteeing Subsidiary, personally or by agent or attorney.


SECTION 7.02. RIGHTS OF TRUSTEE.

      (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

      (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

      (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

      (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.



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



      (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or any Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor. A permissive right granted to the Trustee hereunder shall not be deemed an obligation to act.

      (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

      (g) The Trustee shall not be charged with knowledge of any Default or Event of Default unless either (i) a Responsible Officer of the Trustee shall have actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default shall have been given to the Trustee by the Company or any Holder.

SECTION 7.03. INDIVIDUAL RIGHTS OF TRUSTEE.

      The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04. TRUSTEE'S DISCLAIMER.

      The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company's use of the proceeds from the Notes or any money paid to the Company or upon the direction of the Company under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05. NOTICE OF DEFAULTS.

      If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06. REPORTS BY TRUSTEE TO HOLDERS OF THE NOTES.

      Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief



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



report dated as of such reporting date that complies with TIA ss. 313(a) (but if no event described in TIA ss. 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA ss. 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA ss. 313(c).

      A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA ss. 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

SECTION 7.07. COMPENSATION AND INDEMNITY.

      The Company shall pay to the Trustee, from time to time as may be agreed upon between them, reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

      The Company shall indemnify the Trustee against any and all losses, liabilities or expenses (other than taxes based on the income of the Trustee) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

      The obligations of the Company under this Section 7.07 shall survive the resignation or removal of the Trustee and the satisfaction and discharge of this Indenture.

      To secure the Company's payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

      When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

      The Trustee shall comply with the provisions of TIA ss. 313(b)(2) to the extent applicable.



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



SECTION 7.08. REPLACEMENT OF TRUSTEE.

      A resignation or removal of the Trustee and appointment of a successor

Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.08.

      The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

      (a) the Trustee fails to comply with Section 7.10 hereof,

      (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

      (c) a Custodian or public officer takes charge of the Trustee or its property; or

      (d) the Trustee becomes incapable of acting.

      If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

      If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

      If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

      A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section
7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09. SUCCESSOR TRUSTEE BY MERGER, ETC.

      If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the trust created by this Indenture) to, another corporation, the successor corporation without any further act shall be the successor Trustee.




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



SECTION 7.10. ELIGIBILITY; DISQUALIFICATION.

      There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, or is a wholly owned subsidiary of a bank holding company that has, a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

      This Indenture shall always have a Trustee who satisfies the requirements of TIA ss. 310(a)(1), (2) and (5). The Trustee is subject to TIA ss. 310(b).

SECTION 7.11. PREFERENTIAL COLLECTION OF CLAIMS AGAINST THE COMPANY.

      The Trustee is subject to TIA ss. 311(a), excluding any creditor relationship listed in TIA ss. 311(b). A Trustee who has resigned or been removed shall be subject to TIA ss. 311(a) to the extent indicated therein.


                                   ARTICLE 8
                   LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE.

      The Company may, at its option by Board Resolution, at any time, with respect to the Notes, elect to have either Section 8.02 hereof or Section 8.03 hereof be applied to all Notes and Subsidiary Guarantees then outstanding upon compliance with the conditions set forth in this Article 8.

SECTION 8.02.
 LEGAL DEFEASANCE AND DISCHARGE.

      Upon the Company's exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors, if any, shall be deemed to have been discharged from their respective obligations with respect to all Notes and Subsidiary Guarantees then outstanding on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, such defeasance means that the Company and any Guarantor shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and any Subsidiary Guarantees outstanding, which shall thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (A) and (B) below, and to have satisfied all its other obligations under such Notes, Subsidiary Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of Notes then outstanding to receive solely from the trust fund described in Section 8.04 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any), interest and Liquidated Damages, if any, on such Notes when such payments are due, or on the Redemption Date, as the case may be, (B) the Company's obligations with respect to such Notes under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.10, 4.02 and 4.03, (C) the
rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder and the Company's obligations in connection therewith and (D) this
Article 8. Subject to compliance with this



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



Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 with respect to the Notes.

SECTION 8.03. COVENANT DEFEASANCE.

      Upon the Company's exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and each Guarantor shall be released from its obligations under the covenants contained in Article 5 and in Sections 4.04, 4.06, 4.07, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17 and 4.18 with respect to the outstanding Notes and Subsidiary Guarantees, if any, on and after the date the conditions set forth below are satisfied (hereinafter, "Covenant Defeasance"), and the Notes and the Subsidiary Guarantees, if any, shall thereafter be deemed to be not "outstanding" for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Notes and Subsidiary Guarantees, if any, shall not be deemed outstanding for financial accounting purposes). For this purpose, such covenant defeasance means that, with respect to the outstanding Notes and Subsidiary Guarantees, if any, the Company and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01(c) or Section 6.01(d), but, except as specified above, the remainder of this Indenture and such Notes and Subsidiary Guarantees, if any, shall be unaffected thereby. In addition, upon the Company's exercise under Section 8.01 of the option applicable to Section 8.03, Sections 6.01(c) through 6.01(f) and
Section 6.01(i) shall not constitute Events of Default.

SECTION 8.04. CONDITIONS TO LEGAL DEFEASANCE OR COVENANT DEFEASANCE.

      The following shall be the conditions to application of either Section
8.02 or Section 8.03 to the outstanding Notes and Subsidiary Guarantees:


      (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes and without retaining any legal interest in the corpus of such trust, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, due on the outstanding Notes on the Stated Maturity thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

      (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,
(A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal



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



income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

      (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

      (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default set forth in Sections 6.01(g) and (h), at any time in the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be satisfied until the expiration of such period);

      (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

      (vi) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions (which assumptions and exclusions shall not relate to the operation of Section 547 of the United States Bankruptcy Code or any analogous laws of the state governing the provisions of this Indenture) following the deposit the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

      (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

      (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

      (ix) the Trustee shall have received such other documents and assurances as the Trustee shall reasonably require.

SECTION 8.05. DEPOSITED MONEY AND U.S. GOVERNMENT OBLIGATIONS TO BE HELD IN
              TRUST; OTHER MISCELLANEOUS PROVISIONS.

      Subject to the provisions of the last paragraph of Section 4.03, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to
Section 8.04 in respect of the Notes then outstanding shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal (and premium, if any) and interest, but such money need not be segregated from other funds except to the extent required by law.

      The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Notes then outstanding.

      Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(i)), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. REINSTATEMENT.

      If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's and any Guarantor's obligations under this Indenture, the Notes and the Subsidiary Guarantees, if any, shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that if the Company or any Guarantor makes any payment of principal of (or premium, if any) or interest on any Note following the reinstatement of its obligations, the Company or any Guarantor shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.


                                   ARTICLE 9
                       AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. WITHOUT CONSENT OF HOLDERS OF NOTES.

      Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture or Notes, and with respect to a Subsidiary Guarantee, the Guarantor under such Subsidiary Guarantee and the Trustee may amend or supplement such Subsidiary Guarantee, without the consent of any Holder of a Note:

      (a)   to cure any ambiguity, defect or inconsistency;

      (b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

      (c)   to comply with Article 5 hereof;

      (d) to provide for the assumption of the Company's or any Guarantor's obligations to the Holders of the Notes;

      (e) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder;

      (f) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company;

      (g) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA; or

      (h)   to add a Guarantor under this Indenture.

      Upon the written request of the Company accompanied by resolutions of the Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of an Officers' Certificate and an Opinion of Counsel in compliance with Section 1.05 hereof, the Trustee shall join with the Company and the Guarantors, if any, in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02. WITH CONSENT OF HOLDERS OF NOTES.

      Except as provided below in this Section 9.02, this Indenture, the Notes and a Subsidiary Guarantee issued hereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.02, 6.04 and 6.07 hereof, any existing default or compliance with any provision of this Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

      Upon the request of the Company accompanied by resolutions of the Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of an Officers' Certificate and an Opinion of Counsel in compliance with Section 1.05 hereof, the Trustee shall join with the Company and any Guarantor in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

      The consent of the Holders is not necessary under this Section 9.02 to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes or the Subsidiary Guarantees, if any. However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Note or Subsidiary Guarantee held by a non-consenting Holder):


      (i) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

      (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described under Sections 4.09 and 4.10);

      (iii) reduce the rate of or change the time for payment of interest on any Note;

      (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

      (v)   make any Note payable in money other than that stated in such Notes;

      (vi)  make any change in Section 6.04 or 6.07;

      (vii) waive a redemption payment with respect to any Note (other than a payment required by Section 4.09 or Section 4.10);

     (viii) make any change in Article 10 or the subordination provisions of any Subsidiary Guarantee that would adversely affect the legal rights of the Holders of the Notes; or

      (ix) make any change in the foregoing amendment and waiver provisions of this Article 9.


SECTION 9.03. COMPLIANCE WITH TIA.

      Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

SECTION 9.04.
 REVOCATION AND EFFECT OF CONSENTS.

      Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 9.05. NOTATION ON OR EXCHANGE OF NOTES.

      The Trustee may, but shall not be required to, place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

      Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. TRUSTEE TO SIGN AMENDMENTS, ETC.

      The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental Indenture until the Board of Directors approves it. In signing or refusing to sign any amended or supplemental indenture the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon an Officers' Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture, that it is not inconsistent herewith, and that it will be valid and binding upon the Company and the Guarantors, if any, in accordance with its terms.


                                  ARTICLE 10
                                 SUBORDINATION


SECTION 10.01. AGREEMENT TO SUBORDINATE.

       The Company agrees, and each Holder by accepting a Note agrees, that the payment (by set-off or otherwise) of principal of, premium, if any and interest and Liquidated Damages, if any, on the Notes (including with respect to any repurchases of the Notes) shall be subordinated in right of payment, as set forth in this Article 10, to the prior payment in full in cash, or at the option of the holders of Senior Debt, in Cash Equivalents of all obligations in respect of Senior Debt, whether outstanding on the date hereof or thereafter incurred.

SECTION 10.02. LIQUIDATION; DISSOLUTION; BANKRUPTCY.

       Upon any distribution to creditors of the Company upon any total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior

Debt will be entitled to receive payment in full in cash, or at the option of the holders of Senior Debt, in Cash Equivalents, of all Obligations due or to become due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment of any kind or character with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full in cash, or at the option of the holders of Senior Debt, in Cash Equivalents, any distribution of any kind or character to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described in Article 8 hereof).

SECTION 10.03. DEFAULT ON DESIGNATED SENIOR DEBT.

       The Company shall not make, directly or indirectly, (x) any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described in Article 8 hereof) or (y) acquire any of the Notes for cash or property or otherwise or make any other distribution with respect to the Notes if:

      (i) any default occurs and is continuing (beyond any applicable grace period) in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Designated Senior Debt or


      (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice" ) from the Company or the holders of any Designated Senior Debt.

      The Company may and shall resume payments on the Notes:

      (a) in the case of a payment default, upon the date on which such default is cured or waived and

      (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

      No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such nonpayment default shall have been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of any Payment Blockage Notice which, in either case, would give rise to a default pursuant to any provision under which a default previously existed or was continuing shall constitute a new default for this purpose).



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SECTION 10.04. ACCELERATION OF SECURITIES.

       If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure shall constitute an Event of Default and shall entitle the holders of the Notes to accelerate the maturity thereof. The Company shall promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

SECTION 10.05. WHEN DISTRIBUTION MUST BE PAID OVER.

      In the event that the Trustee or any Holder receives any payment of any Subordinated Note Obligations at a time when the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by Section
10.02 or 10.03 hereof, such payment shall be held by the Trustee or such Holder,

in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their representative under the indenture or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

       In the event that any Holder receives any payment or payments pursuant to this Indenture and the amount or total amount of such payment or payments exceeds the amount, if any, that such Holder would be entitled to receive upon the proper application of the subordination provisions of this Article 10, the payment of such excess amount shall be deemed null and void, and the Holder agrees that it will be obliged to return the amount of the excess payment to the Company, as instructed in a written notice of such excess payment, within ten days of receiving such notice.


       With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article 10, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

SECTION 10.06. NOTICE BY COMPANY.

       The Company shall promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Subordinated Note Obligations to violate this Article 10, but failure to give such notice shall not affect the subordination of the Notes to the Senior Debt as provided in this
Article 10.

SECTION 10.07. SUBROGATION.



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       After all Senior Debt is paid in full and until the Notes are paid in full in cash, Holders of Notes shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Debt. A distribution made under this Article 10 to holders of Senior Debt that otherwise would have been made to Holders of Notes is not, as between the Company and Holders, a payment by the Company on the Senior Debt.

SECTION 10.08. RELATIVE RIGHTS.

       This Article 10 defines the relative rights of Holders of Notes and holders of Senior Debt. Nothing in this Indenture shall:

      (1) impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium, if any, and interest on the Notes in accordance with their terms;

      (2) affect the relative rights of Holders of Notes and creditors of the Company other than their rights in relation to holders of Senior Debt; or

      (3) prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders of Notes.

      If the Company fails because of this Article 10 to pay principal of, premium, if any, or interest on a Note on the due date, the failure is nevertheless a Default or an Event of Default.

SECTION 10.09. SUBORDINATION MAY NOT BE IMPAIRED BY COMPANY.

       No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Indenture.

SECTION 10.10. DISTRIBUTION OR NOTICE TO REPRESENTATIVE.

       Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their representative.

       Upon any payment or distribution of assets of the Company referred to in this Article 10, the Trustee and the Holders of Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.



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SECTION 10.11. RIGHTS OF TRUSTEE AND PAYING AGENT.

       Notwithstanding the provisions of this Article 10 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee shall have received at its Corporate Trust Office at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Subordinated Note Obligations to violate this Article 10. Only the Company or a representative may give the notice. Nothing in this Article 10 shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof.

       Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

SECTION 10.12. AUTHORIZATION TO EFFECT SUBORDINATION.

      Each Holder of Notes, by the Holder's acceptance thereof, authorizes and directs the Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this
Article 10, and appoints the Trustee to act as such Holder's attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in
Section 6.09 hereof at least 30 days before the expiration of the time to file such claim, a representative of Designated Senior Debt is hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.


                                  ARTICLE 11
                          SATISFACTION AND DISCHARGE

SECTION 11.01. SATISFACTION AND DISCHARGE OF INDENTURE.

       This Indenture shall be discharged and will cease to be of further effect as to all Notes issued hereunder, when either

      (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

      (b)   (i)   all such Notes not theretofore delivered to such Trustee
                  for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or a Guarantor, if any, has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust an amount of money sufficient to pay and discharge the entire
                  Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;



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



            (ii) no Default or Event of Default with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or a Guarantor, if any, is a party or by which the Company or a Guarantor, if any, is bound;

            (iii) the Company or a Guarantor, if any, has paid or caused to be paid all sums payable by it under this Indenture; and

            (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be.

      In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

SECTION 11.02. APPLICATION OF TRUST  MONEY.

       Subject to the provisions of the last paragraph of Section 4.03, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee.


       If the Trustee or Paying Agent is unable to apply any money in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under this Indenture and the Notes shall be revived and reinstated as though such deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.


                                  ARTICLE 12
                             SUBSIDIARY GUARANTEES


SECTION 12.01. SUBSIDIARY GUARANTEE.

       Each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be promptly paid in full when due, whether at maturity, by



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



acceleration, redemption or otherwise, and interest on overdue principal, premium, if any, and (to the extent permitted by law) interest on any interest, if any, and Liquidated Damages, if any, on the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture. If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or any Guarantor, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby. Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in
Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of this Subsidiary Guarantee.

       Notwithstanding the foregoing, in the event that any Subsidiary Guarantee hereunder would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of a Guarantor under such Subsidiary Guarantee shall be reduced to the maximum amount permissible under such fraudulent conveyance or similar law.

SECTION 12.02. EXECUTION AND DELIVERY OF SUBSIDIARY GUARANTEE.

       To evidence its Subsidiary Guarantee set forth in Section 12.01, each Guarantor hereby agrees that a notation of such Subsidiary Guarantee substantially in the form of Exhibit E shall be endorsed by an officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

       Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in
Section 12.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.



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



       If an Officer whose signature is on this Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless.

       The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Guarantors.

SECTION 12.03 GUARANTORS MAY CONSOLIDATE, ETC., ON CERTAIN TERMS.

       Subject to Section 12.04, no Guarantor may consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

      (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all the Obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and this Indenture;


      (b) immediately after giving effect to such transaction no Default or Event of Default exists;

      (c) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction (on a pro forma basis), to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in
      Section 4.12 hereof; and

      (d) the Guarantor has delivered to the Trustee an Officers' Certificate stating that such consolidation or merger and such supplemental indenture complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

       In case of any such consolidation or merger and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor corporation thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

       Except as set forth in Articles 4 and 5, nothing contained in this Indenture shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

SECTION 12.04 RELEASES FROM SUBSIDIARY GUARANTEES.



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       In the event of a sale or other disposition of all of the assets of any
Guarantor, by way of merger, consolidation or otherwise, or a sale or disposition of all of the Capital Stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) shall be released and relieved of its obligations under its Subsidiary Guarantee or Section 12.03, as the case may be; provided that in the event of an Asset Sale, the Net Proceeds from such sale or other disposition are applied in accordance with the provisions of Section 4.10. Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee. Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in this Article 12.

SECTION 12.05. LIMITATION ON GUARANTOR LIABILITY.

       For purposes hereof, each Guarantor's liability shall be limited to the lesser of (i) the aggregate amount of the Obligations of the Company under the Notes and this Indenture and (ii) the amount, if any, which would not have (A) rendered such Guarantor "insolvent" (as such term is defined in the United States Bankruptcy Code and in the Debtor and Creditor Law of the State of New
York) or (B) left such Guarantor with unreasonably small capital at the time its Subsidiary Guarantee of the Notes was entered into; provided that, it will be a presumption in any lawsuit or other proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the Subsidiary Guarantee is the amount set forth in clause (i) above unless any creditor, or representative of creditors of such Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in such a lawsuit that the aggregate liability of the Guarantor is the amount set forth in clause (ii) above. In making any determination as to solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from other Guarantors, and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

SECTION 12.06. SUBORDINATION OF SUBSIDIARY GUARANTEES.

       The obligations of each Guarantor under its Subsidiary Guarantee pursuant to this Article 12 shall be junior and subordinated to the prior payment in full in cash, or at the option of the holders of Senior Debt, in Cash Equivalents of all obligations in respect of Senior Debt of such Guarantor, whether outstanding on the date hereof or thereafter incurred (including amounts for which the Guarantors will be liable for under the Subsidiary Guarantees issued from time to time with respect to Senior Debt of such Guarantor or the Company) on the same basis as the Notes are junior and subordinated to Senior Debt. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article 10 hereof.



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                                  ARTICLE 13

                                 MISCELLANEOUS

SECTION 13.01. CONFLICT OF ANY PROVISION OF INDENTURE WITH TIA.

       If any provision of this Indenture limits, qualifies, or conflicts with the duties imposed by TIA ss. 318(c), the imposed duties shall control.

SECTION 13.02. NOTICES.

       Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others' address:

       If to the Company or any Guarantor:

       Precise Technology, Inc.
       501 Mosside Boulevard
       North Versailles, Pennsylvania  15137-2553
       Attention:  Secretary
       Facsimile:  (412)823-4110

       With, in the case of any notice of a Default or an Event of Default, a copy to:

       Winston & Strawn
       200 Park Avenue, 42nd Floor
       New York, New York  10166
       Attention:  Robert W. Ericson, Esq.
       Facsimile:  (212) 294-4700

       and

       Mentmore Holdings Corporation
       1430 Broadway, 13th Floor
       New York, New York 10018-3308
       Attention:  William L. Remley
       Facsimile (212) 391-1393



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       If to the Trustee:

       Marine Midland Bank
       140 Broadway, 12th Floor
       New York, New York  10005
       Attention: Corporate Trust Department -- Precise Technology, Inc.
       Facsimile: (212) 658-6425


       The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

       All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

       Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA ss. 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

       If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

       If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 13.03. COMMUNICATION BY HOLDERS OF NOTES WITH OTHER HOLDERS OF NOTES.

       Holders may communicate pursuant to TIA ss. 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, any Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA ss. 312(c).

SECTION 13.04. CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT.

       Upon any request or application by the Company and/or any Guarantor to the Trustee to take any action under this Indenture, the Company and/or any Guarantor, as the case may be, shall furnish to the Trustee:

      (a) an Officers' Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 1.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and



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      (b)   an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 1.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 13.05. LEGAL HOLIDAYS.

      In any case where any Interest Payment Date, any date established for payment of Defaulted Interest pursuant to Section 2.12, or any Maturity with respect to any Note shall not be a Business Day, then (notwithstanding any other provisions of this Indenture, the Notes or any Subsidiary Guarantee) payment of interest or principal (and premium, if any) need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or date established for payment of Defaulted Interest pursuant to Section 2.12 or Maturity, and no interest shall accrue with respect to such payment for the period from and after such Interest Payment Date or date established for payment of Defaulted Interest pursuant to
Section 2.12 or Maturity, as the case may be, to the next succeeding Business
Day.

SECTION 13.06. NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS,
              EMPLOYEES AND STOCKHOLDERS.

      No director, officer, employee, incorporator or stockholder of the Company or a Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Subsidiary Guarantees, if any, or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 13.07. GOVERNING LAW; SUBMISSION TO JURISDICTION.

      THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES, SHALL BE, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. BY THE EXECUTION AND DELIVERY OF THIS INDENTURE, EACH OF THE COMPANY AND THE GUARANTORS SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE.

SECTION 13.08. NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

      This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.09. SUCCESSORS AND ASSIGNS.

      All covenants and agreements in this Indenture by the Company and the Guarantors shall bind their respective successors and assigns, whether so expressed or not. All covenants and agreements in this Indenture by the Trustee shall bind its respective successors and assigns, whether so expressed or not.

SECTION 13.10. SEVERABILITY.

      In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.11. COUNTERPART ORIGINALS.

      The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 13.12. TABLE OF CONTENTS, HEADINGS, ETC.

      The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.




                        [Signatures on following page]

       IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed in New York, New York as of the day and year first above written.

             PRECISE TECHNOLOGY, INC.

Dated:  June 13, 1997    By:    /s/ William L. Remley
                            -----------------------------
                         Name:  William L. Remley
                         Title:

             PRECISE TMP, INC.

Dated:  June 13, 1997    By:    /s/ William L. Remley

                            -----------------------------
                         Name:  William L. Remley
                         Title:

             MASSIE TOOL, MOLD & DIE, INC.

Dated:  June 13, 1997    By:    /s/ William L. Remley
                            -----------------------------
                         Name:  William L. Remley
                         Title:

             PRECISE POLESTAR, INC.

Dated:  June 13, 1997    By:    /s/ William L. Remley
                            -----------------------------
                         Name:  William L. Remley
                         Title:

             PRECISE TECHNOLOGY OF DELAWARE INC.

Dated:  June 13, 1997    By:    /s/ William L. Remley
                            -----------------------------
                         Name:  William L. Remley
                         Title:

             PRECISE TECHNOLOGY OF ILLINOIS INC.


Dated:  June 13, 1997    By:    /s/ William L. Remley
                            -----------------------------
                         Name:  William L. Remley
                         Title:

             MARINE MIDLAND BANK, as Trustee


Dated:  June 13, 1997    By:    /s/ Eileen M. Hughes
                            -----------------------------
                         Name:  Eileen M. Hughes
                         Title: Assistant Vice President

                                   EXHIBIT A-1
                                 (Face of Note)
                   11 1/8% Senior Subordinated Notes due 2007

No.                                                            CUSIP No:
                            PRECISE TECHNOLOGY, INC.


promises to pay to ______ or registered assigns, the principal sum of $________ _______________________________ Dollars on June 15, 2007.

Interest Payment Dates:  June 15 and December 15

Record Dates:  June 1 and December 1

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

Dated:  _______


             PRECISE TECHNOLOGY, INC.



             By:______________________________

             Name:

             Title:


             By:______________________________

             Name:

             Title:


This is one of the 11 1/8% Senior Subordinated
Notes due 2007 referred to in the
within-mentioned Indenture:

Marine Midland Bank,


                                      A-1-1
as Trustee


By: _____________________________
         Authorized Signature


                                      A-1-2

                                 (Back of Note)

                   11 1/8% Senior Subordinated Notes due 2007

[Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) ("DTC") to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]1

"THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A "QIB"), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN "IAI"), (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(k) (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM

-----------------------
1     This paragraph should be included only if the Note is a Global Note.

                                      A-1-3

THE TRUSTEE) AND, IF THE ISSUER SO REQUESTS, AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS."

"THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE,
(III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY."

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below.

1. INTEREST. Precise Technology, Inc., a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Note at 111/8% per annum from the Issuance Date until June 15, 2007 and shall pay the Liquidated Damages, if any, payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Company shall pay interest and Liquidated Damages, if any, semi-annually in arrears on June 15 and December 15 of each year (each an "Interest Payment Date"), or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issuance Date; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be December 15, 1997. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate equal to the per annum rate on the Notes then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.


                                      A-1-4

2. METHOD OF PAYMENT. The Company shall make payments in respect of Global Notes (including principal, premium, if any, and interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Note Custodian or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes. Notwithstanding the foregoing, all payments with respect to the Notes (the Holders of which have provided wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date), will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Marine Midland Bank, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture dated as of June 13, 1997 ("Indenture") between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code ss.ss. 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are general unsecured obligations of the Company limited to $200,000,000 in aggregate principal amount.

5.  OPTIONAL REDEMPTION.

      Except as set forth in the following paragraphs, the Notes will not be redeemable at the Company's option prior to June 15, 2002. On and after June 15, 2002, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the Redemption Prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:


                                                                 REDEMPTION
       Year                                                         PRICE
                                                                    -----
       2002  ...........................................           105.563%

       2003  ...........................................           103.708%
       2004  ...........................................           101.854%
       2005 and thereafter..............................           100.000%

      In addition, at any time prior to June 15, 2000, the Company may on any one or more occasions redeem up to 33 1/3% of the aggregate principal amount of Notes originally issued


                                      A-1-5

(including, for this purpose, one or more series of Notes issued under the Indenture after the date of the Indenture) at a Redemption Price of 111.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the Redemption Date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 662/3% of the Notes originally issued (including, for this purpose, one or more series of Notes issued under the Indenture after the date of the Indenture) remain outstanding immediately after the occurrence of such redemption and provided, that such redemption occurs within 60 days of the date of the closing of each such Public Equity Offering. The Trustee shall select the Notes to be purchased in the manner described in the Indenture.

       In addition, at any time prior to June 15, 2002, the Company may, at its option, redeem the Notes, in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium.

6. MANDATORY REDEMPTION. Except as set forth in paragraph 8, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Notice of redemption will be mailed by first class mail, postage prepaid, at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder's registered address. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. On or after the Redemption Date, unless the Company defaults in making the redemption payments, interest ceases to accrue on the Notes or portions thereof called for redemption.

8. REPURCHASE AT OPTION OF HOLDERS. (a) Upon the occurrence of a Change of Control, the Company shall make an offer (a "Change of Control Offer") to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase (the "Change of Control Payment"). Prior to complying with the provisions of Section 4.09 of the Indenture, but in any event within 30 days following a Change of Control, the Company shall either repay in full in cash all Indebtedness under the Credit Agreement (and terminate all commitments thereunder) and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full in cash all Indebtedness under the Credit Agreement (and terminate all commitments thereunder) and all such other Senior Debt and to repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer or obtain the requisite consents under the Credit Agreement and all such other Senior Debt to permit the repurchase of the Notes. Within 30 days following any Change of Control, the Company shall mail a notice to each Holder of Notes issued under the Indenture, with a copy to the Trustee, containing the information set forth in Section 4.09 of the Indenture. Holders of Notes that are subject to an offer to purchase may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse side of this Note.

       (b) When the aggregate amount of Excess Proceeds in connection with Asset Sales by the Company exceeds $5.0 million, the Company shall make an offer to all Holders of Notes (an


                                      A-1-6

"Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in Section 3.10 of the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $5.0 million by mailing by first class mail the notice required pursuant to the terms Section 3.10 of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse side of this Note.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (subject to a minimum initial purchase requirement of $100,000 for Notes sold to institutional investors that qualify as accredited investors as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities Act other than in reliance on Rule 144A or Regulation S). The transfer of Notes may be registered and Notes may be exchanged only as provided in Article 2 of the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents (including legal opinions) and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. SUBORDINATION. Each Holder by accepting a Note agrees that the payment (by set-off or otherwise) of principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes (including with respect to any repurchases of the Notes) is subordinated in right of payment, to the extent and in the manner provided in Article 10 of the Indenture, to the prior payment in full in cash, or at the option of the holders of Senior Debt, in Cash Equivalents of all obligations in respect of Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

12. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or any Subsidiary Guarantee may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to the terms of the Indenture and any applicable Subsidiary Guarantee, any existing default or compliance with any provision of the Indenture, the Notes or any Subsidiary

                                      A-1-7

Guarantee may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes). Without the consent of any Holder of a Note, the Indenture, the Notes and any Subsidiary Guarantee may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to comply with Article 5 of the Indenture, to provide for the assumption of the Company's or any Guarantor's obligations to Holders of the Notes, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA or to add a Guarantor under the Indenture.

13. DEFAULTS AND REMEDIES. Each of the following constitutes an "Event of Default": (a) default in payment when due (payable at maturity, upon redemption or otherwise), of principal of or premium, if any, on the Notes (whether or not such payment shall be prohibited by Article 10 of the Indenture); (b) default for 30 days or more in the payment when due of interest on, or Liquidated Damages, if any, with respect to the Notes (whether or not such payment shall be prohibited by Article 10 of the Indenture; (c) failure by the Company to comply with Sections 4.09, 4.10 and 5.01 of the Indenture; (d) failure by the Company for 30 days after receipt of written notice to comply with any of its other agreements in the Indenture or the Notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (1) is caused by the failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") at its stated final maturity (after giving effect to any applicable grace periods) or (2) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (f) failure by the Company or any of its Restricted Subsidiaries to pay final and non-appealable judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (g) the Company or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case in which it is the debtor,
(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) admits in writing its inability generally to pay its debts as the same become due; (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary in an involuntary case in which it is the debtor, (ii) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary; or (iii) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary, and the

                                      A-1-8
order or decree contemplated in clauses (i), (ii) or (iii) of this clause (h), remains unstayed and in effect for 60 consecutive days; or (i) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid and such judgment has become final or non-appealable or shall cease for any other reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee.

       If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company and the Trustee; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness under the Credit Agreement or (ii) five Business Days after receipt by the Company and the Agent of written notice of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

14. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have if it were not the Trustee.

15. NO RECOURSE AGAINST OTHERS. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under these Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting any of these Notes waives and releases all such liability.

16. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee.

17. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors
Act).

18. ADDITIONAL RIGHTS OF HOLDERS OF TRANSFER RESTRICTED SECURITIES. In addition to the rights provided to Holders of the Notes under the Indenture, Holders of Transferred Restricted Securities (as defined in the Registration Rights Agreement) shall have all the rights set forth in the

                                      A-1-9

Registration Rights Agreement, dated as of the date hereof, among the Company, the Guarantors and the Initial Purchaser (the "Registration Rights Agreement").

19. SUBSIDIARY GUARANTEES. Payment of principal, premium, if any, and interest (including interest on overdue principal and overdue interest, if lawful) and Liquidated Damages, if any, is unconditionally guaranteed by certain subsidiaries of the Company. Such guaranties are junior and subordinated to the guaranties of such subsidiaries on the same basis as the Notes are junior and subordinated to Senior Debt.

20. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

       The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Precise Technology, Inc.
501 Mosside Boulevard
North Versailles, Pennsylvania  15137-2553
Attention:  Secretary
Facsimile:  (412)823-4110


                                     A-1-10

                                 ASSIGNMENT FORM


      To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to


--------------------------------------------------------------------------------
                  (Insert assignee's soc. sec. or tax I.D. no.)


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------



--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
              (Print or type assignee's name, address and zip code)

and irrevocably appoint__________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.



--------------------------------------------------------------------------------

Date: __________

                                        Your Signature:___________________
                                    (Sign exactly as your name appears on the
                                     face of this Note)

Signature Guarantee.

                                     A-1-11

                       OPTION OF HOLDER TO ELECT PURCHASE

      If you want to elect to have this Note purchased by the Company pursuant to Section 4.09 or 4.10 of the Indenture, check the box below:

      |_| Section 4.09         |_| Section 4.10

      If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.09 or Section 4.10 of the Indenture, state the amount you elect to have purchased:
$_____________


Date: __________

                                        Your Signature:___________________
                                    (Sign exactly as your name appears on the
                                     face of this Note)

                                        Tax Identification No.:


Signature Guarantee.

                                     A-1-12

         SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE2

        The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:


                                                 Principal
                    Amount of     Amount of       Amount
                   decrease in   increase in      of this
                    Principal     Principal     Global Note      Signature of
                      Amount        Amount    following such  authorized officer
                     of this       of this        decrease       of Trustee or
Date of Exchange   Global Note   Global Note   (or increase)    Note Custodian
----------------   -----------   -----------   -------------    --------------









---------------------
2 This should be included only if the Note is a Global Note.

                                     A-1-13

                                   EXHIBIT A-2
                  (Face of Regulation S Temporary Global Note)


                   11 1/8% Senior Subordinated Notes due 2007

No.                                                         CUSIP No:
                            PRECISE TECHNOLOGY, INC.

promises to pay to Cede & Co. or registered assigns, the principal sum of _______________________________ Dollars on __________, 2007.

Interest Payment Dates: June 15 and December 15


Record Dates: June 1 and December 1

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as of set forth at this place.
Dated: __________

                                    PRECISE TECHNOLOGY, INC.


                                    By:______________________________
                                    Name:
                                    Title:

                                    By:______________________________
                                    Name:
                                    Title:


This is one of the 11 1/8% Senior Subordinated
Notes due 2007 referred to in the
within-mentioned Indenture:

Marine Midland Bank,

As Trustee


By: _____________________________
       Authorized Signature

                                   A-2-1

                  (Back of Regulation S Temporary Global Note)


                   11 1/8% Senior Subordinated Notes due 2007

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE CASH PAYMENTS OF INTEREST DURING THE PERIOD WHICH SUCH HOLDER HOLDS THIS NOTE. NOTHING IN THIS LEGEND SHALL BE DEEMED TO PREVENT INTEREST FROM ACCRUING ON THIS NOTE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A

NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) ("DTC") TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

"THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A "QIB"), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN "IAI"), (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(k) (TAKING INTO



                                   A-2-2

ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND, IF THE ISSUER SO REQUESTS, AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED

STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS."

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below.

1. INTEREST. Precise Technology, Inc., a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Note at 111/8% per annum from the Issuance Date until June 15, 2007 and shall pay the Liquidated Damages, if any, payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Company shall pay interest and Liquidated Damages, if any, semi-annually in arrears on June 15 and December 15 of each year (each an "Interest Payment Date"), or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issuance Date; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be December 15, 1997. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate equal to the per annum rate on the Notes then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.


                                   A-2-3

2. METHOD OF PAYMENT. The Company shall make payments in respect of Global Notes (including principal, premium, if any, and interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Note Custodian or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes. Notwithstanding the foregoing, all payments with respect to the Notes (the Holders of which have provided wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date), will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Marine Midland Bank, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture dated as of June 13, 1997 ("Indenture") between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code ss.ss. 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are general unsecured obligations of the Company limited to $200,000,000 in aggregate principal amount.

5.  OPTIONAL REDEMPTION.

      Except as set forth in the following paragraphs, the Notes will not be redeemable at the Company's option prior to June 15, 2002. On and after June 15, 2002, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the Redemption Prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:


      Year                                                        REDEMPTION
                                                                    PRICE
                                                                    -----
      2002          ....................................           105.563%
      2003          ....................................           103.708%
      2004          ....................................           101.854%
      2005 and thereafter...............................           100.000%

      In addition, at any time prior to June 15, 2000, the Company may on any one or more occasions redeem up to 331/3% of the aggregate principal amount of Notes originally issued (including, for this purpose, one or more series of Notes issued under the Indenture after the date of the Indenture) at a Redemption Price of 111.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the Redemption Date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 66 2/3%

                                     A-2-4
of the Notes originally issued (including, for this purpose, one or more series of Notes issued under the Indenture after the date of the Indenture) remain outstanding immediately after the occurrence of such redemption and provided, that such redemption occurs within 60 days of the date of the closing of each such Public Equity Offering. The Trustee shall select the Notes to be purchased in the manner described in the Indenture.

      In addition, at any time prior to June 15, 2002, the Company may, at its option, redeem the Notes, in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium.

6. MANDATORY REDEMPTION. Except as set forth in paragraph 8, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Notice of redemption will be mailed by first class mail, postage prepaid, at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder's registered address. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. On or after the Redemption Date, unless the Company defaults in making the redemption payments, interest ceases to accrue on the Notes or portions thereof called for redemption.

8. REPURCHASE AT OPTION OF HOLDERS. (a) Upon the occurrence of a Change of Control, the Company shall make an offer (a "Change of Control Offer") to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase (the "Change of Control Payment"). Prior to complying with the provisions of Section 4.09 of the Indenture, but in any event within 30 days following a Change of Control, the Company shall either repay in full in cash all Indebtedness under the Credit Agreement (and terminate all commitments thereunder) and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full in cash all Indebtedness under the Credit Agreement (and terminate all commitments thereunder) and all such other Senior Debt and to repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer or obtain the requisite consents under the Credit Agreement and all such other Senior Debt to permit the repurchase of the Notes. Within 30 days following any Change of Control, the Company shall mail a notice to each Holder of Notes issued under the Indenture, with a copy to the Trustee, containing the information set forth in Section 4.09 of the Indenture. Holders of Notes that are subject to an offer to purchase may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse side of this Note.

      (b) When the aggregate amount of Excess Proceeds in connection with Asset Sales by the Company exceeds $5.0 million, the Company shall make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in Section 3.10 of the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $5.0 million by mailing by first class mail the notice required pursuant to the terms

Section 3.10 of the Indenture, with a copy to the Trustee. To the extent that


                                      A-2-5
the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse side of this Note.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (subject to a minimum initial purchase requirement of $100,000 for Notes sold to institutional investors that qualify as accredited investors as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities Act other than in reliance on Rule 144A or Regulation S). The transfer of Notes may be registered and Notes may be exchanged only as provided in Article 2 of the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents (including legal opinions) and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. SUBORDINATION. Each Holder by accepting a Note agrees that the payment (by set-off or otherwise) of principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes (including with respect to any repurchases of the Notes) is subordinated in right of payment, to the extent and in the manner provided in Article 10 of the Indenture, to the prior payment in full in cash, or at the option of the holders of Senior Debt, in Cash Equivalents of all obligations in respect of Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

12. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or any Subsidiary Guarantee may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to the terms of the Indenture and any applicable Subsidiary Guarantee, any existing default or compliance with any provision of the Indenture, the Notes or any Subsidiary Guarantee may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes). Without the consent of any Holder of a Note, the Indenture, the Notes and any Subsidiary Guarantee may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to comply with Article 5 of the Indenture, to provide for the assumption of the Company's or any Guarantor's obligations to Holders of the Notes, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company, to comply with the requirements

                                      A-2-6
of the SEC in order to effect or maintain the qualification of the Indenture under the TIA or to add a Guarantor under the Indenture.

13. DEFAULTS AND REMEDIES. Each of the following constitutes an "Event of Default": (a) default in payment when due (payable at maturity, upon redemption or otherwise), of principal of or premium, if any, on the Notes (whether or not such payment shall be prohibited by Article 10 of the Indenture); (b) default for 30 days or more in the payment when due of interest on, or Liquidated Damages, if any, with respect to the Notes (whether or not such payment shall be prohibited by Article 10 of the Indenture; (c) failure by the Company to comply with Sections 4.09, 4.10 and 5.01 of the Indenture; (d) failure by the Company for 30 days after receipt of written notice to comply with any of its other agreements in the Indenture or the Notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (1) is caused by the failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") at its stated final maturity (after giving effect to any applicable grace periods) or (2) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (f) failure by the Company or any of its Restricted Subsidiaries to pay final and non-appealable judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (g) the Company or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case in which it is the debtor,
(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) admits in writing its inability generally to pay its debts as the same become due; (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary in an involuntary case in which it is the debtor, (ii) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary; or (iii) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary, and the order or decree contemplated in clauses (i), (ii) or (iii) of this clause (h), remains unstayed and in effect for 60 consecutive days; or
(i) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid and such judgment has become final or non-appealable or shall cease for any other reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee.

      If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company and the Trustee; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness under the Credit Agreement or (ii) five Business Days after receipt by the Company and the Agent

                                      A-2-7
of written notice of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

14. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have if it were not the Trustee.

15. NO RECOURSE AGAINST OTHERS. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under these Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting any of these Notes waives and releases all such liability.

16. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee.

17. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors
Act).

18. ADDITIONAL RIGHTS OF HOLDERS OF TRANSFER RESTRICTED SECURITIES. In addition to the rights provided to Holders of the Notes under the Indenture, Holders of Transferred Restricted Securities (as defined in the Registration Rights Agreement) shall have all the rights set forth in the Registration Rights Agreement, dated as of the date hereof, among the Company, the Guarantors and the Initial Purchaser (the "Registration Rights Agreement").

19. SUBSIDIARY GUARANTEES. Payment of principal, premium, if any, and interest (including interest on overdue principal and overdue interest, if lawful) and Liquidated Damages, if any, is unconditionally guaranteed by certain subsidiaries of the Company. Such guaranties are junior and subordinated to the guaranties of such subsidiaries on the same basis as the Notes are junior and subordinated to Senior Debt.

20. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

      The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:



                                   A-2-8

Precise Technology, Inc.

501 Mosside Boulevard
North Versailles, Pennsylvania  15137-2553
Attention:  Secretary
Facsimile:  (412) 823-4110


                                      A-2-9

                                 ASSIGNMENT FORM


      To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to


--------------------------------------------------------------------------------
                  (Insert assignee's soc. sec. or tax I.D. no.)


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
              (Print or type assignee's name, address and zip code)

and irrevocably appoint__________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.



--------------------------------------------------------------------------------

Date: __________

                                        Your Signature:___________________
                                    (Sign exactly as your name appears on the
                                     face of this Note)

Signature Guarantee.


                                     A-2-10

       SCHEDULE OF EXCHANGES OF REGULATION S TEMPORARY GLOBAL NOTE

The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note, or of other Restricted Global Notes for an interest in this Regulation S Temporary Global Note, have been made:

                                                 Principal
                    Amount of     Amount of       Amount
                   decrease in   increase in      of this
                    Principal     Principal     Global Note      Signature of
                      Amount        Amount    following such  authorized officer
                     of this       of this        decrease       of Trustee or
Date of Exchange   Global Note   Global Note   (or increase)    Note Custodian
----------------   -----------   -----------   -------------    --------------













                                     A-2-11

                                   EXHIBIT A-3
                           (Face of Unrestricted Note)



                    111/8% Senior Subordinated Notes due 2007

No.                                                         CUSIP No.
                            PRECISE TECHNOLOGY, INC.

promises to pay to Cede & Co. or registered assigns, the principal sum of _______________________________ Dollars on __________, 2007.

Interest Payment Dates: June 15 and December 15


Record Dates: June 1 and December 1

Reference is made for the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

Dated: ____________

                                    PRECISE TECHNOLOGY, INC.


                                    By:______________________________
                                    Name:
                                    Title:

                                    By:______________________________
                                    Name:
                                    Title:


This is one of the 11 1/8% Senior Subordinated
Notes due 2007 referred to in the
within-mentioned Indenture:

Marine Midland Bank,

as Trustee


By: _____________________________
        Authorized Signature


                                      A-3-1

                           (Back of Unrestricted Note)

                   11 1/8% Senior Subordinated Notes due 2007

[Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) ("DTC") to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC),

ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]1

"THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE,
(III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY."

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below.

1. INTEREST. Precise Technology, Inc., a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Note at 111/8% per annum from the Issuance Date until June 15, 2007 and shall pay the Liquidated Damages, if any, payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Company shall pay interest and Liquidated Damages, if any, semi-annually in arrears on June 15 and December 15 of each year (each an "Interest Payment Date"), or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issuance Date; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be December 15, 1997. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate equal to the per annum rate on the Notes then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on

--------------------
1. This paragraph should be included only if the Note is a Global Note.

                                      A-3-2
overdue installments of interest and Liquidated Damages (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. The Company shall make payments in respect of Global Notes (including principal, premium, if any, and interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Note Custodian or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes. Notwithstanding the foregoing, all payments with respect to the Notes (the Holders of which have provided wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date), will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Marine Midland Bank, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture dated as of June 13, 1997 ("Indenture") between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code ss.ss. 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are general unsecured obligations of the Company limited to $200,000,000 in aggregate principal amount.

5.  OPTIONAL REDEMPTION.

      Except as set forth in the following paragraphs, the Notes will not be redeemable at the Company's option prior to June 15, 2002. On and after June 15, 2002, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the Redemption Prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:


      Year                                                      REDEMPTION
                                                                PRICE
      2002          ....................................           105.563%
      2003          ....................................           103.708%
      2004          ....................................           101.854%
      2005 and thereafter...............................           100.000%

      In addition, at any time prior to June 15, 2000, the Company may on any one or more occasions redeem up to 331/3% of the aggregate principal amount of Notes originally issued (including, for this purpose, one or more series of Notes issued under the Indenture after

                                   A-3-3
the date of the Indenture) at a Redemption Price of 111.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the Redemption Date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 662/3% of the Notes originally issued (including, for this purpose, one or more series of Notes issued under the Indenture after the date of the Indenture) remain outstanding immediately after the occurrence of such redemption and provided, that such redemption occurs within 60 days of the date of the closing of each such Public Equity Offering. The Trustee shall select the Notes to be purchased in the manner described in the Indenture.

      In addition, at any time prior to June 15, 2002, the Company may, at its option, redeem the Notes, in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium.


6. MANDATORY REDEMPTION. Except as set forth in paragraph 8, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Notice of redemption will be mailed by first class mail, postage prepaid, at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder's registered address. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. On or after the Redemption Date, unless the Company defaults in making the redemption payments, interest ceases to accrue on the Notes or portions thereof called for redemption.

8. REPURCHASE AT OPTION OF HOLDERS. (a) Upon the occurrence of a Change of Control, the Company shall make an offer (a "Change of Control Offer") to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase (the "Change of Control Payment"). Prior to complying with the provisions of Section 4.09 of the Indenture, but in any event within 30 days following a Change of Control, the Company shall either repay in full in cash all Indebtedness under the Credit Agreement (and terminate all commitments thereunder) and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full in cash all Indebtedness under the Credit Agreement (and terminate all commitments thereunder) and all such other Senior Debt and to repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer or obtain the requisite consents under the Credit Agreement and all such other Senior Debt to permit the repurchase of the Notes. Within 30 days following any Change of Control, the Company shall mail a notice to each Holder of Notes issued under the Indenture, with a copy to the Trustee, containing the information set forth in Section 4.09 of the Indenture. Holders of Notes that are subject to an offer to purchase may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse side of this Note.


      (b) When the aggregate amount of Excess Proceeds in connection with Asset Sales by the Company exceeds $5.0 million, the Company shall make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in Section 3.10 of the Indenture. The Company will

                                   A-3-4
commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $5.0 million by mailing by first class mail the notice required pursuant to the terms Section 3.10 of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse side of this Note.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (subject to a minimum initial purchase requirement of $100,000 for Notes sold to institutional investors that qualify as accredited investors as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities Act other than in reliance on Rule 144A or Regulation S). The transfer of Notes may be registered and Notes may be exchanged only as provided in Article 2 of the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents (including legal opinions) and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. SUBORDINATION. Each Holder by accepting a Note agrees that the payment (by set-off or otherwise) of principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes (including with respect to any repurchases of the Notes) is subordinated in right of payment, to the extent and in the manner provided in Article 10 of the Indenture, to the prior payment in full in cash, or at the option of the holders of Senior Debt, in Cash Equivalents of all obligations in respect of Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

12. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or any Subsidiary Guarantee may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to the terms of the Indenture and any applicable Subsidiary Guarantee, any existing default or compliance with any provision of the Indenture, the Notes or any Subsidiary Guarantee may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes). Without the consent of any Holder of a Note, the Indenture, the Notes and any Subsidiary Guarantee may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to comply with Article 5 of the Indenture, to provide for the assumption of the Company's or any Guarantor's obligations to Holders of the Notes, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal


                                      A-3-5
rights under the Indenture of any such Holder, to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA or to add a Guarantor under the Indenture.

13. DEFAULTS AND REMEDIES. Each of the following constitutes an "Event of Default": (a) default in payment when due (payable at maturity, upon redemption or otherwise), of principal of or premium, if any, on the Notes (whether or not such payment shall be prohibited by Article 10 of the Indenture); (b) default for 30 days or more in the payment when due of interest on, or Liquidated Damages, if any, with respect to the Notes (whether or not such payment shall be prohibited by Article 10 of the Indenture; (c) failure by the Company to comply with Sections 4.09, 4.10 and 5.01 of the Indenture; (d) failure by the Company for 30 days after receipt of written notice to comply with any of its other agreements in the Indenture or the Notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (1) is caused by the failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") at its stated final maturity (after giving effect to any applicable grace periods) or (2) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (f) failure by the Company or any of its Restricted Subsidiaries to pay final and non-appealable judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (g) the Company or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case in which it is the debtor,
(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) admits in writing its inability generally to pay its debts as the same become due; (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary in an involuntary case in which it is the debtor, (ii) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary; or (iii) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary, and the order or decree contemplated in clauses (i), (ii) or (iii) of this clause (h), remains unstayed and in effect for 60 consecutive days; or
(i) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid and such judgment has become final or non-appealable or shall cease for any other reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee.

      If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company and the Trustee; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness


                                      A-3-6
under the Credit Agreement or (ii) five Business Days after receipt by the Company and the Agent of written notice of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary that is a Restricted Subsidiary or any group of Restricted

Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

14. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have if it were not the Trustee.

15. NO RECOURSE AGAINST OTHERS. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under these Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting any of these Notes waives and releases all such liability.

16. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee.

17. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors
Act).

18. ADDITIONAL RIGHTS OF HOLDERS OF TRANSFER RESTRICTED SECURITIES. In addition to the rights provided to Holders of the Notes under the Indenture, Holders of Transferred Restricted Securities (as defined in the Registration Rights Agreement) shall have all the rights set forth in the Registration Rights Agreement, dated as of the date hereof, among the Company, the Guarantors and the Initial Purchaser (the "Registration Rights Agreement").

19. SUBSIDIARY GUARANTEES. Payment of principal, premium, if any, and interest (including interest on overdue principal and overdue interest, if lawful) and Liquidated Damages, if any, is unconditionally guaranteed by certain subsidiaries of the Company. Such guaranties are junior and subordinated to the guaranties of such subsidiaries on the same basis as the Notes are junior and subordinated to Senior Debt.

20. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

      The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:



                                      A-3-7

Precise Technology, Inc.
501 Mosside Boulevard
North Versailles, Pennsylvania  15137-2553
Attention:  Secretary
Facsimile:  (412) 823-4110














                                      A-3-8

                                EXHIBIT B

                    FORM OF CERTIFICATE OF TRANSFER

Precise Technology, Inc.
501 Mosside Boulevard
North Versailles, Pennsylvania  15137-2553

Marine Midland Bank
140 Broadway, 12th Floor
New York, New York  10005


      Re: 11 1/8% Senior Subordinated Notes due 2007

      Reference is hereby made to the Indenture, dated as of June 13, 1997 (the "Indenture"), between Precise Technology, Inc., as issuer (the "Company"), and Marine Midland Bank, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.



      ______________, (the "Transferor") owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the "Transfer"), to __________ (the "Transferee"), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

                         [CHECK ALL THAT APPLY]

1.|_|Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Restricted Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Restricted Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a "qualified institutional buyer" within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Restricted Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.|_|Check if Transferee will take delivery of a beneficial interest in the Temporary Regulation S Global Note, the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S.

Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Restricted Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note, the Temporary Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.|_|Check and complete if Transferee will take delivery of a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

      (a)|_|such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

                                   or

      (b)|_|such Transfer is being effected to the Company or a Subsidiary thereof;

                                   or

      (c)|_|such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

                                   or

      (d)|_|such Transfer is being effected to an Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that the Transfer complies with the transfer restrictions applicable to Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if the Company so requests, an Opinion of Counsel reasonably acceptable to the Company provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Restricted Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.|_|Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

      (a)|_|Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and
(ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Unrestricted Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

      (b)|_|Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Unrestricted Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

      (c)|_|Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Unrestricted Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

      This certificate and the statements contained herein are made for your benefit and the benefit of the Company.


                                                ---------------------------
                                                [Insert Name of Transferor]


                                                By:
                                                   ------------------------
                                                Name:
                                                Title:
Dated:                  ,

      ------------------  ----

                   ANNEX A TO CERTIFICATE OF TRANSFER


1. The Transferor owns and proposes to transfer the following:


      |_|a beneficial interest in the:

            (i) |_| 144A Global Note (QIB Global Note) (CUSIP No. 74018P AA7), or

            (ii) 144A Global Note |_| (Accredited Investor Global Note) (CUSIP No. 74018P AB5).


2. After the Transfer, the Transferee will hold:

                                   [CHECK ONE]

      (a)|_|a beneficial interest in the:

            (i) |_| 144A Global Note (QIB Global Note) (CUSIP No. 74018P AA7), or

            (ii) |_| 144A Global Note (Accredited Investor Global Note) (CUSIP No. 74018P AB5), or

            (iii) |_| Unrestricted Global Note (CUSIP_); or

      (b)|_|a Restricted Definitive Note; or

      (c)|_|an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

                                EXHIBIT C


                     FORM OF CERTIFICATE OF EXCHANGE


Precise Technology, Inc.
501 Mosside Boulevard
North Versailles, Pennsylvania  15137-2553

Marine Midland Bank
140 Broadway, 12th Floor
New York, New York  10005


      Re: 11 1/8% Senior Subordinated Notes due 2007 (CUSIP                    )
          ----------------------------------------------------------------------

      Reference is hereby made to the Indenture, dated as of June 13, 1997 (the "Indenture"), between Precise Technology, Inc., as issuer (the "Company"), and Marine Midland Bank, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

      _________________, (the "Owner") owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the "Exchange"). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

      (a)|_|Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the "Securities Act"), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

      (b)|_|Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

      (c)|_|Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner's Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

      (d)|_|Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner's Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies
(i) the Unrestricted Definitive Note is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

      (a)|_|Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner's own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

      (b)|_|Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the

Owner's Restricted Definitive Note for a beneficial interest in the [CHECK ONE] |_| 144A Global Note or |_| Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) such Owner acquired such Restricted Definitive Note in a transaction pursuant to Rule 144A or Regulation S, (ii) the beneficial interest is being acquired for the Owner's own account without transfer and (iii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

      This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

                                    [Insert Name of Owner]


                                    By:
                                        ----------------------------
                                    Name:
                                    Title:

Dated:                 ,
      ----------------   ----

                                    EXHIBIT D


                            FORM OF CERTIFICATE FROM
                   ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Precise Technology, Inc.
501 Mosside Boulevard
North Versailles, Pennsylvania  15137-2553

Marine Midland Bank
140 Broadway, 12th Floor
New York, New York  10005


      Re: 11 1/8% Senior Subordinated Notes due 2007


      Reference is hereby made to the Indenture, dated as of June 13, 1997 (the "Indenture"), between Precise Technology, Inc., as issuer (the "Company"), and First Trust of New York, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

      In connection with our proposed purchase of $____________ aggregate principal amount of Restricted Definitive Notes we confirm that:

      1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the "Securities Act").

      2. We understand that the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of each account for which we acquire any Notes (for which are acting as hereinafter stated), that such Notes may be offered, resold, pledged or otherwise transferred only (i) to a person whom we reasonably believe to be a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144 under the Securities Act, outside the United States in a transaction meeting the requirements of Rule 904 under the Securities Act, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an Opinion of Counsel if the Company so Requests), (ii) to the Company or (iii) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction. We further agree to provide to any person purchasing the Definitive Note or a beneficial interest in a Global Note from us in a transaction meeting the requirements of (i) or (ii) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

      3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect. We further understand that any subsequent transfer by us of the Notes or beneficial interest therein acquired by us must be effected through one of the Placement Agents.

      4. We are an institutional "accredited investor" (as defined in Rule 501(a)(1),(2),(3) or(7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

      5. We are acquiring the Notes without a view to distribution thereof in violation of the Securities Act for our own account or for one or more accounts (each of which is an institutional "accredited investor") as to each of which we exercise sole investment discretion.

      You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.




                              ------------------------------------
                              [Insert Name of Accredited Investor]


                              ------------------------------------
                              By:
                              Name:
                              Title:

Dated:                  ,
      -----------------  ----

                                  EXHIBIT E


                              SUBSIDIARY GUARANTEE

      Each Guarantor hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes and the Obligations of the Company under the Notes or under the Indenture, that: (a) the principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on overdue principal, premium, if any, (to the extent permitted by law) interest on any interest, if any, and Liquidated Damages, if any, on the Notes and all other payment Obligations of the Company to the Holders or the Trustee under the Indenture or under the Notes will be promptly paid in full and performed, all in accordance with the terms thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other payment Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise. Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.

      The obligations of the Guarantor to the Holders and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article 12 of the Indenture, and reference is hereby made to such Indenture for the precise terms of this Subsidiary Guarantee. The terms of Article 12 of the Indenture are incorporated herein by reference. This Subsidiary Guarantee is subject to release as and to the extent provided in Section 12.04 of the Indenture.


      This is a continuing Subsidiary Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its respective successors and assigns to the extent set forth in the Indenture until full and final payment of all of the Company's Obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Subsidiary Guarantee of payment and not a guarantee of collection.

      This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

      For purposes hereof, each Guarantor's liability shall be limited to the lesser of (i) the aggregate amount of the Obligations of the Company under the Notes and the Indenture and (ii) the amount, if any, which would not have (A) rendered such Guarantor "insolvent" (as such term is defined in the Bankruptcy Law and in the Debtor and Creditor Law of the State of New York) or (B) left such Guarantor with unreasonably small capital at the time its Subsidiary

Guarantee of the Notes was entered into; provided that, it will be a presumption in any lawsuit or other proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the Subsidiary Guarantee is the amount set forth in clause (i) above unless any creditor, or representative of creditors of such Guarantor, or debtor in possession or trustee in bankruptcy of such Guarantor, otherwise proves in such a lawsuit that the aggregate liability of the Guarantor is limited to the amount set forth in clause (ii) above. The Indenture provides that, in making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantors to contribution from other Guarantors and any other rights such Guarantors may have, contractual or otherwise, shall be taken into account.

      Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

                              PRECISE TMP, INC.

                              By:
                                    -----------------------------
                                    Name:
                                    Title:


                              MASSIE TOOL, MOLD & DIE, INC.

                              By:
                                    -----------------------------
                                    Name:
                                    Title:


                              PRECISE POLESTAR, INC.

                              By:
                                    -----------------------------

                                    Name:
                                    Title:


                              PRECISE TECHNOLOGY OF DELAWARE INC.

                              By:
                                    -----------------------------
                                    Name:
                                    Title:


                              PRECISE TECHNOLOGY OF ILLINOIS INC.


                              By:
                                    -----------------------------
                                    Name:
                                    Title:

                                   SCHEDULE I

Term Loans:

Delaware State Loan                                               $112,604.00

Concord Comm. Corp. (Phg tool EDM)                                $186,339.21

Concord Comm. Corp. (TMP EDM)                                     $171,942.12
                                                                  -----------
            SUBTOTAL:                                             $470,885.33



Cap Leases:

Phoenixcor (Del Presses)                                        $1,184,237.24

Heller Financial (LAF Presses)                                    $778,009.22

TM Acceptance (PGH Presses)                                     $2,519,605.18

US Bancorp.  (Polestar Presses)                                   $382,964.99

Concord Comm. Corp.  (TMP S. Graf.)                               $408,317.06

Pencader Assoc.  (Del)                                            $118,102.47


OTHER CAPITAL LEASES:

Vision Fin. (PGH fork trk)                                         $3,031.51,

Iron & Glass Bank (Eng Software)                                   $40,081.00

Concord Capital Lease (Various Equip)                             $271,014.89

Concord Comm.  (Pgh tooling grinder)                               $57,701.18

Concord Comm.  (Unity Tooling EDM)                                $118,908.64

Concord Comm.  (PHG Tool CNC)                                     $145,262.01

Concord Comm.  (Massie Grinder                                    $223,410.00
                                                                -------------
                                                                $6,250,645.39
                                                                -------------
Totals                                                          $6,721,530.72

                                                                       EXHIBIT I

                              SUBSIDIARY GUARANTEE

      Each Guarantor hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes and the Obligations of the Company under the Notes or under the Indenture, that: (a) the principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on overdue principal, premium, if any, (to the extent permitted by law) interest on any interest, if any, and Liquidated Damages, if any, on the Notes and all other payment Obligations of the Company to the Holders or the Trustee under the Indenture or under the Notes will be promptly paid in full and performed, all in accordance with the terms thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other payment Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise. Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.

      The obligations of the Guarantor to the Holders and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article 12 of the Indenture, and reference is hereby made to such Indenture for the precise terms of this Subsidiary Guarantee. The terms of Article 12 of the Indenture are incorporated herein by reference. This Subsidiary Guarantee is subject to release as and to the extent provided in Section 12.04 of the Indenture.


      This is a continuing Subsidiary Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its respective successors and assigns to the extent set forth in the Indenture until full and final payment of all of the Company's Obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Subsidiary Guarantee of payment and not a guarantee of collection.

      This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

      For purposes hereof, each Guarantor's liability shall be limited to the lesser of (i) the aggregate amount of the Obligations of the Company under the Notes and the Indenture and (ii) the amount, if any, which would not have (A)

rendered such Guarantor "insolvent" (as such term is defined in the Bankruptcy Law and in the Debtor and Creditor Law of the State of New York) or (B) left such Guarantor with unreasonably small capital at the time its Subsidiary Guarantee of the Notes was entered into; provided that, it will be a presumption in any lawsuit or other proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the Subsidiary Guarantee is the amount set forth in clause (i) above unless any creditor, or representative of creditors of such Guarantor, or debtor in possession or trustee in bankruptcy of such Guarantor, otherwise proves in such a lawsuit that the aggregate liability of the Guarantor is limited to the amount set forth in clause (ii) above. The Indenture provides that, in making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantors to contribution from other Guarantors and any other rights such Guarantors may have, contractual or otherwise, shall be taken into account.

      Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

                              PRECISE TMP, INC.

                              By:
                                    -----------------------------
                                    Name:
                                    Title:


                              MASSIE TOOL, MOLD & DIE, INC.

                              By:
                                    -----------------------------
                                    Name:
                                    Title:


                              PRECISE POLESTAR, INC.


                              By:
                                    -----------------------------
                                    Name:
                                    Title:


                              PRECISE TECHNOLOGY OF DELAWARE INC.

                              By:
                                    -----------------------------
                                    Name:
                                    Title:


                              PRECISE TECHNOLOGY OF ILLINOIS INC.


                              By:
                                    -----------------------------
                                    Name:
                                    Title:

                                                                       EXHIBIT J

                                                                  EXECUTION COPY
================================================================================





                           PRECISE TECHNOLOGY, INC.

                               PRECISE TMP, INC.

                         MASSIE TOOL, MOLD & DIE, INC.

                            PRECISE POLESTAR, INC.

                      PRECISE TECHNOLOGY OF DELAWARE INC.

                      PRECISE TECHNOLOGY OF ILLINOIS INC.





                   11 1/8% SENIOR SUBORDINATED NOTES DUE 2007

                         REGISTRATION RIGHTS AGREEMENT





                                 June 13, 1997





                           BEAR, STEARNS & CO. INC.

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED




================================================================================

     This Registration Rights Agreement (this "Agreement") is made and entered into as of June 13, 1997 by and among Precise Technology, Inc., a Delaware corporation (the "Company"), Precise TMP, Inc., a Virginia corporation, Massie Tool, Mold & Die, Inc., a Florida corporation, Precise Polestar, Inc., a Virginia corporation, Precise Technology of Delaware Inc., a Delaware corporation, and Precise Technology of Illinois Inc., a Delaware corporation (collectively, the "Guarantors"), Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (each a "Purchaser" and, collectively, the "Purchasers"), each of whom has agreed to purchase the Company's 11 1/8% Senior Subordinated Notes due 2007 (the "Notes") pursuant to the Purchase Agreement (as defined below).

     This Agreement is made pursuant to the Purchase Agreement, dated June 10, 1997 (the "Purchase Agreement"), by and among the Company, the Guarantors and the Purchasers. In order to induce the Purchasers to purchase the Notes, the Company has agreed to provide the registration rights set forth in this Agreement. The execution and delivery of this Agreement is a condition to the obligations of the Purchasers set forth in Sections 2 and 3 of the Purchase Agreement.

     The parties hereby agree as follows:

SECTION 1.     DEFINITIONS

     As used in this Agreement, the following capitalized terms shall have the following meanings:

     Act: The Securities Act of 1933, as amended.

     Broker-Dealer: Any broker or dealer registered under the Exchange Act.

     Broker-Dealer Transfer Restricted Securities: New Notes that are acquired by a Broker-Dealer in the Exchange Offer in exchange for Notes that such Broker-Dealer acquired for its own account as a result of market making activities or other trading activities (other than Notes acquired directly from the Company or any of its affiliates).

     Closing Date: The date of this Agreement.

     Commission: The Securities and Exchange Commission.

     Consummate: A Registered Exchange Offer shall be deemed "Consummated" for purposes of this Agreement upon the occurrence of (i) the filing and effectiveness under the Act of the Exchange Offer Registration Statement relating to the New Notes to be issued in the Exchange Offer, (ii) the maintenance of such Registration Statement continuously effective and the keeping of the Exchange Offer open for a period not less than the minimum period required pursuant to Section 3(b) hereof, and (iii) the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Notes that were tendered by Holders thereof pursuant to the Exchange Offer.

     Damages Payment Date: With respect to the Notes, each Interest Payment
Date.

     Effectiveness Target Date: As defined in Section 5.

     Exchange Act: The Securities Exchange Act of 1934, as amended.

     Exchange Offer: The registration by the Company under the Act of the New Notes pursuant to a Registration Statement pursuant to which the Company offers the Holders of all outstanding Transfer Restricted Securities the opportunity to exchange all such outstanding Transfer Restricted Securities held by such Holders for New Notes in an aggregate principal amount equal to the aggregate principal amount of the Transfer Restricted Securities tendered in such exchange offer by such Holders.

     Exchange Offer Registration Statement: The Registration Statement relating to the Exchange Offer, including the related Prospectus.

     Exempt Resales: The transactions in which the Purchasers propose to sell the Notes to (i) certain "qualified institutional buyers," as such term is defined in Rule 144A under the Act, (ii) certain institutional "accredited investors," as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Act ("Accredited Institutions") and (iii) non-U.S. persons permitted to purchase the Notes in offshore transactions in reliance upon Regulation S under the Act.

     Holders: As defined in Section 2(b) hereof.

     Indenture: The Indenture, dated as of June 13, 1997, between the Company, the Guarantors and Marine Midland Bank, as trustee (the "Trustee"), pursuant to which the Subordinated Notes are to be issued, as such Indenture is amended or supplemented from time to time in accordance with the terms thereof.

     Interest Payment Date: As defined in the Indenture and the Subordinated Notes.

     NASD: National Association of Securities Dealers, Inc.

     New Notes: The Company's 11 1/8% New Senior Subordinated Notes due 2007 to be issued pursuant to the Indenture in the Exchange Offer.

     Person: An individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

     Prospectus: The prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

     Purchasers: As defined in the preamble hereto.

     Record Holder: With respect to any Damages Payment Date relating to Notes, each Person who is a Holder of Notes on the record date with respect to the Interest Payment Date on which such Damages Payment Date shall occur.

     Registration Default: As defined in Section 5 hereof.

     Registration Statement: Any registration statement of the Company relating to (a) an offering of New Notes pursuant to an Exchange Offer or (b) the registration for resale of Transfer Restricted Securities pursuant to the Shelf Registration Statement, which is filed pursuant to the provisions of this Agreement, in each case, including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

     Restricted Broker-Dealer: Any Broker-Dealer which holds Broker-Dealer Transfer Restricted Securities.

     Shelf Filing Deadline: As defined in Section 4 hereof.

     Shelf Registration Statement: As defined in Section 4 hereof.

     Subordinated Notes: The Notes and the New Notes.

     TIA: The Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date of the Indenture.

     Transfer Restricted Securities: Each Note, until the earliest to occur of
(a) the date on which such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Note has been effectively registered under the Act and disposed of in accordance with a Shelf Registration Statement and (c) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act or by a Restricted Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein).

     Underwritten Registration or Underwritten Offering: A registration in which securities of the Company are sold to an underwriter for reoffering to the public.


SECTION 2. SECURITIES SUBJECT TO THIS AGREEMENT


     (a) Transfer Restricted Securities. The securities entitled to the benefits of this Agreement are the Transfer Restricted Securities.

     (b) Holders of Transfer Restricted Securities. A Person is deemed to be a holder of Transfer Restricted Securities (each, a "Holder") whenever such Person owns Transfer Restricted Securities.


SECTION 3. REGISTERED EXCHANGE OFFER

     (a) Unless the Exchange Offer shall not be permissible under applicable law or Commission policy (after the procedures set forth in Section 6(a) below have been complied with), the Company and the Guarantors shall (i) cause to be filed with the Commission as soon as practicable after the Closing Date, but in no event later than 45 days after the Closing Date, a Registration Statement under the Act relating to the New Notes and the Exchange Offer, (ii) use their best efforts to cause such Registration Statement to become effective at the earliest possible time, but in no event later than 150 days after the Closing Date, (iii) in connection with the foregoing, file (A) all pre-effective amendments to such Registration Statement as may be necessary in order to cause such Registration Statement to become effective, (B) if applicable, a post-effective amendment to such Registration Statement pursuant to Rule 430A under the Act and (C) cause all necessary filings, if any, in connection with the registration and qualification of the New Notes to be made under the Blue Sky laws of such jurisdictions as are necessary to permit Consummation of the Exchange Offer, and
(iv) promptly following the effectiveness of such Registration Statement, commence the Exchange Offer. The Exchange Offer shall be on the appropriate form permitting registration of the

New Notes to be offered in exchange for the Transfer Restricted Securities and to permit sales of Broker-Dealer Transfer Restricted Securities by Restricted Broker-Dealers as contemplated by Section 3(c) below.

     (b) The Company shall use its best efforts to cause the Exchange Offer Registration Statement to be effective continuously and shall keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to Consummate the Exchange Offer; provided, however, that in no event shall such period be less than 20 business days. The Company shall cause the Exchange Offer to comply with all applicable federal and state securities laws. Without the consent of the Purchasers, no securities other than the Subordinated Notes and the Subsidiary Guarantees shall be included in the Exchange Offer Registration Statement. The Company shall use its best efforts to cause the Exchange Offer to be Consummated on the earliest practicable date after the Exchange Offer Registration Statement has become effective, but in no event later than 30 business days thereafter.

     (c) The Company shall indicate in a "Plan of Distribution" section contained in the Prospectus contained in the Exchange Offer Registration

Statement that any Restricted Broker-Dealer who holds Notes that are Transfer Restricted Securities and that were acquired for its own account as a result of market-making activities or other trading activities (other than Transfer Restricted Securities acquired directly from the Company or an affiliate of the Company), may exchange such Notes pursuant to the Exchange Offer; however, such Restricted Broker-Dealer may be deemed to be an "underwriter" within the meaning of the Act and must, therefore, deliver a prospectus meeting the requirements of the Act in connection with any resales of the New Notes received by such Restricted Broker-Dealer in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Restricted Broker-Dealer of the Prospectus contained in the Exchange Offer Registration Statement. Such "Plan of Distribution" section shall also contain all other information with respect to such sales of Broker-Dealer Transfer Restricted Securities by Restricted Broker-Dealers that the Commission may require in order to permit such sales pursuant thereto, but such "Plan of Distribution" shall not name any such Restricted Broker-Dealer or disclose the amount of Notes held by any such Restricted Broker-Dealer, except to the extent required by the Commission as a result of a change in policy after the date of this Agreement.

     The Company and the Guarantors shall use their best efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended as required by the provisions of Section 6(c) below to the extent necessary to ensure that it is available for sales of Broker-Dealer Transfer Restricted Securities by Restricted Broker-Dealers, and to ensure that it conforms with the requirements of this Agreement, the Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of one year from the date on which the Exchange Offer Registration Statement is declared effective.

     The Company shall provide sufficient copies of the latest version of such Prospectus to such Restricted Broker-Dealers promptly upon request at any time during such one-year period in order to facilitate such resales.


SECTION 4. SHELF REGISTRATION

     (a) Shelf Registration. If (i) the Company is not required to file an Exchange Offer Registration Statement or to consummate the Exchange Offer because, in the reasonable determination of the Company, the Exchange Offer is not permitted by applicable law or Commission policy (after the procedures set forth in Section 6(a) below have been complied with) or (ii) any Holder of Transfer Restricted Securities shall notify the Company within 20 business days of the Consummation of the Exchange Offer, in its reasonable discretion, (A) that such Holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or (B) that such Holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such Holder, or (C) that such Holder is a Broker-Dealer and holds Notes acquired directly from the Company or one of its affiliates, then the Company and the Guarantors shall

          (x) cause to be filed a shelf registration statement pursuant to Rule 415 under the Act, which may be an amendment to the Exchange Offer Registration Statement (in either event, the "Shelf Registration Statement") on or prior to the earliest to occur of (1) the 30th day after the date on which the Company determines that it is not required to file the Exchange Offer Registration Statement, (2) the 30th day after the date on which the Company receives notice from a Holder of Transfer Restricted Securities as contemplated by clause (ii) above, and (3) the 60th day after the Closing Date (such earliest date being the "Shelf Filing Deadline"), which Shelf Registration Statement shall provide for resales of all Transfer Restricted Securities the Holders of which shall have provided the information required pursuant to Section 4(b) hereof; and

          (y) use their best efforts to cause such Shelf Registration Statement to be declared effective by the Commission on or before the 60th day after the Shelf Filing Deadline.

The Company and the Guarantors shall use their best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended as required by the provisions of Sections 6(b) and (c) hereof to the extent necessary to ensure that it is available for resales of Notes by the Holders of Transfer Restricted Securities entitled to the benefit of this Section 4(a), and to ensure that it conforms with the requirements of this Agreement, the Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of two years following the Closing Date, or such shorter period ending when (i) all Notes covered by the Shelf Registration Statement have been sold in the manner set forth therein or (ii) a subsequent Shelf Registration Statement relating to the Notes has been declared effective under the Act. Notwithstanding the foregoing, the Company shall not be required to file a Shelf Registration Statement with respect to the Notes of any Holder (other than Notes of a Purchaser) as a result of such Holder not being able to make the representations required by Section 6(a) in connection with the Exchange Offer.

     (b) Provision by Holders of Certain Information in Connection with the Shelf Registration Statement. No Holder of Transfer Restricted Securities may include any of its Transfer Restricted Securities in any Shelf Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Company in writing, within 20 business days after receipt of a request therefor, such information as the Company may reasonably request for use in connection with any Shelf Registration Statement or Prospectus or preliminary Prospectus included therein. No Holder of Transfer Restricted Securities shall be entitled to Liquidated Damages pursuant to Section 5 hereof unless and until such Holder shall have provided all such reasonably requested information. Each Holder as to which any Shelf Registration Statement is being effected agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading.

SECTION 5. LIQUIDATED DAMAGES

     If (i) any of the Registration Statements required by this Agreement is not filed with the Commission on or prior to the date specified for such filing in this Agreement, (ii) any of such Registration Statements has not been declared effective by the Commission on or prior to the date specified for such effectiveness in this Agreement (the "Effectiveness Target Date"), (iii) the Exchange Offer has not been Consummated within 30 business days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (iv) any Registration Statement required by this Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company and the Guarantors hereby jointly and severally agree to pay liquidated damages ("Liquidated Damages") to each Holder of Transfer Restricted Securities with respect to the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Transfer Restricted Securities held by such Holder for each week or portion thereof that the Registration Default continues. The amount of the Liquidated Damages shall increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Transfer Restricted Securities. All accrued Liquidated Damages shall be paid to the affected Record Holders by the Company by wire transfer of immediately available funds or by federal funds check on each Damages Payment Date, as provided in the Indenture. Following the cure of all Registration Defaults relating to any particular Transfer Restricted Securities, the accrual of Liquidated Damages with respect to such Transfer Restricted Securities will cease. Notwithstanding the foregoing, the Company may issue a notice that the Shelf Registration Statement is unusable pending the announcement of a material corporate transaction and may issue any notice suspending the use of the Shelf Registration Statement required under applicable securities laws to be issued and, in the event that the aggregate number of days in any consecutive twelve-month period for which all such notices are issued and effective does not exceed 45 days in the aggregate, then Liquidated Damages will not be payable as described above as a result of such suspension.

     All obligations of the Company and the Guarantors set forth in the preceding paragraph that are outstanding with respect to any Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security shall survive until such time as all such obligations with respect to such Security shall have been satisfied in full. If the Company has complied with the provisions of Sections 3, 4 and 6 hereof, the accrual and payment of Liquidated Damages, as set forth above, shall be the sole and exclusive remedy of the Holders against the Company and the Guarantors for the events constituting a Registration Default.


SECTION 6. REGISTRATION PROCEDURES


     (a) Exchange Offer Registration Statement. In connection with the Exchange Offer, the Company and the Guarantors shall comply with all of the provisions of
Section 6(c) below, shall use their best efforts to effect such exchange to permit the sale of Transfer Restricted Securities being sold in accordance with the intended method or methods of distribution thereof, and shall comply with all of the following provisions:

          (i) If in the reasonable opinion of counsel to the Company there is a question as to whether the Exchange Offer is permitted by applicable law, the Company and the Guarantors hereby agree, to the extent reasonably practicable, to seek a no-action letter or other favorable decision from the Commission allowing the Company and the Guarantors to Consummate an Exchange Offer for Notes. The Company and the Guarantors each hereby agrees to pursue the issuance of such a decision to the Commission staff level but shall not be required to take commercially unreasonable action to effect a change of Commission policy. The Company and the Guarantors each hereby agrees, however, to (A) participate in telephonic conferences with the Commission, (B) deliver to the Commission staff an analysis prepared by counsel to the Company setting forth the legal bases, if any, upon which such counsel has concluded that such an Exchange Offer should be permitted and (C) diligently pursue a resolution (which need not be favorable) by the Commission staff of such submission.

          (ii) As a condition to its participation in the Exchange Offer pursuant to the terms of this Agreement, each Holder of Transfer Restricted Securities shall furnish, upon the request of the Company, prior to the Consummation thereof, a written representation to the Company (which may be contained in the letter of transmittal contemplated by the Exchange Offer Registration Statement) to the effect that (A) it is not an affiliate, directly or indirectly, of the Company, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes to be issued in the Exchange Offer, (C) it is acquiring the New Notes in its ordinary course of business and (D) it is not acting on behalf of any Person who could not make the foregoing representations. Such Holder shall also make such other representations as may be required to comply with applicable law or policy of the Commission with respect to the Exchange Offer. In addition, all such Holders of Transfer Restricted Securities shall otherwise cooperate in the Company's preparations for the Exchange Offer. Each Holder hereby acknowledges and agrees that any Restricted Broker-Dealer and any such Holder using the Exchange Offer to participate in a distribution of the securities to be acquired in the Exchange Offer
     (1) could not under Commission policy as in effect on the date of this Agreement rely on the position of the Commission enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the Commission's letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters (including, if applicable, any no-action letter obtained pursuant to clause (i) above), and (2) must comply with the registration and prospectus delivery requirements of the Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of New Notes obtained by such Holder in exchange for Notes acquired by such Holder directly from the Company. The Company shall not be required to register the Notes of any Holder (other than Notes of a Purchaser) that fails to furnish the representations required by the first sentence of this paragraph.

          (iii) Prior to effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors shall provide a supplemental letter to the Commission (A) stating that the Company and the Guarantors are registering the Exchange Offer in reliance on the position of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley and Co., Inc. (available June 5, 1991) and, if applicable, any no-action letter obtained pursuant to clause (i) above and
     (B) including a representation that neither the Company nor any of the Guarantors has entered into any arrangement or understanding with any Person to distribute the New Notes to be received in the Exchange Offer and that, to the best of the Company's information and belief, each Holder participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any Person to participate in the distribution of the New Notes received in the Exchange Offer.

     (b) Shelf Registration Statement. In connection with the Shelf Registration Statement, the Company and the Guarantors shall comply with all the provisions of Section 6(c) below and shall use their best efforts to effect such registration to permit the sale of the Transfer Restricted Securities being sold in accordance with the intended method or methods of distribution thereof (as indicated in the information furnished to the Company pursuant to Section 4(b) hereof), and pursuant thereto the Company will as expeditiously as possible (in accordance with Section 4 hereof) prepare and file with the Commission a Registration Statement relating to the registration on any appropriate form under the Act, which form shall be available for the sale of the Transfer Restricted Securities in accordance with the intended method or methods of distribution thereof.

     (c) General Provisions. In connection with any Registration Statement and any related Prospectus required by this Agreement to permit the sale or resale of Transfer Restricted Securities (including, without limitation, any Exchange Offer Registration Statement and the related Prospectus, to the extent that the same are required to be available to permit sales of Broker-Dealer Transfer Restricted Securities by Restricted Broker-Dealers), the Company shall:


          (i) use its best efforts to keep such Registration Statement continuously effective and provide all requisite financial statements (including, if required by the Act or any regulation thereunder, financial statements of the Guarantors) for the period specified in Section 3 or 4 of this Agreement, as applicable; upon the occurrence of any event that would cause any such Registration Statement or the Prospectus contained therein
     (A) to contain a material misstatement or omission or (B) not to be effective and usable for resale of Transfer Restricted Securities during the period required by this Agreement, the Company shall, upon becoming aware thereof, file promptly an appropriate amendment to such Registration Statement, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), use its best efforts to cause such amendment to be declared effective and such Registration Statement and the related Prospectus to become usable for their intended purpose(s) as soon as practicable thereafter;

          (ii) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for the applicable period set forth in Section 3 or 4 hereof, as applicable, or such shorter period as will terminate when all Transfer Restricted Securities covered by such Registration Statement have been sold or a subsequent Registration Statement has been declared effective; cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Act, and to comply fully with the applicable provisions of Rules 424 and 430A under the Act in a timely manner; and comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;

          (iii) in the event that a Shelf Registration Statement is filed or a Restricted Broker-Dealer would be required to deliver a Prospectus contained in an Exchange Offer Registration Statement, advise the managing underwriter(s), if any, and selling Holders promptly and, if requested by such Persons, to confirm such advice in writing, (A) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to any Registration Statement or any post-effective amendment thereto, when the same has become effective, (B) of any request by the

     Commission for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement under the Act or of the suspension by any state securities commission of the qualification of the Transfer Restricted Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, (D) of the existence of any fact or the happening of any event that makes any statement of a material fact made in the Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Transfer Restricted Securities under state securities or Blue Sky laws, the Company and the Guarantors shall use their reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time;

          (iv) in the event that a Shelf Registration Statement is filed or a Restricted Broker-Dealer would be required to deliver a Prospectus contained in an Exchange Offer Registration Statement, furnish to each of the selling Holders specifically named in or covered by any Registration Statement or Prospectus and each of the managing underwriter(s) in connection with such sale, if any, before filing with the Commission, copies of any Registration Statement or any Prospectus included therein or any amendments or supplements to any such Registration Statement or Prospectus (including all documents incorporated by reference after the initial filing of such Registration Statement), which documents will be subject to the review of such Holders and underwriter(s) in connection with such sale, if any, for a period of at least five business days, and the Company will not file any such Registration Statement or Prospectus or any amendment or supplement to any such Registration Statement or Prospectus (including all such documents incorporated by reference) to which selling Holders of 25% or more in aggregate principal amount of Transfer Restricted Securities covered by such Registration Statement or the managing underwriter(s) in connection with such sale, if any, shall reasonably object within five business days after the receipt thereof. A selling Holder or managing underwriter, if any, shall be deemed to have reasonably objected to such filing if such Registration Statement, amendment, Prospectus or supplement, as applicable, as proposed to be filed, contains a material misstatement or omission;

          (v) in the event that a Shelf Registration Statement is filed or a Restricted Broker-Dealer would be required to deliver a Prospectus contained in an Exchange Offer Registration Statement, prior to the filing of any document that is to be incorporated by reference into a Registration Statement or Prospectus, provide copies of such document to the selling Holders covered by such Registration Statement and to the managing underwriter(s) in connection with such sale, if any, make the Company's representatives available (and representatives of the Guarantors) for discussion of such document and other customary due diligence matters on reasonable prior notice, and include such information in such document prior to the filing thereof as such selling Holders or managing underwriter(s), if any, reasonably may request within five business days of the receipt of the proposed filing;

          (vi) in the event that a Shelf Registration Statement is filed or a Restricted Broker-Dealer would be required to deliver a Prospectus contained in an Exchange Offer Registration Statement, make available at reasonable times, and at the offices where normally kept, for inspection by the selling Holders, any underwriter participating in any disposition pursuant to such Registration

     Statement, and any attorney or accountant retained by such selling Holders or any of the underwriter(s), all financial and other records, pertinent corporate documents and properties of the Company and the Guarantors and cause the Company's and the Guarantors' officers, directors and employees, as applicable, to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such Registration Statement subsequent to the filing thereof and prior to its effectiveness, in each case to the extent reasonably necessary to enable them to exercise any applicable due diligence responsibilities;

          (vii) in the event that a Shelf Registration Statement is filed, if requested by any selling Holders covered by such Registration Statement or the underwriter(s) in connection with such sale, if any, as promptly as practicable incorporate in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such selling Holders and underwriter(s), if any, may reasonably request to have included therein, including, without limitation, information relating to the "Plan of Distribution" of the Transfer Restricted Securities, information with respect to the principal amount of Transfer Restricted Securities being sold to such underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Transfer Restricted Securities to be sold in such offering; and make all required filings of such Prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment; provided that, if any such Holder or underwriter had the opportunity to review a filing pursuant to clause (iv) or clause (v) above and the information proposed to be included was available at the time of and could have been included in such earlier filing, all costs relating to the inclusion of such information pursuant to a supplement or post-effective amendment to such Registration Statement shall be paid for by the party(ies) requesting such inclusion;

          (viii) use its best efforts to cause the Transfer Restricted Securities covered by the Registration Statement to be rated with the appropriate rating agencies, if so requested by the Holders of a majority in aggregate principal amount of Subordinated Notes covered thereby or the underwriter(s), if any;

          (ix) in the event that a Shelf Registration Statement is filed, furnish to each selling Holder covered by such Registration Statement, on request, and each of the managing underwriter(s) in connection with such sale, if any, without charge, at least one copy of the Registration Statement, as first filed with the Commission, and of each amendment thereto, including all documents incorporated by reference therein and all exhibits (including exhibits incorporated therein by reference);


          (x) in the event that a Shelf Registration Statement is filed or a Restricted Broker-Dealer would be required to deliver a Prospectus contained in an Exchange Offer Registration Statement, deliver to each selling Holder and each of the underwriter(s), if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons reasonably may request; the Company and the Guarantors hereby consent to the use of the Prospectus and any amendment or supplement thereto by each of the selling Holders and each of the underwriter(s), if any, in connection with the offering and the sale of the Transfer Restricted Securities covered by the Prospectus or any amendment or supplement thereto provided that the Company has not advised such Persons otherwise pursuant to Section 6(c)(iii);

          (xi) in the event that a Shelf Registration Statement is filed or a Restricted Broker-Dealer would be required to deliver a Prospectus contained in an Exchange Offer Registration Statement, enter into, and cause the Guarantors to enter into, such customary agreements (including an underwriting agreement), and make, and cause the Guarantors to make, such customary representations and warranties, and take all such other reasonable actions in connection therewith in order to expedite or facilitate the disposition of the Transfer Restricted Securities pursuant to any Registration Statement contemplated by this Agreement, all to such extent as may be reasonably requested by any Holder of Transfer Restricted Securities or managing underwriter in connection with any sale or resale pursuant to any Registration Statement contemplated by this Agreement; and whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Registration, the Company and the Guarantors shall:

               (A) furnish to each selling Holder and each managing underwriter, if any, upon the effectiveness of the Shelf Registration Statement and to each Restricted Broker-Dealer upon Consummation of the Exchange
          Offer:

                    (1) such representations and warranties with respect to the business of the Company and the Guarantors and the Registration Statement, Prospectus and documents, if any, incorporated by reference therein, in each case, as are customarily made by issuers to underwriters in primary underwritten offerings of debt securities similar to the Subordinated Notes, and confirm the same if and when requested;

                    (2) an opinion, dated the date of Consummation of the
               Exchange Offer or the date of effectiveness of the Shelf Registration Statement, as the case may be, of counsel for the Company and the Guarantors, covering the matters customarily covered in opinions requested in underwritten offerings of debt securities similar to the Subordinated Notes and such other matters as such parties may reasonably request, and in any event including a statement to the effect that such counsel has participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company, the Purchasers' representatives and the Purchasers' counsel in connection with the preparation of such Registration Statement and the related Prospectus and have considered the matters required to be stated therein and the statements contained therein, although such counsel has not independently verified the accuracy, completeness or fairness of such statements; and that such counsel advises that, on the basis of the foregoing (relying as to materiality to a large extent upon facts provided to such counsel by officers and other representatives of the Company and without independent check or verification), no facts came to such counsel's attention that caused such counsel to believe that the applicable Registration Statement, at the time such Registration Statement or any post-effective amendment thereto became effective, and, in the case of the Exchange Offer Registration Statement, as of the date of Consummation, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Prospectus contained in such Registration Statement as of its date and, in the case of the opinion dated the date of Consummation of the Exchange Offer, as of the date of Consummation, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, such counsel may state further that such counsel assumes no responsibility for, and has not independently verified, the accuracy, completeness or fairness of the financial statements, notes and schedules and other financial data included in any Registration Statement contemplated by this Agreement or the related Prospectus; and

                    (3) provided that the requesting Holders, underwriter(s), if any, or other such financial intermediary furnish the undertaking required in SAS 72, if required, a customary comfort letter in form and substance reasonably satisfactory to the requesting Holders, underwriter(s), if any, or other financial intermediary, dated as of the date of Consummation of the Exchange Offer or the date of effectiveness of the Shelf Registration Statement, as the case may be, from the Company's independent accountants, in the customary form and covering matters of the type customarily covered in comfort letters to underwriters in connection with primary underwritten offerings;


               (B) set forth in full or incorporate by reference in the underwriting agreement, if any, the indemnification provisions and procedures of Section 8 hereof with respect to all parties to be indemnified pursuant to said Section; and

               (C) deliver such other documents and certificates as may be reasonably requested by such parties to evidence compliance with clause (A) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company pursuant to this clause (xi), if any.

     If at any time the representations and warranties of the Company and the Guarantors contemplated in clause (A)(1) above cease to be true and correct, the Company or the Guarantors shall so advise the Purchasers and the underwriter(s), if any, each selling Holder and Restricted Broker-Dealers, if any, promptly and, if requested by such Persons, shall confirm such advice in writing;

          (xii) prior to any public offering of Transfer Restricted Securities provided for under this Agreement, cooperate with, and cause the Guarantors to cooperate with, the selling Holders, the underwriter(s), if any, and their respective counsel in connection with the registration and qualification of the Transfer Restricted Securities under the state securities or Blue Sky laws of such domestic jurisdictions as the selling Holders or underwriter(s), if any, may reasonably request in writing and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Transfer Restricted Securities covered by the Shelf Registration Statement; provided, however, that neither the Company nor any of the Guarantors shall be required to register or qualify as a foreign corporation where it is not now so qualified or to take any action that would subject it to the service of process in suits or to taxation, other than as to matters and transactions relating to the Registration Statement, in any jurisdiction where it is not now so subject;

          (xiii) in the event that a Shelf Registration Statement is filed, shall issue, upon the request of any Holder of Notes covered by the Shelf Registration Statement contemplated by this Agreement, Notes not bearing legends restricting their transfer, having an aggregate principal amount equal to the aggregate principal amount of Notes surrendered to the Company by such Holder in exchange therefor or being sold by such Holder; such New Notes to be registered in the name of such Holder or in the name of the purchaser(s) of such Subordinated Notes, as the case may be; in return, the Notes held by such Holder shall be surrendered to the Company for cancellation;

          (xiv) in the event that a Shelf Registration Statement is filed, in connection with any sale of Transfer Restricted Securities that will result in such securities no longer being Transfer Restricted Securities, cooperate with, and cause the Guarantors to cooperate with, the selling Holders and the underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing Transfer Restricted Securities to be sold and not bearing any restrictive legends; and enable such Transfer Restricted Securities to be in such denominations and registered in such names as the Holders or the underwriter(s), if any, may reasonably request at least two business days prior to any sale of Transfer Restricted Securities made by such underwriter(s);

          (xv) use its best efforts to cause the Transfer Restricted Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter(s), if any, to consummate the disposition of such Transfer Restricted Securities, except as may be required solely as a consequence of the nature of such seller's business and subject to the proviso contained in clause (xii) above;

          (xvi) in the event that a Shelf Registration Statement is filed or a Restricted Broker-Dealer would be required to deliver a Prospectus contained in an Exchange Offer Registration Statement, if any fact or event contemplated by clause 6(c)(iii)(D) hereof shall exist or have occurred, prepare a supplement or post-effective amendment to the Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Transfer Restricted Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (xvii) provide a CUSIP number for all Transfer Restricted Securities not later than the effective date of the first Registration Statement required by this Agreement and provide the Trustee under the Indenture with printed certificates for the Transfer Restricted Securities which are in a form eligible for deposit with The Depositary Trust Company;

          (xviii) cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any underwriter (including any "qualified independent underwriter") that is required to be retained in accordance with the rules and regulations of the NASD, and use its reasonable best efforts to cause such Registration Statement to become effective and approved by such governmental agencies or authorities as may be necessary to enable the Holders selling Transfer Restricted Securities to consummate the disposition of such Transfer Restricted Securities;

          (xix) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as practicable, a consolidated earnings statement meeting the requirements of Rule 158 (which need not be audited) for the twelve-month period (A) commencing at the end of any fiscal quarter in which Transfer Restricted Securities are sold to underwriters in a firm or best efforts Underwritten Offering or (B) if not sold to underwriters in such an offering, beginning on the first day of the Company's first fiscal quarter commencing after the effective date of the Registration Statement;

          (xx) cause the Indenture to be qualified under the TIA not later than the effective date of the first Registration Statement required by this Agreement, and, in connection therewith, cooperate, and cause the Guarantors to cooperate, with the Trustee and the Holders of Subordinated Notes to effect such changes to the Indenture as may be required for such Indenture to be so qualified in accordance with the terms of the TIA; and execute, and cause the Guarantors to execute, and use its best efforts to cause the Trustee to execute, all documents that may be required to effect such changes and all other forms and documents required to be filed with the Commission to enable such Indenture to be so qualified in a timely manner; and

          (xxi) use its best efforts to cause all Transfer Restricted Securities covered by the Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed if requested by the Holders of a majority in aggregate principal amount of Notes or the managing underwriter(s), if any.

     Each Holder agrees by acquisition of a Transfer Restricted Security that, upon receipt of any notice from the Company of the existence of any fact of the kind described in Section 6(c)(iii)(D) hereof, such Holder will forthwith discontinue disposition of Transfer Restricted Securities pursuant to the applicable Registration Statement until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(c)(xvi) hereof, or until it is advised in writing (the "Advice") by the Company that the use of the Prospectus may be resumed, and has received copies of any amendments or supplements thereto. If so directed by the Company, each Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Transfer Restricted Securities that was current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period regarding the effectiveness of such Registration Statement set forth in Section 3 or 4 hereof, as applicable, shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to
Section 6(c)(iii)(D) hereof to and including the date when each selling Holder covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 6(c)(xvi) hereof or shall have received the Advice.


SECTION 7. REGISTRATION EXPENSES

     (a) All expenses incident to the Company's or the Guarantors performance of or compliance with this Agreement will be borne by the Company or the Guarantors, regardless of whether a Registration Statement becomes effective, including without limitation: (i) all registration and filing fees and expenses (including filings made by any Purchaser or Holder with the NASD (and, if applicable, the fees and expenses of any "qualified independent underwriter" and its counsel that may be required by the rules and regulations of the NASD));
(ii) all fees and expenses of compliance with federal securities and state Blue Sky or securities laws; (iii) all expenses of printing (including printing certificates for the New Notes to be issued in the Exchange Offer and printing of Prospectuses), messenger and delivery services and telephone; (iv) all fees and disbursements of counsel for the Company, the Guarantors and, subject to
Section 7(b) below, the Holders of Transfer Restricted Securities; (v) all application and filing fees in connection with listing Subordinated Notes on a national securities exchange or automated quotation system pursuant to the requirements hereof; and (vi) all fees and disbursements of independent certified public accountants of the Company and the Guarantors (including the expenses of any special audit and comfort letters required by or incident to such performance).

     The Company will, in any event, bear its and the Guarantor's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Company.

     (b) In connection with any Registration Statement required by this Agreement (including, without limitation, the Exchange Offer Registration Statement and the Shelf Registration Statement), the Company will reimburse the Holders of Transfer Restricted Securities being tendered in the Exchange Offer and/or resold pursuant to the "Plan of Distribution" contained in the Exchange Offer Registration Statement or registered pursuant to the Shelf Registration Statement, as applicable, for the reasonable fees and disbursements of not more than one counsel, who shall be Latham & Watkins or such other counsel as may be chosen by the Holders of a majority in principal amount of the Transfer Restricted Securities for whose benefit such Registration Statement is being prepared. The Company and the Guarantors shall not have any obligation to pay any underwriting fees, discounts or commissions attributable to the sale of any New Notes pursuant to this Agreement.

SECTION 8. INDEMNIFICATION

     (a) The Company and the Guarantors, jointly and severally, agree to indemnify and hold harmless (i) each Holder, (ii) each person, if any, who controls any Holder within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act and (iii) the respective officers, directors, partners, employees, representatives and agents of any Holder or any controlling person (each a "Participant") to the fullest extent lawful, from and against any and all losses, liabilities, claims, damages and expenses whatsoever (including but not limited to attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any investigation or litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), joint or several, to which they or any of them may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus, or in any supplement thereto or amendment thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent, but only to the extent, that (i) any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company or the Guarantors by or on behalf of any Holder, underwriter or other Purchaser expressly for use therein and (ii) the foregoing indemnity with respect to any untrue statement contained in or omitted from a Registration Statement or the Prospectus shall not inure to the benefit of any Holder (or any person controlling such Holder), from whom the person asserting any such loss, liability, claim, damage or expense purchased any of the Subordinated Notes which are the subject thereof if it is finally judicially determined that such loss, liability, claim, damage or expense resulted solely from the fact that the Holder sold Subordinated Notes to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the Registration Statement and the Prospectus, as amended or supplemented, and (x) the Company shall have previously and timely furnished sufficient copies of the Registration Statement or Prospectus, as so amended or Supplemented, to such Holder in accordance with this Agreement and (y) the Registration Statement or Prospectus, as so amended or supplemented, would have corrected such untrue statement or omission of a material fact. This indemnity agreement will be in addition to any liability which the Company and the Guarantors may otherwise have, including, under this Agreement.

     (b) Each Participant (and each underwriter in an underwritten offering pursuant to a Shelf Registration Statement) will be required to agree (and each Holder hereby agrees), severally and not jointly, to indemnify and hold harmless the Company, the Guarantors and each person, if any, who controls the Company or the Guarantors within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against any losses, liabilities, claims, damages and expenses whatsoever (including but not limited to attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any investigation or litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation), to which they or any of them may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that any such loss, liability, claim, damage or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company or the Guarantors by or on behalf of such Participant expressly for use therein. This indemnity will be in addition to any liability which a Holder may otherwise have, including under this Agreement. In no event, however, shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon its sale of the Transfer Restricted Securities giving rise to such indemnification obligation.

     (c) Promptly after receipt by an indemnified party under subsection (a) or
(b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 8 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may otherwise have). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to take charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have been advised in writing that there may be defenses available to it or them which are different from or additional to those available to one or all of the indemnifying parties (in which case the indemnifying party or parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses of counsel shall be borne by the indemnifying parties; provided, however, that the indemnifying party under subsection (a) or (b) above, shall only be liable for the legal expenses of one counsel (in addition to any local counsel) for all indemnified parties in each jurisdiction in which any claim or action is brought; provided, however, that the indemnifying party shall be liable for separate counsel for any indemnified party in a jurisdiction, if counsel to the indemnified party or parties shall have reasonably concluded in writing that there may be defenses available to such indemnified party that are different from or additional to those available to one or more of the other indemnified parties and that separate counsel for such indemnified party is prudent under the circumstances. Anything in this subsection to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement of any claim or action effected without its prior written consent; provided, however, that such consent was not unreasonably withheld.


     (d) In order to provide for contribution in circumstances in which the indemnification provided for in this Section 8 is for any reason held to be unavailable to an indemnified party or is insufficient to hold harmless a party indemnified thereunder, the Company, the Guarantors and each Participant (or other indemnifying person) shall contribute to the aggregate losses, claims, damages, liabilities and expenses of the nature contemplated by such indemnification provision (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted, but after deducting in the case of losses, claims, damages, liabilities and expenses suffered by the Company, any contribution received by the Company from Persons, other than the Holders, who may also be liable for contribution, including Persons who control the Company within the meaning of Section 15 of the Act or
Section 20(a) of the Exchange Act) to which the Company and any Participant (or other indemnifying person) may be subject, in such proportion as is appropriate to reflect the relative benefits received by the Company and any Participant from their sale of Transfer Restricted Securities or, if such allocation is not permitted by applicable law or indemnification is not available as a result of the indemnifying party not having received notice as provided in this Section 8, in such proportion as is appropriate to reflect not only the relative benefits referred to above but also the relative fault of the Company and the Guarantors, on the one hand, and the Participants (or other indemnifying person), on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company and any Participant shall be deemed to be in the same proportion as (x) the total proceeds from the offering (net of discounts but before deducting expenses) of the Subordinated Notes received by the Company and (y) the total proceeds received by such Participant upon its sale of Subordinated Notes which would otherwise give rise to the indemnification obligation, respectively. The relative fault of the Company and the Guarantors and of the Participant (or other indemnifying person) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Participants and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Guarantors and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above. Notwithstanding the provisions of this Section 8, (i) no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the total value of the Subordinated Notes held by such Holder exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, (A) each person, if any, who controls a Holder within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act and (B) the respective officers, directors, partners, employees, representatives and agents of a Holder or any controlling Person shall have the same rights to contribution as such Holder, and each Person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as the Company, subject in each case to clauses (i) and (ii) of this Section 8(d). Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 8, notify such party or parties from whom contribution may be sought, but the failure to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this
Section 8 or otherwise (except to the extent it has been prejudiced in any material respect by such failure). No party shall be liable for contribution with respect to any action or claim settled without its prior written consent; provided, however, that such written consent was not unreasonably withheld.

SECTION 9. RULE 144A

     Unless the Company is then subject to Section 13 or 15(d) of the Exchange Act, the Company hereby agrees with each Holder, for so long as any Transfer Restricted Securities remain outstanding, to make available, upon request, to any Holder or beneficial owner of Transfer Restricted Securities in connection with any sale thereof and any prospective purchaser of such Transfer Restricted Securities from such Holder or beneficial owner, the information required by Rule 144A(d)(4) under the Act in order to permit resales of such Transfer Restricted Securities pursuant to Rule 144A.


SECTION 10. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS

     No Holder may participate in any Underwritten Registration hereunder unless such Holder (a) agrees to sell such Holder's Transfer Restricted Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents required under the terms of such underwriting arrangements, which, in any event, shall be reasonably satisfactory to the Company and customary in connection with underwritten securities offerings.


SECTION 11. SELECTION OF UNDERWRITERS

     The Holders of Transfer Restricted Securities covered by the Shelf Registration Statement who desire to do so may sell such Transfer Restricted Securities in an Underwritten Offering. In any such Underwritten Offering, the investment banker or investment bankers and manager or managers that will administer the offering will be selected by the Holders of a majority in aggregate principal amount of the Transfer Restricted Securities included in such offering; provided, that such investment bankers and managers must be reasonably satisfactory to the Company. Except as expressly provided for herein, neither the Company nor the Guarantors shall be responsible for any fees, costs or expenses of such bankers or managers or their respective advisors or representatives.


SECTION 12. MISCELLANEOUS

     (a) Remedies. The Company and the Guarantors agree that monetary damages (including the Liquidated Damages contemplated hereby) would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate; provided, however, if the Company has complied with the provisions of Sections 3, 4 and 6 hereof, the accrual and payment of Liquidated Damages, as set forth in Section 5 above, shall be the sole and exclusive remedy of the Holders against the Company and the Guarantors for the events constituting a Registration Default.

     (b) No Inconsistent Agreements. The Company will not, and will cause the Guarantors not to, on or after the date of this Agreement enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Neither the Company nor any of the Guarantors has previously entered into any agreement granting any registration rights with respect to its securities to any Person which would permit such Person to (i) include its securities in any Registration Statement or (ii) participate in any Underwritten Registration or Underwritten

Offering. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company's securities under any agreement in effect on the date hereof.

     (c) Adjustments Affecting the Subordinated Notes. The Company and the Guarantors will not take any action with respect to the Subordinated Notes that would materially and adversely affect the ability of the Holders to Consummate any Exchange Offer.

     (d) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, unless the Company has obtained the written consent of Holders of a majority of the outstanding principal amount of Transfer Restricted Securities. Notwithstanding the foregoing, a waiver or consent to departure from the provisions hereof that relates exclusively to the rights of Holders whose securities are sold or exchanged pursuant to a Registration Statement and that does not affect directly or indirectly the rights of other Holders whose securities are not being tendered pursuant to such

Exchange Offer may be given by the Holders of a majority of the outstanding principal amount of Transfer Restricted Securities being sold or exchanged pursuant to such Registration Statement.

     (e) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail (registered or certified, return receipt requested), telex, telecopier, or air courier guaranteeing overnight delivery:

          (i) if to a Holder, at the address set forth on the records of the Registrar under the Indenture, with a copy to the Registrar under the Indenture; and

          (ii) if to the Company:

                      Precise Technology, Inc.
                      501 Mosside Boulevard
                      North Versailles, Pennsylvania 15137
                      Telecopier No.: (412) 823-4110
                      Attention:  Secretary

                  With a copy to:

                      Mentmore Holdings Corporation
                      1430 Broadway
                      13th Floor
                      New York, New York 10018-3308
                      Telecopier No.: (212) 391-1393
                      Attention:  William L. Remley

                  and

                      Winston & Strawn
                      200 Park Avenue
                      New York, New York 10166
                      Telecopier No.: (212) 294-4700
                      Attention:  Robert W. Ericson, Esq.

          (iii) notice to the Company shall be deemed notice to any and every Guarantor.

     All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

     Copies of all such notices, demands or other communications shall be concurrently delivered by the Person giving the same to the Trustee at the address specified in the Indenture.

     (f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent Holders of Transfer Restricted Securities; provided, however, that this Agreement shall not inure to the benefit of or be binding upon a successor or assign of a Holder unless and to the extent such successor or assign acquired Transfer Restricted Securities from such Holder.

     (g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     (h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     (i) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.

     (j) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

     (k) Entire Agreement. This Agreement together with the other Operative Documents (as defined in the Purchase Agreement) is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Transfer Restricted Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                  Precise Technology, Inc.

                  By:  /s/ William L. Remley
                     -----------------------------
                      Name:
                      Title:



                  Precise TMP, Inc.

                  By:  /s/ William L. Remley
                     -----------------------------
                      Name:
                      Title:


                  Massie Tool, Mold & Die, Inc.

                  By:  /s/ William L. Remley
                     -----------------------------
                      Name:
                      Title:


                  Precise Polestar, Inc.

                  By:  /s/ William L. Remley
                     -----------------------------
                      Name:
                      Title:


                  Precise Technology of Delaware Inc.

                  By:  /s/ William L. Remley
                     -----------------------------
                      Name:
                      Title:


                  Precise Technology of Illinois Inc.


                  By:  /s/ William L. Remley
                     -----------------------------
                      Name:
                      Title:

Bear, Stearns & Co. Inc.

Merrill Lynch, Pierce, Fenner & Smith
  Incorporated

    By: Bear, Stearns & Co. Inc.




    By:    /s/ J. Andrew Bugas
       -----------------------------
        Name: J. Andrew Bugas
        Title: Senior Managing Director